As filed with the Securities and Exchange Commission on May 9, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALCATEL
(Exact name of registrant as specified in its charter)
N/A
(Translation of registrant name into English)

Republic of France	4813	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

54, rue La Boétie
75008 Paris, France
011 33 (1) 40 76 10 10
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Sherman
Senior Vice President and Chief Financial Officer
Alcatel USA, Inc.
3400 West Plano Parkway
Plano, Texas 75075
(972) 519-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Pascal Durand-Barthez General Counsel Alcatel 54, rue La Boétie 75008 Paris, France 011 33 (1) 40 76 10 10	Roger S. Aaron, Esq. Stephen F. Arcano, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	William Carapezzi, Jr., Esq. General Counsel and Corporate Secretary Lucent Technologies Inc. 600 Mountain Avenue Murray Hill, New Jersey 07974 (908) 582-3000	David A. Katz, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering	Aggregate	Amount of
Securities to be Registered(1)	to be Registered(2)	Price Per Share	Offering Price(3)	Registration Fee(4)

Ordinary shares, nominal value € 2 per share	988,945,626	N/A	$14,072,696,258	$1,505,779

(1)	A portion of the securities being offered hereby will be issued in the form of American Depositary Shares of the registrant (each, an “Alcatel ADS”) evidenced by American Depositary Receipts. Each Alcatel ADS represents one ordinary share, nominal value €2 per share, of the registrant (each, an “Alcatel ordinary share”). The Alcatel ADSs will be issuable upon deposit of Alcatel ordinary shares and will be registered under a registration statement on Form F-6.

(2)	Based on the maximum number of Alcatel ordinary shares issuable upon completion of the merger described in this proxy statement/ prospectus, which was calculated as the product of 0.1952, the exchange ratio in the merger; multiplied by the sum of the following: 4,476,628,861 shares of Lucent common stock outstanding, 390,331,913 shares of Lucent common stock issuable assuming exercise of all options to purchase shares of Lucent common stock and conversion of all employee stock units and deferred stock compensation awards which are convertible into shares of Lucent common stock, and 199,359,028 shares of Lucent common stock issuable assuming conversion of all warrants for Lucent common stock outstanding as of March 31, 2006.

(3)	Computed pursuant to Rule 457(c) and 457(f) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the approximate number of Alcatel ADSs to be offered in the merger and is based upon the market value of $14.23 per Alcatel ADS, which was the average of the high and low prices for Alcatel ADSs as reported on the New York Stock Exchange on May 3, 2006.

(4)	Computed in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.000107.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

SUBJECT TO COMPLETION, DATED MAY 9, 2006

To the Stockholders of Lucent Technologies Inc.:
      You are cordially invited to attend a special meeting of stockholders of Lucent Technologies Inc. scheduled for September 7, 2006, at [ •  ]. At the special meeting, you will be asked to approve and adopt our merger agreement with Alcatel, dated as of April 2, 2006. In the merger, a subsidiary of Alcatel will be merged with and into Lucent, with Lucent surviving the merger and continuing its existence as a wholly owned subsidiary of Alcatel. The combined company created by this merger of equals will take a new name, which will be mutually agreed upon by Alcatel and Lucent.
      If the merger is completed, each share of Lucent common stock that you own at the effective time of the merger will be converted into the right to receive 0.1952 of an American Depositary Share of Alcatel (as the combined company), which is referred to as an Alcatel ADS. Each Alcatel ADS represents one ordinary share of Alcatel, nominal value € 2 per share. Based on the estimated number of shares of Lucent common stock outstanding on the record date for the special meeting, Alcatel expects to issue approximately [ •  ] Alcatel ADSs representing [ •  ] Alcatel ordinary shares to Lucent stockholders in the merger. Alcatel ADSs trade on the New York Stock Exchange, or the NYSE, under the symbol the “ALA.” We estimate that immediately after the effective time of the merger, former Lucent stockholders will hold Alcatel ADSs representing approximately 39% of the then-outstanding Alcatel ordinary shares.
      The merger cannot be completed unless Lucent stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Such approval and adoption requires the affirmative vote of the holders of at least a majority of the outstanding shares of Lucent common stock outstanding on the record date.
      The Lucent board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on its review, the Lucent board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Lucent stockholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Lucent board of directors unanimously recommends that Lucent stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.
      The accompanying proxy statement/ prospectus contains detailed information about the merger and the special meeting. This document is also a prospectus for the Alcatel ordinary shares underlying the Alcatel ADSs that will be issued in the merger. We encourage Lucent stockholders to read carefully this proxy statement/ prospectus before voting, including the section entitled “Risk Factors” beginning on page 23.
      Your vote is very important. Whether or not you plan to attend the Lucent special meeting, please take the time to vote by completing and mailing the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Patricia F. Russo
Chairman of the Board of Directors and
Chief Executive Officer
Lucent Technologies Inc.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/ prospectus or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This proxy statement/ prospectus is dated July [ •  ], 2006, and is being mailed to Lucent stockholders on or about July [ •  ], 2006.

ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates by reference important business and financial information about Alcatel and Lucent from documents filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/ prospectus. For a more detailed description of the documents incorporated by reference into this proxy statement/ prospectus and how you may obtain them, see “Additional Information — Where You Can Find More Information” beginning on page 165.
      Documents incorporated by reference are available to you without charge upon your written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/ prospectus. You can obtain any of these documents from the SEC’s website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

Alcatel	Lucent Technologies Inc.
54, rue La Boétie	600 Mountain Avenue
75008 Paris, France	Murray Hill, New Jersey 07974
011 33(1) 40 76 10 10	(908) 582-3000
Attention: Investor Relations	Attention: Investor Relations
www.alcatel.com	www.lucent.com
      Alcatel and Lucent are not incorporating the contents of the websites of the SEC, Alcatel, Lucent or any other person into this document. Alcatel and Lucent are providing only the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/ prospectus at these websites for your convenience.
      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE LUCENT SPECIAL MEETING, ALCATEL OR LUCENT, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST BY NO LATER THAN [ •  ], 2006.
ABOUT THIS DOCUMENT
      This document, which forms part of a registration statement on Form F-4 filed with the SEC by Alcatel (File No. 333-[  •  ]), constitutes a prospectus of Alcatel under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the Alcatel ordinary shares underlying the Alcatel ADSs to be issued to Lucent stockholders as required by the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meeting of Lucent stockholders, at which Lucent stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.
CURRENCIES
      In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar; and

•	“€ ” and “euro” each refer to the euro, the single currency established for members of the European Economic and Monetary Union since January 1, 1999.

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 7, 2006

To the Stockholders of Lucent Technologies Inc.:
      We will hold a special meeting of stockholders of Lucent on September 7, 2006, at [ •  ] New York City time, at [ •  ], for the following purposes:

1. to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 2, 2006 (which we refer to as the merger agreement), by and among Lucent, Alcatel, and Aura Merger Sub, Inc., and the transactions contemplated by the merger agreement; and

2. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Only Lucent stockholders of record at the close of business on July [ •  ], 2006, the record date for the Lucent special meeting, are entitled to notice of, and to vote at, the Lucent special meeting and any adjournments or postponements of the Lucent special meeting.
      The Lucent board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, which are described in detail in this proxy statement/ prospectus.
      A list of stockholders eligible to vote at the Lucent special meeting will be available for inspection at the special meeting and at the offices of Lucent during regular business hours for a period of no less than ten days prior to the special meeting.
YOUR VOTE IS IMPORTANT
      Whether or not you plan to attend the meeting, please vote as soon as possible. To vote your shares, call the toll-free telephone number listed on your proxy card, use the Internet as described in the instructions on the enclosed proxy card, or complete, sign, date and mail your proxy card. Voting by telephone, over the Internet or by written proxy will assure that your vote is counted at the meeting if you do not attend in person. The proxy card should be returned by [ •  ], 2006, in the enclosed envelope to ensure that your vote is counted at the special meeting.

By Order of the Board of Directors,
Lucent Technologies Inc.

William R. Carapezzi, Jr.
Senior Vice President,
General Counsel and Secretary
Murray Hill, New Jersey, July [ •  ], 2006

i

ii

Annexes
Annex A	Agreement and Plan of Merger
Annex B	English Translation of the Proposed Articles of Association and Bylaws (statuts) of Alcatel
Annex C	Opinion of Goldman Sachs International
Annex D	Opinion of J.P. Morgan Securities Inc.
Annex E	Opinion of Morgan Stanley & Co. Incorporated

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
LUCENT SPECIAL STOCKHOLDERS MEETING
      The following are some questions that you may have regarding the proposed merger and the other matters being considered at the Lucent special meeting and brief answers to those questions. Lucent and Alcatel urge you to read carefully the remainder of this proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the proposed merger and the other matters being considered at the Lucent special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/ prospectus. Unless stated otherwise, all references in this proxy statement/ prospectus to Alcatel are to Alcatel, a société anonyme organized under the laws of the Republic of France; all references to Lucent are to Lucent Technologies Inc., a Delaware corporation; all references to Merger Sub are to Aura Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcatel; all references to the combined company are to Alcatel, with Lucent as a wholly owned subsidiary following completion of the merger; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 2, 2006, by and among Lucent, Alcatel and Merger Sub, a copy of which is attached as Annex A to this proxy statement/ prospectus.

Q:	What is the proposed transaction?

A:	Alcatel and Lucent have entered into a merger agreement, pursuant to which Merger Sub will merge with and into Lucent with Lucent surviving the merger and continuing its existence as a wholly owned subsidiary of Alcatel (referred to in this proxy statement/ prospectus as the merger). The combined company will take a new name, which will be mutually agreed upon by Alcatel and Lucent. For a more complete description of the merger, see “The Merger.”

Q:	Why am I receiving this proxy statement/ prospectus?

A:	In order to complete the merger, Lucent stockholders must approve and adopt the merger agreement and the transactions contemplated by the merger agreement. The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Lucent common stock outstanding on the record date.

This proxy statement/ prospectus contains important information about the proposed merger, the merger agreement and the Lucent special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the Lucent special meeting.

Your vote is very important. You are encouraged to vote as soon as possible.

Q:	Why are Alcatel and Lucent proposing the merger?

A:	The boards of directors of Alcatel and Lucent believe that the combination of Alcatel and Lucent will provide substantial strategic and financial benefits to the stockholders of both companies and will allow stockholders of both companies the opportunity to participate in a larger, more diversified company that is capable of creating greater stockholder value than either Alcatel or Lucent could create on its own. To review the reasons for the merger in greater detail, see “The Merger — Alcatel’s Reasons for the Merger” and “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger.”

Q:	What will Lucent stockholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, Lucent stockholders will be entitled to receive 0.1952 of an Alcatel ADS for each share of Lucent common stock that they own. Each Alcatel ADS represents one Alcatel ordinary share. However, no fraction of an Alcatel ADS will be issued in the merger. Instead, each holder of shares of Lucent common stock who would otherwise be entitled in the merger to receive a fraction of an Alcatel ADS will be entitled to receive a cash payment in lieu of such fraction. For example, a holder of 100 shares of Lucent common stock would ordinarily be entitled to receive 19.52 Alcatel ADSs (which is equal to the product of 100 multiplied by the exchange ratio of 0.1952).

However, because no fraction of an Alcatel ADS will be issued, such holder instead will receive 19 Alcatel ADSs and a cash payment in lieu of the remaining 0.52 of an Alcatel ADS.

For a more complete description of what Lucent stockholders will receive in the merger, see “The Merger Agreement — Merger Consideration.”

Q:	What is an Alcatel ADS?

A:	An American Depositary Share, or ADS, is a security that allows stockholders in the United States to more easily hold and trade interests in foreign-based companies. ADSs are often evidenced by certificates known as American Depositary Receipts, or ADRs. Alcatel is a French company that issues ordinary shares that are equivalent in many respects to common stock of a U.S. company. Each Alcatel ADS represents one Alcatel ordinary share. Alcatel ordinary shares are quoted in euros on the Euronext Paris SA, which is the French national stock exchange. Alcatel ADSs are similar to the underlying Alcatel ordinary shares and carry substantially the same rights; however, they are not identical. See “Description of ADSs” in Alcatel’s annual report on Form 20-F for the fiscal year ended December 31, 2005, which is referred to as Alcatel’s 2005 Form 20-F and is incorporated by reference into this proxy statement/ prospectus.

Q:	Are Alcatel ADSs publicly traded in the United States?

A:	Yes. Alcatel ADSs are publicly traded in the United States and are listed on the NYSE under the trading symbol “ALA.”

Q:	What are the implications of Alcatel being a “foreign private issuer”?

A:	Alcatel is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Alcatel is required to file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year. In addition, Alcatel must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Alcatel in France or is filed with Euronext Paris SA, or regarding information distributed or required to be distributed by Alcatel to its shareholders. Alcatel is exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. Moreover, Alcatel is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act; is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP); and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Alcatel’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Alcatel ordinary shares. If Alcatel or the combined company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.

Q:	What will happen in the proposed merger to options to purchase Lucent common stock and other stock-based awards?

A:	Each option to purchase shares of Lucent common stock (excluding any option granted under the Lucent 2001 Employee Stock Purchase Plan, which will be wound-up prior to or as of the effective time of the merger), whether or not vested, will be converted into a right to acquire Alcatel ordinary shares, on the same terms and conditions as were applicable to such Lucent stock option prior to the effective time of the merger, except that the number of Alcatel ordinary shares receivable and the exercise price of the option shall be adjusted to reflect the exchange ratio and will be expressed in euros instead of U.S. dollars.

Other equity-based awards under Lucent employee benefit plans will be converted in the proposed merger into an award with respect to Alcatel ordinary shares for individuals domiciled outside of the United States, and Alcatel ADSs with respect to individuals domiciled in the United States, in each case determined by multiplying the number of shares of Lucent common stock, subject to such stock-based awards immediately prior to the effective time of the merger, by the exchange ratio of 0.1952.

Lucent will use its reasonable efforts to provide that the then-outstanding options under the Lucent 2001 Employee Stock Purchase Plan are exercised no later than the earlier of the closing date of the merger and October 31, 2006, which is the final date of the six month Employee Stock Purchase Plan cycle commencing after the date of the merger agreement. No new options will be granted under the Lucent 2001 Employee Stock Purchase Plan after such date.

Q:	What will happen in the proposed merger to the convertible debt and warrants issued by Lucent that could convert into Lucent common stock at the option of the holder?

A:	After the merger, Lucent convertible debt and warrants issued by Lucent will be convertible or exercisable into Alcatel ADSs pursuant to their existing terms. The number of Alcatel ADSs receivable upon conversion or exercise, and, in the case of warrants, the exercise price to be paid, shall be adjusted to reflect the exchange ratio.

Q:	Should Lucent stockholders send in their Lucent common stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Lucent common stock certificates for the merger consideration. Please do not send in your Lucent common stock certificates with your proxy.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	Alcatel and Lucent are not required to complete the merger unless certain specified conditions are satisfied or waived. These conditions include approval of the merger agreement by the Lucent stockholders, approval of the issuance of Alcatel ordinary shares to be issued in the merger and related matters by the Alcatel shareholders, approval and/or clearance from U.S. and European regulatory agencies, and the maintenance of certain of Lucent’s pension plan assets at specified levels. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	When do Alcatel and Lucent expect the merger to be completed?

A:	Alcatel and Lucent are working to complete the merger as quickly as practicable. They currently expect the merger to be completed within six to twelve months after the announcement of the merger agreement. However, they cannot predict the exact timing of the completion of the merger because it is subject to governmental approvals and other conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Are Lucent stockholders entitled to dissenters’ rights?

A:	No. Under the Delaware General Corporation Law, holders of Lucent common stock are not entitled to dissenters’ appraisal rights in connection with the merger.

Q:	How does the Lucent board of directors recommend that Lucent stockholders vote?

A:	The Lucent board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Lucent stockholders and unanimously recommends that Lucent stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For a more complete description of the recommendation of the Lucent board of directors, see “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger.”

Q:	When and where will the Lucent special meeting be held?

A:	The Lucent special meeting will be held on September 7, 2006, at [ • ] New York City time, at [ • ].

Q:	Who can attend and vote at the Lucent special meeting?

A:	All Lucent stockholders of record as of the close of business on [ • ], 2006, the record date for the Lucent special meeting, are entitled to receive notice of and to vote at the Lucent special meeting.

Q:	What should Lucent stockholders do now in order to vote on the proposal being considered at the special meeting?

If you are a Lucent stockholder, you may submit your vote for or against the proposals submitted at the Lucent special meeting in person or by proxy. You may vote by proxy in any of the following ways:

• Internet. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy. If you vote over the Internet, you can also request electronic delivery of future proxy materials.

• Telephone. You may vote by proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

• Mail. You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

The Internet and telephone voting procedures are designed to authenticate shareowners and to allow you to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for eligible shareowners will close at 11:59 p.m., New York City time, on [ • ], 2006.

The method by which you vote by proxy will in no way limit your right to vote at the Lucent special meeting if you later decide to attend the meeting in person. If your shares of Lucent common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at our annual meeting.

If you are a participant in the BuyDIRECTsm stock purchase plan, shares held in your BuyDIRECTsm account may be voted using the proxy card sent to you or, if you receive electronic delivery, in accordance with instructions you receive by e-mail. The plan’s administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using the proxy card sent to you.

If you are a participant in the Lucent Savings Plan, the Lucent Technologies Inc. Long Term Savings and Security Plan, the Lucent Technologies Inc. Employee Stock Purchase Plan or a Lucent long-term incentive plan, you will receive either:

• one proxy card for all shares you own through these plans; or

• an e-mail with instructions on how to vote.

If you receive a proxy card, it will serve as a voting instruction card for the trustee or administrator of these plans for all accounts that are registered in the same name. To allow sufficient time for the respective trustee or administrator to vote your shares, the trustee or administrator must receive your voting instructions by [ • ], 2006. If the trustee does not receive your instructions by that date, the trustee will vote the unvoted plan shares in the same proportion as shares for which instructions were received under each plan. If the administrator for the Lucent Technologies Inc. Employee Stock Purchase Plan or the Lucent Technologies Long-Term Incentive Plan does not receive your instructions by that date, the administrator will vote shares held in such accounts in accordance with normal brokerage industry practices.

If you hold Lucent common stock through any other stock purchase or savings plan, you will receive voting instructions from that plan’s administrator. Please follow and complete those instructions promptly to assure that your shares are represented at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Lucent special meeting, and not revoked, will be voted at the Lucent special meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Lucent board of directors recommends and therefore FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the Lucent special meeting. Simply attending the Lucent special meeting without voting will not revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the Lucent special meeting?

A:	You may receive more than one set of voting materials for the Lucent special meeting, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/ prospectus, the enclosed proxy card, voting instructions or the election form, you should contact:
Morrow & Co., Inc.
470 West Avenue — 3rd Floor
Stamford, CT 06902
E-mail: lucent.info@morrowco.com
Shareowners, call toll-free: (800) 573-4370
Banks and Brokerage Firms, call (203) 658-9400

SUMMARY

The following is a summary that highlights information contained in this proxy statement/ prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, Alcatel and Lucent encourage you to carefully read this entire proxy statement/ prospectus, including the attached annexes. In addition, Alcatel and Lucent encourage you to read the information incorporated by reference into this proxy statement/ prospectus, which includes important business and financial information about Alcatel and Lucent that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/ prospectus without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information.”
The Companies

Alcatel. Alcatel is a worldwide provider of a wide variety of telecommunications equipment and services operating in more than 130 countries. Alcatel’s telecommunications equipment and services enable its customers to send or receive virtually any type of voice or data transmission. Alcatel’s customers include fixed-line and wireless telecommunications operators, Internet service providers, governments and businesses. Alcatel was founded in 1898 and is headquartered in Paris, France.

Alcatel ADSs are traded on the NYSE under the trading symbol “ALA.” Each Alcatel ADS represents one Alcatel ordinary share. Alcatel ordinary shares are quoted on the Euronext Paris SA under the trading symbol “CGE.”

Alcatel’s principal executive offices are located at 54, rue La Boétie, 75008 Paris, France (telephone number + 33 1 40 76 10 10).

Lucent Technologies Inc. Lucent designs and delivers the systems, services and software that drive next-generation communications networks. Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. The history of Lucent dates back to 1869, when its predecessor, the Western Electric Company, was formed. Lucent is headquartered in Murray Hill, New Jersey.

Lucent common stock is traded on the NYSE under the symbol “LU.”

Lucent’s principal executive offices are located at 600 Mountain Avenue, Murray Hill, New Jersey 07974 (telephone number (908) 582-3000).

Aura Merger Sub. Merger Sub is a wholly owned subsidiary of Alcatel. Merger Sub was formed on March 30, 2006 solely for the purpose of effecting the merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Merger (see page 45)

Alcatel and Lucent have agreed to combine their businesses pursuant to the merger agreement described in this proxy statement/prospectus. Under the terms of the merger agreement, Merger Sub will merge with and into Lucent, with Lucent surviving the merger and continuing its existence as a wholly owned subsidiary of Alcatel. The combined company will be renamed to a name mutually agreed by Alcatel and Lucent, which name will not be solely “Lucent” or “Alcatel.” The merger agreement is attached as Annex A to this proxy statement/ prospectus. Alcatel and Lucent encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (see page 86)
      In the merger, each share of Lucent common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 0.1952 of an Alcatel ADS, which is referred to as the exchange ratio, together with the right, if any, to receive cash in lieu of fractional shares of Lucent. No fraction of an Alcatel ADS will be issued in the merger. Instead, each holder of shares of Lucent common stock who would otherwise be entitled to receive a fractional Alcatel ADS in the merger will be entitled to receive a cash payment in lieu of such fractional Alcatel ADS.
      Former Lucent stockholders are currently expected to own approximately [ •  ] of the outstanding ordinary shares of Alcatel after the merger, based on the number of Alcatel ordinary shares and shares of Lucent common stock outstanding as of [ •  ], 2006.
      Lucent stockholders will have to surrender their common stock certificates to receive the merger consideration payable to them and any dividend they would otherwise be entitled to receive in respect of such Alcatel ADSs. PLEASE DO NOT SEND ANY CERTIFICATES NOW. Alcatel or the exchange agent will send Lucent stockholders written instructions on how to surrender Lucent common stock certificates for Alcatel ADSs after the merger is completed.
Treatment of Stock Options (see page 88)
      The merger agreement provides that each option to purchase shares of Lucent common stock granted under employee and director stock plans of Lucent (excluding any option granted under the Lucent 2001 Employee Stock Purchase Plan, which will be wound-up prior to or as of the effective time of the merger) will be converted into a right to acquire Alcatel ordinary shares, on the same terms and conditions as were applicable to such option prior to the effective time of the merger, provided that the number of Alcatel ordinary shares receivable and the exercise price of the option shall be adjusted to reflect the exchange ratio and will be expressed in euros instead of U.S. dollars.
Recommendation of the Lucent Board of Directors (see page 51)
      The Lucent board of directors has determined unanimously that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Lucent stockholders and unanimously recommends that Lucent stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.
Stockholders Entitled to Vote; Vote Required (see page 42)
      You can vote at the Lucent special meeting if you owned Lucent common stock at the close of business on [ •  ], 2006, which is referred to as the record date. On the record date, there were [ •  ] shares of Lucent common stock outstanding and entitled to vote at the Lucent special meeting, held by approximately [ •  ] holders of record. You may cast one vote for each share of Lucent common stock that you owned on the record date.
      Abstentions will be counted in determining whether a quorum is present at the Lucent special meeting for purposes of the vote of Lucent stockholders on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. An abstention will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Opinions of Financial Advisors (see pages 55, 61 and 69)

Alcatel
      On April 2, 2006, Goldman Sachs International, which is referred to as Goldman Sachs, financial advisor to Alcatel, delivered its written opinion to the Alcatel board of directors that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Alcatel. The full text of Goldman Sachs’ written opinion is attached to this proxy statement/ prospectus as Annex C. You are encouraged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Goldman Sachs’ opinion is directed to the Alcatel board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Lucent
      On April 1, 2006, J.P. Morgan Securities Inc., which is referred to as JPMorgan, financial advisor to Lucent, rendered its oral opinion, subsequently confirmed in writing, to the Lucent board of directors that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to holders of Lucent common stock. The full text of JPMorgan’s written opinion is attached to this proxy statement/ prospectus as Annex D. You are encouraged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. JPMorgan’s opinion is directed to the Lucent board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.
      On April 1, 2006, Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley, financial advisor to Lucent, rendered its oral opinion, subsequently confirmed in writing, to the Lucent board of directors that, as of April 1, 2006, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Lucent common stock (other than Alcatel or any of its subsidiaries or affiliates). The full text of Morgan Stanley’s written opinion is attached to this proxy statement/ prospectus as Annex E. You are encouraged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion is directed to the Lucent board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.
Directors and Management of the Combined Company After the Merger

Board of Directors Following the Effective Time of the Merger
      The Alcatel board of directors will nominate fourteen individuals for election by the Alcatel shareholders to the board of directors of the combined company effective as of, and conditioned upon, the occurrence of the effective time of the merger. Each nominee will be elected for a term of four years. The election of the directors specified below to the board of directors of the combined company by the Alcatel shareholders is a condition to the merger. Nominees to the combined company’s board of directors will be comprised of:

•	five members designated by Alcatel from Alcatel’s current board of directors;

•	five members designated by Lucent from Lucent’s current board of directors;

•	Serge Tchuruk, the current chairman of the board of directors and chief executive officer of Alcatel, and Patricia F. Russo, the current chairman of the board of directors and chief executive officer of Lucent; and

•	two persons (one French and one European) who will qualify as independent directors and who will be mutually agreed upon by Alcatel and Lucent.

Except to the extent set forth above, the identities of these individuals have not yet been determined.
      For a one-year period following the completion of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company and the nominating committee would be required to fill any vacancy on the board of directors.

Executive Positions
      As of the effective time of the merger, Serge Tchuruk will be appointed as non-executive chairman of the board of directors of the combined company, and Patricia F. Russo will be appointed as chief executive officer of the combined company, in accordance with the articles of association and bylaws (statuts) of Alcatel in effect as of the effective time of the merger. If either appointee is unwilling or unable to serve as of the effective time of the merger, the combined company’s board of directors will name another appointee in accordance with the articles of association and bylaws (statuts) of the combined company in effect as of the effective time of the merger.
      For a three-year period following the completion of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company would be required to remove the chairman of the board of directors or the chief executive officer of the combined company and to decide on any replacement.
Name and Executive Offices of the Combined Company After the Merger

New Corporate Name
      Prior to the effective time of the proposed merger, Alcatel and Lucent will, by mutual agreement, identify a new name for the combined company following the effective time of the merger, which name will not be solely “Lucent” or “Alcatel.” Alcatel and Lucent will also mutually agree on a stock trading symbol prior to the effective time of the merger.

Executive Offices
      As of and after the merger, the executive offices of the combined company will be located in Paris, France, and the principal offices of the activities of Lucent known as “Bell Laboratories” (which will be the global research and development headquarters of the combined company), and the North American operating headquarters of the combined company will be located in New Jersey.
Ownership of the Combined Company After the Merger
      Alcatel and Lucent expect that the combined company will issue a maximum of approximately 874 million Alcatel ADSs in the merger which represent an equal number of Alcatel ordinary shares. Based on the number of shares of Lucent common stock outstanding on the record date, after the effective time of the merger, former Lucent stockholders will own Alcatel ADSs representing approximately 39% of the then-outstanding Alcatel ordinary shares. In addition, Alcatel may issue additional Alcatel ADSs as a result of the future exercise or conversion of Lucent warrants and convertible debt, and issue additional Alcatel ordinary shares and Alcatel ADSs in connection with Lucent equity-based compensation, in an aggregate amount representing approximately 274 million Alcatel ordinary shares.
Share Ownership of Directors and Executive Officers
      At the close of business on [ •  ], 2006, directors and executive officers of Lucent and their affiliates beneficially owned and were entitled to vote approximately [ •  ] shares of Lucent common stock, collectively representing approximately [ •  ]% of the shares of Lucent common stock outstanding on that date. Lucent directors and executive officers have indicated that they expect to vote for the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Interests of the Directors and Executive Officers of Lucent in the Merger (see page 75)
      In considering the recommendation of the Lucent board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, you should be aware that certain members of the Lucent board of directors and certain of Lucent’s executive officers have interests in the transactions contemplated by the merger agreement that may be different than, or in addition to, the interests of Lucent stockholders generally. These interests include, among other things, the following:

•	certain executive officers whose employment is terminated under certain circumstances after the merger will be entitled to severance benefits payable by Lucent;

•	certain executive officers hold options and other stock-based awards granted under Lucent’s equity compensation plans which in some cases will vest upon approval and adoption of the merger agreement by Lucent stockholders and in other cases will vest if their employment is terminated under certain circumstances after the merger;

•	Patricia F. Russo, the chairman of the board of directors and chief executive officer of Lucent, will be the chief executive officer of the combined company following the merger;

•	five directors from Lucent’s current board of directors in addition to Ms. Russo will be designated by Lucent to serve on the board of directors of the combined company after the effective time of the merger;

•	certain of Lucent’s current executive officers will be offered continued employment with the combined company after the effective time of the merger; and

•	directors and officers will be indemnified by the combined company with respect to acts or omissions by them in their capacities as such prior to the effective time of the merger.
      The Lucent board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger.”
Listing of Alcatel ADSs; Delisting and Deregistration of Lucent Common Stock (see page 84)
      Under the merger agreement, Alcatel is required to have the Alcatel ADSs issued in the merger (and, if necessary, the underlying Alcatel ordinary shares) approved for listing on the NYSE, and the Alcatel ordinary shares approved for listing on Euronext Paris SA. If the merger is completed, Lucent common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Dissenters’ Rights in the Merger (see page 84)
      Holders of Lucent common stock will not have any appraisal rights under the Delaware General Corporation Law, or under Lucent’s certificate of incorporation in connection with the merger, and neither Lucent nor Alcatel will independently provide holders of Lucent common stock with any such rights.
Conditions to Completion of the Merger (see page 96)
      A number of conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated. These include, among others:

•	approval and adoption of the merger agreement by Lucent stockholders;

•	approval by Alcatel shareholders of the issuance of Alcatel ordinary shares in connection with the merger;

•	approval by Alcatel shareholders of the issuance of Alcatel ordinary shares for delivery upon exercise or conversion, as applicable, of Lucent stock options, warrants, convertible debt and equity-based awards granted under any Lucent employee incentive or benefit plan;

•	approval by Alcatel shareholders of the adoption of certain amendments to Alcatel’s articles of association and bylaws (statuts);

•	election by Alcatel shareholders of the designees to the combined company’s board of directors;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to as the HSR Act;

•	issuance of a decision by the European Commission declaring the merger compatible with the European Community Common Market;

•	receipt of approval for listing the Alcatel ADSs (and, if required, the underlying Alcatel ordinary shares) on the NYSE, and receipt of the approval of the Autorité des Marchés Financiers, or AMF, and the Euronext Paris SA of the listing of the Alcatel ordinary shares to be issued as of the effective time of the merger;

•	the Committee on Foreign Investment in the United States, which is referred to as CFIUS, will have notified Alcatel and Lucent in writing that it has determined not to investigate the transactions contemplated by the merger agreement or, in the event that CFIUS has undertaken such an investigation, CFIUS will have terminated such investigation, or the President of the United States will have determined not to take any action to prohibit or restrain the merger or to seek a divestiture of any shares of Lucent common stock or the shares of the surviving corporation or limitation on the ownership rights of Alcatel over the shares of the surviving corporation that would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its subsidiaries, taken as a whole or Alcatel and its subsidiaries, taken as a whole; and

•	in the case of Alcatel, the fair market value of the assets of Lucent’s major pension plans will not be less than specified threshold amounts.
      Neither Alcatel nor Lucent can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.
Regulatory Approvals Required for the Merger (see page 78)
      The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC, under the HSR Act. In addition, the merger is subject to the approval of the European Commission. Alcatel and Lucent also plan to submit a notice of the merger to CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment to the Defense Production Act of 1950, which is referred to as the Exon-Florio Amendment.
      The merger may also be subject to the regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities.
Other Offers (see page 91)
      Under the merger agreement, neither Alcatel nor Lucent is permitted:

•	to solicit, initiate, or knowingly encourage or facilitate the making of any inquiries regarding any other acquisition proposal; or

•	subject to certain exceptions, to disclose or provide any non-public information to any third party with respect to any such acquisition proposal, afford access to its properties, books or records to any third party that has made or is considering making such an acquisition proposal, or approve or recommend, or propose to approve or recommend, or enter into any agreement relating to such an acquisition proposal.
      However, before the merger agreement and the transactions contemplated by the merger agreement are approved by the party’s stockholders, the party may furnish non-public information to, and engage in negotiations with, a third party making an unsolicited, bona fide written acquisition proposal; provided that:

•	the board of directors of the party receiving the acquisition proposal has determined that such acquisition proposal is reasonably expected to lead to a superior proposal, taking into account any revisions to the terms of the merger agreement proposed by the other party after being notified of such acquisition proposal;

•	the party receiving such acquisition proposal has complied with the terms of the merger agreement relating to acquisition proposals; and

•	the party receiving such acquisition proposal enters into a confidentiality agreement with the third party, on terms no less favorable to the party receiving the acquisition proposal than those contained in the confidentiality agreement between Alcatel and Lucent.
Termination of the Merger Agreement (see page 99)
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent of Alcatel and Lucent. Either party will also have the right to terminate the merger agreement upon the occurrence of any of the following:

•	non-consummation of the merger by December 31, 2006, which will be extended one or more times until March 31, 2007 in the event that all conditions to the merger have been satisfied or waived other than receipt of antitrust clearance from governmental authorities or listing approval from the NYSE; provided that a party may not terminate upon occurrence of this event if such party’s failure to fulfill its obligations has caused or resulted in the merger not occurring before such time;

•	the failure to obtain any necessary Lucent stockholder approval or Alcatel shareholder approval;

•	the existence of a law or regulation prohibiting the merger, or the entry of a final and non-appealable injunction or government order which prohibits or restricts the merger;

•	a material breach of the other party’s representations, warranties or covenants (subject to a 60-day cure period);

•	if the other party’s board of directors has failed to recommend the merger, or has withdrawn or modified in a manner adverse to the other party its recommendation of the merger, or has recommended a superior proposal; or

•	if the other party has not called and held its stockholders meeting as required by the merger agreement.

Termination Fee (see page 100)
      Each of Lucent and Alcatel will be required to pay a fee to the other if the merger agreement is terminated under the circumstances specified below:
      A fee of $250 million, which is referred to as the initial termination fee, will be payable by one party to the other party if:

•	(a) either party terminates the merger agreement because the paying party’s stockholders failed to approve the merger, or (b) the party receiving the fee terminates the merger agreement because the paying party’s stockholders meeting was not called and held as required; and prior to the paying party’s stockholders meeting, a competing acquisition proposal was made known to the paying party; or

•	the party receiving the fee terminates the merger agreement because the paying party’s board of directors has failed to recommend, or has withdrawn or modified in an adverse manner its recommendation of the merger, or has recommended a superior proposal.
      A fee of $500 million, which is referred to as the termination fee, will be payable by one party to the other party if:

•	(a) either party terminates the merger agreement because the paying party’s stockholders failed to approve the merger, (b) prior to the paying party’s stockholders meeting, an acquisition proposal was made known to the paying party, and (c) the paying party enters into any business combination transaction, or an agreement providing for such transaction, with any third party within 12 months following such termination; or

•	(a) if the party receiving the fee terminates because (i) the paying party’s board of directors has failed to recommend, or has withdrawn or modified in an adverse manner its recommendation of the merger, or has recommended a superior proposal; or (ii) the paying party’s stockholders meeting was not called and held as required; and (iii) the paying party enters into any business combination transaction, or an agreement providing for such transaction, with any third party within 12 months following such termination.
      If the paying party is required to pay both the initial termination fee and the termination fee, the amount of the termination fee will be offset by the amount of the initial termination fee paid.
Material U.S. Federal Income Tax Consequences of the Merger (see page 80)
      The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. As a result, Alcatel and Lucent believe you will not recognize gain or loss on the exchange of your Lucent common stock for Alcatel ADSs, although gain or loss may be recognized upon the receipt of cash in lieu of fractional Alcatel ADSs. Alcatel and Lucent cannot assure you that the Internal Revenue Service will agree with the treatment of the merger as a tax-free reorganization. Tax matters are complicated, and the tax consequences of the merger to each Lucent stockholder will depend on the facts of each stockholder’s situation. Lucent stockholders are urged to read the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.
Accounting Treatment (see page 83)
      Alcatel will account for the merger using the purchase method under International Financial Reporting Standards as adopted by the European Union, which are referred to as IFRS.

Payment of Dividends (see page 159)

Alcatel
      Under French law, the Alcatel board of directors must first propose the distribution of any dividend to a general meeting of all Alcatel’s shareholders. A majority of the holders of Alcatel ordinary shares (including Alcatel ordinary shares underlying Alcatel ADSs) present or represented at the general meeting must approve the distribution. Under French law, the aggregate amount of any dividends paid on Alcatel ordinary shares will, for any year, be limited to Alcatel’s so-called distributable amounts (sommes distribuables) for that year. In any fiscal year, Alcatel’s distributable amounts will equal the sum of the following:

•	Alcatel’s profits for the fiscal year, less

•	Alcatel’s losses for the fiscal year, less

•	any required contribution to Alcatel’s legal reserve fund under French law, plus

•	any additional profits that Alcatel reported, but did not distribute in its prior fiscal years, less

•	any loss carryforward from prior fiscal years, plus

•	any reserves available for distribution.
      In the future, Alcatel may offer its shareholders the option to receive any dividends in shares instead of cash.
      On February 2, 2006, Alcatel announced that its board of directors would propose a resolution at its annual shareholders meeting to be held in 2006 to pay a dividend of € 0.16 per Alcatel ordinary share and Alcatel ADS for 2005. This meeting is currently expected to be held on September 7, 2006. If the dividend is approved at such meeting, it is expected that a dividend with respect to all Alcatel ordinary shares (including Alcatel ordinary shares underlying Alcatel ADSs) issued on or before December 31, 2005 will be paid on September 11, 2006 to holders of Alcatel ordinary shares who held such shares as of September 8, 2006 (record date), and in the case of Alcatel ADSs, to Société Générale, as custodian for the Bank of New York, the depositary for the Alcatel ADSs, for distribution consistent with past practice to the holders of Alcatel ADSs who held such Alcatel ADSs as of September 8, 2006. Lucent stockholders will not receive this dividend. The merger agreement provides that Alcatel may not declare, set aside or pay any dividend other than a regular annual dividend approved by Alcatel shareholders at Alcatel’s annual general meeting.

Lucent
      Lucent does not currently pay cash dividends on its common stock and has no plans to reinstate a dividend on its common stock. The merger agreement provides that Lucent may not declare, set aside or pay any dividend prior to the effective time of the merger or the termination of the merger agreement.
Comparison of Rights of Lucent Stockholders and Alcatel Shareholders (see page 148)
      As a result of the merger, your shares of Lucent common stock will be converted into the right to receive Alcatel ADSs representing Alcatel ordinary shares. Because Lucent is a corporation organized under the laws of Delaware and Alcatel is a société anonyme organized under the laws of the Republic of France, there are material differences between the rights of Lucent stockholders and the rights of holders of Alcatel ordinary shares and Alcatel ADSs. These differences are described in detail under “Comparison of Rights of Lucent Stockholders and Alcatel Shareholders.”

SELECTED HISTORICAL FINANCIAL DATA OF ALCATEL
      In accordance with a regulation adopted by the European Union in July 2002, all companies incorporated under the laws of one of the member states of the European Union and whose securities are publicly traded within the European Union are required to prepare their consolidated financial statements for the fiscal year starting on or after January 1, 2005, on the basis of accounting standards issued by the International Accounting Standards Board. Therefore, in accordance with these requirements, Alcatel converted from using French generally accepted accounting principles to IFRS, as adopted by the European Union.
      As a first-time adopter of IFRS at January 1, 2005, Alcatel has followed the specific requirements described in IFRS 1, First Time Adoption of IFRS. The options selected for the purpose of the transition to IFRS are described in the notes to Alcatel’s 2005 audited consolidated financial statements appearing in Alcatel’s 2005 Form 20-F and which has been incorporated into this proxy statement/ prospectus by reference. Effects of the transition on the balance sheet at January 1, 2004, the statement of income for the year ended December 31, 2004 and the balance sheet at December 31, 2004 are presented and discussed in Note 38 to Alcatel’s 2005 audited consolidated financial statements appearing in Alcatel’s 2005 Form 20-F.
      The table below represents selected consolidated financial data for Alcatel for the years ended December 31, 2004 and December 31, 2005 in IFRS, which have been derived from the audited consolidated financial statements of Alcatel and for the years ended December 31, 2001 through December 31, 2005 in accordance with accounting principles generally accepted in the United States, which are referred to as U.S. GAAP. The selected consolidated financial data are qualified by reference to, and should be read in conjunction with, Alcatel’s 2005 Form 20-F, Alcatel’s audited consolidated financial statements and the notes to those statements and Item 5 — “Operating and Financial Review and Prospects” appearing in Alcatel’s 2005 Form 20-F.
      IFRS differs from U.S. GAAP in certain significant respects. For a discussion of significant differences between U.S. GAAP and IFRS as they relate to Alcatel’s consolidated financial statements and a reconciliation to U.S. GAAP of net income and shareholders’ equity for 2005 and 2004, see Notes 39 through 42 to the audited consolidated financial statements appearing in Alcatel’s 2005 Form 20-F.

	Years Ended December 31,

	2005(1)	2005	2004	2003	2002	2001

	(In millions, except per share data)
Statement of Income Data Amounts in accordance with IFRS
Revenues	$15,554	€13,135	€12,244
Operating profit (loss)(2)	1,408	1,189	1,179
Restructuring costs	(130)	(110)	(324)
Income (loss) from operating activities	1,349	1,139	707
Income(loss) from continuing operations	1,165	984	503
Net income (loss)	1,150	971	645
Net income (loss) attributable to equity holders of the parent	1,101	930	576
Earnings per Ordinary Share
Net income (loss) attributable to the equity holders of the parent (before discontinued operations)
— Basic(3)	0.82	0.69	0.32
— Diluted(4)	0.82	0.69	0.31
Dividends per ordinary share(5)	0.19	0.16	—
Dividend per ADS(5)	0.19	0.16	—

	Years Ended December 31,

	2005(1)	2005	2004	2003	2002	2001

	(In millions, except per share data)
Amounts in accordance with U.S. GAAP(6)
Net sales	$15,547	€13,129	€12,663	€12,528	€16,549	€25,627
Income (loss) from operations	1,113	940	550	(1,349)	(8,300)	(5,285)
Net income (loss)	904	763	550	(1,721)	(11,511)	(4,937)
Basic earnings per ordinary share(3)(7):
Income (loss) before extraordinary items	0.66	0.56	0.45	(1.46)	(7.29)	(4.05)
Net income (loss)	0.66	0.56	0.45	(1.42)	(9.67)	(4.26)
Diluted earnings per ordinary share(4)(7):
Income (loss) before extraordinary items	0.66	0.55	0.43	(1.46)	(7.29)	(4.05)
Net income (loss)	0.66	0.55	0.42	(1.42)	(9.67)	(4.26)
Basic earnings per ADS(7):
Income (loss) before extraordinary items	0.66	0.56	0.45	(1.46)	(7.29)	(4.05)
Net income (loss)	0.66	0.56	0.45	(1.42)	(9.67)	(4.26)
Diluted earnings per ADS(7):
Income (loss) before extraordinary items	0.66	0.55	0.43	(1.46)	(7.29)	(4.05)
Net income (loss)	0.66	0.55	0.42	(1.42)	(9.67)	(4.26)

	At December 31,

	2005(1)	2005	2004

Balance Sheet Data Amounts in accordance with IFRS
Total assets	$24,656	€20,821	€20,342
Marketable securities and cash and cash equivalents	6,099	5,150	5,163
Bonds, notes issued and other debt — Long-term part	3,259	2,752	3,491
Current portion of long-term debt	1,239	1,046	1,115
Capital stock	3,383	2,857	2,852
Shareholders’ equity attributable to the equity holders of the parent after appropriation(5)	7,111	6,005	4,920
Minority interests	565	477	373

	At December 31,

	2005(1)	2005	2004	2003	2002	2001

	(In millions)
Amounts in accordance with U.S. GAAP(6)
Shareholders’ equity before proposed appropriation	$10,325	€8,719	€6,864	€6,414	€8,184	€20,985
Total assets(8)	28,639	24,184	23,888	25,998	30,435	49,046
Long-term debt	3,450	2,913	3,628	4,713	5,070	6,202

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

(2)	Operating profit (loss) corresponds to the income (loss) from operating activities before share-based payments, restructuring costs, impairment of capitalized development costs and gain/(loss) on disposal of consolidated shares.

(3)	Based on the weighted average number of shares issued after deduction of the weighted average number of shares owned by consolidated subsidiaries at December 31, without adjustment for any share equivalent:

Ordinary shares: 1,367,994,653 in 2005 for IFRS earnings per share and 1,367,994,653 for U.S. GAAP earnings per share; 1,349,528,158 in 2004 for IFRS earnings per share (including 120,780,519 shares related to bonds mandatorily redeemable for ordinary shares) and 1,228,745,770 for U.S. GAAP earnings per share; 1,211,579,968 in 2003, 1,190,067,515 in 2002 and 1,158,143,038 in 2001 for U.S. GAAP earnings per share.

(4)	Diluted earnings per share takes into account share equivalents having a dilutive effect after deduction of the weighted average number of share equivalents owned by Alcatel’s subsidiaries. Net income is adjusted for after-tax interest expense related to Alcatel’s convertible bonds. The dilutive effect of stock option plans is calculated using the treasury stock method. The number of shares taken into account is as follows:

•	IFRS: ordinary shares: 1,376,576,909 in 2005 and 1,362,377,441 in 2004.

•	U.S. GAAP: ordinary shares: 1,377,183,582 in 2005; 1,363,661,187 in 2004; 1,211,579,968 in 2003; 1,190,067,515 in 2002 and 1,158,143,038 in 2001.

(5)	Under French company law, payment of annual dividends must be made within nine months following the end of the fiscal year to which they relate. On February 2, 2006, Alcatel announced that its board of directors would propose a resolution at its annual shareholders meeting to be held in 2006 to pay a dividend of € 0.16 per Alcatel ordinary share and per Alcatel ADS for 2005.

(6)	For information concerning the differences between IFRS and U.S. GAAP for years 2005 and 2004, see notes 39 to 42 to Alcatel’s 2005 consolidated financial statements appearing in Alcatel’s 2005 Form 20-F, which has been incorporated into this proxy statement/ prospectus by reference.

(7)	All ordinary share and per ordinary share data and all ADS and per ADS data for the years ended December 31, 2002 and 2001 have been adjusted to reflect the conversion on April 17, 2003 of all of Alcatel’s outstanding Class O shares and Class O ADSs into Alcatel ordinary shares and ADSs, as applicable, on a one-to-one basis. Alcatel no longer has Class O shares trading on the Euronext Paris SA or Class O ADSs trading on the Nasdaq National Market.

(8)	Advance payments received from customers are not deducted from the amount of total assets. See note 39(k) to Alcatel’s consolidated financial statements appearing in Alcatel’s 2005 Form 20-F.

SELECTED HISTORICAL FINANCIAL DATA OF LUCENT
      The table below sets forth selected consolidated financial data for Lucent for the fiscal years ended September 30, 2001 through September 30, 2005 in accordance with U.S. GAAP and the two interim periods of three months ended December 31, 2005 and 2004. The selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the consolidated financial statements of Lucent and its subsidiaries as of September 30, 2005 and 2004, and for each of the three years in the period ended September 30, 2005, and report on the effectiveness of internal control over financial reporting as of September 30, 2005, which are incorporated into this proxy statement/prospectus by reference to Exhibit 99.1 of Lucent’s current report on Form 8-K, dated May 5, 2006, and Lucent’s quarterly report on Form 10-Q for the quarterly periods ending December 31, 2005 which is incorporated into this proxy statement/ prospectus by reference.

	Years Ended September 30,

	2005	2004	2003	2002	2001

	(In millions, except per share data)
Results of Operations
Revenues	$9,441	$9,045	$8,470	$12,321	$21,294
Business restructuring	(10)	(20)	(184)	1,490	7,567
Goodwill impairment	—	—	35	826	3,849
Income taxes	(151)	(939)	(233)	4,757	(5,734)
Income (loss) from continuing operations	1,185	2,002	(770)	(11,826)	(14,170)
Earnings (loss) per common share from continuing operations:
Basic	0.27	0.47	(0.29)	(3.51)	(4.18)
Diluted	0.24	0.42	(0.29)	(3.51)	(4.18)
Dividends per common share	—	—	—	—	0.06

	At September 30,

	2005	2004	2003	2002	2001

	(In millions)
Financial Position
Cash, cash equivalents and marketable securities	$4,930	$4,873	$4,507	$4,420	$2,390
Assets	16,400	16,963	15,911	17,791	33,664
Debt	5,434	5,990	5,980	5,106	4,409
Liabilities	16,025	18,342	19,282	20,845	20,807
8.00% redeemable convertible preferred stock	—	—	868	1,680	1,834
Shareowners’ equity (deficit)	375	(1,379)	(4,239)	(4,734)	11,023

	Three Months Ended
	December 31,

	2005	2004

	(In millions, except
	per share data)
	(unaudited)
Results of Operations
Revenues	$2,047	$2,335
Business restructuring	1	1
Income taxes	16	10
Net income (loss)	(104)	174
Net income (loss) per common share:
Basic	(0.02)	0.04
Diluted	(0.02)	0.04

	At December 31,

	2005	2004

	(In millions)
	(unaudited)
Financial Position
Cash, cash equivalents and marketable securities	$4,380	$4,565
Assets	15,957	16,687
Debt	5,417	5,962
Liabilities	15,662	17,404
Shareowners’ equity (deficit)	295	(717)

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
      The following selected unaudited pro forma condensed combined financial information, which gives effect to the merger, is presented in millions of euros and reflects pro forma financial results of the merger of Alcatel and Lucent using the purchase method of accounting under IFRS.
      The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined company that would have been achieved had the merger been completed during the periods presented, nor is the selected unaudited pro forma condensed combined financial information necessarily indicative of the future operating results or financial position of the combined company. The selected unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies that may result from the merger, nor does it reflect any special items such as payments pursuant to change-of-control provisions or restructuring and integration costs that may be incurred as a result of the merger. In addition, the financial effects of any actions described under “The Merger — Alcatel’s Reasons for the Merger” and “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger,” such as synergies or the effect of asset dispositions, if any, that may be required by regulatory authorities, cannot currently be determined and therefore are not reflected in the selected unaudited pro forma condensed combined financial information.
      Alcatel reports its financial results in euros and in conformity with IFRS, with a reconciliation to U.S. GAAP. Lucent reports its financial results in U.S. dollars and in conformity with U.S. GAAP.
      IFRS differs from U.S. GAAP in certain significant respects. For a discussion of significant differences between U.S. GAAP and IFRS as they relate to Alcatel’s consolidated financial statements and a reconciliation to U.S. GAAP of Alcatel’s net income and shareholders’ equity for 2005 and 2004, see Notes 39 through 42 to Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 Form 20-F, which has been incorporated by reference to this proxy statement/ prospectus.
      The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information and the related notes included elsewhere in this proxy statement/ prospectus, and with the respective consolidated financial statements of Alcatel as of and for the year ended December 31, 2005 and the consolidated financial statements of Lucent as of and for the year ended September 30, 2005 and the three-month period ended December 31, 2005, each of which has been incorporated by reference into this proxy statement/ prospectus.
      The selected unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions that Lucent and Alcatel believe to be reasonable. In the selected unaudited pro forma condensed combined financial information, the fair value of the Alcatel ADSs to be issued has been allocated to the Lucent assets and liabilities based upon preliminary estimates by the management of Alcatel and Lucent of their respective fair values as of the date of the merger. Any differences between the fair value of the Alcatel ADSs issued and the fair value of the Lucent assets and liabilities has been recorded as goodwill. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed with the services of outside valuation specialists after the effective time of the merger. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements and are subject to revision based on a final determination of fair value after the effective time of the merger.
      The selected unaudited pro forma condensed combined financial information also reflects the estimated effect of the proposed Thales transaction as described in Note 5-a under “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma adjustments reflecting the proposed Thales transaction are based upon available information and certain assumptions that Alcatel’s management believes are reasonable. The unaudited pro forma adjustments reflecting the proposed Thales transaction are for illustrative purposes only and are not indicative of the actual terms of the transaction and the results of operations that would have occurred had the proposed Thales transaction on the terms described been consummated on the dates indicated, nor are they indicative of future operating results.

	Year Ended		Year Ended
	December 31, 2005		December 31, 2005
	Before Thales		After Thales
	Transaction		Transaction
	(Unaudited)		(Unaudited)

	$(1)	€	$(1)	€

	(In millions, except per share amounts)
IFRS
Statement of Income Data in accordance with IFRS
Combined pro forma revenues	24,264	20,490	22,003	18,581
Combined pro forma gross profit	8,887	7,504	8,318	7,024
Combined pro forma operating profit	369	312	212	179
Combined pro forma loss from operating activities	(11)	(10)	(130)	(110)
Combined pro forma net income attributable to the equity holders of the parent	949	801	842	710
Combined pro forma net income attributable to the equity holders of the parent before discontinued activities and non-recurring charges or credits directly attributable to the transaction	1,200	1,013	1,092	922
Earnings per share- basic — based on pro forma net income attributable to the equity holders of the parent	0.42	0.36	0.38	0.32
Earnings per share- diluted — based on pro forma net income attributable to the equity holders of the parent	0.42	0.35	0.37	0.31
Earnings per share- basic — based on pro forma net income attributable to the equity holders of the parent before discontinued activities and non-recurring charges or credits directly attributable to the transaction	0.54	0.45	0.48	0.41
Earnings per share- diluted — based on pro forma net income attributable to the equity holders of the parent before discontinued activities and non-recurring charges or credits directly attributable to the transaction	0.53	0.45	0.48	0.41
Balance Sheet Data amounts in accordance with IFRS (at December 31,)
Total assets	55,041	46,479	53,942	45,551
Shareholders’ equity — Attributable to the equity holders of the parent	21,137	17,849	21,908	18,500
Cash, cash equivalents and marketable securities	10,417	8,797	11,066	9,345
Current portion of long term debt	1,607	1,357	1,591	1,344
Bonds and notes issued and other long term debt	7,791	6,579	7,790	6,578

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

	Year Ended		Year Ended
	December 31, 2005		December 31, 2005
	Before Thales		After Thales
	Transaction		Transaction
	(Unaudited)		(Unaudited)

	$(1)	€	$(1)	€

	(In millions, except per share amounts)
U.S. GAAP
Statement of Income Data in accordance with U.S. GAAP
Combined pro forma net sales	23,588	19,919	21,974	18,556
Combined pro forma gross profit	8,584	7,249	8,150	6,882
Combined pro forma income (loss) from operations	(309)	(261)	(436)	(368)
Combined pro forma net income	182	154	108	91
Combined pro forma net income before non-recurring charges or credit directly attributable to the transaction	1,128	953	1,054	890
Earnings per share- basic — based on pro forma net income	0.08	0.07	0.05	0.04
Earnings per share- diluted — based on pro forma net income	0.08	0.07	0.05	0.04
Earnings per share- basic — based on pro forma net income before non-recurring charges or credit directly attributable to the transaction	0.50	0.43	0.47	0.40
Earnings per share- diluted — based on pro forma net income before non-recurring charges or credit directly attributable to the transaction	0.50	0.42	0.47	0.39
Balance Sheet Data amounts in accordance with U.S. GAAP (at December 31,)
Total assets	57,771	48,785	57,765	48,780
Shareholders’ equity	23,460	19,811	24,159	20,401
Cash, cash equivalents and marketable securities	10,326	8,720	11,065	9,344
Short term financial debt	1,531	1,293	1,531	1,293
Bonds and notes issued and other financial debt — long term part	8,497	7,176	8,497	7,176

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

UNAUDITED COMPARATIVE PER SHARE DATA
      The following table summarizes unaudited per share data for Alcatel and Lucent on a historical basis, on a pro forma combined basis for the combined company, giving effect to the pro forma effects of the merger before the proposed Thales transaction, and on an equivalent pro forma combined basis for Lucent. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on January 1, 2005 for statement of income purposes, and on December 31, 2005 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of Alcatel and Lucent as of and for the years ended December 31, 2005 and September 30, 2005, respectively, and the unaudited consolidated financial statements of Lucent for the quarterly period ended December 31, 2005, each of which is incorporated by reference into this proxy statement/prospectus, and with the information under “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement/prospectus. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Year Ended	Year Ended
	December 31, 2005	December 31, 2005

	(under IFRS)	(under U.S. GAAP)
	(unaudited)	(unaudited)
Alcatel — Historical
Historical per Alcatel ordinary share:
Basic Income per share from continuing operations	€0.69	€0.56
Dividends declared per Alcatel ordinary share(1)	0.16	0.16
Book value per Alcatel ordinary share(2)	4.55	6.37

Lucent — Historical(3)
Historical per Lucent common share:
Basic Income per share from continuing operations	€—	€0.16
Dividends declared per Lucent common share	—	—
Book value per Lucent common share(2)	—	0.06

Unaudited Pro Forma Combined
Unaudited pro forma per combined company ordinary share:
Basic Income per share from continuing operations(4)	€0.45	€0.43
Dividends declared per ordinary share(1)	0.10	0.10
Book value per share(2)	7.96	8.83

Unaudited Pro Forma Lucent Equivalents(5)
Unaudited pro forma per Lucent ordinary share:
Basic Income per share from continuing operations	€0.09	€0.08
Dividends declared per Lucent common share(1)	0.02	0.02
Book value per Lucent common share(2)	1.55	1.72

(1)	On February 2, 2006, Alcatel announced that its board of directors would propose a resolution at its annual shareholders meeting to be held in 2006 to pay a dividend of € 0.16 per Alcatel ordinary share and Alcatel ADS for 2005.

(2)	The historical book value per share is computed by dividing total shareholders’ equity attributable to equity holders of the parent by the number of common shares outstanding as at December 31, 2005.

(3)	Translated solely for convenience into euros at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

(4)	The unaudited pro forma combined company per share income from continuing operations is computed by dividing the pro forma income from continuing operations before non-recurring items by the pro forma weighted average number of shares outstanding over the period.

(5)	Lucent equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.1952, the number of Alcatel ADSs that will be exchanged for each share of Lucent common stock in the merger. Each Alcatel ADS represents one Alcatel ordinary share.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION
      Alcatel ADSs are listed on the NYSE under the symbol “ALA.” Shares of Lucent common stock are listed on the NYSE under the symbol “LU.” The following table presents closing prices for Alcatel ADSs and Lucent common stock on March 23, 2006, the last trading day before the public announcement of discussions between Alcatel and Lucent regarding the merger, and [ •  ], 2006, the latest practicable trading day before the date of this proxy statement/ prospectus. You should read the information presented below in conjunction with “Comparative Per Share Market Price Data and Dividend Information.”

				Lucent
	Alcatel ADSs			Common Stock

March 23, 2006		$15.45		$2.82
[ • ], 2006	$	[ •	]	$ [ • ]
      For illustrative purposes, the following table provides Lucent equivalent per share information on each of the specified dates. Lucent equivalent per share amounts are calculated by multiplying Alcatel per share amounts by the exchange ratio of 0.1952.

				Lucent
	Alcatel ADSs			Common Stock

March 23, 2006		$15.45		$3.02
[ • ], 2006	$	[ •	]	$ [ • ]
      The table below sets forth, for the calendar quarters indicated, the high and low sale prices per Alcatel ADS and per share of Lucent common stock reported on the NYSE composite transactions reporting system and the dividends declared on Alcatel ADSs and on Lucent common stock.

				Lucent Common
	Alcatel ADSs			Stock

Calendar Year	High	Low	Dividends(1)	High	Low	Dividends

2004
First Quarter	$18.32	$13.06	$—	$5.00	$2.86	$—
Second Quarter	17.08	13.09	—	4.53	2.98	—
Third Quarter	15.30	10.76	—	3.80	2.70	—
Fourth Quarter	16.20	11.98	—	4.16	3.10	—
2005
First Quarter	$15.75	$12.06	$—	$3.86	$2.69	$—
Second Quarter	12.22	10.45	—	3.17	2.35	—
Third Quarter	13.42	10.44	—	3.30	2.81	—
Fourth Quarter	13.51	11.50	—	3.49	2.60	—
2006
First Quarter	$16.12	$12.68	$—	$3.16	$2.39	$—
Second Quarter
(through May 8, 2006)	16.51	14.12	—	3.22	2.73	—

(1)	Under French company law, payment of annual dividends must be made within nine months following the end of the fiscal year to which they relate. On February 2, 2006, Alcatel announced that its board of directors would propose a resolution at its annual shareholders meeting to be held in 2006 to pay a dividend of € 0.16 per Alcatel ordinary share and Alcatel ADS for 2005.
     Alcatel and Lucent urge you to obtain current market quotations for Alcatel ADSs and Lucent common stock before making any decision regarding the merger.

CAPITALIZATION AND INDEBTEDNESS
      The tables contained in this section are provided in accordance with French law and regulations applicable to prospectuses relating to the offering of securities. Since these tables are being made available in the French prospectus relating to the Alcatel ordinary shares to be issued in connection with the merger, a translation of these tables is included in this proxy statement/ prospectus. The tables were prepared solely to comply with French regulations in connection with the information to be contained in prospectuses.
      The following tables set forth the unaudited consolidated capitalization and indebtedness of Alcatel, as derived from Alcatel’s unaudited consolidated financial statements as of March 31, 2006 under IFRS, which have not been incorporated by reference into this proxy statement/prospectus.

Alcatel
March 31, 2006
(IFRS)

(in millions of
euros)
(unaudited)
Short-term debt and current portion of long-term debt	1,171
- guaranteed	54
- secured	4
- unguaranteed/ unsecured	1,113
Convertible and other bonds — long-term portion and other long-term debt	2,492
- guaranteed	27
- secured	4
- unguaranteed/ unsecured	2,461
Financial debt, gross(A)	3,663
Capital stock (€ 2 nominal value: 1,430,013,256 ordinary shares issued)	2,860
Additional paid-in capital	8,332
Less treasury stock at cost	(1,572)
Retained earnings, fair value and other reserves	(3,465)
Cumulative translation adjustments	104
Net income (loss) — attributable to the equity holders of the parent	104
Shareholders’ equity — attributable to the equity holders of the parent	6,363
Minority interests	477
Total shareholders’ equity(B)	6,840

TOTAL(A) + (B)	10,503

Alcatel
March 31, 2006
(IFRS)

(In millions of
euros)
(unaudited)
Marketable securities, net	728
Cash and cash equivalents	3,930
Cash, cash equivalents and marketable securities(A)	4,658
(Convertible and other bonds — long-term portion)	(2,150)
(Other long-term debt)	(342)
(Current portion of long-term debt)	(1,171)
(Financial debt, gross)(B)	(3,663)
Derivative interest rate instruments — other current and non-current assets	51
Derivative interest rate instruments — other current and non-current liabilities	(7)
Derivative interest rate instruments; net(C)	44

TOTAL(A) + (B) + (C)	1,039

      The following tables set forth the unaudited consolidated capitalization and indebtedness of Lucent, as derived from Lucent’s unaudited consolidated financial statements as of March 31, 2006 under U.S. GAAP, which have not been incorporated by reference into this proxy statement/prospectus.

Lucent
March 31, 2006
(U.S. GAAP)

(In millions of dollars)
(unaudited)
Debt maturing within one year	368
Long-term debt	5,047

Financial debt, gross (A)	5,415
Common stock	45
Additional paid-in capital	23,615
Accumulated deficit	(19,531)
Accumulated other comprehensive loss	(3,574)

Total shareholders’ equity (B)	555

TOTAL (A) + (B)	5,970

Lucent
March 31, 2006
(U.S. GAAP)

(In millions of dollars)
(unaudited)
Cash and cash equivalents	1,377
Marketable securities (current)	479
Marketable securities (non-current)	2,113

Cash, cash equivalents and marketable securities (A)	3,969
(Financial debt, gross) (B)	(5,415)

TOTAL (A) + (B)	(1,446)

EXCHANGE RATE INFORMATION
      The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and Alcatel and Lucent do not represent that euros could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Alcatel in the preparation of its consolidated financial statements incorporated by reference into this proxy statement/ prospectus.
      The data provided in the following table are expressed in U.S. dollars per euro and are based on noon buying rates published by the Federal Reserve Bank of New York for the euro. On March 23, 2006, the last trading day before the public disclosure of discussions between Alcatel and Lucent regarding the merger, the exchange rate between the U.S. dollar and the euro expressed in U.S. dollars per euro was €1.00 = $1.1984. On [ •  ], 2006, the most recent practicable day prior to the date of this proxy statement/ prospectus, the exchange rate was € 1.00 = $[ •  ].

	Period-End	Average
	Rate(1)	Rate(2)	High	Low

Recent Monthly Data
May 2006 (through May 8)	$1.2607	$1.2671	$1.2733	$1.2607
April 2006	1.2624	1.2273	1.2624	1.2091
March 2006	1.2139	1.2028	1.2197	1.1886
February 2006	1.1925	1.1940	1.2100	1.1860
January 2006	1.2158	1.2126	1.2287	1.1980
December 2005	1.1842	1.1861	1.2041	1.1699
November 2005	1.1790	1.1789	1.2067	1.1667
October 2005	1.1995	1.2022	1.2148	1.1914
September 2005	1.2058	1.2234	1.2538	1.2011
August 2005	1.2330	1.2295	1.2434	1.2147
July 2005	1.2129	1.2041	1.2200	1.1917
June 2005	1.2098	1.2155	1.2320	1.2035
May 2005	1.2349	1.2697	1.2936	1.2349
Interim Period Data
Three months ended March 31, 2006	$1.2139	$1.2074	$1.2158	$1.1925
Six months ended March 31, 2006	1.2139	1.1975	1.2158	1.1790
Annual Data (Year ended December 31,)
2005	$1.1842	$1.2400	$1.3274	$1.1790
2004	1.3538	1.2478	1.3538	1.1975
2003	1.2597	1.1411	1.2597	1.0739
2002	1.0485	0.9495	1.0485	0.8594
2001	0.8901	0.8909	0.9308	0.8455

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)	The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods were calculated by taking the simple average of the noon buying rates on the last business day of each month during the relevant period.

RISK FACTORS
      In addition to the other information included in this proxy statement/ prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Alcatel and Lucent because these risks will relate to the combined company. Certain of these risks can be found in Alcatel’s 2005 Form 20-F, which has been incorporated by reference into this proxy statement/ prospectus, and in Lucent’s annual report on Form 10-K for the fiscal year ended September 30, 2005, which is referred to as Lucent’s 2005 Form 10-K and which is incorporated by reference into this proxy statement/ prospectus. You should also consider the other information in this proxy statement/ prospectus and the other documents incorporated by reference into this proxy statement/ prospectus. See “Additional Information — Where You Can Find More Information.”
Risk Factors Relating to the Merger

Because the market price of Alcatel ADSs will fluctuate, the value of Alcatel ADSs to be issued in the merger will fluctuate.
      Upon completion of the merger, each share of Lucent common stock will be converted into the right to receive 0.1952 of an Alcatel ADS. There will be no adjustment to the exchange ratio for changes in the market price of either shares of Lucent common stock or Alcatel ADSs, and the merger agreement does not provide for any price-based termination right. Accordingly, the market value of the Alcatel ADSs that holders of Lucent common stock will be entitled to receive upon completion of the merger will depend on the market value of the Alcatel ADSs at the time of the completion of the merger and could vary significantly from the market value of Alcatel ADSs on the date of this document or the date of the Lucent special meeting. The market value of the shares of Alcatel ADSs that holders of Lucent common stock will be entitled to receive in the merger also will continue to fluctuate after the completion of the merger. For example, during the first calendar quarter of 2006, the sale price of Alcatel ADSs ranged from a low of $12.68 to a high of $16.12, all as reported on the NYSE composite transactions reporting system. See “Comparative Market Price Data and Dividend Information.”
      Such variations could be the result of changes in the business, operations or prospects of Lucent or Alcatel prior to the merger or the combined company following the merger, market assessments of the likelihood that the merger will be completed or the timing of the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Lucent or Alcatel. Because the completion of the merger will occur after the date of the Lucent special meeting, Lucent stockholders will not know at the time of the Lucent special meeting the market value of the Alcatel ADSs they will receive upon completion of the merger.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Lucent or Alcatel or could cause abandonment of the merger.
      Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act, approval of the European Commission and the making of certain filings with and notices to, and the receipt of consents, orders and approvals from, various local, state, federal and foreign governmental entities, including CFIUS. Certain of these consents, orders and approvals will involve the relevant governmental entity’s consideration of the effect of the merger on competition in various jurisdictions. The terms and conditions of such consents, orders and approvals may require the divestiture of certain assets or operations of the combined company following the merger or may impose other conditions.
      There can be no assurance that Lucent and Alcatel will obtain the necessary consents, orders and approvals or that any such required divestitures or other conditions will not have a material adverse effect on the financial condition, business or results of operations of the combined company following the merger or cause the abandonment of the merger by Lucent and Alcatel. See “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Completion of the Merger.”

Any delay in completing the merger may significantly reduce the benefits expected to be obtained from the merger.
      In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of Lucent and Alcatel that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to Completion of the Merger.” Alcatel and Lucent cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that Alcatel and Lucent expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

The pendency of the merger could materially adversely affect the future business and operations of Lucent and Alcatel.
      In connection with the pending merger, some customers and strategic partners of each of Lucent and Alcatel may delay or defer decisions, which could negatively affect revenues, earnings and cash flows of Lucent and Alcatel, as well as the market prices of shares of Lucent common stock and Alcatel ADSs, regardless of whether the merger is completed. In addition, some rating agencies that provide security ratings on Lucent’s and Alcatel’s debts may downgrade their ratings on the debts of one company or both companies in light of the pending merger. A downgrade could materially adversely affect the ability of Lucent and Alcatel to finance their operations, including increasing the cost of obtaining financing. For information regarding security ratings on Lucent’s debt, see Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated into this proxy statement/ prospectus by reference. For information regarding security ratings on Alcatel’s debt, see Alcatel’s 2005 Form 20-F, which has been incorporated into this proxy/prospectus by reference. If the merger is terminated and Lucent determines to seek another business combination, Lucent cannot assure you that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that it will avoid incurrence of any fees associated with the termination of the merger agreement. See “The Merger Agreement — Termination Fee.”

Directors and executive officers of Lucent may be deemed to have potential conflicts of interest in recommending that you vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.
      Executive officers of Lucent negotiated the terms of the merger agreement and the Lucent board of directors approved the merger agreement and unanimously recommend that you vote in favor of the approval and adoption of the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of Lucent by the combined company, the continued positions of certain directors of Lucent as directors of the combined company and the indemnification of former Lucent directors and officers by the combined company. With respect to Lucent directors and executive officers, these interests also include the treatment in the merger of employment agreements, change-of-control severance agreements, restricted stock units, options and other rights held by these directors and executive officers. You should be aware of these interests when you consider the Lucent board of directors’ recommendation that you vote in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of Lucent in the Merger.”

The merger agreement restricts Lucent’s and Alcatel’s ability to pursue alternatives to the merger and requires Lucent or Alcatel to pay a termination fee under certain circumstances.
      The merger agreement prohibits Lucent and Alcatel from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by Lucent or Alcatel of a termination fee if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal for one of the companies. See “The Merger Agreement — Covenants and Agreements.” These provisions limit Lucent’s and Alcatel’s ability to pursue offers from third parties that could result in greater value to the Lucent stockholders or the Alcatel shareholders, as the case may be. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.
Risk Factors Relating to the Combined Company Following the Merger

The combined company may fail to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger, which could adversely affect the value of Alcatel ADSs after the merger.
      The merger involves the integration of Alcatel and Lucent, two companies that have previously operated independently. Alcatel and Lucent entered into the merger agreement with the expectation that, among other things, the merger would enable the combined company to consolidate support functions, optimize its supply chain and procurement structure, leverage its research and development and services across a larger base, and reduce its worldwide workforce by approximately 10 percent, all of which is expected to create opportunities to achieve cost savings and revenue synergies and to achieve other synergistic benefits.
      Delays encountered by the combined company in the transition process could have a material adverse effect on the revenues, expenses, operating results and financial condition of the combined company. Although Alcatel and Lucent expect significant benefits to result from the merger, there can be no assurance that the combined company will actually realize these anticipated benefits.
      The value of Alcatel ADSs following completion of the merger may be affected by the ability of the combined company to achieve the benefits expected to result from completion of the merger. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Alcatel and Lucent and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that the combined company will meet these challenges and that such diversion will not negatively affect the operations of the combined company following the merger.

Uncertainties associated with the merger may cause a loss of employees and may otherwise materially adversely affect the future business and operations of Alcatel and Lucent.
      The combined company’s success after the merger will depend in part upon the ability of the combined company to retain key employees of Alcatel and Lucent. Competition for qualified personnel can be intense. Current and prospective employees of Alcatel and Lucent may experience uncertainty about their post-merger roles with the combined company following the merger. This may materially adversely affect the ability of each of Alcatel and Lucent to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Alcatel and Lucent to the same extent that those companies have been able to attract or retain their own employees in the past.
      Technological innovation is important to the combined company’s success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. Neither Alcatel nor Lucent can provide assurance that the combined company will be able to attract and retain these employees following the merger. If, following the merger, the combined company is unable to attract and maintain technically skilled employees, the competitive position of the combined company could be materially adversely affected.

The trading price of Alcatel ADSs may be affected by factors different from those affecting the price of Lucent common stock.
      Upon completion of the merger, holders of Lucent common stock will become holders of Alcatel ADSs. The results of operations of the combined company, as well as the trading price of Alcatel ADSs after the merger, may be affected by factors different from those currently affecting Lucent’s results of operations and the trading price of Lucent common stock. For a discussion of the businesses of Alcatel and Lucent and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/ prospectus and referred to under “Additional Information — Where You Can Find More Information.”

Because some existing holders of Alcatel ordinary shares and Alcatel ADSs are entitled to two votes for every share they hold, the percentage of the voting rights of the combined company that you will own immediately after the merger will be less than the percentage of the outstanding share capital of the combined company that you will own.
      Under Alcatel’s articles of association and bylaws (statuts), holders of Alcatel ordinary shares who hold their shares in the same registered name for at least three years have the right to two votes for every share so held. Under Alcatel’s ADS deposit agreement, holders of Alcatel ADSs who have the Alcatel ordinary shares underlying their Alcatel ADSs held in registered form for at least three years are also entitled to double-voting rights. In general, the Alcatel ordinary shares underlying Alcatel ADSs will be held in bearer form unless the holder thereof notifies the depositary in writing that the ordinary shares should be held in registered form. As a result, new holders of Alcatel ordinary shares (including Alcatel ordinary shares represented by Alcatel ADSs), including former holders of Lucent common stock who receive Alcatel ADSs in the merger, will qualify to obtain double-voting rights only after holding those Alcatel ADSs in the same registered name for three years after giving such notice. As of December 31, 2005, 31,029,218 Alcatel ordinary shares carried double-voting rights, representing approximately 2.17% of Alcatel’s outstanding share capital and approximately 4.4% of Alcatel’s voting rights. If the merger is consummated, after the effective time of the merger, former holders of Lucent common stock will own approximately 39% of the combined company’s outstanding share capital and approximately 38% of the combined company’s voting rights. Therefore, the percentage of the combined company’s voting rights that you will have immediately after the merger will be less than the percentage of the combined company’s outstanding share capital that you own immediately after the merger.

Alcatel is a foreign private issuer under the rules and regulations of the SEC and, thus, is exempt from a number of rules under the Exchange Act and is permitted to file less information with the SEC than a company incorporated in the United States.
      As a foreign private issuer under the Exchange Act, Alcatel is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Alcatel is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP); and is not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Alcatel’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Alcatel ordinary shares. Accordingly, after the merger, if you continue to hold Alcatel ADSs, you may receive less information about the combined company than you currently receive about Lucent, and be afforded less protection under the U.S. federal securities laws than you are currently afforded. If the combined company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

The combined company will operate in a highly competitive industry with many participants. Its failure to compete effectively will harm its business.
      The combined company will operate in a highly competitive environment in each of its businesses, competing on the basis of product offerings, technical capabilities, quality, service and pricing. Competition for new service providers and enterprise customers as well as for new infrastructure deployments is particularly intense and increasingly focused on price. The combined company will offer customers and prospective customers many benefits in addition to competitive pricing, including strong support and integrated services for quality, technologically-advanced products; however, in some situations, it may not be able to compete effectively if purchasing decisions are based solely on the lowest price.
      The combined company will have a number of competitors, many of which currently compete with Alcatel, Lucent or both and some of which are very large, with substantial technological and financial resources and established relationships with global service providers. Some of these competitors have very low cost structures, support from governments in their home countries, or both. In addition, new competitors may enter the industry as a result of shifts in technology. These new competitors, as well as existing competitors, may include entrants from the telecommunications, computer software, computer services, data networking and semiconductor industries. We cannot assure you that the combined company will be able to compete successfully with these companies. Competitors may be able to offer lower prices, additional products or services or a more attractive mix of products or services, or services or other incentives that the combined company cannot or will not match or offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to customers, prospective customers, employees and strategic partners.

Technology will drive the combined company’s products and services. If the combined company fails to keep pace with technological advances in the industry, or if it pursues technologies that do not become commercially accepted, customers may not buy its products or use its services.
      The telecommunications industry uses numerous and varied technologies and large service providers often invest in several and, sometimes, incompatible technologies. The industry also demands frequent and, at times, significant technology upgrades. Furthermore, enhancing the combined company’s services revenues requires that it develop and maintain leading tools. The combined company will not have the resources to invest in all of these existing and potential technologies. As a result, the combined company will concentrate its resources on those technologies that it believes have or will achieve substantial customer acceptance and in which the combined company will have appropriate technical expertise. However, existing products often have short product life cycles characterized by declining prices over their lives. In addition, the combined company’s choices for developing technologies may prove incorrect if customers do not adopt the products that the combined company develops or if those technologies ultimately prove to be unviable. The combined company’s revenues and operating results will depend to a significant extent on its ability to maintain a product portfolio and service capability that is attractive to its customers, to enhance its existing products, to continue to introduce new products successfully and on a timely basis and to develop new or enhance existing tools for its services offerings.

A small number of the combined company’s customers will account for a substantial portion of its revenues, and most of its revenues will come from telecommunications service providers. The loss of one or more key customers or reduced spending of these service providers could significantly reduce the combined company’s revenues, profitability and cash flow.
      A few large telecommunications service providers will account for a substantial portion of the combined company’s revenues. In addition, the telecommunications industry has recently experienced substantial consolidation, as evidenced by the mergers of Sprint and Nextel, Cingular and AT&T Wireless, SBC Communications and AT&T, Verizon and MCI, and the announced merger of AT&T and BellSouth. As service providers increase in size, it is possible that an even greater portion of the combined company’s revenues will be attributable to a smaller number of large service providers going forward. The combined company may also lose business from customers for which Alcatel and Lucent were the two main suppliers, if these customers choose another supplier in order to avoid having the combined company as their sole source for a product or service. In addition, Alcatel’s and Lucent’s existing customers are typically not obligated to purchase a certain amount of products or services over any period of time from Alcatel or Lucent and may have the right to reduce, delay or even cancel previous orders. The combined company, therefore, will have difficulty projecting future revenues from existing customers with certainty. Although historically Alcatel’s and Lucent’s customers have not made sudden supplier changes, the combined company’s customers could vary, as Alcatel’s and Lucent’s customers have varied, their purchases from period to period, sometimes significantly. Combined with its reliance on a small number of large customers, this could have an adverse effect on the combined company’s revenues, profitability and cash flow. In addition, the combined company’s concentration of business in the telecommunications service provider industry will make it extremely vulnerable to downturns or slowdowns in spending in that industry.

The telecommunications industry fluctuates and is affected by many factors, including decisions by service providers regarding their deployment of technology and their timing of purchases, as well as demand and spending for communications services by businesses and consumers.
      After significant deterioration earlier this decade, the global telecommunications industry stabilized in 2004 and experienced modest growth in 2005 and the first calendar quarter of 2006, as reflected in increased capital expenditures by service providers and growing demand for telecommunications services. Although Alcatel and Lucent believe the overall industry will continue to grow, the rate of growth could vary geographically and across different technologies, and is subject to substantial fluctuations. The specific industry segments in which the combined company will participate may not experience the growth of other segments. In that case, the results of its operations may be adversely affected.
      If capital investment by service providers grows at a slower pace than anticipated, revenues and profitability of the combined company may be adversely affected. The level of demand by service providers can change quickly and can vary over short periods of time, including from month to month. As a result of the uncertainty and variations in the telecommunications industry, accurately forecasting revenues, results and cash flow remains difficult.
      In addition, the combined company’s sales volume and product mix will affect its gross margin. Therefore, if reduced demand for the combined company’s products results in lower than expected sales volume, or if the combined company has an unfavorable product mix, it may not achieve the expected gross margin rate, resulting in lower than expected profitability. These factors may fluctuate from quarter to quarter.

The combined company will have long-term sales agreements with a number of its large customers. Some of these agreements may prove unprofitable as the combined company’s costs and product mix shift over the lives of the agreements.
      Alcatel and Lucent have entered into long-term sales agreements with a number of their respective large customers, and they expect that the combined company will continue to enter into long-term sales agreements in the future. Some of Alcatel’s and Lucent’s existing sales agreements require Alcatel or Lucent to sell products and services at fixed prices over the lives of the agreements, and some require, or may in the future require, Alcatel, Lucent or the combined company to sell products and services that they would otherwise discontinue, thereby diverting their resources from developing more profitable or strategically important products. The costs incurred in fulfilling some of these sales agreements may vary substantially from the initial cost estimates of Alcatel, Lucent or the combined company. Any cost overruns that cannot be passed on to customers could adversely affect the combined company’s results of operations.

Lucent’s pension and postretirement benefit plans are large and have funding requirements that fluctuate based on the performance of the financial markets and the level of interest rates and may be affected by changes in legal requirements. These plans are also costly, and the combined company’s efforts to fund or control those costs may be ineffective.
      Among other compensation and benefit programs, many former employees and retirees of Lucent in the U.S. participate in one or more of the following benefit plans:

•	management pension plan;

•	occupational pension plan;

•	postretirement health care benefit plan for former management employees; and/or

•	postretirement health care benefit plan for former represented employees.
      As described in more detail in Exhibit 99.1 to Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated by reference into this proxy statement/ prospectus, the performance of the financial markets, especially the equity markets, and the level of interest rates impact the funding obligations for these pension plans. This discussion also describes the variables that influence contributions to postretirement health care benefit plans. Accordingly, the amounts the combined company might contribute to these benefit plans are subject to considerable uncertainty. You should carefully review the discussion in Exhibit 99.1 to Lucent’s current report on Form 8-K, dated May 5, 2006.
      Lucent, together with its labor unions, has been seeking changes to Section 420 of the Internal Revenue Code, which would allow Lucent, and following the completion of the merger, the combined company, to provide for a level of retiree health care benefits in connection with the use of excess pension assets to a collectively bargained level of costs rather than a level of cost imposed by statute. Absent satisfactory legislation, Lucent would be subject to a statutory maintenance of cost requirement under Section 420 in the event that it elects to utilize excess pension assets to fund such benefits.
      In addition, legislative actions have been proposed that would affect U.S. pension plans, if adopted. These proposals would alter the manner in which liabilities and asset values are determined for the purpose of calculating required pension contributions and the timing and manner in which required contributions to under-funded pension plans would be made. The proposed changes, if adopted, could significantly increase the funding requirements for U.S. pension plans of Lucent or the combined company and reduce excess pension assets that could be available to fund retiree health care benefits, even if the proposed changes to Section 420 of the Internal Revenue Code discussed above are adopted.
      Lucent has also taken some steps, and Alcatel and Lucent expect the combined company to take additional actions over time, to reduce the overall cost of these retiree health care benefit plans and the share of these costs borne by the combined company, consistent with legal requirements and Lucent’s collective bargaining obligations. However, the rate of cost increases may exceed its actions to reduce these costs. In addition, as described in Exhibit 99.1 to Lucent’s current report on Form 8-K, dated May 5, 2006, the reduction or elimination of retiree health care benefits has led to lawsuits against Lucent. Any other initiatives that either Lucent or the combined company undertake to control or reduce costs may lead to additional claims against them.

Many of Alcatel’s and Lucent’s current and planned products are highly complex and may contain defects or errors that are detected only after deployment in telecommunications networks. If that occurs, the reputation of the combined company may be harmed.
      Lucent’s and Alcatel’s products are highly complex, and there is no assurance that either Lucent’s or Alcatel’s extensive product development, manufacturing and integration testing is adequate, or that the combined company’s product development, manufacturing and integration testing will be adequate, to detect all defects, errors, failures and quality issues that could affect customer satisfaction or result in claims against Lucent, Alcatel or the combined company. As a result, the combined company might have to replace certain components and/or provide remediation in response to the discovery of defects in products that are shipped.

Most of these occurrences can be rectified without incident, as has generally been the case for each of Alcatel and Lucent historically. However, the occurrence of any defects, errors, failures or quality issues could result in cancellation of orders, product returns, diversion of the combined company’s resources, legal actions by customers or customers’ end users and other losses to the combined company or to its customers or end users. These occurrences could also result in the loss of or delay in market acceptance of the combined company’s products and loss of sales, which would harm the combined company’s business and adversely affect its revenues and profitability.

Rapid changes to existing regulations or technical standards or the implementation of new ones for products and services not previously regulated could be disruptive, time-consuming and costly to the combined company.
      Lucent and Alcatel develop many of their products and services based on existing regulations and technical standards, their interpretation of unfinished technical standards or the lack of such regulations and standards. Changes to existing regulations and technical standards, or the implementation of new regulations and technical standards relating to products and services not previously regulated, could adversely affect the combined company’s development efforts by increasing compliance costs and causing delay. Demand for those products and services could also decline.

Lucent and Alcatel are involved in lawsuits, which, if determined against either of them, could require the combined company to pay substantial damages.
      Both Lucent and Alcatel are defendants in various lawsuits. These lawsuits against Lucent and/or Alcatel include such matters as commercial disputes, claims regarding product discontinuance, asbestos claims, labor, employment and benefit claims, stockholders’ litigation and others. For a discussion of some of these legal proceedings, see Note 13 to Lucent’s audited consolidated financial statements in Exhibit 99.1 to Lucent’s current report on Form 8-K, dated May 5, 2006, and Note 34 to Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 Form 20-F. Neither Alcatel nor Lucent can predict the extent to which any of the pending or future actions will be resolved in favor of Alcatel or Lucent, or whether significant monetary judgments will be rendered against Alcatel, Lucent or the combined company. Any material losses resulting from these claims could adversely affect the combined company’s profitability and cash flow.

If the combined company fails to protect its intellectual property rights, the business and prospects of the combined company may be harmed.
      Intellectual property rights, such as patents, will be vital to the business of the combined company and developing new products and technologies that are unique is critical to the combined company’s success. Alcatel and Lucent have numerous U.S. and foreign patents and numerous pending patents. However, neither Alcatel nor Lucent can predict whether any patents, issued or pending, will provide the combined company with any competitive advantage or whether such patents will be challenged by third parties. Moreover, competitors of Alcatel or Lucent may already have applied for patents that, once issued, could prevail over the combined company’s patent rights or otherwise limit its ability to sell its products. The competitors of Alcatel or Lucent also may attempt to design around the patents of Alcatel, Lucent and the combined company or copy or otherwise obtain and use the proprietary technology of Alcatel, Lucent or the combined company. In addition, patent applications currently pending may not be granted. If the combined company does not receive the patents that it seeks or if other problems arise with the combined company’s intellectual property, its competitiveness could be significantly impaired, which would limit the combined company’s future revenues and harm its prospects.

The combined company will be subject to intellectual property litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling certain products.
      From time to time, Alcatel and Lucent receive notices or claims from third parties of potential infringement in connections with products or services. Alcatel or Lucent also may receive such notices or claims when either of them attempts to license their intellectual property to others. Intellectual property litigation can be costly and time-consuming and can divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. A successful claim by a third party of patent or other intellectual property infringement by the combined company could compel it to enter into costly royalty or license agreements or force it to pay significant damages and could even require it to stop selling certain products. Further, if one of the combined company’s important patents or other intellectual property rights is invalidated, it may suffer losses of licensing revenues and be prevented from attempting to block others, including competitors, from using the related technology.

The combined company will be subject to environmental, health and safety laws that restrict its operations.
      The combined company’s operations will be subject to a wide range of environmental, health and safety laws, including laws relating to the use, disposal and clean-up of, and human exposure to, hazardous substances. In the United States, these laws often require parties to fund remedial action regardless of fault. Although each of Alcatel and Lucent believes their aggregate reserves are adequate to cover the combined company’s environmental liabilities, factors such as the discovery of additional contaminants, the extent of required remediation and the imposition of additional cleanup obligations could cause the combined company’s capital expenditures and other expenses relating to remediation activities to exceed the amount reflected in Alcatel’s and Lucent’s environmental reserves and adversely affect the results of operations and cash flows of the combined company. Compliance with existing or future environmental, health and safety laws could subject the combined company to future liabilities, cause the suspension of production, restrict the combined company’s ability to utilize facilities or require it to acquire costly pollution control equipment or incur other significant expenses.

The business of the combined company will require a significant amount of cash, and the combined company may require additional sources of funds if its sources of liquidity are unavailable or insufficient to fund its operations.
      The working capital requirements and cash flows of Alcatel and Lucent have historically been, and the working capital requirements and cash flows of the combined company are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. If the combined company is unable to manage fluctuations in cash flow, its business, operating results and financial condition may be materially adversely affected. Factors which could lead the combined company to suffer cash flow fluctuations include:

•	the level of sales;

•	the collection of receivables;

•	the timing and size of capital expenditures; and

•	customer financing obligations.
      In order to finance its business, Lucent and Alcatel expect the combined company to use available cash and investments and to have access to a syndicated credit facility allowing for the drawdown of significant levels of debt if required. However, Alcatel and Lucent expect that the ability of the combined company to draw on this facility will be conditioned upon its compliance with financial covenants. There can be no assurance that the combined company will be in compliance with the financial covenants required by its lenders at all times in the future.
      The combined company may need to secure additional sources of funding if the syndicated credit facility and borrowings are not available or are insufficient to finance its business. Neither Alcatel nor Lucent can provide any assurance that such funding will be available on terms satisfactory to the combined company. If the combined company were to incur high levels of debt, this would require a larger portion of its operating cash flow to be used to pay principal and interest on its indebtedness. The increased use of cash to pay indebtedness could leave the combined company with insufficient funds to finance its operating activities, such as research and development expenses and capital expenditures, which could have a material adverse effect on the combined company’s business.
      The combined company’s expected short-term debt rating will allow it limited access to the commercial paper market, and the commercial paper market is not expected to be available to the combined company on acceptable terms and conditions. The combined company’s ability to have access to the capital markets and its financing costs will be, in part, dependent on Standard & Poor’s, Moody’s or similar agencies’ ratings with respect to its debt and corporate credit and their outlook with respect to the combined company’s business. The combined company’s expected short-term and long-term credit ratings, as well as any possible future lowering of its ratings, may result in higher financing costs and reduced access to the capital markets. Neither Alcatel nor Lucent can provide any assurance that the combined company’s credit ratings will be sufficient to give it access to the capital markets on acceptable terms, or that once obtained, such credit ratings will not be reduced by Standard & Poor’s, Moody’s or similar rating agencies.

Credit and commercial risks and exposures could increase if the financial condition of the combined company’s customers declines.
      A substantial portion of Alcatel’s and Lucent’s sales are to customers in the telecommunications industry. These customers may require their suppliers to provide extended payment terms, direct loans or other forms of financial support as a condition to obtaining commercial contracts. Alcatel and Lucent expect that the combined company may provide or commit to financing where appropriate for the business of the combined company. The combined company’s ability to arrange or provide financing for its customers will depend on a number of factors, including its credit rating, its level of available credit, and its ability to sell off commitments on acceptable terms.
      More generally, Alcatel and Lucent expect that the combined company will routinely enter into long-term contracts involving significant amounts to be paid by its customers over time. Pursuant to these contracts, the combined company may deliver products and services representing an important portion of the contract price before receiving any significant payment from the customer.
      As a result of the financing that may be provided to customers and the combined company’s commercial risk exposure under long-term contracts, the combined company’s business could be adversely affected if the financial condition of its customers erodes. Over the past few years, certain customers of Alcatel and Lucent have filed with the courts seeking protection under the bankruptcy or reorganization laws of the applicable jurisdiction, or have experienced financial difficulties. Upon the financial failure of a customer, the combined company may experience losses on credit extended and loans made to such customer, losses relating to its commercial risk exposure, and the loss of the customer’s ongoing business. If customers fail to meet their obligations to the combined company, the combined company may experience reduced cash flows and losses in excess of reserves, which could materially adversely impact its results of operations and financial position.

The combined company will have significant international operations and a significant amount of the combined company’s sales will be made in emerging markets and regions.
      In addition to the currency risks described elsewhere in this section, the combined company’s international operations will be subject to a variety of risks arising out of the economy, the political outlook and the language and cultural barriers in countries where it has operations or does business.
      Alcatel and Lucent expect the combined company to continue to focus on expanding business in emerging markets in Asia, Africa and Latin America. In many of these emerging markets, the combined company may be faced with several risks that are more significant than in other countries. These risks include economies that may be dependent on only a few products and are therefore subject to significant fluctuations, weak legal systems which may affect the combined company’s ability to enforce contractual rights, possible exchange controls, unstable governments, privatization actions or other government actions affecting the flow of goods and currency.

      The combined company will be required to move products from one country to another and will provide services in one country from a base in another. Accordingly, it will be vulnerable to abrupt changes in customs and tax regimes that may have significant negative impacts on its financial condition and operating results.

The combined company’s financial condition and results of operations may be harmed if it does not successfully reduce market risks through the use of derivative financial instruments.
      Since the combined company will conduct operations throughout the world, a substantial portion of its assets, liabilities, revenues and expenses will be denominated in various currencies other than the euro and the U.S. dollar. Because the combined company’s financial statements will be denominated in euros, fluctuations in currency exchange rates, especially the U.S. dollar against the euro, could have a material impact on the combined company’s reported results. The combined company will also experience other market risks, including changes in interest rates and in prices of marketable equity securities that it owns. The combined company may use derivative financial instruments to reduce certain of these risks. If the combined company’s strategies to reduce market risks are not successful, its financial condition and operating results may be harmed.

The combined company will be involved in several significant joint ventures and will be exposed to problems inherent to companies under joint management.
      Alcatel and Lucent are, and the combined company will be, involved in several significant joint venture companies. The related joint venture agreements may require unanimous consent or the affirmative vote of a qualified majority of the shareholders to take certain actions, thereby possibly slowing down the decision-making process.

An impairment of goodwill or other intangible assets would adversely affect the combined company’s financial condition or results of operations.
      Both Alcatel and Lucent have a significant amount of intangible assets including goodwill and other acquired intangibles, development costs for software to be sold, leased or otherwise marketed and internal use software development costs as of December 31, 2005. As a result of the merger, a significant amount of additional goodwill and other acquired intangible assets will be recorded as a result of the purchase price allocation.
      Goodwill is not amortized but is tested for impairment annually, or more often, if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events such as product discontinuances, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may be not be recoverable.
      Historically, both Alcatel and Lucent have recognized significant impairment charges due to various reasons, including some of those noted above as well as potential restructuring actions or adverse market conditions that are either specific to the telecommunications industry or general in nature. As result, future impairment charges may be incurred in the future which could be significant and that could have an adverse effect on the combined company’s results of operations or financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus, including information included or incorporated by reference in this proxy statement/ prospectus, may contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Alcatel’s or Lucent’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger,” “The Merger — Alcatel’s Reasons for the Merger,” “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger,” “The Merger — Opinion of Goldman Sachs, Financial Advisor to Alcatel,” “The Merger — Opinion of JPMorgan, Financial Advisor to Lucent” and “The Merger — Opinion of Morgan Stanley, Financial Advisor to Lucent” constitute forward-looking statements.
      These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	the ability to consummate the merger;

•	difficulties and delays in obtaining regulatory approvals for the merger;

•	difficulties and delays in achieving synergies and cost savings;

•	potential difficulties in meeting conditions set forth in the merger agreement;

•	fluctuations in the telecommunications industry;

•	the pricing, cost and other risks inherent in long-term sales agreements;

•	exposure to the credit risk of customers;

•	reliance on a limited number of contract manufacturers to supply products sold by Alcatel and Lucent;

•	the social, political and economic risks of the global operations of Alcatel and Lucent;

•	the costs and risks associated with pension and postretirement benefit obligations;

•	the complexity of products sold;

•	changes to existing regulations or technical standards;

•	existing and future litigation;

•	difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and

•	compliance with environmental, health and safety laws.
      Any forward-looking statements in this proxy statement/ prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Except as otherwise required by applicable law, Alcatel and Lucent disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Additional Information — Where You Can Find More Information.”

ALCATEL RECENT DEVELOPMENTS
Thales Transaction

Overview
      On April 5, 2006, Alcatel announced that the board of directors of Thales S.A. had approved in principle the acquisition of Alcatel’s satellite subsidiaries, its railway signaling business and its non-telecommunications related integration and services activities for security systems in exchange for Thales ordinary shares and cash. The Alcatel board of directors approved the Thales transaction on April 26, 2006, subject to final documentation and receipt of a consent from Lucent. Thales is a global electronics company serving aerospace, defense, and information technology and services markets, with revenues of € 10.3 billion in 2005 and approximately 60,000 employees worldwide. Alcatel is currently the largest private shareholder in Thales, owning 9.46% of the outstanding Thales shares, which represent a 12.98% voting interest. If the transaction is completed as currently contemplated, Alcatel will own approximately 21.6% of the outstanding Thales shares, representing a 21.35% voting interest. There can be no assurance that the Thales transaction will be completed on the terms described below, or at all.
      Under the terms of the Thales transaction as currently contemplated, Alcatel would contribute the following assets to Thales:

•	Alcatel’s 67% interest in the capital of Alcatel Alenia Space, a joint venture between Alcatel and Finmeccanica S.p.A. Alcatel Alenia Space constructs satellites for both civil and military use, particularly for communications satellite operators, the armed forces and institutional European bodies such as the European Space Agency, the Centre National d’Etudes Spatiales, France’s national space agency, and the Agenzia Spaziale Italiana, Italy’s national space agency. Finmeccanica would retain its 33% stake in the joint venture.

•	Alcatel’s 33% interest in the capital of Telespazio Holdings, a joint venture between Alcatel and Finmeccanica. Telespazio provides services related to satellite activities. Finmeccanica would retain its 67% interest in Telespazio.

•	Alcatel’s Transport Solutions division, which provides control and signaling system products and services for trains and subways worldwide.

•	Alcatel’s operations relating to non-telecommunications related integrated services activities for security systems, a part of Alcatel’s Systems Integration division.
      In Alcatel’s fiscal year ended December 31, 2005, the revenues generated by the assets to be contributed to Thales in the Thales transaction were approximately € 1.9 billion in the aggregate.
      In exchange for Alcatel’s contribution of the assets listed above, Alcatel would receive:

•	approximately 26.7 million newly issued Thales ordinary shares;

•	approximately € 673 million in cash, subject to adjustment; and

•	the potential for an earn-out payment in 2009 based on a valuation of the contributed equity of Alcatel Alenia Space.
      The Thales transaction is subject to the satisfaction of the following conditions:

•	negotiation of definitive documentation;

•	the approval of Finmeccanica, which has the right to approve any disposition of Alcatel’s equity interests in Alcatel Alenia Space or Telespazio pursuant to the shareholders agreements governing these joint ventures;

•	receipt of a notice of conformity from the French Holdings and Transfers Committee (Commission des Participations et des Transferts);

•	publication of the ministerial decree as described in Article 3 of French Law 86-912 on the Modalities of Privatization;

•	completion of information/consultation procedures with the Thales employee representative bodies;

•	completion of the contributions of Alcatel and the correlated approval of the capital increase in Thales by the shareholders of Thales;

•	receipt of a visa from the AMF; and

•	receipt of the approval of the European Commission and other competition authorities.

Cooperation Agreement
      In connection with the Thales transaction, Alcatel will enter into a cooperation agreement with Thales and the French state governing the relationship between Alcatel and Thales after completion of the Thales transaction. The cooperation agreement will require that Thales give preference to the equipment developed by Alcatel, in consideration of an agreement by Alcatel not to submit offers to military clients in certain countries, subject to certain exceptions protecting in particular the continuation of Lucent’s current business with the U.S. defense agencies. The agreement also will include non-compete commitments by Alcatel with respect to the Alcatel businesses being contributed to Thales, and by Thales with respect to the other businesses of Alcatel, in each case, subject to limited exceptions. The cooperation agreement will also provide that Alcatel and Thales cooperate in certain matters relating to research and development.

Shareholders Agreement
      In connection with the Thales transaction, Alcatel expects to enter into an amended shareholders agreement with the French state, governing the relationship of the shareholders in Thales and providing for the following:
      Board of Directors of Thales. The Thales board of directors will be comprised of 16 persons, and will include (i) five directors appointed by the French state; (ii) four directors appointed by Alcatel, each of whom will be a citizen of the European Union, unless otherwise agreed by the French state; (iii) two Thales employee representatives; (iv) one representative of the employee shareholders of Thales; and (v) four independent directors. Alcatel and the French state will consult with each other on the appointment of independent directors. At least one director appointed by the French state and one director appointed by Alcatel will sit on each of the board committees.
      Each of Alcatel and the French state shall have the right to replace members of the Thales board of directors, such that the number of directors appointed by each of the French state and Alcatel is equal to the higher of:

•	the total number of directors (excluding employee representatives and independent directors), multiplied by a fraction, the numerator of which is the percentage of shares held by the French state or Alcatel, as the case may be, and the denominator of which is the total shares held by Alcatel and the French state; and

•	the number of employee representatives and representatives of employee shareholders on the Thales board of directors.
      Joint Decision-Making. The following decisions of the Thales board of directors will require the approval of a majority of the directors appointed by Alcatel:

•	the election and dismissal of the chairman/chief executive officer of Thales (or of the chairman and of the chief executive officer, if the functions are split) and the splitting of the functions of the chairman/chief executive officer;

•	the adoption of the annual budget and strategic plan of Thales;

•	any decision threatening the cooperation between Alcatel and Thales; and

•	significant acquisitions and sales of shares or assets (with any transaction representing € 150 million in revenues or commitments deemed significant).
      If the French state and Alcatel disagree on (i) major strategic decisions deemed by the French state to negatively affect its strategic interests; or (ii) the nomination of a chairman/chief executive officer in which Alcatel exercised its veto power, the French state and Alcatel shall consult in an effort to resolve the disagreement. If the parties cannot reach a joint agreement within 12 months (reduced to 3 months in the case of a veto exercised on the nomination of the chairman/chief executive officer), either the French state or Alcatel may unilaterally terminate the shareholders agreement.
      Shareholding in Thales. Alcatel will lose its rights under the shareholders agreement unless it holds at least 15% of the capital and voting rights of Thales. The shareholders agreement will provide that the participation of the French state in Thales will not exceed 49.9% of the share capital and voting rights of Thales, including the French state’s “golden share” in Thales.
      Duration of Shareholders Agreement. The amended shareholders agreement will take effect on the date on which the Thales transaction is approved by the Thales shareholders, and it is expected that it will remain in force until December 31, 2011. The agreement is also expected to provide that, unless one of the parties makes a non-renewal request at least 6 months before the expiration date, the agreement shall be automatically renewed for a period of five years. If the equity ownership of either Alcatel or the French state drops below 15% of the then-issued and outstanding share capital of Thales, the following provisions will apply:

•	The party whose ownership decreases below 15% of Thales’ share capital will no longer have rights under the shareholders agreement for a period of one year following the date such shareholding falls below 15%, unless the party acquires Thales shares so that it again owns in excess of 15% of the Thales share capital. If a party’s ownership decreases below 15%, the party will take the necessary actions to cause the resignation of the board members it has appointed so that their number reflects the proportion of Thales’ share capital and voting rights that such party maintains.

•	The party whose shareholding has not decreased below the 15% threshold will have a right of first refusal to acquire any shares the other party offers for sale to a third party in excess of 1% of the then outstanding share capital of Thales.
      Breach of Alcatel’s Obligations. In the case of a material breach by Alcatel of its obligations under the agreement relating to the strategic interests of the French state (described below), which is defined as a breach that the French state determines may jeopardize substantially the protection of its strategic interests, the French state will have the power to enjoin Alcatel to cure the breach immediately. If Alcatel does not promptly cure the breach, or if the French state determines that foreign rules of extra territorial application that are applicable to Alcatel impose constraints on Thales likely to substantially jeopardize the strategic interests of the French state, the French state will be entitled to exercise its termination remedies as described below.
      If any natural person’s or entity’s equity ownership of Alcatel increases above the 20%, 33 1/3%, 40%, or 50% thresholds, in capital or voting rights, Alcatel and the French state will consult as to the consequences of this event and the appropriateness of the shareholders agreement to the new situation. If, after a period of six months following the crossing of the threshold, the French state determines that the share ownership of Alcatel is no longer compatible with its strategic interests and that the situation cannot be remedied through an amendment to the shareholders agreement, the French state will be entitled to exercise its termination remedies as described below.

      Termination Remedies. Upon a breach of Alcatel’s obligations described above or if a third party acquires significant ownership in Alcatel as described above and an amendment to the shareholders agreement will not remedy the concerns of the French state, the French state may:

•	terminate the shareholders agreement immediately;

•	if the French state deems necessary, require Alcatel to immediately suspend the exercise of its voting rights that exceed 10% of the total voting rights in Thales; or

•	if the French state deems necessary, require Alcatel to reduce its shareholdings in Thales below 10% of the total share capital of Thales by selling its shares of Thales in the marketplace. If, after a period of six months, Alcatel has not reduced its shareholding, the French state may force Alcatel to sell all of its Thales shares to the French state or a third party of the French state’s choice, at a price equal to the average closing price of Thales ordinary shares for the period of 60 days preceding the French state’s notice to Thales of its intention to exercise this right.

Agreement Respecting the Strategic Interests of the French State
      In connection with the Thales transaction, it is contemplated that Alcatel will enter into a revised agreement with the French state with respect to the strategic interests of the French state in Thales. The proposed terms of this agreement will include, either as an amendment to, or a separate agreement supplementing, the shareholders agreement, the following:

•	Alcatel will maintain its executive offices in France;

•	there will be an executive or director of Alcatel who is a French citizen and is the principal liaison between Alcatel and Thales;

•	access to classified or sensitive information with respect to Thales will be limited to Alcatel executives who are citizens of the European Union and Alcatel will be required to maintain procedures (including the maintenance of a list of all individuals having access to such information) to ensure appropriate limitations to such access;

•	normal business and financial information with respect to Thales will be available to executives and directors of Alcatel (regardless of nationality);

•	the French state will continue to hold a golden share in Thales, giving it veto rights over certain transactions that might otherwise be approved by the Thales board of directors, including permitting a third party to own more than a specified percentage of the shares of certain subsidiaries or affiliates holding certain sensitive assets of Thales, and preventing Thales from disposing of certain sensitive assets; and

•	the French state will have the ability to restrict access to the research and development operations of Thales, and to other sensitive information.

Consent of Lucent
      Alcatel and Lucent have agreed that, prior to Alcatel or any of its affiliates entering into any binding agreement regarding the Thales transaction, Alcatel will have received the prior written consent of Lucent to the Thales transaction.

LUCENT RECENT DEVELOPMENTS
Lucent Stockholder Litigation
      On April 3, 2006, a putative class action entitled Resnick v. Lucent Technologies Inc., et al was filed against Lucent and members of its board of directors in the Superior Court of New Jersey, Law Division, Union County. The named plaintiffs propose to represent a class of Lucent’s stockholders and claim that, among other things, the proposed merger with Alcatel is the product of breaches of duty by the Lucent board of directors in that they allegedly failed to maximize stockholder value in the transaction. Along with other relief, the complaint seeks an injunction against the closing of the proposed merger. Lucent believes the action is without merit and that Lucent has substantial defenses to the claims.
Results for Second Quarter of Fiscal 2006
      On April 25, 2006, Lucent reported the results for its second quarter of fiscal 2006. Set forth below are Lucent’s preliminary unaudited consolidated statements of operations for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005 and the six months ended March 31, 2006 and March 31, 2005; and consolidated balance sheets as of March 31, 2006, December 31, 2005 and September 30, 2005. The financial information presented below is preliminary and unaudited. The unaudited financial information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such information. The results of operations for the three and six month periods ended March 31, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year.

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three Months Ended			Six Months Ended

	March 31,	December 31,	March 31,	March 31,	March 31,
	2006	2005	2005	2006	2005

Revenues
Products	$1,590	$1,507	$1,815	$3,097	$3,602
Services	548	540	520	1,088	1,068

Total revenues	2,138	2,047	2,335	4,185	4,670

Costs
Products	775	804	974	1,579	1,924
Services	437	392	386	829	787

Total costs	1,212	1,196	1,360	2,408	2,711

Gross margin	926	851	975	1,777	1,959
Gross margin %	43%	42%	42%	42%	42%
Operating Expenses
Selling, general and administrative, before bad debt and customer financing	382	663	434	1,045	830
Provision for (recovery of) bad debt and customer financing	2	(7)	(11)	(5)	(22)

Selling, general and administrative	384	656	423	1,040	808
Research and development	297	283	292	580	571
Business restructuring	(4)	1	(8)	(3)	(7)

Total operating expenses	677	940	707	1,617	1,372
Operating income (loss)	249	(89)	268	160	587
Operating margin %	12%	(4)%	11%	4%	13%
Other income (expense), net	45	84	43	129	(3)
Interest expense	82	83	85	165	174

Income (loss) before income taxes	212	(88)	226	124	410
Income taxes	31	16	(41)	47	(31)

Net income (loss)	$181	$(104)	$267	$77	$441

Basic earnings (loss) per share	$0.04	$(0.02)	$0.06	$0.02	$0.10
Diluted earnings (loss) per share	$0.04	$(0.02)	$0.06	$0.02	$0.09

Weighted average number of common shares outstanding — basic	4,463	4,452	4,421	4,457	4,412

Weighted average number of common shares outstanding — diluted	5,128	4,452	5,047	4,509	5,013

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; amounts in millions, except per share amounts)

	March 31,	December 31,	September 30,
	2006	2005	2005

Assets:
Cash and cash equivalents(a)	$1,377	$1,504	$2,410
Marketable securities(a)	479	650	357
Receivables, less allowances of $89, $87 and $84, respectively	1,390	1,430	1,395
Inventories	763	766	731
Other current assets	991	630	690

Total current assets	5,000	4,980	5,583
Marketable securities(a)	2,113	2,226	2,163
Property, plant and equipment, net	1,247	1,256	1,295
Prepaid pension costs	6,319	6,168	6,010
Goodwill and other acquired intangibles, net	439	415	419
Other assets	911	912	930

Total assets	$16,029	$15,957	$16,400

Liabilities:
Accounts payable	$621	$772	$769
Payroll and benefit-related liabilities	879	776	1,095
Debt maturing within one year	368	368	368
Other current liabilities	1,684	1,687	1,588

Total current liabilities	3,552	3,603	3,820
Post-retirement and post-employment benefit liabilities	4,683	4,749	4,751
Pension liabilities	1,342	1,402	1,423
Long-term debt	5,047	5,049	5,066
Other liabilities	850	859	965

Total liabilities	15,474	15,662	16,025
Commitments and contingencies

Shareowners’ equity:
Common stock(b)	45	45	45
Additional paid-in capital	23,615	23,556	23,513
Accumulated deficit	(19,531)	(19,712)	(19,608)
Accumulated other comprehensive loss	(3,574)	(3,594)	(3,575)

Total shareowners’ equity	555	295	375

Total liabilities and shareowners’ equity	$16,029	$15,957	$16,400

(a)	Cash and cash equivalents and marketable securities amounted to $3,969, $4,380 and $4,930 as of March 31, 2006, December, 31, 2005, and September 30, 2005, respectively.

(b)	$0.01 per share par value; 10,000 authorized shares; 4,478 issued and 4,477 outstanding as of March 31, 2006; 4,469 issued and 4,459 outstanding as of December 31, 2005; and 4,457 issued and 4,447 outstanding as of September 30, 2005.

THE LUCENT SPECIAL MEETING
Date, Time, Place and Purpose of the Lucent Special Meeting
      The special meeting of Lucent stockholders will be held on September 7, 2006, at [ •  ], New York City time, at [ •  ]. The purpose of the Lucent special meeting is:

•	to consider and vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement; and

•	to transact any other business as may properly come before the Lucent special meeting or any adjournment or postponement of the Lucent special meeting.
The Lucent board of directors unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger.”
Who Can Vote at the Lucent Special Meeting
      Only holders of record of Lucent common stock at the close of business on [ •  ], 2006, the record date, are entitled to notice of, and to vote at, the Lucent special meeting. As of [ •  ], 2006, there were [ •  ] shares of Lucent common stock outstanding and entitled to vote at the Lucent special meeting, held by approximately [ •  ] holders of record. Each share of Lucent common stock is entitled to one vote at the Lucent special meeting. Shares that are held in Lucent’s treasury are not entitled to vote at the Lucent special meeting.
Vote Required for Approval
      The affirmative vote of the holders of a majority of the outstanding shares of Lucent common stock entitled to vote at the special meeting as of the record date, voting as single class, either in person or by proxy, is necessary for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.
      The holders of a majority of the total number of outstanding shares of Lucent common stock entitled to vote as of the record date, represented either in person or by proxy, will constitute a quorum at the Lucent special meeting.
Adjournments
      If no quorum of Lucent stockholders entitled to vote is present in person or by proxy at the Lucent special meeting, the Lucent special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Lucent special meeting may be made for the purpose of soliciting additional proxies in favor of the proposal. However, no proxy that is voted against a proposal described in this proxy statement/ prospectus will be voted in favor of adjournment of the Lucent special meeting for the purpose of soliciting additional proxies.
Manner of Voting
      If you are a Lucent stockholder, you may submit your vote for or against the proposals submitted at the Lucent special meeting in person or by proxy. You may vote by proxy in any of the following ways:

•	Internet. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy. If you vote over the Internet, you can also request electronic delivery of future proxy materials.

•	Telephone. You may vote by proxy using the toll-free number listed on your proxy card. Easy-to-follow voice prompts will help you and confirm that your voting instructions have been followed.

•	Mail. You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.
Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.
      The Internet and telephone voting procedures are designed to authenticate shareowners and to allow you to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for eligible shareowners will close at 11:59 p.m., New York City time, on [ •  ], 2006.
      The method by which you vote by proxy will in no way limit your right to vote at the Lucent special meeting if you later decide to attend the meeting in person. If your shares of Lucent common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at our annual meeting.
      If you are a participant in the BuyDIRECTsm stock purchase plan, shares held in your BuyDIRECTsm account may be voted using the proxy card sent to you or, if you receive electronic delivery, in accordance with instructions you receive by e-mail. The plan’s administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using the proxy card sent to you.
      If you are a participant in the Lucent Savings Plan, the Lucent Technologies Inc. Long Term Savings and Security Plan, the Lucent Technologies Inc. Employee Stock Purchase Plan or a Lucent long-term incentive plan, you will receive either:

•	one proxy card for all shares you own through these plans; or

•	an e-mail with instructions on how to vote.
If you receive a proxy card, it will serve as a voting instruction card for the trustee or administrator of these plans for all accounts that are registered in the same name. To allow sufficient time for the respective trustee or administrator to vote your shares, the trustee or administrator must receive your voting instructions by [ •  ], 2006. If the trustee does not receive your instructions by that date, the trustee will vote the unvoted plan shares in the same proportion as shares for which instructions were received under each plan. If the administrator for the Lucent Technologies Employee Stock Purchase Plan or the Lucent Technologies Inc. Long-Term Incentive Plan does not receive your instructions by that date, the administrator will vote shares held in a such accounts in accordance with normal brokerage industry practices.
      If you hold Lucent common stock through any other stock purchase or savings plan, you will receive voting instructions from that plan’s administrator. Please follow and complete those instructions promptly to assure that your shares are represented at the meeting.
      All shares entitled to vote and represented by properly completed proxies received prior to the Lucent special meeting, and not revoked, will be voted at the Lucent special meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Lucent board of directors recommends and therefore FOR the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement.
Revoking a Proxy
      You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the Lucent special meeting. Simply attending the Lucent special meeting without voting will not revoke your proxy.
Shares Held in “Street Name”
      If your shares of Lucent common stock are held in an account at a broker, bank or other nominee and you wish to vote, you must instruct the broker, bank or other nominee on how to vote your shares.

      If you own shares of Lucent common stock through a broker, bank or other nominee and attend the Lucent special meeting, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of such shares of Lucent common stock and authorizing you to vote.
Tabulation of the Votes
      Lucent has appointed IVS Associates, Inc. to serve as the Inspector of Election for the Lucent special meeting. IVS Associates, Inc. will independently tabulate affirmative and negative votes, abstentions and broker non-votes.
Dissenters Rights of Appraisal
      Holders of Lucent common stock will not have any appraisal rights under the DGCL or under Lucent’s certificate of incorporation in connection with the merger, and neither Lucent nor Alcatel will independently provide holders of Lucent common stock with any such rights.
Solicitation
      The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of Lucent, acting without special compensation. Lucent also will request that persons and entities holding shares that are registered in their own names or in the names of their nominees but that are beneficially owned by others send proxy materials to, and obtain proxies from, those beneficial owners. All expenses involved in the solicitation of proxies will be paid by Lucent and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of Lucent common stock.

THE MERGER
      The following is a description of the material aspects of the merger. While Alcatel and Lucent believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Alcatel and Lucent encourage you to carefully read this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.
General
      Each of the Alcatel and Lucent board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. At the effective time of the merger, Lucent will be merged with Merger Sub and Lucent will survive as the surviving entity and a wholly owned subsidiary of Alcatel. The combined company will take a new name, which will be mutually agreed upon by Alcatel and Lucent. Lucent stockholders will receive the merger consideration upon the terms set forth in the merger agreement and further described below under “The Merger Agreement — Merger Consideration.”
Background of the Merger
      The boards of directors of Alcatel and Lucent continually review their respective companies’ results of operations and competitive positions in the industries in which they operate, as well as their strategic alternatives. In connection with these reviews, each of Alcatel and Lucent from time to time has evaluated potential transactions that would further its strategic objectives.
      As part of this continuous review, in the spring of 2001, Alcatel and Lucent held discussions regarding a possible transaction between the two companies. The parties exchanged confidential information under a confidentiality agreement, and conducted discussions regarding potential terms of such a transaction. In late May 2001, the parties determined that they could not at that time reach a mutual agreement regarding the terms of such a transaction and, therefore, decided to cease discussions regarding such a transaction. On May 29, 2001, Alcatel and Lucent issued a public statement confirming that they had been in discussions concerning a possible merger of the two companies, but that the discussions did not result in any agreement and were terminated.
      From 2002 to 2005, senior management of Alcatel and Lucent from time to time discussed the future of the telecommunications industry, including the merits of a possible future combination of Alcatel and Lucent.
      In late fall 2005, senior management of Alcatel and Lucent again contacted each other to discuss issues confronting the telecommunications industry as well as a possible future combination of their two companies.
      On January 11, 2006, Mr. Serge Tchuruk, Alcatel’s chairman of the board of directors and chief executive officer, and Ms. Patricia Russo, Lucent’s chairman of the board of directors and chief executive officer, re-engaged in discussions regarding a possible transaction, agreeing that the possibility of a transaction between Alcatel and Lucent merited further detailed analysis and consideration. A second meeting between Alcatel and Lucent senior management occurred on January 26, 2006, when Mr. Tchuruk, Mr. Michael Quigley, president and chief operating officer of Alcatel, Mr. Marc Rouanne, chief operating officer of Alcatel’s Mobile Communications Group and Jean-Pascal Beaufret, chief financial officer of Alcatel, met with Ms. Russo, Mr. Frank d’Amelio, chief operating officer of Lucent, and Janet Davidson, Lucent’s chief strategy officer and held a similar discussion concerning the future of the telecommunications industry and a possible combination of the two companies. On February 1, 2006, Mr. Tchuruk and other members of Alcatel senior management met with the Strategic Committee of the Alcatel board of directors. At that meeting, the Strategic Committee, joined by several other Alcatel directors, discussed the possibility of a transaction between Alcatel and Lucent, as well as other strategic alternatives.
      On February 9, 2006, Lucent and Alcatel entered into a confidentiality agreement to facilitate exchanges of due diligence materials between the managements of both companies. Over the course of February 2006 and early March 2006, Mr. Tchuruk and Ms. Russo had periodic discussions regarding possible transaction structures, the exchange ratio and the key social and governance issues presented by the merger. In this regard, Alcatel consulted with its financial advisor, Goldman Sachs, and its legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, and Lucent consulted with its financial advisors, JPMorgan and Morgan Stanley, and its legal advisor, Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell Lipton.
      On February 15, 2006, the Lucent board of directors received an update on the status of contacts between Alcatel and Lucent. At the meeting, Lucent’s management provided its preliminary views on the possible benefits of the proposed transaction to Lucent. Thereafter, the Lucent board of directors authorized Lucent’s management to engage in further discussions with Alcatel.
      At a meeting of the Alcatel board of directors on March 8, 2006, Mr. Tchuruk briefed the Alcatel board members on his discussions with Ms. Russo regarding the proposed business combination of Alcatel and Lucent. Alcatel’s board of directors discussed the proposed combination, including Lucent’s business operations, the strategic rationale of the proposed transaction and the expected synergies. Following these discussions, the Alcatel board of directors authorized Mr. Tchuruk to continue discussions with Lucent on possible transaction structures, the exchange ratio and the key social and governance issues presented by the merger.
      On March 10, 2006, the Lucent board of directors met by telephone and received an update on the status of Lucent’s discussions with Alcatel. At the meeting, Lucent’s management, with the assistance of Wachtell Lipton, reviewed the key aspects of the principal terms of the proposed transaction that were being discussed with Alcatel and offered its guidance with respect to such terms. Thereafter, the Lucent board of directors authorized Lucent’s management to engage in further discussions with Alcatel consistent with such terms.
      Discussions continued on a regular basis during the first two weeks of March between Ms. Russo and Mr. Tchuruk. On March 16, 2006, Ms. Russo and Mr. Tchuruk agreed on a set of non-binding principles that would provide the basis on which the parties would continue to discuss a possible combination of the two companies. Specifically, these non-binding principles included the following:

•	a transaction structured as a merger of equals, with Lucent stockholders receiving U.S.-listed American Depositary Shares of Alcatel in exchange for their shares of Lucent common stock;

•	an exchange ratio reflecting that the merger would be an “at market” transaction;

•	Lucent would merge with a subsidiary of Alcatel, resulting in Lucent surviving as a U.S. subsidiary of a parent company organized in France;

•	the executive offices of the combined company would be located in Paris, France, and the global research and development headquarters and North American operating headquarters would be located in New Jersey;

•	the combined company would be renamed prior to closing of the transaction, and the name would not consist solely of “Lucent” or “Alcatel”;

•	Mr. Tchuruk would be non-executive chairman of the board of directors of the combined company, and Ms. Russo would be the chief executive officer of the combined company;

•	the board of directors of the combined company would be comprised of 14 directors, including: (i) six directors designated by Alcatel (including Mr. Tchuruk), (ii) six directors designated by Lucent (including Ms. Russo) and (iii) two persons (one French and one European) who would qualify as independent directors and who would be mutually agreed upon by Alcatel and Lucent;

•	no director of the combined company would have a tie-breaking vote;

•	the board of directors of the combined company would have four committees with equal representation from each of the Alcatel and Lucent board designees, and committee chairmen would be evenly split between Alcatel and Lucent;

•	for a three-year period following the completion of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company would be required to remove the chairman or the chief executive officer of the combined company and to decide on any replacement;

•	for a one-year period following the close of the merger, at least a 66 2/3 % vote of the board of directors of the combined company and the nominating committee would be required to fill any vacancy on the board of directors;

•	to the extent practicable, board meetings would be split evenly between France and the United States;

•	when the roles of non-executive chairman and chief executive officer are held by separate persons, the age limit applicable to the non-executive chairman would be that applied to all of the directors;

•	the parties would identify key members of the management team of the combined company prior to signing a definitive agreement; and

•	the parties would discuss necessary and appropriate retention arrangements and force reductions.
      On March 14, 2006, Alcatel, through its legal advisor Skadden, delivered a draft merger agreement to Lucent, through its legal advisor Wachtell Lipton, for review and negotiation. From March 14, 2006 through April 2, 2006, representatives of Lucent and Wachtell Lipton reviewed and revised the draft merger agreement.
      At a telephonic meeting of the Lucent board of directors on March 18, 2006, Lucent’s management briefed the Lucent board of directors on the status of discussions with Alcatel. At the meeting, Lucent’s management discussed with the board of directors, among other things, the agreed upon non-binding principles discussed above. Thereafter, the Lucent board of directors authorized Lucent management to engage in further discussions with Alcatel consistent with such non-binding principles.
      In mid-March, 2006, Alcatel informed Lucent that it was also exploring engaging in a potential transaction with Thales Group, pursuant to which Alcatel would contribute assets to Thales in exchange for additional shares of Thales capital stock. Alcatel explained to Lucent that the terms of the transaction had not yet been agreed and were the subject of ongoing negotiations between Thales and Alcatel, but that Alcatel expected that the transaction would be publicly announced and that a definitive agreement would be executed with respect to that transaction after the execution and announcement of an agreement between Alcatel and Lucent. Alcatel agreed that it would keep Lucent reasonably apprised of material developments in its discussion with Thales.
      Concurrently with the review and discussions regarding the draft merger agreement, representatives of Alcatel, Lucent, Skadden, Wachtell Lipton and Darrois Villey Maillot & Brochier, Lucent’s special French counsel, conducted due diligence investigations with respect to Lucent’s and Alcatel’s business, legal, regulatory, tax and other matters. On March 20, 21 and 22, 2006, members of Alcatel’s and Lucent’s respective senior management and their respective legal and financial advisors attended meetings in New York City to conduct due diligence and to discuss the major terms of the transaction, including workforce reductions and synergy opportunities.
      During late afternoon on March 23, 2006, Lucent was contacted by the press to confirm rumors that merger discussions were taking place between Alcatel and Lucent, which Lucent and Alcatel learned would be reported in the press later that day. In response, later that evening, Alcatel and Lucent issued a joint press release stating:

We can confirm that Lucent (NYSE: LU) and Alcatel (NYSE: ALA) are engaged in discussions about a potential merger of equals that is intended to be priced at market. There can be no assurances that any agreement will be reached or that a transaction will be consummated. We will have no further comment until an agreement is reached or the discussions are terminated.
      Following the announcement, Alcatel and Lucent determined the formula for the proposed exchange ratio, which was to be calculated to reflect an “at market” transaction based on the average prices of Alcatel

ADSs and Lucent common stock over a period ending on March 23, 2006. Alcatel and Lucent also had extensive discussions during this time with respect to contractual issues, including either party’s ability to have discussions with potential third-party acquirers, the size of termination fees, the nature and extent of representations and warranties to be given by each company, the extent of each company’s obligation to obtain regulatory approval for the transaction, the definition of “material adverse effect” and the conditions to closing.
      On March 27, 2006, the Lucent board of directors met by telephone to consider the proposed transaction. At the meeting, Lucent’s management reviewed the terms, strategic rationale and financial implications of the transaction. Management then reviewed Alcatel’s business operations and presented preliminary results of its business, accounting, legal and tax due diligence of Alcatel. Management also presented for the board’s consideration potential alternatives to a merger with Alcatel, including Lucent remaining an independent company or pursuing strategic acquisitions. Following extended discussion and review of the proposed transaction and Lucent’s strategic alternatives, the Lucent board authorized further discussions with Alcatel.
      The Alcatel board of directors met on March 30, 2006 to consider and discuss the proposed transaction with Lucent. At the meeting, Alcatel’s management presented the preliminary results of its business and financial due diligence on Lucent, including a review of Lucent’s human resources and compensation policies, and described the expected financial implications of the merger. Representatives from Goldman Sachs, Alcatel’s financial advisor, provided certain financial analyses with respect to the transaction. Representatives of Skadden reviewed the terms of the proposed merger agreement, including the governance terms, covenants, conditions to completion of the merger and termination provisions. Following extended discussion and review with its legal and financial advisors, the Alcatel board authorized further discussions with Lucent for the purpose of determining whether an agreement could be reached on acceptable terms.
      On March 30, 2006, the Lucent board of directors met again to consider the proposed transaction. At the meeting, Lucent’s management updated the board on its discussions with Alcatel and reviewed the strategic rational of the transaction. Lucent’s legal counsel, Wachtell Lipton, described the terms of the merger agreement and governance arrangements proposed to be entered into in connection with the merger. Representatives from JPMorgan and Morgan Stanley, Lucent’s financial advisors, provided a financial analysis of the transaction, including a discussion of alternatives to the transaction, the value and liquidity of the securities proposed to be offered by Alcatel, and the strategic benefits of the proposed transaction. Following extended discussion and review of the proposed transaction the Lucent board of directors authorized further discussions with Alcatel for the purpose of determining whether an agreement could be reached on acceptable terms.
      The Lucent board of directors had a telephonic meeting on April 1, 2006, and received an update on the discussions. The Lucent board of directors was informed that there had been progress on the contractual discussions. In addition, at the meeting, each of JPMorgan and Morgan Stanley, Lucent’s financial advisors, rendered its oral opinion, subsequently confirmed in writing, that, as of April 1, 2006 and based upon and subject to the various considerations set forth in each opinion, in the case of JPMorgan’s opinion, the exchange ratio in the proposed merger was fair from a financial point of view to the holders of shares of Lucent common stock and, in the case of Morgan Stanley’s opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Lucent common stock (other than Alcatel or any of its subsidiaries or affiliates). A description of these opinions appears under “The Merger — Opinion of JPMorgan, Financial Advisor to Lucent” and “The Merger — Opinion of Morgan Stanley, Financial Advisor to Lucent,” respectively. The Lucent board of directors authorized Lucent management to continue its discussions with Alcatel’s management.
      In the early morning of April 2, 2006, Lucent, Alcatel and their respective legal advisors finalized a proposed merger agreement to be executed. Shortly thereafter, a meeting of the Alcatel board of directors was convened to consider whether to approve the merger agreement. At the meeting, Mr. Tchuruk informed the Alcatel board of directors that the merger agreement had been finalized. Management and the board then reviewed certain aspects of the proposed transaction, including the final exchange ratio, the conditions to closing, the status of discussions with Thales and the need for a retention plan for certain members of Lucent’s management. In addition, at the meeting, Goldman Sachs, Alcatel’s financial advisor, delivered its written opinion, that, as of April 2, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio pursuant to the proposed merger agreement was fair from a financial point of view to Alcatel. A description of this opinion appears under “The Merger — Opinion of Goldman Sachs, Financial Advisor to Alcatel.” The Alcatel board of directors unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement.
      After completion of the Alcatel board meeting, on the morning of April 2, 2006, the Lucent board of directors held a telephonic meeting, to consider whether to approve the merger agreement. At the meeting, the Lucent directors received an update on the progress of the merger discussions and reviewed the current status of the Thales transaction with Lucent’s legal and financial advisors. In addition, Ms. Russo informed the Lucent board of directors that the Alcatel board of directors had approved the merger, and that the merger agreement had been finalized. Lucent’s legal counsel, Wachtell Lipton, reviewed with the directors the resolutions to approve the merger. Following deliberations, the Lucent board of directors resolved unanimously that the merger agreement and the merger represent a transaction that is advisable for, fair to and in the best interests of Lucent and the Lucent stockholders and approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and further resolved unanimously to recommend that the Lucent stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement. Promptly after the meetings of the boards of directors of Alcatel and Lucent, the management of Alcatel and Lucent executed the merger agreement and issued a joint press release announcing the transaction.
      Subsequent to the announcement of the execution of the merger agreement, Alcatel continued to hold discussions with Thales about a possible transaction with Thales. On April 5, 2006, Alcatel announced that the Thales board of directors approved of a transaction with Alcatel. The transaction would be subject to the approval of the Alcatel board of directors within the framework of its proposed merger with Lucent, as well as the approval of its partner in satellite activities, Finmeccanica, as well as regulatory approvals.
      On April 26, 2006, the Alcatel board of directors met and approved the Thales transaction, subject to final documentation.
      On May 2, 2006, the Lucent board of directors received an update from Lucent’s management and its legal and financial advisors on the progress of the merger as well as the current status of the proposed Thales transaction.
Alcatel’s Reasons for the Merger
      In reaching its conclusion to approve the merger and the merger agreement and recommend that Alcatel shareholders vote FOR approval of the issuance of Alcatel ordinary shares in connection with the merger, the issuance of Alcatel ordinary shares for delivery upon exercise of Lucent stock options, warrants, convertible debt and equity-based awards, the adoption of new Alcatel bylaws and the election of the new members of Alcatel’s board of directors, all as required pursuant to the merger agreement, the Alcatel board of directors considered a number of factors, including the following:

Strategic Considerations
      The Alcatel board of directors considered a number of factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	the merger will create a leader in the fast-growing communications networks, applications and services industry, with leading positions in third-generation wireless, broadband access, optical networks, and applications;

•	the increased scope and global scale of the combined company, including the fact that the combined company will employ one of the largest and most extensively deployed services and support organizations in the communications industry, will help the combined company to keep pace with the rapid changes and increased competition in the communications industry;

•	the merger will create one of the largest research and development capabilities focused on communications;

•	the combined company will have an experienced international management team, combining the skills of highly regarded business leaders from each of Lucent and Alcatel;

•	the complementary aspects of the products and regions of Alcatel and Lucent will give the combined company greater geographical revenue balance and a strong position for expansion into emerging regions;

•	the combined company will have a global customer base and strong relationships with the world’s largest providers of telecommunications services; and

•	Alcatel’s customers will be better served by the combined company through an expanded scope of products, end-to-end solutions and services;

Financial Considerations
      The Alcatel board of directors also considered a number of financial factors pertaining to the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	the merger is expected to result in annual pre-tax cost savings and expense synergies of $1.7 billion, achievable within three years following the completion of the merger, with the substantial majority of these savings expected to become available in the first two years following the completion of the merger;

•	the merger is expected to have a positive impact on the combined company’s adjusted earnings per share (meaning earnings per share adjusted to exclude all merger integration costs, non-cash expenses for depreciation and amortization of assets resulting from the allocation of the purchase price, and other non-recurring items as described under the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement/prospectus) in the first year following the effective time; and

•	Lucent’s leading position in the IP Multimedia Subsystems standard, combined with Alcatel’s portfolio of products and applications, will enhance opportunities for future revenue growth.

Other Transaction Considerations
      The Alcatel board of directors also considered a number of additional factors as generally supporting its decision to enter into the merger agreement, including the following:

•	the information concerning Alcatel’s and Lucent’s respective historic businesses and financial results and prospects, including the results of Alcatel’s due diligence investigation of Lucent;

•	Alcatel’s management’s assessment that it can, working with Lucent managers and employees, effectively and efficiently integrate the Lucent businesses with the similar Alcatel businesses;

•	the fact that the board of directors of the combined company will include an equal number of designees from the Alcatel board of directors and designees from the Lucent board of directors, and that key members of senior management of Alcatel were expected to play a significant role in the management of the combined company;

•	the fact that the executive offices of the combined company will be located in France;

•	the fact that Alcatel’s employees will have the opportunity to work across a larger company and benefit from the better competitive position of the combined company;

•	the opinion of Alcatel’s financial advisor, Goldman Sachs, that, as of April 2, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to Alcatel;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in Alcatel’s stock price between signing and closing; and

•	the terms of the merger agreement that create a strong commitment on the part of Lucent to complete the merger.

Risks
      The Alcatel board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the risks of integrating the operations of two businesses the size of Lucent and Alcatel, including the risks that integration costs may be greater, and synergy benefits lower, than anticipated by Alcatel management;

•	the risk that the value of the Alcatel ADSs following completion of the merger may be adversely affected if the combined company fails to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger, or if there are delays in the integration process;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the projected financial results of the combined company;

•	the fact that Lucent’s pension and other post-retirement benefits liabilities may be larger than currently anticipated;

•	the terms of the merger agreement that create a strong commitment on Alcatel to complete the merger; and

•	the risks of the type and nature described above under “Risk Factors.”
      The Alcatel board of directors recognized that there can be no assurance about future results, including results expected or considered in the factors listed above. The Alcatel board of directors concluded, however, that the potential advantages of the merger outweighed its risks.
      The foregoing discussion of the information and factors considered by the Alcatel board of directors is not exhaustive, but includes the material factors considered by it. The Alcatel board of directors did not quantify or assign relative weights to the specific factors considered in reaching the determination to recommend that Alcatel shareholders vote FOR approval of the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement. In addition, individual directors may have given different weights to different factors. This explanation of Alcatel’s reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
      After careful consideration, the Alcatel board of directors unanimously resolved that the merger and the other transactions contemplated by the merger agreement, including the issuance of Alcatel ordinary shares, are advisable and approved the merger agreement.
Recommendation of the Lucent Board of Directors and Its Reasons for the Merger
      By unanimous vote, the Lucent board of directors, at a meeting held on April 2, 2006, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Lucent stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Lucent board of directors unanimously recommends that the Lucent stockholders vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at the Lucent special meeting.
      In reaching this decision, the Lucent board of directors consulted with Lucent’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Lucent board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Lucent board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of Lucent’s reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Strategic Considerations
      The Lucent board of directors considered a number of factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	its expectation that the combined company would be the world’s first truly global communications networking company, with:

•	the scale to maintain leadership across major networking technologies;

•	one of the largest research and development capabilities in the industry;

•	deep relationships with the world’s largest service providers; and

•	the most extensive globally deployed services and support capabilities;

•	its expectation that the combined company would be a more effective and efficient provider of mobility, optical, access, data and voice networking technologies and services;

•	its expectation that the combination would make it a first-mover in the consolidating global communications networking industry; and

•	its view of the anticipated strategic fit between Lucent and Alcatel, which the Lucent board of directors believed will provide the combined company with significantly greater capabilities and competitiveness than either company has, or could develop, on its own, including:

•	greater financial, technical, research and development, network and marketing resources to better serve its customers, and the acceleration of the introduction of new and improved products and services for those customers;

•	greater ability to develop next generation products and services; and

•	the expectation that the enhanced capabilities of the combined company would make it a more attractive strategic partner for companies with national or international business models.

Financial Considerations
      The Lucent board of directors also considered a number of financial factors pertaining to the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	based upon the advice of Lucent management who had discussions with Alcatel management, the significant synergies that could result from the transaction, including:

•	approximately $1.7 billion in annual pre-tax cost synergies within three years, with a substantial majority of these savings expected to become available in the first two years after the completion of the merger; and

•	the mutual identification of multiple sources of synergies by Lucent’s and Alcatel’s management teams;

•	the financial terms of the transaction, including:

•	the fixed exchange ratio of 0.1952 of an Alcatel ADS for each share of Lucent common stock;

•	the earnings, cash flow and balance sheet impact of the proposed merger, as well as the historical financial performance of Lucent and the historical trading price of its common stock; and

•	the expectation that Lucent stockholders will hold approximately 40% of the outstanding ordinary shares of the combined company immediately after closing and will have the opportunity to share in the future growth and expected synergies of the combined company, while retaining the flexibility of selling all or a portion of those shares for cash into a very liquid market at any time; and

•	the financial analyses and opinions of each of JPMorgan and Morgan Stanley, Lucent’s financial advisors, that, as of April 1, 2006, and based upon and subject to the factors, assumptions, matters, procedures, qualifications and limitations set forth in each opinion, in the case of JPMorgan’s opinion, the exchange ratio was fair, from a financial point of view, to holders of shares of Lucent common stock and in the case of Morgan Stanley’s opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Lucent common stock (other than Alcatel or any of its subsidiaries or affiliates) (see “The Merger — Opinion of JPMorgan, Financial Advisor to Lucent” and “The Merger — Opinion of Morgan Stanley, Financial Advisor to Lucent”).

Other Transaction Considerations
      The Lucent board of directors also considered a number of additional factors as generally supporting its decision to enter into the merger agreement, including the following:

•	its view after consultation with Lucent’s management and financial advisors that based upon information then available (including the fact that the existence of the merger discussions with Alcatel were publicly disclosed on March 23, 2006 and no other potential acquirer had contacted Lucent since such disclosure) it was unlikely that there would be available an alternative transaction, if one were to be pursued, that would provide greater value to the Lucent stockholders than the merger with Alcatel;

•	the ability under the merger agreement of Lucent under certain circumstances to provide non-public information to, and engage in discussions with, third parties that propose an alternative transaction;

•	its view that the terms of the merger agreement, including the termination fee, would not preclude a proposal for an alternative transaction involving Lucent;

•	its view after consultation with Lucent’s financial and legal advisors that, as a percentage of the merger consideration at the time of the announcement of the transaction, the termination fee was within the range of termination fees provided for in recent large acquisition transactions;

•	the proposed management arrangements of the combined company under which:

•	the chief executive officer of Alcatel would be non-executive chairman of combined company, and the chief executive officer of Lucent would be the chief executive officer of the combined company;

•	the board of directors of the combined company would be comprised of 14 directors, including: (i) six directors designated by Alcatel (including the chief executive officer of Alcatel), (ii) six directors designated by Lucent (including the chief executive officer of Lucent) and (iii) two persons (one French and one European) who would qualify as independent directors and who would be mutually agreed upon by Alcatel and Lucent;

•	no director of the combined company would have a tie-breaking vote;

•	the board of directors of the combined company would have four committees with equal representation from each of the Alcatel and Lucent board designees, and committee chairmen would be evenly split between Alcatel and Lucent;

•	for a three-year period following the close of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company would be required to remove the chairman and the chief executive officer of the combined company and to decide on any replacement;

•	for a one-year period following the close of the merger, at least a 66 2/3 % vote of the board of directors of the combined company and the nominating committee would be required to fill any vacancy on the board of directors;

•	to the extent practicable, board meetings would be split evenly between France and the United States;

•	the revision of the bylaws and board rules of Alcatel to effect the foregoing;

•	the executive offices of the combined company would be located in Paris, France, and the principal offices of the activities of Lucent currently known as “Bell Laboratories” (which shall be the Global Research and Development headquarters of the combined company) and the North American operating headquarters of the combined company shall be located in the State of New Jersey, United States; and

•	the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, the exchange by Lucent stockholders of their shares of Lucent common stock for Alcatel ADSs in the merger generally would be tax-free to Lucent stockholders.

Risks
      The Lucent board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the price of Alcatel ADSs at the time of closing could be lower than the price as of the time of signing, and accordingly, the value of the consideration received by Lucent stockholders in the merger could be materially less than the value as of the date of the merger agreement;

•	the Lucent stockholders would receive ADSs issued by a foreign company instead of common stock of a domestic company;

•	because some existing holders of Alcatel ordinary shares and Alcatel ADSs may be entitled to two votes for every share they hold if they held such shares for at least three years, the percentage of the voting rights of Lucent stockholders in the combined company following the merger could be less than the percentage of the outstanding share capital of the combined company received by Lucent stockholders in the merger;

•	the difficulties and challenges inherent in completing a merger and integrating the businesses, especially since the businesses currently reside in different national jurisdictions;

•	the risk that the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the timeframes expected;

•	given the size of the combined company and the mix of assets it will own, the challenges that it will face in continuing to grow its revenues profitably;

•	the risks of the type and nature described above under “Risk Factors”;

•	the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the merger (and that the merger ultimately may not be completed as a result of material adverse conditions imposed by regulatory authorities or otherwise);

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative transactions with Lucent, including:

•	the restriction on Lucent’s ability to solicit proposals for alternative transactions;

•	the requirement that Lucent provide Alcatel the right to obtain information with respect to proposals for alternative transactions;

•	the requirement that the Lucent board of directors submit the merger agreement to the Lucent stockholders for approval in certain circumstances, even if the Lucent board of directors withdraws its recommendation for the Merger; and

•	the requirement that Lucent pay a termination fee of $250 or $500 million to Alcatel in certain circumstances following the termination of the merger agreement, including if Alcatel terminates the merger agreement as a result of the Lucent board of directors’ withdrawal of its recommendation for the Merger or its recommendation of an alternative transaction or the Lucent stockholders failing to approve the merger in light of a publicly announced alternative transaction (See “The Merger Agreement — Termination Fee”);

•	certain of Lucent’s directors and officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of the Lucent stockholders (see “The Merger — Interests of Directors and Executive Officers of Lucent in the Merger”);

•	the fees and expenses associated with completing the merger;

•	the risk that certain members of Lucent senior management or Alcatel senior management might choose not to remain employed with the combined company;

•	the risk that either the Lucent stockholders or the Alcatel shareholders may fail to approve the merger;

•	the risk that a significant number of Lucent stockholders may cease to hold stock in the combined company because the combined company might be a foreign private issuer or a company whose executive offices are not in the United States and that is not incorporated in the United States; and

•	the risk and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement on Lucent’s ability to take certain actions during the period prior to the closing of the merger agreement (which may delay or prevent Lucent from undertaking business opportunities that may arise pending completion of the merger), the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these on Lucent’s business and relations with customers and service providers.
      The Lucent board of directors weighed the potential benefits, advantages and opportunities of a merger and the risks of not pursuing a transaction with Alcatel against the risks and challenges inherent in the proposed merger. The Lucent board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Lucent board of directors concluded that the potential benefits outweighed the risks of consummating the merger with Alcatel.
      After taking into account these and other factors, the Lucent board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interest of the Lucent stockholders, approved the merger with Alcatel and the other transactions contemplated by the merger agreement, and approved and adopted the merger agreement.
Opinion of Goldman Sachs, Financial Advisor to Alcatel
      On April 2, 2006, Goldman Sachs delivered its written opinion to the Alcatel board of directors that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Alcatel.
      The full text of the written opinion of Goldman Sachs, dated April 2, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Alcatel board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Lucent common stock, Alcatel ADSs or Alcatel ordinary shares should vote with respect to the merger or any issuance of Alcatel ordinary shares.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Forms 20-F and 10-K of Alcatel and Lucent, respectively, for the five fiscal years ended December 31, 2005 and September 30, 2005, respectively;

•	certain interim reports to shareholders of Alcatel and certain interim reports and quarterly reports on Form 10-Q for Lucent;

•	certain other communications from Alcatel and Lucent to their respective stockholders;

•	the Document de Référence for Alcatel;

•	certain internal financial analyses and forecasts for Lucent prepared by Lucent’s management; and

•	certain internal financial analyses and forecasts for Alcatel and Lucent prepared by Alcatel’s management, which are referred to as the Forecasts, including certain cost savings and operating synergies projected by the managements of Alcatel and Lucent to result from the merger, which are referred to in this section as the Synergies.
      Goldman Sachs also held discussions with members of the senior management of Alcatel and Lucent regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Alcatel and Lucent. In addition, Goldman Sachs reviewed the reported price and trading activity for the Alcatel ADSs and Alcatel ordinary shares and the Lucent common stock, compared certain financial and stock market information for Alcatel and Lucent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax, pension and other post-employment benefit obligations and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. Goldman Sachs assumed, with the consent of Alcatel’s board of directors, that the Forecasts prepared by the management of Alcatel and Synergies prepared by the managements of Alcatel and Lucent were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Alcatel and Lucent. Goldman Sachs also assumed that all governmental, regulatory or other consents or approvals necessary for the completion of the merger would be obtained without any adverse effect on Alcatel or Lucent or on the expected benefits of the merger in any way meaningful to its analyses. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Alcatel or Lucent or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion did not address the underlying business decision of Alcatel to engage in the merger, and Goldman Sachs was not expressing any opinion as to the prices at which Alcatel ADSs or Alcatel ordinary shares would trade at any time.
      The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Alcatel in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 2, 2006 and is not necessarily indicative of current market conditions.

      Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the Lucent common stock for the latest twelve-month period ended March 23, 2006, the day before news concerning a potential combination was reported in the press, following which Alcatel and Lucent issued a joint press release confirming the existence of discussions and negotiations between them, both in terms of absolute share price performance and in terms of relative share price performance. The relative share price performance of Lucent was examined in relation to the Selected Companies (as hereinafter defined) and Alcatel and in relation to the S&P 500 Index and the S&P 500 Telecom Index.
      Goldman Sachs also reviewed the historical trading prices for the Alcatel ordinary shares and the Alcatel ADSs for the latest twelve-month period ended March 23, 2006, both in terms of absolute share price performance and in terms of relative share price performance. The relative share price performance of Alcatel was examined in relation to the Selected Companies and Lucent and in relation to the CAC 40 Index and the DJ Eurostoxx Telecom Index.
      In addition, Goldman Sachs reviewed the share price performance of Alcatel ordinary shares as well as the share price performance of Alcatel ADSs relative to Lucent common stock, in each case, during the day of March 24, 2006. Goldman Sachs also reviewed the share price performance of Alcatel ordinary shares, Alcatel ADSs and Lucent common stock during the period of March 23, 2006 through March 29, 2006.
      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Alcatel and Lucent to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the communications technology industry, of which each is referred to as a Selected Company and collectively as the Selected Companies:

•	Cisco Systems Inc.;

•	L.M. Ericsson Telephone Co.;

•	Nokia Corp.;

•	Nortel Networks Corp.;

•	Motorola Inc.; and

•	Siemens AG.
      Although none of the Selected Companies is directly comparable to Alcatel or Lucent, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Alcatel and Lucent.
      Goldman Sachs calculated and compared various financial multiples and ratios for the Selected Companies, Alcatel and Lucent based on information that it obtained from (i) public filings and estimates of the Institutional Brokers Estimate System, or IBES, with respect to the Selected Companies, and, where indicated, Alcatel and Lucent, (ii) Alcatel management with respect to Alcatel and Lucent, where indicated. With respect to the Selected Companies, Alcatel and Lucent, Goldman Sachs calculated estimated enterprise value to estimated calendar year 2008 revenue ratios. Goldman Sachs also calculated estimated price to estimated calendar year 2008 earnings per share ratios. The following table presents the results of this analysis with respect to Lucent:

				Lucent
				(Alcatel
				View
	Selected Companies		Lucent	Including
			(Alcatel	Pension	Lucent
	Range	Median	View)	Credit)	(IBES)

2008 Enterprise Value/Revenue Ratios	0.77x-3.32x	1.21x	1.49	1.49	1.34
2008 Price/ Earnings Ratios	10.8-16.2x	14.9x	40.2	14.3	12.0

-	Selected Companies includes, in addition to the companies listed above, Alcatel.

-	Selected Companies and Lucent (IBES) numbers based on median of IBES estimates.

-	Lucent (Alcatel View) numbers based on forecasts of Alcatel management, which exclude the gross pension credit; Lucent (Alcatel View Including Pension Credit) numbers based on forecasts of Alcatel management, which include the gross pension credit.

-	Based on market data as of market close of March 23, 2006.

-	Balance sheet data as of latest company filings and financial reports.

-	Range represents minimum and maximum of Selected Companies multiples.
     The following table presents the results of this analysis with respect to Alcatel:

	Selected Companies		Alcatel
			(Management
	Range	Median	View)		Alcatel (IBES)

2008 Enterprise Value/Revenue Ratios	0.77x-3.32x	1.34x	1.06	x	1.06	x
2008 Price/ Earnings Ratios	10.77x-16.2x	13.3x	18.6	x	15.8	x

-	Selected Companies includes, in addition to the companies listed above, Lucent.

-	Selected Companies and Alcatel (IBES) numbers based on median of IBES estimates.

-	Alcatel (Management View) numbers based on Alcatel management plan dated March 27, 2006.

-	Based on market data as of market close of March 23, 2006.

-	Balance sheet data as of latest company filings and financial reports.

-	Range represents minimum and maximum of Selected Companies multiples.
     Historical Exchange Ratio Analysis. For the period from March 23, 2005 through March 28, 2006, Goldman Sachs computed the daily implied exchange ratios of closing stock market prices of Alcatel ADSs to Lucent common stock and compared it to the fixed exchange ratio of Alcatel ADSs to Lucent common stock of 0.1952x. Goldman Sachs also computed the daily implied ownership of Alcatel in the combined entity (assuming 1,383.8 million Alcatel ordinary shares (diluted) and 4,716.2 million Lucent common stock (diluted)) based on the above daily exchange ratios during the period from March 23, 2005 through March 28, 2006, as compared to a fixed ownership percentage of 60.1% (diluted, based on the 0.1952x fixed exchange ratio). The following table presents the results of these analyses:

	Implied Exchange Ratio	Implied Ownership
Time Period (up to	of Alcatel ADSs to	Percentage of Alcatel in
March 23, 2006)	Lucent Common Stock	Combined Entity

Fixed	0.1952x	60.1%
March 23, 2006	0.1825x	61.6%
Last Month	0.2001x	59.5%
Last 3 Months	0.2001x	59.5%
Last 6 Months	0.2170x	57.6%
Last 12 Months	0.2312x	56.0%
Minimum	0.1825x	61.6%
Maximum	0.2779x	51.4%

      Contribution Analysis. Goldman Sachs reviewed the estimated future operating and financial information including, among other things, sales, earnings before interest, taxes, depreciation and amortization (or EBITDA), earnings before interest and taxes (or EBIT) and net income of Alcatel, Lucent and the combined entity resulting from the merger based, in the first instance, on Alcatel management’s assumptions for Alcatel and Lucent, which exclude gross pension credits but include related pension and other benefits service costs and assume a € /$ exchange rate of 0.8333 as per Alcatel management’s business plan, and, in the second instance, on the median of estimates from IBES, which include pension credits. The following tables present the results of this analysis:

	Alcatel Contribution (Alcatel View Excluding
	Pension Credit)

	Sales	EBITDA*	EBIT*	Net Income*

2006E	63.9%	67.8%	75.4%	92.3%
2007E	65.3%	67.3%	73.4%	84.3%
2008E	66.4%	67.6%	71.4%	77.7%
2009E	68.0%	71.1%	75.0%	83.5%

*	Post restructuring costs.

-	Excludes gross pension credits, includes pension and other benefits service costs.

	Alcatel Contribution (IBES)

	Sales	EBITDA	EBIT	Net Income

2006E	64.0%	57.2%	57.4%	57.7%
2007E	64.3%	58.2%	56.5%	57.4%
2008E	64.0%	58.8%	58.7%	54.9%
The analysis also indicated that, at share prices as of March 23, 2006, holders of Alcatel ordinary shares represented 61.6% of the combined outstanding common equity and 58.5% of the combined enterprise value. In conducting this analysis, Alcatel’s market capitalization was calculated based on 1,383.8 million diluted number of shares for Alcatel and a share price of €12.85 as of March 23, 2006, Lucent’s market capitalization was calculated based on 4,716.2 million diluted number of shares for Lucent and a share price of $2.82 as of March 23, 2006, the market capitalization and enterprise value of Lucent were converted into euros at a € /$ exchange rate of 0.8345 as of March 23, 2006, and net debt was calculated to include minority interests and was unadjusted for unfunded pension liabilities.
      Synergies Analysis. Goldman Sachs reviewed the impact of the estimated pre-tax operating synergies, including revenues synergies and cash restructuring costs, for calendar years 2007, 2008, 2009 and 2010, which estimates were provided by the managements of Alcatel and Lucent.
      Based on the synergy estimates provided by Alcatel and Lucent managements, Goldman Sachs analyzed the value of 100% of the synergies (post cash restructuring costs) using discounted cash flows analysis and multiples analysis. Using discounted cash flows analysis, Goldman Sachs calculated illustrative net present value indications of the synergies to be equal to €10.7 billion (including €1.2 billion of incremental value due to management forecasts concerning the acceleration of use of net operating losses or NOLs), assuming an illustrative discount rate of 10.6% (blended weighted average cost of capital or WACC of Alcatel and Lucent assuming a tax rate of 30%), and €12.9 billion, assuming an illustrative discount rate of 11.2% (blended WACC of Alcatel and Lucent assuming a tax rate of 0%). In both illustrative net present value indications, Goldman Sachs calculated illustrative terminal values for year 2010 based on a perpetuity growth rate of 1.5%. Using multiples analysis, Goldman calculated illustrative value indications of the synergies to be €15.7 billion by applying Alcatel’s estimated 2007 P/ E multiple of 16.6x to Alcatel management’s forecast of run-rate synergies post-tax (using a 15% tax rate as per Alcatel’s estimate) and discounting this value to year 2007 using an illustrative Alcatel WACC of 9.76%, and €12.4 billion by applying Lucent’s estimated 2007 P/ E multiple of 13.9x to Alcatel management’s forecast of run-rate synergies post-tax (using a 15% tax rate as per Alcatel’s estimate) and discounting this value to year 2007 using an illustrative Lucent WACC of 11.24%. In comparison, the market capitalization of Lucent as of March 23, 2006 was € 11.1 billion (based on Lucent share price of $2.82 as of March 23, 2006, a diluted number of shares of 4,716.2 million and a € /$ exchange rate of 0.8345 as of March 23, 2006).
      Accretion/ Dilution Analysis. Goldman Sachs analyzed the pro forma financial effects of the merger on Alcatel’s estimated earnings per share using: (1) estimates of earnings for Alcatel and Lucent based on the views of Alcatel management using the fully diluted number of shares and (2) estimates of earnings for Alcatel and Lucent based on IBES estimates. For calendar years 2007, 2008 and 2009, Goldman Sachs compared the projected earnings per share of Alcatel common stock, on a standalone basis, to the projected earnings per share of the combined company. This analysis indicated that the proposed merger would be accretive to Alcatel’s shareholders on an earnings per share basis for all three years analyzed, assuming inclusion of revenue synergies and operating synergies with respect to operating expenses, marketing, sales and capital expenditures, exclusion of transaction restructuring costs and exclusion of any non-cash purchase accounting adjustments related to the amortization of intangibles. The following table summarizes the results of this analysis:

Cash EPS Accretion/Dilution

		Alcatel View
		(Excluding
		Pension Income
		and Using Diluted
	IBES	Number of Shares)

2007E	28.3%	3.6%
2008E	61.3%	38.4%
2009E	N/A	36.5%
The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Alcatel or Lucent or the contemplated merger.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Alcatel’s board of directors as to the fairness from a financial point of view of the exchange ratio. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Alcatel, Lucent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
      The exchange ratio was determined through arm’s length negotiations between Alcatel and Lucent and was approved by the Alcatel board of directors. Goldman Sachs provided advice to Alcatel during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Alcatel or the Alcatel board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
      As described above, Goldman Sachs’ opinion to the Alcatel board of directors was one of many factors taken into consideration by the Alcatel board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs and its affiliates have acted as financial advisor to Alcatel in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs and its affiliates have provided certain investment banking services to Alcatel from time to time, including having acted as co-managing underwriter of a public offering of 20,125,000 shares of Nexans, the cable and components segment of Alcatel, in June 2001. Goldman Sachs and its affiliates also may provide investment banking services to Alcatel and Lucent in the future. In connection with the above-described investment banking services, Goldman Sachs and its affiliates have received, and may receive, compensation.
      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Alcatel, Lucent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Alcatel, Lucent or their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The Alcatel board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to a letter agreement dated March 27, 2006, Alcatel engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Alcatel has agreed to pay Goldman Sachs a transaction fee of $20,000,000 and an additional fee of $5,000,000 payable at the discretion of Alcatel, a substantial portion of which is payable upon completion of the merger. In addition, Alcatel has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements and value added, sales, turnover, consumption or similar tax of any jurisdiction (if any), and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of JPMorgan, Financial Advisor to Lucent
      Pursuant to an engagement letter dated March 31, 2006, Lucent retained JPMorgan as its financial advisor in connection with the merger.
      At the meeting of the Lucent board of directors on April 1, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Lucent stockholders. No limitations were imposed by the Lucent board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.
      The full text of the written opinion of JPMorgan, dated April 1, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and review undertaken in connection with rendering its opinion, is included as Annex D to this proxy statement/prospectus. You are urged to read the opinion in its entirety.
      JPMorgan’s opinion is addressed to the Lucent board of directors, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any Lucent stockholder as to how such stockholder should vote with respect to the merger or any other matter. JPMorgan’s opinion did not address the underlying decision by Lucent or its board of directors to engage in the merger. The summary of the opinion of JPMorgan set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated March 30, 2006 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Lucent and Alcatel and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Lucent and Alcatel with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Lucent common stock and Alcatel ADSs and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Lucent and Alcatel relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (which are referred to in this section as the Synergies); and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.
      JPMorgan also held discussions with certain members of the managements of Lucent and Alcatel with respect to certain aspects of the proposed merger, and the past and current business operations of Lucent and Alcatel, the financial condition and future prospects and operations of Lucent and Alcatel, the effects of the merger on the financial condition and future prospects of Lucent and Alcatel, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
      In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Lucent and Alcatel or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Lucent or Alcatel under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In relying on analyses and forecasts provided to it, including the Synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Lucent and Alcatel to which such analyses or forecasts related. JPMorgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. JPMorgan also assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes, that the other transactions contemplated by the merger agreement would be consummated as described in the draft merger agreement, and that the merger agreement would not differ in any material respects from the draft merger agreement furnished to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any waiver of any condition to the completion of the merger contained in the merger agreement.
      JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of April 1, 2006. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to holders of Lucent common stock of the exchange ratio in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the proposed merger to, or any consideration of, the holders of any other class of securities, creditors or constituencies of Lucent or as to the underlying decision by Lucent to engage in the proposed merger. JPMorgan expressed no opinion as to the price at which Lucent common stock or Alcatel ADSs would trade at any future time.
      JPMorgan’s opinion notes that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Lucent or any other alternative transaction. JPMorgan’s opinion notes that on March 23, 2006, the parties publicly confirmed that they were in discussions regarding a potential business combination transaction.

Summary of Certain Financial Analyses Conducted by JPMorgan
      In connection with rendering its opinion to the Lucent board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by JPMorgan. In arriving at its fairness determination, JPMorgan considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, JPMorgan arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 31, 2006 and is not necessarily indicative of current market conditions.
      JPMorgan’s opinion and financial analyses were only one of the many factors considered by Lucent in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Lucent board of directors or management with respect to the proposed merger or the merger consideration.
      Historical Common Stock Performance. JPMorgan’s analysis of the performance of Lucent common stock and Alcatel ADSs comprised a historical analysis of their respective trading prices over the period from December 30, 2005 to March 31, 2006, the last trading day prior to the public announcement of the merger. During that three-month period, Lucent common stock achieved a closing price high of $3.09 per share and a closing price low of $2.50 per share on March 30, 2006 and January 23, 2006, respectively. During the same time period, Alcatel ADSs achieved a closing price high of $15.71 per share and a closing price low of $12.40 per share on March 30, 2006 and December 30, 2005, respectively. JPMorgan noted that the exchange ratio as calculated using the daily closing prices of Lucent common stock and Alcatel ADSs over the period from December 30, 2005 to March 31, 2006 ranged from a low of 0.183x to a high of 0.215x, compared to the merger exchange ratio of 0.1952x.
      The purpose of this historical stock trading analysis is to provide illustrative exchange ratios, or a measure of the relative market values of Lucent common stock to Alcatel ADSs for the periods specified.

      Exchange Ratio Premium Analysis. JPMorgan reviewed publicly available information relating to the following selected transactions:
          Sprint/ Nextel
          Regions Financial Corp./ Union Planters Corp.
          JPMorgan/ Bank One
          Biogen/ IDEC Pharmaceutical
          Phillips Petroleum/ Conoco
          Halifax/ Bank of Scotland
          First Union Corp/ Wachovia
          Phone.com/ Software.com
          Glaxo Wellcome/ SmithKline Beecham
          Monsanto/ Pharmacia & Upjohn
          PECO Energy/ Unicom
          Bell Atlantic/ GTE
          Norwest Corp./Wells Fargo
          Banc One/ First Chicago
          Travelers Group/ Citicorp
          Commercial Union Plc/ General Accident Plc
          TransCanada/ Nova Corp.
          CUC International/ HFS
          Grand Metropolitan/ Guinness
          Dean Witter — Discover/ Morgan Stanley Group
          Bell Atlantic/ NYNEX
          Upjohn/ Pharmacia
      JPMorgan calculated the exchange ratio premium/(discount) for the selected transactions relative to the implied exchange ratio based on average prices over the 30-day period before the official announcement of the transaction. For the selected transactions, the average 30-day exchange ratio premium was 2% and median 30-day exchange ratio premium was 1%. With respect to the proposed merger, JPMorgan noted the discount of the merger exchange ratio of 0.1952x to the implied exchange ratio based on Lucent common stock and Alcatel ADS average closing prices from March 1, 2006 to March 31, 2006 to be (1)%.
      Relative Contribution Analysis. JPMorgan reviewed the relative contribution of Lucent and Alcatel to the historical and forecasted revenue, EBITDA and net income of the combined company for the calendar years ending December 31, 2005 and December 31, 2006. The calendar year 2006 forecasted revenue, EBITDA and net income for both Lucent and Alcatel were based on management estimates. EBITDA means earnings before interest, taxes, depreciation and amortization. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger.

      JPMorgan adjusted the relative contribution percentages resulting from revenue and EBITDA to reflect the relative capital structures for each of Lucent and Alcatel. The adjusted relative contribution percentages resulting from revenue and EBITDA as well as the relative contribution percentages based on net income were used to determine the implied pro forma ownership percentages, which is referred to as PF Ownership, of the combined company for the common stockholders of Alcatel and Lucent. The PF Ownership percentages were used to determine the implied exchange ratio of each Lucent common stock to Alcatel ADSs. The following table presents the results of the relative contribution analysis:

	Percentage Implied Ownership of the
	Combined Company
			Implied Exchange
	Lucent Stockholders	Alcatel Shareholders	Ratio

Revenue
Calendar Year Ending December 31, 2005	32%	68%	0.142x
Calendar Year Ending December 31, 2006	33%	67%	0.152x
EBITDA
Calendar Year Ending December 31, 2005	42%	58%	0.204x
Calendar Year Ending December 31, 2006	44%	56%	0.220x
Net Income
Calendar Year Ending December 31, 2005	46%	54%	0.230x
Calendar Year Ending December 31, 2006	47%	53%	0.243x
      In addition, JPMorgan calculated the relative contribution percentages of Lucent and Alcatel to EBITDA and net income (presented as “Adjusted EBITDA” and “Adjusted Net Income”) of the combined company after adjusting to exclude the impact of certain expenses and credits related to pension and other post-retirement benefits for both Lucent and Alcatel. The following table presents the results of the analysis:

	Percentage Implied Ownership of the
	Combined Company
			Implied Exchange
	Lucent Stockholders	Alcatel Shareholders	Ratio

Adjusted EBITDA
Calendar Year Ending December 31, 2005	21%	79%	0.088x
Calendar Year Ending December 31, 2006	31%	69%	0.136x
Adjusted Net Income
Calendar Year Ending December 31, 2005	17%	83%	0.068x
Calendar Year Ending December 31, 2006	30%	70%	0.133x
      JPMorgan noted that the equity contribution implied by the merger exchange ratio of 0.1952x would be approximately 60% for Alcatel shareholders and approximately 40% for Lucent stockholders.
      Publicly Traded Comparable Company Analysis. JPMorgan compared the financial and operating performance of Lucent and Alcatel with publicly available information of selected publicly traded companies engaged in businesses which JPMorgan deemed relevant to Lucent’s and Alcatel’s businesses. The companies were as follows:

•	Cisco Systems

•	Nokia

•	Motorola

•	Ericsson

•	Nortel Networks Corp.

•	Juniper Networks

•	Tellabs
      These companies were selected, among other reasons, because they share similar business characteristics to Lucent and Alcatel. However, none of the companies selected is identical or directly comparable to Lucent or Alcatel. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.
      For each of the selected companies, JPMorgan calculated:

•	Firm Value divided by the estimated EBITDA for calendar years ending December 31, 2006 and December 31, 2007, which we refer to as Firm Value/ EBITDA multiple; and

•	Closing stock prices as of March 31, 2006/estimated earnings per share, or EPS, for calendar years ending December 31, 2006 and December 31, 2007, which is referred to as Price/ Earnings multiple.
      Firm value of a particular company was calculated as market value of the company’s equity (as of March 31, 2006); plus the value of the company’s indebtedness, capital leases, minority interest and preferred stock; minus the company’s cash and cash equivalents, marketable securities and equity investments.
      The estimates of EBITDA and EPS for each of the selected companies were based on publicly available estimates of certain securities research analysts.
      The following table reflects the results of the analysis:

Trading Multiples Analysis	Range	Median

Price/ Earnings (calendar 2006)	17.6x-27.1x	19.4x
Price/ Earnings (calendar 2007)	15.2x-22.7x	16.2x
Firm Value/ EBITDA (calendar 2006)	8.2x-17.2x	12.9x
Firm Value/ EBITDA (calendar 2007)	7.7x-12.3x	10.4x
Based on the Price/ Earnings multiple ranges set forth in the table above, this analysis implied a range for Lucent common stock of $3.00 to $3.50 per share and for Alcatel ADSs of $12.25 to $14.50 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.205x to 0.285x. Based on the Firm Value/ EBITDA multiple ranges set forth in the table above, this analysis implied a range for Lucent common stock of $3.00 to $3.75 per share and for Alcatel ADSs of $14.00 to $16.75 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.180x to 0.270x.
      JPMorgan repeated the analysis for both Lucent and Alcatel using Adjusted Net Income and Adjusted EBITDA. Based on the Price/ Earnings multiple ranges set forth in the table above, this adjusted analysis implied a range for Lucent common stock of $1.50 to $2.00 per share and for Alcatel ADS of $12.75 to $15.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.110x to 0.150x. Based on the Firm Value/ EBITDA multiple ranges set forth in the table above, this adjusted analysis implied a range for Lucent common stock of $2.00 to $2.50 per share and for Alcatel ADS of $14.25 to $17.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.115x to 0.175x. JPMorgan also noted that the merger transaction exchange ratio was 0.1952x.
      Discounted Cash Flow Analysis. JPMorgan calculated ranges of implied equity value per share for both Lucent common stock and Alcatel ADSs by performing discounted cash flow analysis based on management projections for the calendar year ending December 31, 2006 for both Lucent and Alcatel and using extrapolations of such projections for the calendar years ending December 31, 2007-2010, which were based on publicly available estimates of certain securities research analysts. The discounted cash flow analysis assumed a valuation date of March 31, 2006 and did not give effect to the impact of any synergies as a result of the proposed merger.
      A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of an asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the asset. “Present value” refers to the current value of one or more future cash payments, or cash flows, from an asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future cash flows from an asset at a particular point in time, and “unlevered free cash flows,” which refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs.
      In arriving at the estimated equity values per share of Lucent common stock and per Alcatel ADS, JPMorgan calculated terminal values as of December 31, 2010 by applying a range of perpetual free cash flow growth rates of 3.0% to 4.0% and a range of discount rates of 10.0% to 11.0%. The unlevered free cash flows of calendar years 2006 through 2010 and the terminal value were then discounted to present values using a range of discount rates of 10.0% to 11.0% in order to derive the unlevered enterprise values for each of Lucent and Alcatel. JPMorgan incorporated a risk premium to Alcatel’s and Lucent’s predicted weighted average cost of capital to take into account unique risks for the companies and the communications equipment industry as a whole.
      In arriving at the estimated equity values per share of Lucent common stock and Alcatel ADS, JPMorgan calculated the equity value for both Lucent and Alcatel by reducing the unlevered enterprise values of each of Lucent and Alcatel by the value of their respective indebtedness, capital leases, minority interest and preferred stock; and by adding the value of their respective cash and cash equivalents, marketable securities and equity investments. In addition, the equity values for both Lucent and Alcatel were adjusted to reflect the present value of tax benefits derived from the utilization of the net operating tax loss carry forwards in the future.
      Based on the assumptions set forth above, this analysis implied a range for Lucent common stock of $2.25 to $3.00 per share and for Alcatel ADSs of $13.00 to $16.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.145x to 0.230x. JPMorgan noted that the merger exchange ratio was 0.1952x.
      Exchange Ratio Analysis. JPMorgan analyzed the consideration to be received by the holders of Lucent common stock pursuant to the merger agreement by calculating the range of the implied exchange ratio of Lucent common stock to Alcatel ADSs for the various valuation methodologies described above. For the publicly traded comparable company analysis and the discounted cash flow analysis, JPMorgan compared the highest value per share of Lucent common stock to the lowest value per share of Alcatel ADSs to derive the highest implied exchange ratio. JPMorgan also compared the lowest value per share of Lucent common stock to the highest value per share of Alcatel ADSs to derive the lowest implied exchange ratio. The results of this analysis are as follows:

Range of Implied
Exchange Ratio

Historical Common Stock Performance (12/30/2005 to 3/31/2006)	0.183x-0.215x
Publicly traded comparable company analysis:
Firm value/ EBITDA	0.180x-0.270x
Firm value/ Adjusted EBITDA	0.115x-0.175x
Price/ Earnings	0.205x-0.285x
Price/ Adjusted Earnings	0.110x-0.150x
Discounted cash flow analysis	0.145x-0.230x
Merger exchange ratio	0.1952x
      Pro Forma Analysis. JPMorgan analyzed the pro forma impact of the merger on estimated earnings per share for Lucent for calendar years ending December 31, 2007 and 2008. The pro forma results were calculated as if the merger closes on December 31, 2006 and were based on estimated earnings as well as potential synergies derived from both management and publicly available estimates of certain research analysts for both Alcatel and Lucent. In deriving the combined company’s net income estimates from pretax income estimates, JPMorgan used an effective tax rate that, based on discussions with the senior executives of Alcatel and Lucent, took into account potential tax benefits and deductions available to the combined company on a pro forma basis. The synergy estimates for the combined company were also derived from certain estimates provided by the management. The following table presents the accretion/(dilution) analysis on Lucent’s earnings per share for calendar years ending December 31, 2007 and 2008, based on pro forma Lucent EPS calculated using two methodologies: (a) EPS calculated in accordance with the International Financial Reporting Standards, or IFRS EPS, and (b) EPS calculated by excluding the impact of one-time restructuring charges and non-cash merger-related expenses, or Adjusted EPS:

	Accretion/(Dilution)

	CY2007E	CY2008E

IFRS EPS impact
No Synergies	(29)%	(29)%
With Synergies	(3)%	15%
Adjusted EPS impact
No Synergies	(2)%	(7)%
With Synergies	24%	37%
      Value Creation Analysis. JPMorgan analyzed the pro forma impact of the merger on the equity value per share of Lucent common stock. The pro forma results were calculated as if the merger closed on December 31, 2006 and were based on the unaffected price per share of Lucent common stock on March 23, 2006, prior to the public disclosure by Lucent and Alcatel that they were in merger discussions. JPMorgan calculated the potential increase/(decrease) in the equity value per share of Lucent common stock based on (a) the after-tax present value of the expected synergies that could be achieved by the combined company after taking into account the cost of achieving the synergies, (b) the potential value creation from acceleration of the usage of net operating tax loss carry forwards, or NOLs, of both Lucent and Alcatel as a result of the merger, and (c) estimated transaction fees and expenses. The analysis was based on the merger agreement exchange ratio of 0.1952x and on estimates derived from management estimates for synergies, future taxable earnings and NOLs for each of Lucent and Alcatel. Based on the assumptions set forth above, this analysis implied value creation per share of Lucent common stock of up to $1.25.

Miscellaneous
      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.
      JPMorgan was selected by Lucent as one of its financial advisors based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions and its familiarity with Lucent. Upon announcement of the transaction, JPMorgan became entitled to a fee of $3 million and, if the merger is completed, will receive an additional fee of $24.5 million for its services as financial advisor, including the delivery of an updated fairness opinion with respect to the merger that takes into account any transaction involving the contribution of certain assets of Alcatel to Thales or Thales’ affiliates. In addition, Lucent has agreed to indemnify JPMorgan for certain liabilities arising out of its engagement, including liabilities under federal securities laws.
      JPMorgan and its affiliates have provided investment banking and commercial banking services from time to time to Lucent, Alcatel and their respective affiliates. Such past services include (i) acting as joint bookrunner, mandated lead arranger and documentation agent for the refinancing of a revolving credit facility for Alcatel in 2004, (ii) acting as lead dealer manager of a bond exchange offer for Alcatel in 2004, (iii) acting as financial advisor to Lucent on its acquisition of Riverstone Networks in 2006, (iv) acting as bookrunner and administrative agent of a secured credit facility for Lucent in 2006 and providing loan commitments thereunder, and (v) providing treasury services to Lucent and its affiliates from time to time. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Lucent or Alcatel for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.
Opinion of Morgan Stanley, Financial Advisor to Lucent
      Lucent retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the merger. Morgan Stanley was selected by Lucent based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Lucent. At the special meeting of Lucent’s board of directors on April 1, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of April 1, 2006, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Lucent common stock (other than Alcatel or any of its subsidiaries or affiliates).
      The full text of the written opinion of Morgan Stanley, dated as of April 1, 2006, is attached as Annex E to this proxy statement/ prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion carefully. Morgan Stanley’s opinion is directed to Lucent’s board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of shares of common stock of Lucent (other than Alcatel or any of its subsidiaries or affiliates) as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to the stockholders of Lucent or Alcatel as to how to vote at the stockholders meetings to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of its opinion.
      In rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Alcatel and Lucent, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Alcatel and Lucent, respectively;

•	reviewed certain financial projections prepared by the managements of Alcatel and Lucent, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Alcatel and Lucent, respectively;

•	discussed the past and current operations and financial condition and the prospects of Alcatel, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Alcatel;

•	discussed the past and current operations and financial condition and the prospects of Lucent, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Lucent;

•	reviewed the pro forma impact of the merger on Lucent’s, Alcatel’s and the combined company’s earnings per share, cash flow, consolidated capitalization and other financial ratios;

•	reviewed the reported prices and trading activity for Alcatel ordinary shares, the Alcatel ADSs and the Lucent common stock;

•	compared the financial performance of Alcatel and Lucent and the prices and trading activity of Alcatel ordinary shares, the Alcatel ADSs and the Lucent common stock with that of certain other publicly-traded companies comparable with Alcatel and Lucent, respectively, and their securities;

•	participated in discussions among representatives of Alcatel and Lucent and their financial and legal advisors;

•	reviewed the merger agreement draft dated March 31, 2006, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
      In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Lucent and Alcatel for the purposes of the opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of Lucent and Alcatel. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Lucent and Alcatel of the timing and risks associated with the integration of Lucent and Alcatel, their ability to retain key employees of Lucent and Alcatel, respectively, and the validity of, and risks associated with, Lucent’s and Alcatel’s existing and future technologies, intellectual property, products, services and business models.
      In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code. In addition, Morgan Stanley assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals required for the merger, no delays, limitations, conditions or restrictions will be imposed that would cause a failure of any condition to either party’s obligation to complete the proposed merger. Morgan Stanley is not a legal or tax advisor and relied upon, without independent verification, the assessment of Lucent with respect to legal and tax matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Alcatel, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of Morgan Stanley’s opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

      In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Lucent. Morgan Stanley noted, for the purposes of its opinion that Lucent and Alcatel confirmed on March 23, 2006, that they were in discussions regarding a potential business combination transaction.

Summary of Certain Financial Analyses Conducted by Morgan Stanley
      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated April 1, 2006. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.
      Historical Common Stock Performance. Morgan Stanley’s analysis of the performance of Lucent common stock consisted of a historical analysis of trading prices over the period from December 30, 2005 to March 31, 2006, the last trading day prior to the public announcement of the merger. During that three-month period, Lucent common stock achieved a closing price high of $3.09 per share and a closing price low of $2.50 per share on March 30, 2006 and January 23, 2006, respectively. Over the same period of time, the Alcatel ADSs achieved a closing price high of $15.71 per share and a closing price low of $12.40 per share on March 30, 2006 and December 30, 2005, respectively. Morgan Stanley noted that the exchange ratio as calculated using the daily closing prices of Lucent common stock and the Alcatel ADS over the period from December 30, 2005 to March 31, 2006 ranged from a low of 0.183x to a high of 0.215x, compared to the merger exchange ratio of 0.1952x.
      Comparative Stock Price Performance. Morgan Stanley performed analyses of historical closing prices of Lucent common stock, the Alcatel ADSs, and an equally weighted index of communications equipment companies consisting of L.M. Ericsson Telephone Co. and Nortel Networks Corp. Morgan Stanley compared the performance of this index to that of The Nasdaq National Market generally and to the performance of Lucent common stock and the Alcatel ADSs during the period from March 31, 2005 to March 31, 2006, the last trading day prior to the public announcement of the merger. Morgan Stanley observed that over this period, the communications equipment companies index increased 25%, The Nasdaq National Market increased 17%, Lucent common stock increased 11% and the Alcatel ADS increased 28%.
      Exchange Ratio Premium Analysis. Morgan Stanley reviewed the ratios of the closing prices of Lucent common stock divided by the corresponding closing prices of the Alcatel ADSs over various periods ending March 31, 2006, the last trading day prior to the public announcement of the merger. These ratios are referred to as period average exchange ratios. Morgan Stanley examined the premiums represented by the merger exchange ratio of 0.1952x, over the period average exchange ratios and found them to be as follows:

		Merger Exchange Ratio (0.1952x)
	Period Average	Premium/(Discount) to Period
Period	Exchange Ratio	Average Exchange Ratio

Last 3 Months	0.198x	(1.6)%
Last 6 Months	0.215x	(9.2)%
Last 12 Months	0.231x	(15.3)%
High Since March 31, 2005	0.278x	(29.8)%
Low Since March 31, 2005	0.183x	7.0%
      Relative Contribution Analysis. Morgan Stanley analyzed the relative contribution of Lucent and Alcatel to historical and estimated revenue, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and net income of the combined company for the calendar years ending December 31, 2005 and December 31, 2006 based on available management estimates for Lucent and Alcatel. Morgan Stanley’s relative contribution analysis assumed there would be no synergies. Morgan Stanley adjusted the relative contribution percentages for revenue and EBITDA to reflect the relative capital structure of each company to determine the implied pro forma ownership percentages of the combined company for the stockholders of

Alcatel and Lucent, respectively. The pro forma ownership percentages were then used to calculate implied exchange ratios. The results are set forth below:

	Percentage Implied
	Ownership of the Combined
	Company
			Implied
	Lucent	Alcatel	Exchange
	Stockholders	Shareholders	Ratio

Revenue
Calendar Year Ending December 31, 2005	32%	68%	0.142x
Calendar Year Ending December 31, 2006	33%	67%	0.152x
EBITDA
Calendar Year Ending December 31, 2005	42%	58%	0.204x
Calendar Year Ending December 31, 2006	44%	56%	0.220x
Net Income
Calendar Year Ending December 31, 2005	46%	54%	0.230x
Calendar Year Ending December 31, 2006	47%	53%	0.243x
      Additionally, Morgan Stanley adjusted the relative contribution percentages for EBITDA and net income (presented as “Adjusted EBITDA” and “Adjusted Net Income,” respectively) to exclude the impact of expenses and credits related to pensions and other post-retirement benefits for both Lucent and Alcatel. The following table presents the results of that analysis:

	Percentage Implied Ownership
	of the Combined Company		Implied
			Exchange
	Lucent Stockholders	Alcatel Shareholders	Ratio

Adjusted EBITDA
Calendar Year Ending December 31, 2005	21%	79%	0.088	x
Calendar Year Ending December 31, 2006	31%	69%	0.136	x
Adjusted Net Income
Calendar Year Ending December 31, 2005	17%	83%	0.068	x
Calendar Year Ending December 31, 2006	30%	70%	0.133	x
      Morgan Stanley noted that the pro forma ownership percentage of the combined company implied by the merger exchange ratio of 0.1952x would be approximately 60% for Alcatel stockholders and approximately 40% for Lucent stockholders.
      Present Value of Equity Research Analyst Price Targets Analysis. Morgan Stanley performed an analysis of the present value per share of Lucent common stock and Alcatel ordinary shares by analyzing the twelve-month target prices based upon publicly available equity research estimates. Morgan Stanley noted that the range of twelve-month target prices of Lucent common stock was between $2.25 and $4.00 per share. Morgan Stanley further calculated that using a discount rate of 10.5% and a discount period of one year, the present value of the analyst price target range was $2.00 to $3.50. Morgan Stanley noted that the range of twelve-month target prices of Alcatel ordinary shares was between €9.00 and €15.00 per share. Morgan Stanley further calculated that using a discount rate of 10.5%, a discount period of one year, and a foreign exchange rate of $1.21/€ as of March 31, 2006, the last trading day prior to the public announcement of the merger, the present value of the analyst price target range for Alcatel was $9.75 to $16.25. Morgan Stanley observed that the implied exchange ratio using the arithmetic mean of the analyst price target ranges was 0.195x, compared to the merger exchange ratio of 0.1952x.
      Comparable Company Analysis. While noting that no comparable public company is exactly identical to Alcatel or Lucent, Morgan Stanley compared selected financial information for Alcatel and Lucent with publicly available information for comparable communications equipment companies that shared certain product characteristics and similar customer bases with Alcatel and Lucent, respectively. Based upon publicly available estimates of certain securities research analysts and using the closing prices as of March 31, 2006, the last trading day prior to the public announcement of the merger, Morgan Stanley calculated for each of these companies, both (1) the closing stock price divided by the estimated earnings per share for calendar years 2006 and 2007, referred to as the “price/earnings” multiple, and (2) the aggregate value divided by the estimated EBITDA for calendar years 2006 and 2007, referred to as the “aggregate value/ EBITDA” multiple. The aggregate value of a company was defined as the market value of equity less cash and cash equivalents plus the value of any debt, capital leases, minority interests, and preferred stock obligations of the company. The following table shows the results of these calculations:

			Aggregate Value/
	Price/ Earnings		EBITDA

Company	CY2006E	CY2007E	CY2006E	CY2007E

Cisco Systems Inc.	19.4	17.1	14.1	N.A.
Nokia Corp.	18.0	15.8	10.7	10.0
Motorola Inc.	17.6	15.5	8.2	7.7
L.M. Ericsson Telephone Co.	17.6	16.2	9.4	8.8
Nortel Networks Corp.	20.7	15.2	17.2	11.8
Juniper Networks Inc.	23.0	19.0	12.9	10.9
Tellabs Inc.	27.1	22.7	14.0	12.3
      Based on the price/earnings multiple ranges set forth in the table above, this analysis implied a range for Lucent common stock of $3.00 to $3.50 per share and for the Alcatel ADSs of $12.25 to $14.50 per share. Morgan Stanley noted that the implied range of exchange ratios given these ranges was 0.205x to 0.285x. Based on the aggregate value/ EBITDA multiple ranges set forth in the table above, this analysis implied a range for Lucent common stock of $3.00 to $3.75 per share and for the Alcatel ADSs of $14.00 to $16.75 per share. Morgan Stanley noted that the implied range of exchange ratios given these ranges was 0.180x to 0.270x.
      Morgan Stanley repeated the analysis for both Lucent and Alcatel using Adjusted Net Income and Adjusted EBITDA. Based on the price/earnings multiple ranges set forth in the table above, this adjusted analysis implied a range for Lucent common stock of $1.50 to $2.00 per share and for the Alcatel ADSs of $12.75 to $15.00 per share. Morgan Stanley noted that the implied range of exchange ratios given these ranges was 0.110x to 0.150x. Based on the aggregate value/ EBITDA multiple ranges set forth in the table above, this adjusted analysis implied a range for Lucent common stock of $2.00 to $2.50 per share and for the Alcatel ADSs of $14.25 to $17.00 per share. Morgan Stanley noted that the implied range of exchange ratios given these ranges was 0.115x to 0.175x. Morgan Stanley noted that the merger transaction exchange ratio was 0.1952x.
      No company included in the comparable company analysis is identical to Lucent or Alcatel. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Lucent or Alcatel, such as the impact of competition on the businesses of Lucent and Alcatel and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Lucent or Alcatel or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using comparable company data.
      Discounted Cash Flow Analysis. Morgan Stanley calculated ranges of implied equity values per share for Alcatel and Lucent as of March 31, 2006 based on a discounted cash flow analysis utilizing management projections for the calendar years 2005 and 2006 and extrapolations of such projections for the calendar years from 2007 to 2010. In arriving at the estimated equity values per share of Lucent common stock and per Alcatel ADSs, Morgan Stanley calculated a terminal value as of December 31, 2010 by applying a range of perpetual free cash flow growth rates from 3.0% to 4.0%. The unlevered free cash flows from calendar years 2006 through 2010 and the terminal value were then discounted to present values using a range of discount rates from 10.0% to 11.0%. Morgan Stanley incorporated a risk premium to Alcatel’s and Lucent’s predicted weighted average cost of capital to take into account unique risks for the companies and the communications equipment industry as a whole.
      Based on the assumptions set forth above, this analysis implied a range for Lucent common stock of $2.25 to $3.00 per share and for the Alcatel ADSs of $13.00 to $16.00 per share. Morgan Stanley noted that the implied range of exchange ratios given these ranges was 0.145x to 0.230x. Morgan Stanley noted that the merger transaction exchange ratio was 0.1952x.
      Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on estimated earnings per share for Lucent for calendar years 2007 and 2008. The pro forma results were calculated as if the merger had closed at the end of calendar year 2006 and were based on estimated earnings derived from publicly available equity research estimates for Alcatel and Lucent. In deriving the combined company’s net income estimates from pretax income estimates, Morgan Stanley used an effective tax rate that, based on discussions with the senior executives of Alcatel and Lucent, took into account potential tax benefits and deductions available to the combined company on a pro forma basis. The following table presents estimated pro forma calendar year 2007 and 2008 Lucent earnings per share and accretion/(dilution) analysis based on the merger exchange ratio of 0.1952x, according to the equity research estimates, which excludes the impact of one-time and non-cash acquisition-related expenses, as well as IFRS accounting. Morgan Stanley performed the analysis assuming no synergies as well as with the realization of annual pretax synergies during calendar years 2007 and 2008.

	Accretion/(Dilution)

Equity Research Estimates	CY2007E	CY2008E

No Synergies	(2)%	(7)%
With Synergies	24%	37%
IFRS
No Synergies	(29)%	(29)%
With Synergies	(3)%	15%
      In connection with the review of the merger by Lucent’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Morgan Stanley’s analyses, without considering all of its analyses, would create an incomplete view of the process underlying Morgan Stanley’s opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Lucent or Alcatel.
      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lucent or Alcatel. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Lucent common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Lucent. The analyses do not purport to be appraisals or to reflect the prices at which Lucent common stock or the Alcatel ADSs might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Lucent and Alcatel and were approved by Lucent’s board of directors. Morgan Stanley provided advice to Lucent during these negotiations; however, Morgan Stanley did not recommend any specific consideration to Lucent or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley’s opinion and presentation to Lucent’s board of directors was one of many factors taken into consideration by Lucent’s board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Lucent’s board of directors with respect to the exchange ratio or whether the Lucent board of directors would have been willing to agree to a different consideration.

Miscellaneous
      The Lucent board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of Lucent and/or Alcatel.
      Pursuant to an engagement letter, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and Lucent agreed to pay Morgan Stanley a fee of $3 million upon announcement of the merger and an additional fee of $24.5 million which is contingent upon closing of the merger. Lucent has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Lucent has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided advisory and financing services to Lucent and Alcatel and have received fees for the rendering of these services. Morgan Stanley and its affiliates may also seek to provide such services to Alcatel and its affiliates in the future and will receive fees for the rendering of these services.
Interests of the Directors and Executive Officers of Lucent in the Merger
      In considering the recommendation of the Lucent board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, you should be aware that some of Lucent’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the Lucent stockholders generally. These interests and arrangements may be deemed to create potential conflicts of interest. The Lucent board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Employment Agreement with Patricia F. Russo
      Pursuant to a January 6, 2002 employment agreement between Lucent and Ms. Russo, Lucent would be obligated to provide Ms. Russo with certain severance benefits in the event of a termination of her employment by Lucent without cause (as defined in the agreement) or by her for good reason (as defined in the agreement). In the event of such a termination, she would receive (i) vesting of any unvested “make-whole” stock options and restricted stock units granted to her upon her commencement of service as Lucent’s chief executive officer in 2002 (the remaining unvested installments of these awards are scheduled to vest on January 6, 2007), with such options remaining exercisable until the end of their originally scheduled terms, (ii) pro rata vesting in any unvested “inducement” stock options and restricted stock units granted to her upon her commencement of service as Lucent’s chief executive officer in 2002 (the remaining unvested installments of these awards are scheduled to vest on January 6, 2007), with such options remaining exercisable until the end of their originally scheduled terms, (iii) severance benefits pursuant to Lucent’s Officer Severance Policy described below, and (iv) pro rata vesting in a supplemental pension arrangement set forth in the employment agreement. Ms. Russo’s agreement also provides a “tax gross-up” if she is subject to the change of control excise tax under Section 280G of the Internal Revenue Code. Pursuant to the merger agreement, Ms. Russo will be named chief executive officer of the combined company following the merger, and Alcatel and Lucent expect that the combined company will enter into a new employment agreement with Ms. Russo, which will be effective as of and conditioned upon the completion of the merger. The terms of this new employment agreement have not yet been determined or agreed.

Severance Programs
      Lucent’s executive officers who were officers of Lucent prior to October 2003 are provided with severance protection under Lucent’s Officer Severance Policy in the event of a termination of employment by Lucent without cause (as defined in the policy) or, following a change of control of Lucent, by the covered individual for good reason (as defined in the policy). Upon such a qualifying termination, the policy provides the terminated employee with two years of salary continuation and with a bonus payment at target levels during each of the two Decembers during the continuation period. The severance period and payments are counted towards age, service, and compensation for purposes of calculating pension benefits. Terminated employees also continue to participate in welfare, retirement, and fringe benefit plans and are considered employed during this continuation period for purposes of equity awards. The severance benefits are subject to execution of a release (including non-competition and non-solicitation provisions). The following Lucent executive officers are covered by the Officer Severance Policy: Ms. Russo, Mr. Frank D’Amelio, Ms. Janet Davidson, Mr. James Brewington, Ms. Cynthia Christy-Langenfeld, Mr. William Carapezzi, Mr. John Kritzmacher, and Mr. John Meyer. The merger will constitute a change of control of Lucent under the Officer Severance Policy and under all other Lucent plans and programs with change of control triggers.
      Lucent executive officers who became officers of Lucent on or after October 1, 2003 are covered by Lucent’s Officer Severance Program, which, following a change of control, provides benefits upon qualifying terminations which are substantially similar to those provided by the Officer Severance Policy, but with a continuation period of one year rather than two years (including for purposes of base salary continuation and payment of target bonus). The following Lucent executive officers are covered by the Officer Severance Program: Mr. David Hitchcock, Mr. Michael Jones, and Mr. Jeong Kim. However, the Officer Severance Program was amended effective April 14, 2006 to provide that the merger will not constitute a change in control for officers who began coverage under the program after that date. Mr. Michael Jones began coverage under the program on April 17, 2006.
      Neither the Officer Severance Policy nor the Officer Severance Program may be amended adversely to participants during the two-year period following the merger.
      The estimated aggregate cash severance benefits under these policies (not including, in the case of Ms. Russo, any potential tax gross-up payments or pro rata pension vesting) for each named executive officer and for all Lucent executive officers as a group, assuming all such individuals incurred a qualifying termination of employment following the merger on October 1, 2006, would be as follows:

Patricia F. Russo	$6,000,000
Frank A. D’Amelio	$3,400,000
Janet G. Davidson	$2,420,000
James K. Brewington	$2,420,000
Cynthia K. Christy-Langenfeld	$2,600,000
All executive officers as a group (11 individuals)	$24,100,000

Incentive Compensation
      Lucent’s executive officers participate in Lucent’s equity and long-term incentive plans under which stock options, restricted stock units and three-year performance awards have been granted. The conversion of these awards in the merger into Alcatel awards is discussed under “The Merger Agreement — Merger

Consideration — Stock Options and Other Stock Awards.” Pursuant to the change of control provisions of the plans, the merger will have the following impact upon these awards:

•	upon stockholder approval of the merger, all outstanding stock options granted under Lucent’s long-term incentive programs that were in use prior to the 2003 Long Term Incentive Program shall vest;

•	if, within 24 months following the merger, the award holder’s employment is terminated without cause by Lucent or by the holder for good reason (as such terms are defined in the applicable award or severance policy), any stock options or restricted stock units that remain unvested shall vest upon the date of termination; and

•	with respect to Lucent’s outstanding performance cycle awards, any amounts earned for fiscal years completed prior to the merger, and prorated amounts at target performance levels for the fiscal year in which the merger closes, will be payable to participants, subject to the original schedule and terms of these awards.
      The following table shows, for each Lucent named executive officer and for Lucent’s executive officers as a group, based on holdings outstanding as of May 1, 2006:

•	the number of unvested stock options that would become vested upon stockholder approval of the merger and their weighted average exercise price;

•	the number of unvested restricted stock units that would become vested upon stockholder approval of the merger;

•	the number of unvested stock options that would vest upon a termination without cause or for good reason during the two-year period following the merger and their weighted average exercise price; and

•	the unvested restricted stock units that would vest upon such a termination during the two-year period following the merger.

	Number of		Number of			Number of
	Stock Options		Restricted Stock	Number of		Restricted
	That Would		Units That Would	Stock Options		Stock Units
	Vest upon	Weighted Average	Vest upon	That Would	Weighted Average	That Would
	Stockholder	Exercise Price of	Stockholder	Vest upon a	Exercise Price of	Vest upon a
	Approval of	Such Stock	Approval of	Qualifying	Such Stock	Qualifying
Name	the Merger	Options	the Merger	Termination	Options	Termination

Patricia F. Russo	1,658,922	$4.44	396,936	5,187,500	$3.28	1,857,814
Frank A. D’Amelio	437,500	1.42	0	2,718,750	3.22	329,068
Janet G. Davidson	162,500	1.42	0	1,544,375	3.32	223,035
James K. Brewington	162,500	1.42	0	1,544,375	3.32	223,035
Cynthia K. Christy- Langenfeld	50,000	1.42	0	1,681,250	3.32	343,693
All executive officers as a group (11 individuals)	2,655,797	3.44	396,936	17,431,875	3.27	3,451,604

Deferred Compensation Plans and Trust
      Lucent maintains deferred compensation and supplemental pension programs for both employees and non-employee directors, although the employee deferred compensation program was frozen in 2002. Lucent’s executive officers and non-employee directors participate in these programs. Pursuant to the requirements of its trust agreements, shortly following execution of the merger agreement, Lucent funded in trusts that are subject to Lucent’s creditors the accrued balances of these programs. Within 90 days following the merger,

Lucent will be required to distribute to all participants their outstanding account balances in the deferred compensation programs.

Designation as Directors of the Combined Company
      Under the terms of the merger agreement, five directors from Lucent’s current board of directors in addition to Ms. Russo will be designated by Lucent to serve on the combined company’s board of directors after the effective time of the merger. As of the date of this proxy statement/ prospectus, those persons have not been determined.

Continued Employment with the Combined Company
      Certain of Lucent’s current executive officers will be offered continued employment with the combined company after the effective time of the merger.

Indemnification and Insurance
      The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Lucent and its subsidiaries and in any indemnification agreements of Lucent and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time with respect to acts or omissions prior to the effective time of the merger. Alcatel and Lucent have also agreed, for a period of six years following the effective time of the merger, to indemnify the officers, directors and employees of Lucent and its subsidiaries with respect to all acts or omissions by them in their capacities as such prior to the effective time of the merger, to the extent provided under Lucent’s certificate of incorporation and bylaws in effect on April 2, 2006.
      The merger agreement further requires the combined company to, for a minimum of six years following the effective time of the merger, maintain coverage under an officers’ and directors’ liability insurance policy on terms and conditions no less advantageous to the directors and officers than the liability insurance policy that Lucent maintained for its directors and officers prior to the merger. The combined company will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 250% of the most recent annual premiums paid by Lucent prior to April 2, 2006. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Lucent and are binding on the successors and assigns of Alcatel and the surviving corporation.
Regulatory Approvals Required for the Merger

U.S. Antitrust
      The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Lucent and Alcatel were informed by the Antitrust Division that on or before April 2, 2006, the Antitrust Division opened a preliminary investigation into the merger. After filing the requisite Pre-Merger Notification and Report Forms under the HSR Act, Lucent and Alcatel expect that the Antitrust Division will receive clearance to review the merger under the HSR Act. Lucent filed on May 5, 2006, and Alcatel filed on May 8, 2006, the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC, and, absent a request from the Antitrust Division or the FTC for additional information, the waiting period will expire on June 7, 2006. If a request for additional information is issued, the waiting period will expire on the thirtieth day after Alcatel and Lucent have substantially complied with the request. The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

European Union Antitrust
      Alcatel and Lucent each conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004 of the Council of the European Union, which is referred to as the EC Merger Regulation, requires notification to and prior approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. Lucent and Alcatel exceed those thresholds and are working with the European Commission to submit the requisite notification in the near future. Once a complete notification is filed, the European Commission has an initial (Phase I) period of 25 working days from the day following the date of notification, which period may be extended under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market or a substantial part of it, in particular as a result of the creating or strengthening of a dominant position (as defined in the EC Merger Regulation). By the end of this Phase I period, the European Commission must issue a decision either clearing the merger or opening an in-depth Phase II investigation. A Phase II investigation can extend the investigation period up to an additional 90-105 working days (125 working days if the parties request extensions).

Exon-Florio
      The Exon-Florio Amendment empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. By a 1988 executive order, the President delegated to CFIUS the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.
      A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of submission to decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no action” letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction.
      Alcatel and Lucent plan to submit a notice of the merger to CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment in the near future. Alcatel and Lucent will work with the U.S. government to ensure that U.S. national security interests are protected. Although Lucent and Alcatel do not believe an investigation of, or recommendation to block, the merger by CFIUS is warranted under the standards of the Exon-Florio Amendment, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under the Exon-Florio Amendment.
      To address foreign ownership issues, Lucent and Alcatel agreed in the merger agreement to establish a separate subsidiary to perform certain work for the U.S. government that is of a sensitive nature. Under the terms of the merger agreement, Alcatel, Lucent and such separate subsidiary will enter into an appropriate form of agreement, effective as of the effective time of the merger, to ensure the independence of that entity from its parent entities and to protect the confidentiality of such classified information. The terms of this agreement have not yet been negotiated. The agreement will provide that three special directors of the sole equity holder of such entity will have certain governance rights over the entity holding the sensitive assets. These three special directors will be citizens and residents of the United States eligible to obtain personnel security clearance from the U.S. Department of Defense. Subsequent to entering into the merger agreement, Alcatel and Lucent agreed to nominate Hon. William J. Perry, former U.S. Secretary of Defense, Hon. R. James Woolsey, former director of the U.S. Central Intelligence Agency and former Under Secretary of the U.S. Navy, and Lt. Gen. Kenneth A. Minihan, U.S. Air Force (Ret.), former director of the National Security Agency, to be the special directors. The nominations are subject to U.S. government approval. In connection with CFIUS review, Lucent and Alcatel expect to engage in discussions with the U.S. Department of Defense and other federal agencies regarding security protections for certain projects, which may include separation of certain employees, operations and facilities in a specified subsidiary, as well as, with respect to such subsidiary, restrictions of control by the parent company and on information flows.

Foreign and Certain Other Regulatory Matters
      The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. Alcatel and Lucent are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.
      It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Alcatel and Lucent have each agreed to use its reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals. For this purpose, each of Alcatel and Lucent has agreed to commit to certain divestitures or restrictions, if necessary, that after the effective time of the merger would limit the combined company’s freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets. See “The Merger Agreement — Covenants and Agreements.”
      Although Alcatel and Lucent do not expect regulatory authorities to raise any significant objections to the merger, they cannot be certain that they will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the merger. Alcatel and Lucent have not yet obtained any of the governmental or regulatory approvals required to complete the merger.
Material U.S. Federal Income Tax Consequences

General
      The following is a general discussion of material U.S. federal income tax consequences of the merger that may be relevant to you if you hold Lucent common stock as a capital asset and are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.
      This discussion is addressed only to Lucent stockholders to the extent that they exchange Lucent common stock for Alcatel ADSs in the merger and therefore are treated for federal income tax purposes as receiving the Alcatel ordinary shares represented by such Alcatel ADSs. Holders of Lucent warrants or convertible debt obligations should consult their tax advisors as to the tax consequences to them of the merger.
      This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to you. Moreover, this discussion does not apply to you if you are subject to special treatment under the Internal Revenue Code, including, without limitation, because you are:

•	a foreign person or entity;

•	a tax-exempt organization, a financial institution, a mutual fund, a dealer or broker in securities or an insurance company;

•	a trader who elects to mark-to-market its securities;

•	a person who holds Lucent common stock as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•	a person who holds Lucent common stock in an individual retirement or other tax-deferred account;

•	a person whose functional currency is not the U.S. dollar;

•	an individual who received shares of Lucent common stock, or who acquires Alcatel ADSs or Alcatel ordinary shares, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•	a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for U.S. federal income tax purposes) and persons who hold an interest in such entities; or

•	a person subject to the alternative minimum tax.
      In addition, this discussion does not address the tax consequences to you if you will become a “five-percent transferee shareholder” of Alcatel within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code. In general, a five-percent transferee shareholder is a person that holds Lucent common stock and will own directly, indirectly or constructively through attribution rules, at least five-percent of either the total voting power or total value of Alcatel shares immediately after the merger. Based on the current value and ownership of Alcatel and Lucent, Alcatel does not expect that any Lucent stockholders will become five-percent transferee shareholders of Alcatel in connection with the merger. However, the attribution rules for determining ownership are complex, and neither Alcatel nor Lucent can offer any assurance that you will not be a five-percent transferee shareholder based on your particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of Alcatel, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement, that might apply regarding your ability to obtain non-recognition treatment in the merger. The tax opinion to be provided by Wachtell Lipton, as a condition to the obligation of Lucent to consummate the merger will assume that any stockholder who is a “five-percent transferee shareholder” with respect to Alcatel within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code will in a timely and effective manner file the gain recognition agreement described in such Treasury Regulations.
      This discussion also does not address the tax consequences of the merger under foreign, state, local or other tax laws or the tax consequences of transactions effectuated prior or subsequent to, or concurrently or in connection with, the merger. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this proxy statement/ prospectus. Neither Alcatel nor Lucent can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, Alcatel and Lucent do not presently anticipate seeking any advance income tax ruling from the IRS regarding the tax consequences of the merger or any transactions entered into concurrently or in connection with the merger, and neither Alcatel nor Lucent can assure you that the IRS will agree with the conclusions expressed herein.
      You are strongly urged to consult your own tax advisor as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from your own unique facts and circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences, including French tax consequences, arising out of the merger and the ownership and disposition of Alcatel ADSs and/or Alcatel ordinary shares. You are also urged to consult your tax advisor as to the U.S. federal income tax consequences of other transactions entered into in connection with or in contemplation of the merger, which may depend on your particular situation.

Certain U.S. Federal Income Tax Consequences of the Merger
      The following discussion as to the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this proxy statement/ prospectus and that, following the merger, Lucent will comply with the reporting requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6). The discussion is also based on certain other assumptions, including the assumption that the merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that each transfer of shares of Lucent common stock to Alcatel by a stockholder of Lucent pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. In addition, the obligation of Lucent to consummate the merger is conditioned upon the receipt by Lucent of a tax opinion, dated the effective time of the merger, from its counsel, Wachtell, Lipton, Rosen & Katz, in form and in substance reasonably satisfactory to Lucent, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” qualifying under the provisions of Section 368(a) of the Internal Revenue Code, that each of Alcatel, Merger Sub and Lucent will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and that each transfer of shares of Lucent common stock to Alcatel by a stockholder of Lucent pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Such tax opinion will be based on certain facts, representations, covenants and assumptions, including a representation that at the time of the merger Lucent will not have any issued and outstanding stock for U.S. federal income tax purposes other than its common stock, and certain other representations of Alcatel and Lucent and that the parties will comply with certain reporting obligations under the Internal Revenue Code. However, this discussion and the tax opinion are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion. Therefore, while Alcatel and Lucent believe that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, no assurance can be provided that the IRS will agree with this conclusion. Lucent has agreed that, after receipt of Lucent stockholder approval, Lucent will not waive receipt of a tax opinion from Wachtell Lipton as a condition to closing, unless further approval of the Lucent stockholders is obtained with appropriate disclosure.
      Assuming that the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code and that each transfer of shares of Lucent common stock to Alcatel by a stockholder of Lucent pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code, if you receive only Alcatel ADSs in exchange for your Lucent common stock as a result of the merger, you will not recognize gain or loss upon the exchange (except with respect to cash received in lieu of a fractional interest in an Alcatel ADS). Accordingly, (i) the aggregate tax basis of the Alcatel ADSs you receive in the merger will be the same as the aggregate tax basis of the Lucent common stock you surrender in exchange therefor and (ii) the holding period of the Alcatel ADSs you receive in the merger will include the holding period of the Lucent common stock you surrender in exchange therefor.
      Any cash you receive in lieu of a fractional Alcatel ADS will be treated as a deemed redemption, taxable as a sale of that interest for cash. The amount of any capital gain or loss attributable to the deemed sale will be equal to the amount of cash received with respect to the fractional interest less the ratable portion of the tax basis of the Lucent common stock surrendered that is allocated to the fractional interest. If you are an individual, any gain recognized will generally be subject to U.S. federal income tax at a maximum 15% rate if your holding period in the Lucent common stock is more than one year on the date of completion of the merger. The deductibility of capital losses is subject to limitations.
      If the IRS were successfully to challenge the qualification of the merger as a reorganization, you would generally be required to recognize gain or loss with respect to the Lucent common stock surrendered in the merger equal to the difference between your adjusted tax basis in the surrendered stock and the fair market value, as of the effective time of the merger, of the Alcatel ADSs (including any fractional Alcatel ADSs) received or to be received in the merger. Generally, in such event, your tax basis in the Alcatel ADSs received by you would equal their fair market value as of the date of the merger, and your holding period for the Alcatel ADSs would begin on the day after the merger. If the IRS were successfully to assert that transfers of shares of Lucent common stock to Alcatel pursuant to the merger were subject to Section 367(a)(1) of the Internal Revenue Code, you would generally be required to recognize gain (but not loss) with respect to the Lucent common stock surrendered in the merger. You should consult your tax advisor regarding the allowance or deductibility of any loss you may have with respect to your Lucent common stock.

U.S. Information Reporting and Backup Withholding
      If you receive Alcatel ADSs in the merger, you will be required (i) to file a statement with your U.S. federal income tax return providing a complete statement of all facts pertinent to the non-recognition of gain or loss upon your exchange of Lucent common stock, including the tax basis in the Lucent common stock that you surrendered and the fair market value of the Alcatel ADSs and any cash you received in the merger and (ii) to retain permanent records of these facts relating to the merger.
      Additionally, you may be subject to a backup withholding tax at the rate of 28% with respect to any cash received in the merger in lieu of fractional Alcatel ADSs, unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number (which for an individual stockholder is the stockholder’s U.S. Social Security number), certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. To prevent the backup withholding tax on payments made to you pursuant to the merger, you must provide the exchange agent with your correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the IRS, as well as the backup withholding tax. However, any amounts withheld under these rules may be credited against your U.S. federal income tax liability.

Certain U.S. Federal Income Tax Consequences of Holding Alcatel ADSs
      Alcatel’s 2005 Form 20-F, which has been incorporated by reference into this proxy statement/ prospectus, contains a description of certain U.S. federal income tax consequences related to holding Alcatel ADSs, including the treatment of dividends paid with respect to Alcatel ADSs. The description contained in Alcatel’s 2005 Form 20-F, however, is only a summary and does not purport to be a complete analysis of all potential tax effects resulting from the ownership of Alcatel ADSs (such as tax consequences for holders who are subject to special treatment under U.S. federal income tax law).
Certain French Income Tax Consequences of the Merger
      If you are not a resident of France, you will not be subject to French tax on the exchange of your Lucent common stock for Alcatel ADSs in the merger, provided that you do not have a permanent establishment or a fixed base in France to which your Lucent common stock may be attributed. If you are a resident of France or if you hold your stock through a permanent establishment or fixed base in France, you should consult your tax advisor.
      The material French tax consequences relating to the ownership of Alcatel ADSs are summarized in Alcatel’s 2005 Form 20-F, which has been incorporated by reference into this proxy statement/prospectus.
Accounting Treatment
      Due to the listing of Alcatel’s securities on the Euronext Paris SA and in accordance with EC Regulation No. 1606/2002 of July 19, 2002, the 2005 consolidated financial statements of Alcatel and its subsidiaries are prepared in accordance with IFRS. In accordance with the rules and regulations of the SEC, Alcatel reconciles the financial statements it files with the SEC to U.S. GAAP.
      Alcatel intends to account for the merger as a business combination applying the purchase method of accounting as defined by IFRS 3 Business combinations, or IFRS 3. In accordance with this method, the acquirer purchases net assets and recognizes at fair value the assets acquired and liabilities and contingent liabilities assumed, including those not previously recognized by the acquired entity. The measurement of the acquirer’s assets and liabilities is not affected by the transaction.

      Because the purchase method views a business combination from the acquirer’s perspective, it assumes that one of the parties to the transaction can be identified as the acquirer. Based on the analysis of all factors set forth in IFRS 3, paragraphs 19 to 21, including the relative ownership of Alcatel shareholders and Lucent stockholders in the combined company upon completion of the merger, the relative fair value of Alcatel and Lucent and the issuance by Alcatel of Alcatel ordinary shares in connection with the merger, Alcatel’s management has concluded that, under IFRS, Alcatel will be considered the acquirer and Lucent the acquiree. Concerning the accounting treatment under U.S. GAAP, Alcatel’s management has carefully considered all of the factors in paragraph 17 of FASB Statement No. 141, Business Combinations, or SFAS 141, including the relative ownership of Alcatel shareholders and Lucent stockholders in the combined company upon completion of the merger, that the combined company will be incorporated in France with its executive offices in Paris, and the composition of the combined company’s board of directors, and has concluded that, under U.S. GAAP, the merger will also be treated as an acquisition of Lucent by Alcatel. See Note 6 to the unaudited pro forma condensed combined financial information of Alcatel and Lucent.
      As defined by IFRS 3, the cost of the business combination will be measured as the aggregate of: (i) the market value at the effective time of the merger of Alcatel ordinary shares and ADSs issued to holders of Lucent common stock and (ii) any costs directly attributable to the business combination.
      Under U.S. GAAP, as defined by EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the purchase price will be based on the market price of Alcatel’s ordinary shares and ADS over a reasonable period of time before and after the terms of the business combination are agreed to and announced (April 2, 2006).
      The excess of the cost of the business combination over Alcatel’s interest in the net fair value of Lucent’s identifiable assets, liabilities and contingent liabilities will be accounted for as goodwill.
      In applying this method the measurement of Lucent’s acquired assets and liabilities assumed could differ materially from their carrying value in Lucent’s books.
      When it reconciles its financial statements to U.S. GAAP, Alcatel will also account for the merger using the purchase method of accounting for combinations as defined by SFAS 141.
      Under both IFRS and U.S. GAAP, Lucent will be fully consolidated by Alcatel.
Listing of Alcatel ADSs
      Alcatel will use all reasonable best efforts to cause the Alcatel ADSs to be issued in connection with the merger (and underlying Alcatel ordinary shares, if necessary) to be approved for listing on the NYSE upon the completion of the merger. Approval of the listing on the NYSE of the Alcatel ADSs to be issued in the merger is a condition to each party’s obligation to complete the merger.
Delisting and Deregistration of Lucent Common Stock
      If the merger is completed, Lucent common stock will be delisted from the NYSE and deregistered under the Exchange Act.
Dissenters’ Rights of Appraisal
      Holders of Lucent common stock will not have any appraisal rights under the Delaware General Corporation Law or under Lucent’s certificate of incorporation in connection with the merger, and neither Lucent nor Alcatel will independently provide holders of Lucent common stock with any such rights.
Restrictions on Sales of Alcatel ADSs Received in the Merger
      The Alcatel ADSs to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for Alcatel ADSs issued to any person who is deemed to be an “affiliate” of Lucent under the Securities Act at the time of the Lucent special meeting. Persons who may be deemed to be “affiliates” of Lucent prior to the merger include individuals or entities that control, are controlled by, or are under common control with, Lucent prior to the merger, and may include officers and directors, as well as significant stockholders of Lucent prior to the merger. Affiliates of Lucent prior to the merger may not sell any of the Alcatel ADSs received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.
      Lucent has agreed to use its reasonable best efforts to cause each person identified as an affiliate of Lucent at the time of the Lucent special meeting to deliver, on or prior to the effective time of the merger, a letter agreement providing, among other things, that such person agrees not to transfer any Alcatel ADSs received in the merger in violation of the Securities Act.
      The Alcatel registration statement on Form F-6 does not cover the resale of Alcatel ADSs to be received by affiliates of Lucent in the merger.

THE MERGER AGREEMENT
      The following summary describes selected material provisions of the merger agreement, which is included in this proxy statement/ prospectus as Annex A and is incorporated by reference into this proxy statement/ prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Alcatel or Lucent. Such information can be found elsewhere in this document and in the public filings that Alcatel and Lucent make with the SEC, which are available without charge through the SEC’s website at http://www.sec.gov.
      The representations and warranties described below and included in the merger agreement were made by each of Alcatel and Lucent to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of Alcatel and Lucent to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Alcatel and Lucent, rather than to establish matters as facts. The merger agreement is described in this proxy statement/ prospectus and included as Annex A hereto only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Alcatel, Lucent or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Alcatel or Lucent, and you should read the information provided elsewhere in this proxy statement/ prospectus and in the documents incorporated by reference into this proxy statement/ prospectus for information regarding Alcatel and Lucent and their respective businesses. See “Additional Information — Where You Can Find More Information.”
Structure of the Merger
      Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Lucent, with Lucent being the surviving corporation in the merger. As a result of the merger, Lucent will become a wholly owned subsidiary of Alcatel. The combined company will be renamed to a name mutually agreed by Alcatel and Lucent, which name shall not be solely “Lucent” or “Alcatel”.
Completion and Effectiveness of the Merger
      The closing of the merger will occur as soon as practicable after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived (see “The Merger Agreement — Conditions to Completion of the Merger”). The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger.
Merger Consideration
      Conversion to Alcatel ADSs. At the effective time of the merger, each share of Lucent common stock outstanding immediately prior to the effective time (other than any shares of Lucent common stock owned by Lucent as treasury stock, or by Alcatel or Merger Sub immediately prior to the effective time of the merger) will be converted into the right to receive 0.1952 of an Alcatel ADS, which is referred to as the exchange ratio, together with the right, if any, to receive cash in lieu of any fractional ADSs (see —“Fractional ADSs”).
      Cancellation of Lucent Common Stock. Each share of Lucent common stock held in treasury by Lucent or owned by Alcatel or Merger Sub immediately prior to the effective time of the merger will be canceled, and no payment will be made with respect to such shares.

      Fractional ADSs. Fractional Alcatel ADSs will not be issued in the merger. Instead, each holder of shares of Lucent common stock who would otherwise be entitled to receive a fractional Alcatel ADS in the merger will be entitled to receive a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent in one or more transactions at then-prevailing prices on the NYSE of the number of Alcatel ADSs delivered to the exchange agent by Alcatel over the aggregate number of whole Alcatel ADSs to be distributed to holders of shares of Lucent common stock. Any expenses associated with the sale of the aggregation of all such fractional Alcatel ADSs by the exchange agent shall be paid by the surviving corporation.
      Exchange Procedures. At the effective time of the merger, Alcatel will deposit with Société Générale (as custodian of the Bank of New York, the depositary for the Alcatel ADSs) the number of Alcatel ordinary shares equal to the aggregate number of Alcatel ADSs to be issued to holders of Lucent common stock as consideration for the merger, and will deposit receipts representing such Alcatel ADSs with the Bank of New York, the exchange agent for the merger, each for the benefit of holders of shares of Lucent common stock to be converted into the right to receive Alcatel ADSs in the merger. Promptly after the effective time of the merger, Alcatel will cause the Bank of New York to mail to each record holder of Lucent common stock a letter of transmittal for use in the exchange of such holder’s certificates representing shares of Lucent common stock for Alcatel ADSs. Those holders of Lucent common stock who properly surrender their certificates representing shares of Lucent common stock in accordance with the exchange agent’s instructions will receive the merger consideration to which the holder is entitled under the terms of the merger agreement. The surrendered certificates representing Lucent common stock will be canceled. After the effective time of the merger, each certificate representing shares of Lucent common stock that has not been surrendered will represent only the right to receive the merger consideration.
      Adjustments to Prevent Dilution. The merger consideration will be adjusted to provide holders of Lucent common stock the same economic effect contemplated by the merger agreement if at any time between April 2, 2006 and the effective time, there is any change in the outstanding shares of capital stock of Lucent or Alcatel by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period. Alcatel may not take any action prior to the effective time of the merger that would cause each Alcatel ADS to represent more or less than one Alcatel ordinary share.
      Termination of Exchange Fund; Unclaimed Merger Consideration. Any portion of the merger consideration, or dividends payable pursuant to the merger agreement, made available to the exchange agent that remains unclaimed by holders of Lucent common stock for twelve months after the effective time of the merger will be returned to the combined company. Thereafter, a holder of Lucent common stock must look only to the combined company for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. The combined company will not be liable to any holder of shares of Lucent common stock for any amount paid to a public authority under any applicable abandoned property, escheat or similar laws.
      Distributions with Respect to Unexchanged Shares. After the effective time of the merger, holders of shares of Lucent common stock will be entitled to dividends and other distributions payable with a record date after the effective time of the merger with respect to the number of Alcatel ADSs (or the underlying Alcatel ordinary shares) to which they are entitled upon exchange of their shares of Lucent common stock, without interest, but they will not be paid any dividends or other distributions on such Alcatel ADSs (or the underlying Alcatel ordinary shares) until they surrender their Lucent common stock to the exchange agent in accordance with the exchange agent’s instructions.
      Transfers of Ownership and Lost Stock Certificates. Following the effective time of the merger, Lucent will not register any transfers of shares of Lucent common stock on its stock transfer books.
      If a certificate representing Lucent common stock is lost, stolen or destroyed, the holder of such certificate will be required to deliver an affidavit (and may be required to deliver a bond) prior to receiving the merger consideration payable in respect of the shares of Lucent common stock represented by such certificate.

      Stock Options and Other Stock Awards. At the effective time of the merger, each outstanding option to purchase shares of Lucent common stock granted under Lucent’s stock-based compensation or benefit plans excluding options granted under the Lucent 2001 Employee Stock Purchase Plan, whether vested or unvested, shall be converted into a right to acquire Alcatel ordinary shares, on the same terms and conditions as were applicable to such option prior to the effective time of the merger, provided that the number of Alcatel ordinary shares and the exercise price of the option shall be adjusted to reflect the exchange ratio and shall be denominated in euros rather than U.S. dollars. All other Lucent equity-based awards and accounts outstanding as of the effective time of the merger will be amended or converted into an award denominated in Alcatel ordinary shares or Alcatel ADSs, with the applicable adjustments to reflect the exchange ratio.
      Alcatel Ordinary Shares and Alcatel ADSs Issuable for Lucent Warrants and Convertible Debt. Under the terms of the merger agreement, the combined company has agreed to make available for issuance or delivery such number of Alcatel ordinary shares and Alcatel ADSs that may be issued or delivered on and after the effective time of the merger under the terms of Lucent warrants and debt instruments that, by their terms, will become convertible into Alcatel ordinary shares or Alcatel ADSs.
Corporate Governance Matters

New Corporate Name
      Prior to the effective time of the merger, Alcatel and Lucent will, by mutual agreement, identify a new name for the combined company following the effective time of the merger, which name will not be solely “Lucent” or “Alcatel.” Alcatel and Lucent will also mutually agree on a stock trading symbol prior to the effective time of the merger.

Executive Offices
      As of and after the merger, the executive offices of the combined company will be located in Paris, France, and the principal offices of the activities of Lucent known as “Bell Laboratories” (which will be the global research and development headquarters of the combined company), and the North American operating headquarters of the combined company will be located in New Jersey.

Board of Directors of the Combined Company Following the Merger
      The Alcatel board of directors will nominate fourteen individuals for election by the Alcatel shareholders to the board of directors of the combined company effective as of, and conditioned upon, the occurrence of the effective time of the merger. Nominees to the combined company’s board of directors will be comprised of:

•	five members designated by Alcatel from Alcatel’s current board of directors;

•	five members designated by Lucent from Lucent’s current board of directors;

•	Serge Tchuruk, the current chairman of the board of directors and chief executive officer of Alcatel, and Patricia F. Russo, the current chairman of the board of directors and chief executive officer of Lucent; and

•	two persons (one French and one European) who will qualify as independent directors and who will be mutually agreed upon by Alcatel and Lucent.
Except as set forth above, the identities of these individuals have not yet been determined.

Executive Positions
      As of the effective time of the merger, Serge Tchuruk, Alcatel’s current chairman of the board of directors and chief executive officer, will be appointed as non-executive chairman of the board of directors of the combined company, and Patricia F. Russo, Lucent’s current chairman of the board of directors and chief executive officer, will be appointed as chief executive officer of the combined company, in accordance with the article of association and bylaws (statuts) of Alcatel in effect as of the effective time of the merger. The non-executive chairman of the combined company will be responsible for the proper functioning of the governing bodies of the combined company and organizing the work of the board of directors of the combined company. He will have no casting vote. The chief executive officer will have broad powers and responsibilities for the day-to-day operations of the combined company. If either appointee is unwilling or unable to serve as of the effective time of the merger, the combined company’s board of directors will name another appointee in accordance with the articles of association and bylaws (statuts) of the combined company in effect as of the effective time of the merger.

Governance of Certain Bell Laboratories Operations
      Alcatel, Lucent and an entity holding certain sensitive assets of Lucent (including certain government contracts) will enter into an appropriate form of agreement, effective as of the effective time of the merger, to ensure the independence of that entity from its parent entities and to protect the confidentiality of such classified information. The terms of this agreement have not yet been agreed or determined. The agreement will also provide that three special directors of the sole equity holder of such entity will have certain governance rights over the entity holding the sensitive assets. These three special directors will be citizens and residents of the United States eligible to obtain personnel security clearance from the U.S. Department of Defense. Subsequent to entering into the merger agreement, Alcatel and Lucent agreed to nominate Hon. William J. Perry, former U.S. Secretary of Defense, Hon. R. James Woolsey, former director of the U.S. Central Intelligence Agency and former Under Secretary of the U.S. Navy, and Lt. Gen. Kenneth A. Minihan, U.S. Air Force (Ret.), former director of the National Security Agency, to be the special directors. The nominations are subject to U.S. government approval.
Representations and Warranties
      The merger agreement contains various mutual representations and warranties of Alcatel and Lucent, that relate to:

•	corporate organization (including, in the case of Lucent, its good standing under the laws of Delaware);

•	corporate authority, approval and fairness matters;

•	governmental filings and absence of violations;

•	capital structure;

•	subsidiaries;

•	SEC filings and financial statements;

•	absence of material adverse effect and specified changes;

•	litigation and liabilities;

•	tax matters;

•	employee benefit plans, employees and labor matters;

•	compliance with laws;

•	environmental matters;

•	intellectual property;

•	vendor financing;

•	takeover statutes;

•	advisors and finders; and

•	opinions of financial advisors.

      Certain representations and warranties of Alcatel and Lucent are qualified as to materiality or as to “material adverse effect.” When used with respect to Alcatel or Lucent, material adverse effect means any events, facts, changes or circumstances which are, have resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business or annual results of operations of Alcatel or Lucent, as the case may be, and its respective subsidiaries taken as a whole, but excluding any effect to the extent resulting from or arising in connection with:

•	changes or developments in the United States, European or global economic, regulatory or political conditions, or generally affecting the financial or securities markets in the United States, Europe or elsewhere in the world;

•	changes or developments involving the communications systems, software and products industries in general, and not disproportionately affecting Alcatel or Lucent, as the case may be, relative to other participants in such industries generally;

•	changes in applicable law or accounting standards; or

•	changes or developments directly resulting from the execution, delivery, existence of, or compliance with, the merger agreement, or the announcement of the merger.
      The representations and warranties made by each of Lucent and Alcatel are subject to information disclosed in the confidential disclosure letters that each of Alcatel and Lucent delivered to the other. In addition, the representations and warranties are subject to information in the parties’ SEC filings. For example, Lucent’s 2005 Form 10-K and Alcatel’s 2005 Form 20-F each include disclosure relating to investigations by Lucent or Alcatel, as the case may be, into violations of the Foreign Corrupt Practices Act and other laws.
Covenants and Agreements
      Conduct of Alcatel and Lucent. Each of Alcatel and Lucent has agreed that until the effective time of the merger or termination of the merger agreement, it will conduct its operations in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties (including employees and those persons with whom it has business dealings). The merger agreement also provides that (1) unless the other party consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (2) except as may otherwise be required by law and (3) subject to certain exceptions, each of Lucent and Alcatel will not, and will not permit its subsidiaries to:

•	adopt or propose a change in its organizational documents or take any action that would exempt any person or entity from any applicable antitakeover law;

•	enter into any plan or agreement of liquidation, dissolution, merger, consolidation, spin-off, restructuring, recapitalization or other material reorganization;

•	issue, sell, transfer, pledge, dispose of or encumber any shares of its capital stock or that of its subsidiaries, or issue, sell or transfer securities convertible into or exchangeable for any shares of its capital stock or that of its subsidiaries;

•	split, combine, subdivide or reclassify any of its outstanding shares of capital stock, or declare or pay any dividend or distribution with respect to its capital stock (except that Alcatel may declare and pay its regular annual dividend approved by the Alcatel shareholders);

•	redeem, purchase or otherwise acquire any of its own capital stock, unless such repurchases, redemptions or acquisitions are required under the terms of its capital stock, other outstanding securities, or its stock option or dividend reinvestment plans;

•	amend the terms of any outstanding options to purchase its capital stock (or ADSs, in the case of Alcatel);

•	make any capital expenditure;

•	increase the compensation of any current or former director, officer or employee, other than in the ordinary course of business consistent with past practice or as required by law or by any existing commitments;

•	other than acquisitions in the ordinary course of business or under existing contracts or commitments, acquire assets or stock in excess of $500 million in the aggregate (Alcatel has further covenanted that no individual acquisition will exceed $300 million);

•	transfer, lease, license, pledge, encumber or otherwise dispose of any material assets or stock, other than inventory, receivables and vendor financing loans in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments;

•	change any accounting method or practice, except as required in order to remain in compliance with law or applicable accounting principles;

•	enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of any existing material joint venture, partnership or other similar arrangement;

•	incur material indebtedness, other than pursuant to credit facilities in place as of the date of the merger agreement or refinancing, extending or renewing the maturity of existing indebtedness in an amount not greater than such existing indebtedness, provided that such refinancing is on terms not materially less favorable than the existing indebtedness refinanced or extended;

•	enter into or commit to provide vendor financing;

•	settle, pay, discharge or compromise any material claim or litigation, unless such claim or litigation is subject to reserves existing as of April 2, 2006, covered by insurance policies or otherwise less than $50 million in the aggregate;

•	enter into, modify or amend any “material contract” (as that term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than in the ordinary course of business, or enter into any contract or agreement which expressly limits the ability of the party to compete in or conduct any line of business or compete with any person or in any geographic area, if such limitation is reasonably likely to be material to the business of the party and its subsidiaries or to the combined company and its subsidiaries;

•	enter into any new line of business material to it and its subsidiaries, taken as a whole; or

•	agree or commit to do any of the foregoing.
      Other Offers. The merger agreement provides that neither Alcatel and Lucent nor any of their respective subsidiaries will, and Lucent or Alcatel, as the case may be, will not permit any of the officers, directors, employees, investment bankers, consultants, representatives and other agents of Lucent and its subsidiaries (which are referred to collectively as representatives), on the one hand, or Alcatel and its subsidiaries, on the other hand to, directly or indirectly, take any action to:

•	solicit, initiate or knowingly encourage or facilitate the making of or inquiries regarding any proposal, or offer, which is referred to as an acquisition proposal, or engage in discussions or negotiations or enter into any agreement with respect to an acquisition proposal;

•	disclose or provide any non-public information with respect to itself or its subsidiaries to any third party with respect to an acquisition proposal;

•	afford access to its properties, books or records to any third party that has made or to its knowledge is considering making such an acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or enter into any agreement relating to such an acquisition proposal; or

•	propose publicly or agree to any of the foregoing relating to an acquisition proposal.

      For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal for, or any indication of interest in any:

•	direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Lucent and its subsidiaries or Alcatel and its subsidiaries, in each case, taken as a whole;

•	direct or indirect acquisition, purchase, tender offer or exchange offer that, if consummated, would result in any third party beneficially owning (i) 20% or more of any class of equity securities of the party or (ii) 50% or more of any class of equity securities of any of the party’s subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the party and its subsidiaries, taken as a whole; or

•	merger, consolidation, spin-off, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the party and its subsidiaries, taken as a whole, pursuant to which the stockholders of the party or such subsidiary, as applicable, immediately prior to such transaction (other than the third party in such transaction) would own less than 80% of any class of equity securities of the resultant entity or entities.
      The merger agreement also provides that each of Alcatel and its subsidiaries and Lucent and its subsidiaries will and will cause their respective officers, directors, employees, investment bankers, consultants and other agents to immediately cease any and all discussions and negotiations that have taken place prior April 2, 2006, with respect to any third-party acquisition proposal.
      The merger agreement obligates each of Alcatel and Lucent to promptly notify the other party upon receipt of any acquisition proposal, or any request for non-public information by any third party that has made or intends to make an acquisition proposal. Such notice must be given (both orally and in writing) no later than 24 hours after the receipt of such acquisition proposal and must identify the third party and set forth the material terms of the acquisition proposal. The merger agreement also provides that each of Alcatel and Lucent keep the other party informed of the status and material terms of any such acquisition proposal or request, including any material amendments or proposed material amendments to such acquisition proposal or request.
      The merger agreement also provides that the above restrictions would not prevent Alcatel and its board of directors, on the one hand, or Lucent and its board of directors, on the other hand, at any time prior to, but not after, the time the merger agreement is approved by the requisite vote of such party’s stockholders, from furnishing non-public information to, or entering into discussions with, any person who has made a bona fide written acquisition proposal that was not initiated, solicited, knowingly encouraged or facilitated by Alcatel or Lucent, as the case may be, or its representatives in violation of the merger agreement, provided that:

•	the board of directors of the party receiving the acquisition proposal has, by a majority vote, determined in its good faith judgment (after consulting with its financial advisors) that such acquisition proposal is reasonably expected to lead to a bona fide acquisition proposal for or in respect of at least a majority of the outstanding shares of capital stock of the party or all or substantially all of the assets of the party and its subsidiaries, taken as a whole, on terms that the board of directors of such party determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation) are more favorable to such party’s stockholders than the merger agreement, taking into account all of the terms and conditions of such acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to completion, as well as any revisions to the terms of the merger agreement proposed by the other party after being notified of such acquisition proposal;

•	the party receiving such acquisition proposal has complied with the terms of the merger agreement relating to acquisition proposals; and

•	the party receiving such acquisition proposal enters into a confidentiality agreement with the third party, on terms no less favorable to the party receiving the acquisition proposal than those contained in the confidentiality agreement between Alcatel and Lucent.
      The merger agreement does not prevent the board of directors of either Lucent or Alcatel from complying with its disclosure obligations under the Exchange Act with regard to an acquisition proposal. However, if any disclosure has the effect of withholding, withdrawing, qualifying or modifying the recommendation of the board of directors of either Lucent or Alcatel with respect to the merger, the other party will have the right to terminate the merger agreement.
      The merger agreement also provides that, in the event a third party commences a tender offer or exchange offer that constitutes an acquisition proposal to Lucent, Lucent will promptly adopt a stockholder rights plan unless the Lucent board of directors by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the adoption of such a rights plan would be reasonably likely to result in a breach of the directors’ fiduciary obligations to the Lucent stockholders under applicable law.
      Recommendations of the Boards of Directors; Stockholders Meetings. The merger agreement requires Lucent to take all action necessary to convene a meeting of its stockholders on a date mutually agreed upon between the parties for the purpose of obtaining approval of the transactions contemplated by the merger agreement, as promptly as practicable and no later than 60 calendar days after the registration statement (of which this proxy statement/ prospectus forms a part) is declared effective by the SEC. The merger agreement requires Alcatel to take all action necessary to convene a meeting of its shareholders on a date mutually agreed between the parties for the purpose of obtaining approval of the Alcatel shareholders to the issuance of Alcatel ordinary shares to be issued pursuant to the merger agreement, the issuance of Alcatel ordinary shares for delivery upon exercise Lucent stock option or upon exercise or conversion of Lucent warrants, Lucent convertible debt or Lucent stock-based accounts, the approval of the new Alcatel bylaws and the election of Alcatel directors nominated by the parties in accordance with the merger agreement.
      The Lucent board of directors will recommend that Lucent stockholders vote to adopt the merger agreement. The Alcatel board of directors will recommend that Alcatel shareholders vote in favor of the shareholder proposals described above at the Alcatel shareholders meeting. The parties will use reasonable best efforts to cause the Lucent stockholders meeting and the Alcatel shareholders meeting to be held on the same day.
      Notwithstanding the obligations of the respective boards of directors of the parties described in the preceding paragraph, the board of directors of either party will be permitted to not recommend or to withdraw or modify in a manner adverse to the other party its recommendation that its stockholders vote in favor of the transactions contemplated by the merger agreement, or recommend any superior proposal, but only if all of the following conditions are met:

•	the board of directors by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the failure of the board of directors to change its recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to its stockholders under applicable law; and

•	if the board of directors recommends a superior proposal, then the board of directors has complied with the terms of the merger agreement relating to acquisition proposals.
      The merger agreement requires each of Alcatel and Lucent to use its reasonable best efforts to obtain the approval of its stockholders in connection with the merger (subject to the ability of its board of directors to withdraw or modify its recommendation as described above) and to comply with all applicable legal requirements with respect to its stockholders meeting. Regardless of whether its board of directors has effected a change in recommendation, each party will submit the transactions contemplated by the merger agreement for approval by their respective stockholders, and each must use its reasonable best efforts to obtain the requisite quorum and other approvals necessary to obtain such stockholder approval.

      Reasonable Best Efforts. Lucent and Alcatel shall each cooperate with the other and shall use their respective reasonable best efforts to promptly:

•	take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the merger agreement and applicable law to consummate the merger and the transactions contemplated by the merger agreement as soon as practicable, including preparing and filing all documentation to effect all necessary filings, applications and other documents;

•	obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement;

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the completion of the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the merger and the transactions contemplated by the merger agreement.
      If necessary in order to resolve objections to the merger by a governmental authority with respect to any antitrust or competition law, trade regulation, or any law respecting the national security or national economy of any nation, which objection would otherwise have the effect of preventing or materially delaying the effective time of the merger, each of Alcatel and Lucent has agreed to commit to divestitures or restrictions, so long as such measures would not reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its subsidiaries or Alcatel and its subsidiaries, in each case taken as a whole, or require the parties to take actions inconsistent with the corporate governance provisions in the merger agreement. In addition, neither Alcatel nor Lucent shall be required to divest a significant portion of the assets of Bell Laboratories, to take any action resulting in any material loss of control over Lucent that would affect Alcatel’s ability to manage Lucent’s business, or take any actions resulting in any material loss of control over the business of Alcatel in the United States that would materially affect Alcatel’s ability to manage its business in the United States.
      Directors’ and Officers’ Liability. The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Lucent and its subsidiaries and in any indemnification agreements of Lucent and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time with respect to acts or omissions prior to the effective time of the merger. The combined company has also agreed, for a period of six years following the effective time of the merger, to indemnify the officers, directors and employees of Lucent and its subsidiaries with respect to all acts or omissions by them in their capacities as such prior to the effective time of the merger, to the extent provided under Lucent’s certificate of incorporation and bylaws in effect on April 2, 2006. The merger agreement further requires the combined company to, for a minimum of six years following the effective time of the merger, maintain coverage under an officers’ and directors’ liability insurance policy on terms and conditions no less advantageous to the directors and officers than the liability insurance policy that Lucent maintained for its directors and officers prior to the merger, subject to certain limitations.
      Employee Matters. Through at least December 31, 2007, the combined company has agreed to provide all individuals who are employed by Alcatel or Lucent as of the effective time of the merger and who remain employees of the combined company or its subsidiaries (including Lucent) after the effective time of the merger with a base salary no less favorable than the base salary provided to such employee immediately prior to the effective time of the merger, and aggregate employee benefits that are no less favorable than those provided to such employees immediately prior to the effective time of the merger (excluding any equity-based programs). The combined company has also agreed to maintain all of Alcatel’s and Lucent’s severance plans, programs, and policies that are in effect as of the effective time of the merger for such employees for a period of at least two years following the effective time of the merger, other than for those employees whose employment is governed by a collective bargaining or similar agreement. The combined company has agreed that it will honor all Lucent benefit plans in accordance with their terms, subject to any amendment or termination that may be permitted by the terms of any plan. The combined company has also agreed to waive pre-existing conditions, exclusions, waiting periods and certain other requirements, provide credit for co-payments and deductibles paid and generally recognize prior service with Lucent and Alcatel prior to the effective time of the merger for purposes of any Alcatel employee benefit plans. Each of Lucent and Alcatel may provide a retention pool for the purpose of retaining the services of key employees after the effective time of the merger.
      Proxy Statement and Registration Statement. Alcatel and Lucent have agreed to cooperate in connection with the preparation of the Lucent proxy statement contained in this proxy statement/ prospectus, the Alcatel circular to be delivered to or put at the disposal of Alcatel’s shareholders in connection with Alcatel’s shareholders meeting and other necessary corporate documents related to such meeting, the registration statement (of which this proxy statement/ prospectus forms a part) to register the Alcatel ordinary shares to be issued in connection with the merger, and the registration statement to register the Alcatel ADSs representing the Alcatel ordinary shares to be issued in connection with the merger. Each party has further agreed to promptly notify the other party of the receipt of any comments from any governmental body or authority with respect to any of such documents and to allow the other party with a reasonable opportunity to review and comment on any amendment to such documents prior to the filing of such amendment with any governmental body or authority. Alcatel and Lucent have further agreed that no amendment or supplement to any of the foregoing documents will be filed without the approval of both Alcatel and Lucent, which approval will not be unreasonably withheld or delayed; provided that each party may amend or supplement in the event that its board of directors has changed its recommendation with respect to the merger.
      Access to Information; Compliance Program; Transition Committee. To the extent permitted by applicable law, each party has agreed to provide the other party, its counsel, financial advisors, auditors and other authorized representatives with reasonable access to its offices, properties, books and records and other information that is reasonably requested by the other party. All such information is to remain confidential in accordance with the terms of the confidentiality agreement between the parties.
      The parties have agreed to develop a mutually acceptable compliance program to address the combined company’s compliance with the Foreign Corrupt Practices Act, rules related to the Convention on Combating Bribery of Foreign Public Officials and other laws. The parties have also agreed to implement a plan and procedures to review Alcatel’s and Lucent’s current compliance with such laws.
      Alcatel and Lucent have further agreed to create a special transition committee to be co-chaired by the chief executive officer of Alcatel and the chief executive officer of Lucent, which will be composed of an even number of designees half of whom will be designated by each of Lucent and Alcatel. This transition committee will examine the various alternatives regarding the manner in which to best organize and manage the business of Alcatel and its subsidiaries (including Lucent) following the effective time of the merger. On May 5, 2006, the parties announced that they had formed the special transition committee. The members representing Alcatel are Mike Quigley (Alcatel’s president and chief operating officer), Jean-Pascal Beaufret, (Alcatel’s chief financial officer), and Christian Reinaudo, executive vice president and integration project team leader for Alcatel. The members representing Lucent are Frank D’Amelio (Lucent’s chief operating officer), John Kritzmacher (Lucent’s chief financial officer), and Janet Davidson (Lucent’s chief strategy officer). Serge Tchuruk, Alcatel’s chairman and chief executive officer, and Patricia Russo, Lucent’s chairman and chief executive officer, will co-chair the overall integration process, make final decisions and ensure reporting to their respective board of directors.
      Tax Treatment. Each of Alcatel and Lucent have agreed that they will use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and have further agreed that they will not take, or fail to take, any action that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or cause stockholders of Lucent to recognize gain pursuant to Section 367(a)(1) of the Internal Revenue Code.

      Public Announcements. Alcatel and Lucent have agreed to consult with each other and provide each other with the opportunity to review and comment upon any press release or any public statement with respect to the merger agreement prior to the issuance of such press release or the making of such public statement, unless otherwise required by applicable law or any listing agreement with any national securities exchange.
      Notice of Certain Events. Each party has agreed to provide the other with written communications or notices related to the merger, and to promptly notify the other of any actions, claims, investigations or proceedings affecting a party or any of its subsidiaries which relate to the completion of the transactions under the merger agreement. Prior to the effective time of the merger, Lucent will deliver to Alcatel a letter identifying all persons who, to the best of Lucent’s knowledge, are at the time of the Lucent stockholders meeting, affiliates of Lucent for purposes of Rule 145 under the Securities Act. Lucent will use its reasonable best efforts to cause each person identified as an affiliate to deliver to Alcatel prior to the effective time of the merger, a written agreement relating to sales of Alcatel ordinary shares.
      Stock Exchange Listing. Alcatel has agreed to cause the Alcatel ADSs (and, if required, the underlying Alcatel ordinary shares) to be issued in connection with the merger and made available on the exercise of Lucent stock options or upon the exercise or conversion of Lucent warrants, Lucent convertible debt or Lucent stock-based accounts to be approved for listing on the NYSE, and Alcatel has agreed to obtain the approval (visa) of the AMF on the prospectus relating to the Alcatel ordinary shares and the approval of Euronext Paris SA to the listing of the Alcatel ordinary shares, in each case issued or made available for issuance in accordance with the merger agreement.
      Dividends. Alcatel and Lucent have agreed to coordinate with each other with respect to the declaration of dividends in respect of the Lucent common stock and the Alcatel ordinary shares, so that holders of shares of Lucent common stock do not receive dividends on both shares of Lucent common stock and Alcatel ADSs received in the merger, or fail to receive one dividend, for any calendar quarter with respect to Lucent common stock and the Alcatel ADSs received by such holder in the merger. However, Lucent does not intend to declare or pay a dividend prior to the effective date of the merger, and Alcatel intends to pay an annual dividend only to holders of Alcatel ordinary shares who held such shares as of September 8, 2006 (the record date), and in the case of Alcatel ADSs, to Société Générale, as custodian for the Bank of New York, the depositary for the Alcatel ADSs, for distribution consistent with past practice to the holders of Alcatel ADSs who held such Alcatel ADSs as of September 8, 2006. Lucent stockholders will not receive this dividend.
      Fees and Expenses. Unless agreed in writing by the parties, each of Lucent and Alcatel will pay all costs and expenses incurred by it in connection with the merger agreement, except for the termination fees described below, and except that all liability for transfer taxes (other than transfer taxes to be paid by Alcatel in connection with the issuance of Alcatel ADSs and Alcatel ordinary shares in the merger) incurred by Lucent’s stockholders in connection with merger will be paid by the surviving corporation out of its own funds and will not be paid, directly or indirectly, by Alcatel.
      Obligations of Merger Sub. Alcatel has agreed to take all actions necessary to cause Merger Sub to perform its obligations under the merger agreement.
      Business in Sanctioned Countries. Alcatel has agreed to take all necessary actions as may be necessary to ensure that from and after the effective date of the merger, the operations and governance of Alcatel and its subsidiaries will comply with and be permissible under applicable U.S. laws relating to the transaction of business involving sanction-subject persons.
Conditions to Completion of the Merger
      The obligations of Alcatel, Merger Sub and Lucent to consummate the merger are subject to the satisfaction or waiver, where legally permissible, of the following conditions:

•	the merger agreement will have been approved by the affirmative vote of the holders of a majority of Lucent’s outstanding common stock;

•	the following actions will have been approved by the holders of two-thirds of the voting rights attached to the Alcatel ordinary shares cast at the Alcatel shareholders meeting:

•	the issuance of Alcatel ordinary shares in connection with the merger;

•	the issuance of Alcatel ordinary shares for delivery upon exercise or conversion, as applicable, of Lucent stock options, stock-based awards, warrants and convertible debt;

•	the adoption of certain amendments to the Alcatel bylaws;

•	the designees to the combined company’s board of directors will have been elected by the holders of a majority of the voting rights attached to the Alcatel ordinary shares cast at the Alcatel shareholders meeting;

•	the waiting period applicable to the completion of the merger under the HSR Act will have expired or been earlier terminated;

•	the European Commission will have issued a decision (or been deemed to have done so) declaring the merger compatible with the EC Common Market;

•	all required governmental antitrust and/or competition approvals, and consents will have been received and all requisite filings, notices or notifications will have been made, other than those the absence of which would not result in a material adverse effect on either Lucent or Alcatel;

•	there is no law, regulation, judgment, injunction, order or decree which prohibits or enjoins the completion of the merger;

•	the registration statement of which this proxy statement/ prospectus forms a part will have been declared effective by the SEC, and no stop order suspending its effectiveness will be in effect; and Alcatel will have received the approval (visa) of the registration statement by the AMF relating to the Alcatel ordinary shares to be issued as of the effective time of the merger;

•	the Alcatel ADSs (and, if required, the underlying Alcatel ordinary shares) to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance, and the AMF and Euronext Paris SA will have approved the listing of the Alcatel ordinary shares to be issued as of the effective time of the merger;

•	CFIUS will have notified Alcatel and Lucent in writing that it has determined not to investigate the transactions contemplated by the merger agreement or, in the event that CFIUS has undertaken such an investigation, CFIUS will have terminated such investigation, or the President of the United States will have determined not to take any action to prohibit or restrain the merger or to seek a divestiture of any shares of Lucent common stock or the shares of the surviving corporation or limitation on the ownership rights of Alcatel over the shares of the surviving corporation that would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its subsidiaries, taken as a whole or Alcatel and its subsidiaries, taken as a whole;

•	the absence of any action, litigation or proceeding by any governmental authority, instituted or pending, which seeks to prohibit or restrain the merger or to seek a divestiture of any shares of Lucent common stock or the shares of the surviving corporation or limitation on the ownership rights of Alcatel over the shares of the surviving corporation that would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its subsidiaries, taken as a whole or Alcatel and its subsidiaries, taken as a whole; and

•	the absence of any statute, rule, regulation, injunction, order or decree issued or deemed applicable to the merger that is reasonably likely to prohibit or restrain the merger or to seek a divestiture of any shares of Lucent common stock or the shares of the surviving corporation or limitation on the ownership rights of Alcatel over the shares of the surviving corporation that would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its subsidiaries, taken as a whole or Alcatel and its subsidiaries, taken as a whole.

      The obligations of Alcatel and Merger Sub to consummate the merger are subject to the satisfaction or waiver, prior to the effective time of the merger, of the following conditions:

•	Lucent will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Lucent in the merger agreement relating to the capital stock of Lucent will be true and correct in all material respects as of the date specified in such representation;

•	the representations and warranties of Lucent set forth in the merger agreement that are qualified with respect to material adverse effect will be true and correct as of the date of the merger agreement and as of the effective time of the merger;

•	the other representations and warranties of Lucent set forth in the merger agreement that are not so qualified will be true in all respects when made and at and as of the effective time of the merger as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a material adverse effect on Lucent;

•	Alcatel will have received a certificate from Lucent, signed by a senior executive officer of Lucent, certifying that Lucent has performed its obligations under the merger agreement in all material respects and that the representations and warranties of Lucent satisfy the condition set forth above; and

•	the fair market value of the assets of Lucent’s major pension plans as of the last day of the month last ending prior to the closing date of the merger shall not be less than $28,600,000,000 if the relevant measurement date is September 30, 2006, decreasing by $200,000,000 as of the first day of each calendar month thereafter through December 2006, but in no event shall the threshold be less than $28,000,000,000.
      The obligation of Lucent to consummate the merger is subject to the satisfaction or waiver, prior to the effective time of the merger, of the following conditions:

•	Alcatel will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Alcatel in the merger agreement relating to the capital stock of Alcatel will be true and correct in all material respects as of the date specified in such representation;

•	the representations and warranties of Alcatel set forth in the merger agreement that are qualified with respect to material adverse effect will be true and correct as of the date of the merger agreement and as of the effective time of the merger;

•	the other representations and warranties of Alcatel set forth in the merger agreement that are not so qualified will be true in all respects when made and at and as of the effective time of the merger as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a material adverse effect on Alcatel;

•	Lucent will have received a certificate from Alcatel, signed by a senior executive officer of Alcatel, certifying that Alcatel has performed its obligations under the merger agreement in all material respects and that the representations and warranties of Alcatel satisfy the condition set forth above; and

•	Lucent will have received the opinion of Wachtell Lipton, special counsel to Lucent, that the merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code, that each of Alcatel, Merger Sub and Lucent will be a party to the reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each transfer of shares of Lucent common stock to Alcatel by a stockholder of Lucent pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Lucent may not waive receipt of a tax opinion from Wachtell Lipton as a condition after the merger has been approved by the stockholders of Lucent, unless further approval of such stockholders is obtained after appropriate disclosure.

Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by the shareholders of Alcatel or the stockholders of Lucent required in each case for closing,

•	by mutual written consent of Alcatel and Lucent;

•	by either Alcatel or Lucent if:

•	the merger is not completed by December 31, 2006, which will be extended one or more times until March 31, 2007 in the event that all conditions to the merger have been satisfied or waived other than receipt of clearance under the HSR Act, European Union antitrust approval, or NYSE approval for the listing of the Alcatel ADSs; provided, however, that this right to terminate will not be available to a party whose failure to fulfill in any material respect any obligation under the merger agreement has caused or resulted in the failure of a condition to complete the merger;

•	the approval of the Lucent stockholders was not obtained at the Lucent stockholders meeting duly convened to vote on the merger, or at any adjournment or postponement of such meeting;

•	the approval of Alcatel shareholders for the issuance of Alcatel ordinary shares to be issued pursuant to the merger agreement, the issuance of Alcatel ordinary shares for delivery upon exercise Lucent stock option or upon exercise or conversion of Lucent warrants, Lucent convertible debt or Lucent stock-based accounts, the approval of the new Alcatel bylaws and the election of Alcatel directors nominated by the parties in accordance with the merger agreement was not obtained at the Alcatel shareholders meeting duly convened to vote on such matters, or at any adjournment or postponement of such meeting; or

•	there is any law or regulation prohibiting the merger or making the completion of the merger illegal, or an injunction, judgment, order or decree enjoining the merger becomes final and non-appealable;

•	by Lucent if:

•	Alcatel breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, such that the closing conditions to Lucent’s obligation to effect the merger would not be satisfied and the breach or failure to perform would not be curable, of if curable, would not be cured within 60 days following receipt of written notice from Lucent of such breach or failure to perform;

•	prior to the receipt of the approval of the Alcatel shareholders of the issuance of Alcatel ordinary shares to be issued pursuant to the merger agreement and the other matters related to the merger agreement to be considered by the Alcatel shareholders at such meeting, the board of directors of Alcatel has recommended that Alcatel shareholders not approve such matters, has withdrawn or modified in a manner adverse to Lucent its recommendation that the Alcatel shareholders vote in favor of such matters or has recommended a superior proposal; or

•	Alcatel has not called and held the meeting of Alcatel shareholders to approve the issuance of Alcatel ordinary shares to be issued pursuant to the merger agreement and the other matters related to the merger agreement, as required under the merger agreement; and

•	by Alcatel if:

•	Lucent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, such that the closing conditions to Alcatel’s obligation to effect the merger would not be satisfied and the breach or failure to perform would not be curable, of if curable, would not be cured within 60 days following receipt of written notice from Alcatel of such breach or failure to perform;

•	prior to the receipt of approval of the merger agreement by Lucent’s stockholders, the board of directors of Lucent has recommended that Lucent stockholders not approve the merger agreement, has withdrawn or modified in a manner adverse to Alcatel its recommendation that the Lucent stockholders vote in favor of such matters or has recommended a superior proposal; or

•	Lucent has not called and held the meeting of Lucent stockholders to approve the merger agreement, as required under the merger agreement.

Effect of Termination
      If the merger agreement is terminated and the merger is abandoned as described above, the merger agreement will be void and of no effect, with no liability on the part of any party to the merger agreement, other than the obligation to pay, if applicable, fees and expenses in accordance with the merger agreement, and any damages resulting from any willful breach of the merger agreement. In addition, the parties’ obligations under the confidentiality agreement previously entered into will survive termination of the merger agreement.
Termination Fee
      If the merger agreement is:

•	terminated by either party on the basis of the failure of the Lucent stockholders to approve the merger agreement at the meeting of Lucent stockholders, and prior to the date of the meeting of Lucent stockholders, an acquisition proposal had been made known to Lucent or was made known to the stockholders of Lucent or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Lucent;

•	terminated by Alcatel if the meeting of Lucent stockholders to approve the merger agreement is not called and held in accordance with the merger agreement, and prior to the date of termination, an acquisition proposal had been made known to Lucent or was made known to the stockholders of Lucent or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Lucent; or

•	terminated by Alcatel because the board of directors of Lucent has recommended that Lucent stockholders not approve the merger agreement, or has withdrawn or modified in a manner adverse to Alcatel its recommendation that the Lucent stockholders vote in favor of such matters or has recommended a superior proposal, then, immediately upon termination of the merger agreement, Lucent shall pay to Alcatel $250,000,000 by wire transfer of immediately available funds, which amount is referred to as the initial termination fee.
      If the merger agreement is:

•	terminated by either party on the basis of the failure of the Lucent stockholders to approve the merger agreement at the meeting of Lucent stockholders, and prior to the date of the meeting of Lucent stockholders, an acquisition proposal had been made known to Lucent or was made known to the stockholders of Lucent or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Lucent, and within twelve months after the date of such termination, Lucent enters into an agreement with a third party with respect to, or consummates, an acquisition proposal;

•	terminated by Alcatel if the meeting of Lucent stockholders to approve the merger agreement is not called and held in accordance with the merger agreement, and within twelve months after the date of such termination, Lucent enters into an agreement with a third party with respect to, or consummates, an acquisition proposal; or

•	terminated by Alcatel because the Lucent board of directors has recommended that Lucent stockholders not approve the merger agreement, or has withdrawn or modified in a manner adverse to Alcatel its recommendation that the Lucent stockholders vote in favor of such matters or has recommended a superior proposal, and within twelve months after the date of such termination, Lucent enters into an agreement with a third party with respect to, or consummates, an acquisition proposal;
then no later than the time that Lucent enters into a merger agreement with respect to an acquisition proposal, or if there is no such agreement, upon consummation of such acquisition proposal, Lucent shall pay to Alcatel $500,000,000 by wire transfer of immediately available funds, offset by any amounts previously paid to Alcatel as an initial termination fee.
      If the merger agreement is:

•	terminated by either party on the basis of the failure of the Alcatel shareholders to approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement to be considered by the Alcatel shareholders, and prior to the date of the meeting of Alcatel shareholders, an acquisition proposal had been made known to Alcatel or was made known to the stockholders of Alcatel or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Alcatel;

•	terminated by Lucent if the meeting of Alcatel shareholders to approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement to be considered by the Alcatel shareholders is not called and held in accordance with the merger agreement, and prior to the date of termination, an acquisition proposal had been made known to Alcatel or was made known to the shareholders of Alcatel or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Alcatel; or

•	terminated by Lucent because the board of directors of Alcatel has recommended that Alcatel shareholders not approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement, or has withdrawn or modified in a manner adverse to Lucent its recommendation that the Alcatel shareholders vote in favor of such matters or has recommended a superior proposal;
then, immediately upon termination of the merger agreement, Alcatel shall pay to Lucent the initial termination fee.
      If the merger agreement is:

•	terminated by either party on the basis of the failure of the Alcatel shareholders to approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement, and prior to the date of the meeting of Alcatel shareholders, an acquisition proposal had been made known to Alcatel or was made known to the shareholders of Alcatel or otherwise became publicly known or a third party had publicly announced an intention (whether or not conditional) to make an acquisition proposal for Alcatel, and within twelve months after the date of such termination, Alcatel enters into an agreement with a third party with respect to, or consummates, an acquisition proposal;

•	terminated by Lucent if the meeting of Alcatel shareholders to approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement is not called and held in accordance with the merger agreement, and within twelve months after the date of such termination, Alcatel enters into an agreement with a third party with respect to, or consummates, an acquisition proposal; or

•	terminated by Lucent because the board of directors of Alcatel has recommended that Alcatel shareholders not approve the issuance of Alcatel ordinary shares required to be issued pursuant to the merger agreement and the other matters related to the merger agreement, or has withdrawn or modified in a manner adverse to Lucent its recommendation that the Alcatel shareholders vote in favor of such matters or has recommended a superior proposal, and within twelve months after the date of such termination, Alcatel enters into an agreement with a third party with respect to, or consummates, an acquisition proposal;

then no later than the time that Alcatel enters into a merger agreement with respect to an acquisition proposal, or if there is no such agreement, upon consummation of such acquisition proposal, Alcatel shall pay to Lucent $500,000,000 by wire transfer of immediately available funds, offset by any amounts previously paid to Lucent as an initial termination fee.
Amendment and Waiver
      Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and signed, in the case of an amendment, by Lucent, Alcatel and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the stockholders of Lucent, no such amendment or waiver shall, without the approval of Lucent stockholders, alter or change the amount or kind of consideration to be received in exchange for any shares of capital stock of Lucent, any term of the articles of association and bylaws of Alcatel or any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Lucent.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unaudited pro forma condensed combined financial statements of Alcatel and Lucent giving effect to the Thales transaction
      The following unaudited pro forma condensed combined balance sheets and unaudited pro forma condensed combined statements of income, which give effect to the merger, are presented in millions of euros and reflect the combination of Alcatel and Lucent using the purchase method under IFRS and U.S. GAAP as of and for the twelve-month period ended December 31, 2005.
      The pro forma adjustments are based upon available information and certain assumptions that each of Alcatel and Lucent believes are reasonable, including the assumptions that pursuant to the terms of the merger agreement:

•	each outstanding share of Lucent common stock at the effective time of the merger will be converted into the right to receive 0.1952 of an Alcatel ADS;

•	all of the outstanding Lucent stock options and other stock-based awards at the effective time of the merger, whether vested or not vested, shall be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the closing, a number of Alcatel ordinary shares or Alcatel ADSs determined by multiplying the number of shares subject to such award by the exchange ratio, at an exercise price determined by dividing the former exercise price by the exchange ratio; and

•	each outstanding Lucent warrant will at the effective time of the merger be convertible into a number of Alcatel ordinary shares or Alcatel ADSs determined in accordance with the terms and conditions of the warrant agreement, dated as of December 10, 2004, between Lucent and the Bank of New York, as warrant agent.
      The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of the income (loss) from operating activities or the financial condition of the combined company that would have been achieved had the merger been completed during the period presented, nor are the unaudited pro forma condensed combined financial statements indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies which may result from the merger. The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions or restructuring and integration costs which may be incurred as a result of the merger. In addition, the financial effects of any actions described in the sections entitled “The Merger — Alcatel’s Reasons for the Merger” and “The Merger — Recommendation of the Lucent Board of Directors and Its Reasons for the Merger,” such as synergies or the effect of asset dispositions, if any, that may be required by regulatory authorities, cannot currently be determined and therefore are not reflected in the unaudited pro forma condensed combined financial statements.
      The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the respective consolidated financial statements of Alcatel as of and for the year ended December 31, 2005 and the consolidated financial statements of Lucent as of and for the year ended September 30, 2005 and the three-month period ended December 31, 2005, each of which has been incorporated by reference into this proxy statement/ prospectus.
      The unaudited pro forma condensed combined financial statements are based on preliminary estimates and assumptions, which Alcatel and Lucent believe to be reasonable. In the unaudited pro forma condensed combined balance sheets, the fair value of the Alcatel ADSs to be issued has been allocated to the Lucent assets and liabilities based upon preliminary estimates by the management of Alcatel and Lucent of their respective fair values as of the date of the merger. Any difference between the fair value of the Alcatel ADSs issued and the fair value of the Lucent assets and liabilities is recorded as goodwill. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed with the services of outside valuation specialists after the effective time of the merger. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements and are subject to revision based on a final determination of fair value after the effective time of the merger.
Pro forma adjustments reflecting the proposed Thales transaction
      In addition, the unaudited pro forma condensed combined financial statements also reflect the estimated effect of the proposed Thales transaction as described in Note 5-a. The unaudited pro forma adjustments reflecting the proposed Thales transaction described in the accompanying notes are based upon available information and certain assumptions that Alcatel’s management believes are reasonable. The unaudited pro forma adjustments reflecting the proposed Thales transaction are for illustrative purposes only and are not indicative of the terms of the transaction and the results of operations that would have occurred had the proposed Thales transaction been consummated on the terms described on the dates indicated, nor are they indicative of future operating results.
      The unaudited pro forma adjustments reflecting the proposed Thales transaction do not give effect to any synergies which may result from the proposed Thales transaction, or any severance or restructuring costs that may be incurred following the proposed Thales transaction. The estimated net gain after tax on the disposal of the assets contributed has not been taken into account in the unaudited pro forma condensed combined statement of income.
      The following unaudited pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined financial statements, are presented in millions of euros and reflect the expected accounting treatment under both IFRS and U.S. GAAP of the proposed Thales transaction accounted for as described in Note 5-b under both IFRS and U.S. GAAP as of and for the twelve-month period ended December 31, 2005.

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF DECEMBER 31, 2005 UNDER IFRS
(in millions of euros)

						Pro Forma		Combined
						Adjustments		Pro Forma
		Historical			Combined	Reflecting		IFRS After
	Historical	Lucent	Pro Forma	Ref to	Pro Forma	Thales		Thales
	Alcatel	U.S. GAAP	Adjustments	Note 2-a &	IFRS	Transaction	Ref to	Transaction
	IFRS	(Unaudited)	(Unaudited)	3-b	(Unaudited)	(Unaudited)	Note 5-c	(Unaudited)

	Note 1	Note 1	Notes 2-a, 3-a & b			Note 5-c

ASSETS
Goodwill	3,772	316	10,704	(5)	14,792	(795)	(1)	13,997
Intangible assets	819	35	4,660	(2) & (5)	5,514	(33)	(1)	5,481
Property, plant and equipment, net	1,111	1,061	—		2,172	(190)	(1)	1,982
Share in net assets of equity affiliates and other non-current financial assets	912	54	—		966	670	(2)	1,636
Deferred tax assets	1,768	—	269	(2)	2,037	(136)	(1)	1,901
Prepaid pension costs	294	5,208	(3,448)	(1)&(5)	2,054	—		2,054
Marketable securities	—	1,880	—		1,880	—		1,880
Other non-current assets	468	716	(383)	(2)	801	—		801

Non-current assets	9,144	9,270	11,802		30,216	(484)		29,732

Inventories and work in progress, amounts due from customers on construction-type contracts and advances and progress payments	2,355	647	344	(5)	3,346	(685)	(1)	2,661
Trade receivables and related accounts, net	3,420	1,207	—		4,627	(220)	(1)	4,407
Other current assets	1,046	532	(205)	(2)	1,373	(87)	(1)	1,286
Marketable securities	640	549	—		1,189	—		1,189
Cash and cash equivalents	4,510	1,270	(52)	(7)	5,728	548	(3)	6,276

Current assets	11,971	4,205	87		16,263	(444)		15,819

TOTAL ASSETS	21,115	13,475	11,889		46,479	(928)		45,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity — Attributable to the equity holders of the parent	6,234	249	11,366	(6)	17,849	651	(4)	18,500
Minority interests	477	—	26	(2)	503	—		503

Shareholders’ equity	6,711	249	11,392		18,352	651		19,003

Pensions, retirement indemnities and other post-retirement benefits	1,461	5,194	503	(1)&(5)	7,158	(133)	(1)	7,025
Bonds and notes issued and other long-term debt	2,752	4,264	(437)	(5)	6,579	(1)	(1)	6,578
Other non-current liabilities	457	725	21	(1),(2)&(5)	1,203	(52)	(1)	1,151

Non-current liabilities	4,670	10,183	87		14,940	(186)		14,754

Provisions	1,621	—	969	(2)	2,590	(76)	(1)	2,514
Current portion of long-term debt	1,046	311			1,357	(13)	(1)	1,344
Trade payables and related accounts	3,755	652			4,407	(520)	(1)	3,887
Customers’ deposits and advances and amounts due to customers on construction-type contracts	1,282	362			1,644	(688)	(1)	956
Other current liabilities	2,030	1,718	(559)	(2)	3,189	(96)	(1)	3,093

Current liabilities	9,734	3,043	410		13,187	(1,393)		11,794

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	21,115	13,475	11,889		46,479	(928)		45,551

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet under IFRS (in millions of euros)

	Pro Forma	Note 2-a	Note 2-a	Note 3-b	Note 3-b	Note 3-b
	Adjustments	(1)	(2)	(5)	(6)	(7)

Goodwill	10,704			10,704
Intangible assets	4,660		319	4,341
Deferred tax assets	269		269
Prepaid pension costs	(3,448)	(2,146)		(1,302)
Other non-current assets	(383)		(64)
			(319)

Inventories and work in progress, amounts due from customers on construction-type contracts and advances and progress payments	344			344
Other current assets	(205)		(205)
Cash and cash equivalents	(52)					(52)

	11,889	(2,146)	—	14,087	—	(52)

Shareholders’ equity — attributable to the equity holders of the parent	11,366				11,366
Minority interests	26		26

Pensions, retirement indemnities and other post-retirement benefits	503	(2,820)		3,323
Bonds and notes issued and other long-term debt	(437)			(437)
Other non-current liabilities	21	263	(410)	194
			(26)

Provisions	969		969
Other current liabilities	(559)		(559)

	11,889	(2,557)	—	3,080	11,366	—

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER IFRS
(in millions of euros, except per share data)

						Pro forma
						adjustments		Combined pro
		Historical				reflecting		forma IFRS
	Historical	Lucent	Pro forma		Combined	Thales	Ref to	after Thales
	Alcatel	U.S. GAAP	Adjustments	Ref to	pro forma IFRS	transaction	Note	transaction
	IFRS	(Unaudited)	(Unaudited)	Note 2-a & 3-c	(Unaudited)	(Unaudited)	5-d	(Unaudited)

	Note 1	Note 1	Notes 2-a, 3-a & c			Note 5-d

Revenues	13,135	7,355	—		20,490	(1,909)	(5)	18,581
Cost of sales	(8,503)	(4,148)	(335)	(2),(12)&(13)	(12,986)	1,429	(5)	(11,557)

Gross profit	4,632	3,207	(335)		7,504	(480)	(5)	7,024

Administrative and selling expenses	(2,000)	(1,581)	76	(2)&(13)	(3,505)	180	(5)	(3,325)
Research and development costs	(1,443)	(949)	(1,295)	(2),(9)&(13)	(3,687)	167	(5)	(3,520)

Operating profit (loss)	1,189	677	(1,554)		312	(133)	(5)	179

Restructuring costs	(110)	8	—		(102)	30	(5)	(72)
Litigation and settlement	—	—	(223)	(2)	(223)	—		(223)
Gain/ (loss) on disposal of consolidated shares	129	—	—		129	—		129
Other operating income (expenses)	(69)	—	(57)	(2)&(11)	(126)	3	(5)	(123)

Income (loss) from operating activities	1,139	685	(1,834)		(10)	(100)	(5)	(110)

				(1),(2),(10),
Financial result	(50)	(269)	630	(13) & (14)	311	—		311
Other income (expense)	—	196	(196)	(2)	—	—		—
Share in net income (losses) of equity affiliates	(14)	—	—		(14)	63	(7)	49

Income before tax and discontinued operations	1,075	612	(1,400)		287	(37)		250

Income tax (expense) benefit(1)	(91)	117	538		564	(54)	(5) &(6)	510

Income (loss) from continuing operations	984	729	(862)	(1)&(15)	851	(91)		760

Income (loss) from discontinued operations	(13)	—	—		(13)	—		(13)
NET INCOME (LOSS)	971	729	(862)		838	(91)		747

Attributable to:
- Equity holders of the parent	930	729	(858)		801	(91)		710
- Minority interests	41	—	(4)		37	—		37

• Less non-recurring charges or credits directly attributable to the transaction:
- inventory and work in progress step-up (net of tax)	—	—	(199)	(12)	(199)	—		(199)

Net income attributable to equity holders of the parent before discontinued activities and non-recurring charges or credit directly attributable to the transaction	943	729	(659)		1,013	(91)		922

Net income attributable to the equity holders of the parent per share (in euros)
- Basic earnings per share	0.68	0.16			0.36			0.32
- Diluted earnings per share	0.68	0.15			0.35			0.31

Weighted average number of existing shares (in millions):
- basic	1,368	4,438			2,242			2,242
- diluted	1,377	5,088			2,263			2,263

Net income attributable to the equity holders of the parent (before discontinued activities and non-recurring charges or credit directly attributable to the transaction) per share (in euros)
- Basic earnings per share	0.69	0.16			0.45			0.41
- Diluted earnings per share	0.69	0.15			0.45			0.41

Weighted average number of existing shares (in millions):
- basic	1,368	4,438			2,242			2,242
- diluted	1,377	5,088			2,263			2,263

(1)	See Note 3-c(15) for a discussion of the impact of the valuation allowance reversals reflected in the historical Lucent statement of income under U.S. GAAP.

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income under IFRS (in millions of euros)

	Pro forma	Note 2-a	Note 2-a	Note 3-c	Note 3-c	Note 3-c	Note 3-c	Note 3-c	Note 3-c	Note 3-c
	adjustments	(1)	(2)	(9)	(10)	(11)	(12)	(13)	(14)	(15)

Cost of sales	(335)		(14)				(327)	6
Administrative and selling expenses	76		69					7
Research and development costs	(1,295)		(434)	(868)				7
Litigation and settlement	(223)		(223)
Other operating income (expenses)	(57)		(40)			(17)
Financial result	630	(481)	834		(2)			302	(23)
Other income (expenses)	(196)		(196)
Income tax expense	538	188								350
Minority interests	(4)		(4)
Non-recurring charges or credits directly attributable to the transaction	(199)						(199)

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2005 UNDER U.S. GAAP
(in millions of euros)

						Pro Forma		Combined
						Adjustments		Pro Forma
		Historical			Combined	Reflecting		U.S. GAAP
	Historical	Lucent	Pro Forma		Pro Forma	Thales		After Thales
	Alcatel	U.S. GAAP	Adjustments	Ref to Note	U.S. GAAP	Transaction	Ref to	Transaction
	U.S. GAAP	(Unaudited)	(Unaudited)	2-b, 2-c & 3-d	(Unaudited)	(Unaudited)	Note 5-e	(Unaudited)

	Note 1	Note 1	Notes 2-b, 2-c, 3-a & d			Note 5-e

ASSETS
Cash and cash equivalents	4,510	1,270	(129)	(4)&(18)	5,651	624	(11)	6,275
Marketable securities	640	549	—		1,189	—		1,189
Other debtors and assets held for sale	1,360	532	(100)	(4)	1,792	(6)	(9)	1,786
Trade receivables and related accounts, net	4,090	1,207	(525)	(4)	4,772	(38)	(9)	4,734
Inventories, net	1,695	647	228	(4)&(16)	2,570	(220)	(9)	2,350

Current assets	12,295	4,205	(526)		15,974	360		16,334

Marketable securities	—	1,880			1,880			1,880
Other investments and other non- current assets, net	2,312	770	(508)	(4)&(16)	2,574	(32)	(9)	2,542
Share in net assets of equity affiliates	706	—	995	(4)	1,701	(199)	(10)	1,502
Property, plant and equipment, net	1,168	1,061	(179)	(4)	2,050	(17)	(9)	2,033
Prepaid pension costs	—	5,208	(1,226)	(4)&(16)	3,982	—		3,982
Acquisition goodwill	7,024	316	8,787	(4)&(16)	16,127	(114)	(9)	16,013
Other intangible assets, net	679	35	3,783	(4)&(16)	4,497	(3)	(9)	4,494

Non-current assets	11,889	9,270	11,652		32,811	(365)		32,446

TOTAL ASSETS	24,184	13,475	11,126		48,785	(5)		48,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other current liabilities	2,106	2,080	(195)	(4)	3,991	71	(9)	4,062
Trade payables	3,755	652	(321)	(4)	4,086	(197)	(9)	3,889
Accrued contract costs and other accrued liabilities	1,264	—	(114)	(4)	1,150	—		1,150
Customer deposits and advances	1,144	—	(247)	(4)	897	(400)	(9)	497
Short-term financial debt	1,051	311	(69)	(4)	1,293	—	(9)	1,293

Current liabilities	9,320	3,043	(946)		11,417	(526)		10,891

Other long term liabilities	573	725	1,244	(3),(4)&(16)	2,542	—		2,542
Bonds and notes issued and other financial debt — long-term part	2,913	4,264	(1)	(4)	7,176	—		7,176
Other reserves	470	—	(470)	(4)	—	—		—
Accrued pensions and retirement obligations	1,717	5,194	430	(4)&(16)	7,341	(69)	(9)	7,272

Non-current liabilities	5,673	10,183	1,203		17,059	(69)		16,990

Minority interests	472	—	26	(3)	498	—		498

Capital stock	2,857	38	1,710		4,605	—		4,605
Additional paid-in capital	21,594	19,892	(9,948)		31,538	—		31,538
Retained earnings, other reserves, cumulative translation adjustments and unrealized holding gains (loss) and cash-flow hedge	(14,076)	(19,681)	19,081		(14,676)	590		(14,086)
Less treasury stock, at cost	(1,656)	—	—		(1,656)	—		(1,656)

Shareholders’ equity	8,719	249	10,843	(17)	19,811	590	(12)	20,401

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	24,184	13,475	11,126		48,785	(5)		48,780

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Under U.S. GAAP (in millions of euros)

		Note	Note	Note	Note	Note
	Pro Forma	2-b	2-c	3-d	3-d	3-d
	Adjustments	(3)	(4)	(16)	(17)	(18)

Cash and cash equivalents	(129)		(77)			(52)
Other debtors and assets held for sale	(100)		(100)
Trade receivables and related accounts, net	(525)		(525)
Inventories, net	228		(116)	344
Other investments and other non-current assets, net	(508)		(284)	(224)
Share in net assets of equity affiliates	995		995
Property, plant and equipment, net	(179)		(179)
Prepaid pension costs	(1,226)		76	(1,302)
Acquisition goodwill	8,787		(717)	9,504
Other intangible assets, net	3,783		(182)	3,965

TOTAL ASSETS	11,126	—	(1,109)	12,287	—	(52)

Other current liabilities	(195)		(195)
Trade payables	(321)		(321)
Accrued contract costs and other accrued liabilities	(114)		(114)
Customer deposits and advances	(247)		(247)
Short-term financial debt	(69)		(69)
Other long-term liabilities	1,244	(26)	381	889
Bonds and notes issued and other long-term debt — long-term part	(1)		(1)
Other reserves	(470)		(470)
Accrued pensions and retirement obligations	430		(73)	503

Minority interests	26	26

Shareholders’ equity	10,843				10,843

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	11,126	—	(1,109)	1,392	10,843	—

ALCATEL AND LUCENT UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 UNDER U.S. GAAP
(in millions of euros, except per share data)

						Pro Forma		Combined
						Adjustments		Pro Forma
		Historical			Combined	Reflecting		U.S. GAAP
	Historical	Lucent	Pro Forma		Pro Forma	Thales		after Thales
	Alcatel	U.S. GAAP	Adjustments	Ref to	U.S. GAAP	Transaction	Ref to	Transaction
	U.S. GAAP	(Unaudited)	(Unaudited)	Note 2-c & 3-e	(Unaudited)	(Unaudited)	Note 5-f	(Unaudited)

	Note 1	Note 1	Notes 2-c, 3-a & e			Note 5-f

Net sales	13,129	7,355	(565)	(4)	19,919	(1,363)	(13)	18,556
Cost of sales	(8,517)	(4,148)	(5)	(4), (22), (23), (24) & (25)	(12,670)	996	(13)	(11,674)

Gross profit	4,612	3,207	(570)		7,249	(367)		6,882

Administrative and selling expenses	(2,049)	(1,581)	(14)	(4), (22), (24) & (25)	(3,644)	126	(13)	(3,518)
R&D expenses and purchased in-process R&D	(1,449)	(949)	(1,308)	(4), (20), (22), (24) & (25)	(3,706)	116	(13)	(3,590)
Restructuring costs	(174)	8	6	(4)	(160)	18	(13)	(142)

Income (loss) from operations	940	685	(1,886)		(261)	(107)		(368)

Interest expense on notes mandatorily redeemable for shares and other interest expenses	(243)	(269)	4	(4) & (21)	(508)	17	(13)	(491)
Interest income and other financial income, net	114	—	(114)	(4)	—	—		—
Other income (expenses)	—	196	79	(4)	275	—		275
Gain on sale of stocks in subsidiaries	165	—	32	(4)	197	—		197

Income before amortization of goodwill and tax	976	612	(1,885)		(297)	(90)		(387)

Share in net income (losses) of equity affiliates	(22)	—	39	(4)	17	27	(14)&(15)	44
Income tax (expense) benefit (1)	(156)	117	473	(4) & (26)	434	—		434
Minority interests	(35)	—	35	(4)	—	—		—

NET INCOME (LOSS)	763	729	(1,338)		154	(63)		91

Less non-recurring charges or credit directly attributable to the transaction:
– inventory step-up (net of tax)	—	—	(199)	(23)	(199)	—		(199)
– IPR&D	—	—	(600)	(20)	(600)	—		(600)

Net income attributable to equity holders of the parent before non recurring charges or credit directly attributable to the transaction	763	729	(539)		953	(63)		890

Net income per share (in euros)
– Basic earnings per share	0.56	0.16			0.07			0.04
– Diluted earnings per share	0.55	0.15			0.07			0.04

Weighted average number of existing shares (in millions):
– basic	1,368	4,438			2,242			2,242
– diluted	1,377	5,088			2,264			2,263

Net income before discontinued activities and non-recurring charges or credit directly attributable to the transaction per share (in euros)
– Basic earnings per share	0.56	0.16			0.43			0.40
– Diluted earnings per share	0.55	0.15			0.42			0.39
Weighted average number of existing shares (in millions):
– basic	1,368	4,438			2,242			2,242
– diluted	1,377	5,088			2,412			2,299

(1)	See Note 3-c(15) for a discussion of the impact of the valuation allowance reversals reflected in the historical Lucent statement of income under U.S. GAAP.

Schedule of Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income Under U.S. GAAP (in millions of euros)

		Note		Note	Note	Note	Note	Note	Note
	Pro Forma	2-c	Note 3-	3-e	3-e	3-e	3-e	3-e	3-e
	Adjustments	(4)	e (20)	(21)	(22)	(23)	(24)	(25)	(26)

Net sales	(565)	(565)
Cost of sales	(5)	373			(2)	(327)	35	(84)
Administrative and selling expenses	(14)	66			(21)		42	(101)
R&D expenses and purchased in-process R&D	(1,308)	97	(1,348)		(6)		37	(88)
Restructuring costs	6	6
Interest expense on notes mandatorily redeemable for shares and other interest expenses	4	6		(2)
Interest income and financial income, net	(114)	(114)
Other income (expenses)	79	79
Gain on sale of stocks in subsidiaries	32	32
Share in net income (losses) of equity affiliates	39	39
Income tax	473	(54)							527
Minority interests	35	35
Non-recurring charges or credits directly attributable to the transaction	(799)		(600)			(199)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of transactions and basis of presentation

Description of transactions
      The merger is described in the section entitled “The Merger” contained elsewhere in this proxy statement/ prospectus. The proposed Thales transaction is described in the section entitled “Alcatel Recent Developments — Thales Transaction” contained elsewhere in this proxy statement/ prospectus.

Basis of presentation
      Alcatel and Lucent merger. Pro forma adjustments related to the unaudited pro forma condensed combined statements of income are computed assuming the merger was completed on the first day of the earliest fiscal year presented (that is, January 1, 2005 for each of the unaudited pro forma condensed combined statements of income presented).
      Pro forma adjustments related to the unaudited pro forma condensed combined balance sheets are computed assuming the merger was completed on December 31, 2005.
      All pro forma adjustments are directly attributable to the merger. With respect to pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined company’s financial statements are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses that may be incurred in connection with the merger or any effect related to payments to Lucent’s employees resulting from the change of control of Lucent.
      Only adjustments that are factually supportable and that can be estimated reliably are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from synergies. The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions or restructuring and integration costs that may be incurred as a result of the merger. Material non-recurring items that are directly attributable to the merger and that can be factually supported and reliably estimated are included in the pro forma adjustments related to the unaudited pro forma condensed combined balance sheets.
      There are certain differences in the way in which Alcatel and Lucent present items on their respective balance sheets and statements of income. As a result, certain items reported under “other income (expenses)” in Lucent’s statement of income have been reclassified in the IFRS and U.S. GAAP unaudited pro forma condensed combined statements of income to conform with Alcatel’s presentation, based upon the detailed information related to the statement of income given by Lucent in its annual and quarterly reports. The capitalized software of Lucent has also been reclassified in the IFRS balance sheet between other non-current assets and intangible assets and the deferred tax assets and liabilities have been isolated on specific balance sheet line items in the IFRS balance sheet. Minority interests that are considered as part of equity under IFRS and not under U.S. GAAP have been reclassified in the IFRS balance sheet accordingly.
      Alcatel and Lucent expect that there could be additional reclassifications following completion of the merger to conform Lucent’s financial presentation to Alcatel’s financial presentation. For example, there are differences in the way certain assets and liabilities included in working capital are reported for construction-type contracts. Alcatel and Lucent are in the process of reviewing the reclassifications necessary to conform Lucent’s financial presentation to Alcatel’s financial presentation. Such reclassifications are complex, and are expected to take several months to complete.
      Upon completion of the merger, any transactions that occurred between Alcatel and Lucent will be considered intercompany transactions. Balances and transactions between Alcatel and Lucent as of and for the period presented are not significant.
      If an estimate or an assumption used to determine a pro forma adjustment could have a significant impact on the unaudited pro forma condensed combined financial statements, a sensitivity analysis is presented. This is the case with respect to the price of Alcatel ADSs assumed in the determination of the purchase price under IFRS and for the estimated amounts allocated to useful life of acquired technologies, in-process research and development, which is referred to as IPR&D, and other intangible assets with definite useful lives.
      Proposed Thales transaction. The unaudited pro forma condensed combined financial statements also reflect the effect of the proposed Thales transaction as described in Note 1, which contemplates the contribution of certain Alcatel assets to Thales in exchange for cash and Thales ordinary shares. Alcatel’s interest in Thales held as of December 31, 2005 is accounted for using the equity method in Alcatel’s consolidated financial statements included in Alcatel’s 2005 20-F, which has been incorporated by reference into this proxy statement/ prospectus.
      Pro forma adjustments included in the pro forma condensed combined statements of income are computed assuming the proposed Thales transaction was completed on the first day of the earliest fiscal year presented (i.e., January 1, 2005 for each of the unaudited pro forma condensed combined statements of income presented).
      Pro forma adjustments included in the pro forma condensed combined balance sheets are computed assuming the proposed Thales transaction was completed on December 31, 2005.
      All pro forma adjustments are directly attributable to the proposed Thales transaction. With respect to pro forma adjustments included in the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the financial statements of the combined company are taken into account. For instance, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses that may be incurred in connection with the proposed Thales transaction. Material non-recurring items that are directly attributable to the proposed Thales transaction and that can be factually supported and reliably estimated are taken into account in the pro forma adjustments included in the pro forma condensed combined balance sheet.
      As final documentation with respect to the proposed Thales transaction is still under discussion, the definitive terms of the transaction could materially differ from the assumptions made to determine the pro forma adjustments herein presented. The main areas of uncertainty include the following:

•	Earnout clauses with respect to the contribution of Alcatel’s interests in Alcatel Alenia Space and Telespazio have not been taken into account.

•	Transaction terms having a potential impact on the cash received (and the net gain on disposal) and related to the enterprise value of the businesses contributed to Thales. Such clauses are mainly related to the normative level of working capital, the level of financial debt of the contributed businesses at the closing date and the amount of pension and similar obligations. Only clauses for which the estimated impact has been judged reliable and factually supportable have been taken into account.

•	As some of the contributed businesses will be segregated from Alcatel’s other businesses before the closing of the proposed Thales transaction, the determination of the carrying value and the tax value of the assets contributed is preliminary and has been estimated based upon information available. The difference between these estimated values presented in the pro forma adjustments and the definitive values could have a material impact on the net result on disposal.
      The effect of the cash proceeds that will be received by Alcatel on Alcatel’s statement of income has not been taken into account in the pro forma adjustments, but is disclosed separately in Notes 5-d(8) and 5-f(16). The effect of the increased interest costs relating to this cash payment on the statement of income of Thales has been taken into account for the corresponding Thales ordinary shares held by Alcatel after the proposed Thales transaction.

Sensitivity analysis
      Alcatel and Lucent merger. The Alcatel ADS price used to compute the estimated value of the Alcatel ADSs to be issued in the merger is based on the average closing price of an Alcatel ADS for the period beginning two days before and ending two days after the date the merger was officially announced (April 2, 2006). However, the actual measurement date for the value of Alcatel ADSs under IFRS will occur at the effective time of the merger. For each € 1.00 increase or decrease in the price of an Alcatel ADS, the value of the Alcatel ADSs to be issued in the merger computed pursuant to the terms of the merger agreement and therefore the goodwill would increase or decrease by approximately € 870 million.
      The unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the price of the Alcatel ADSs to be issued in the merger to the fair value of Lucent’s technologies, customer relationships and IPR&D which has been amortized over an estimated useful life of five years in the pro forma adjustments under IFRS, with IPR&D being expensed upon completion of the merger under U.S. GAAP. The estimated useful life used in the unaudited pro forma condensed combined financial statements could differ materially from the useful lives of the assets that will be determined by external experts following the effective time of the merger, based on an analysis of the patent portfolio and a valuation of Lucent’s technologies, customer relationships and IPR&D, and as a result, the final purchase price allocation could differ materially from the preliminary allocation reflected in the unaudited pro forma condensed combined financial statements. For illustrative purposes, the following table sets forth the estimated annual impact on pro forma net income caused by each incremental € 500 million allocated to amortizable intangible assets in the final purchase price allocation.

	Estimated
	depreciation
Life of Asset in years	expense	Net income impact	Per share impact

	(in millions of euros, except years and per share data)
3	€167	€102	€0.05
4	125	76	0.03
5	100	61	0.03
6	83	51	0.02
7	71	44	0.02
      Proposed Thales transaction. The Thales stock price used to compute the estimated purchase price of the incremental stake in Thales is €36.72 per Thales ordinary share and is based on the average closing price of a Thales ordinary share for the period beginning two days before and ending two days after the date the proposed transaction was officially announced (April 5, 2006). This stock price is also used to determine the result on the disposal of the assets contributed. However, the actual measurement date for the purchase price under IFRS will occur at the closing date of the proposed Thales transaction. For each €1.00 increase or decrease in the price of a Thales ordinary share, the purchase price will increase or decrease by approximately € 27 million, representing an equivalent increase or decrease of both the result before tax on the disposal and the goodwill corresponding to the acquisition of the incremental stake in Thales.

Historical financial statements and currency translation
      Alcatel’s historical financial statements for the fiscal year ended December 31, 2005 are presented in euros and are derived from Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 20-F, which has been incorporated by reference into this proxy statement/ prospectus.
      Lucent’s historical financial statements for the twelve-month period ended December 31, 2005 are presented in U.S. dollars and are derived from Lucent’s audited consolidated financial statements included in Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated by reference into this proxy statement/ prospectus, and from Lucent’s unaudited quarterly financial statements included in Lucent’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2005, which has been incorporated by reference into this proxy statement/ prospectus, as shown in the table below.
      All data related to Lucent’s historical balance sheet as of December 31, 2005 and the pro forma adjustments to the balance sheets as of December 31, 2005 are translated into euros at the noon buying rate of € 1.00 = $1.1842.
      All data related to Lucent’s statement of income for the twelve-month period ended December 31, 2005 and the pro forma adjustments to the statements of income for the year ended December 31, 2005 are translated into euros at an exchange rate of € 1.00 = $1.2445, which was the average euro/dollar exchange rate for the twelve-month period ended December 31, 2005.

SCHEDULE CALCULATING LUCENT STATEMENT OF INCOME FOR THE TWELVE-MONTH
PERIOD ENDED DECEMBER 31, 2005 UNDER U.S. GAAP(1)(2)

	Twelve	Three	Three	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	Twelve Months Ended
	2005	2004	2005	2005	December 31, 2005
	A	B	C	D = A+C -B	D = A+C -B

		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
					(in millions of euros,
					except per share data)(3)
	(in millions of dollars, except per share data)
Revenues	9,441	2,335	2,047	9,153	7,355
Cost of sales	(5,317)	(1,351)	(1,196)	(5,162)	(4,148)

Gross profit	4,124	984	851	3,991	3,207

Administrative and selling expenses	(1,696)	(385)	(656)	(1,967)	(1,581)
R&D expenses	(1,177)	(279)	(283)	(1,181)	(949)
Business restructuring	10	(1)	(1)	10	8

Income (loss) from operating activities	1,261	319	(89)	853	685

Other income (expense)	114	(46)	84	244	196
Interest expense	(341)	(89)	(83)	(335)	(269)

Income before taxes	1,034	184	(88)	762	612

Income taxes	151	(10)	(16)	145	117

NET INCOME (LOSS)	1,185	174	(104)	907	729

Weighted average number of existing shares (in millions):
— basic	4,426	4,403	4,452	4,438	4,438
— diluted	5,218	4,998	4,452	5,088	5,088

Net income (loss) per share
— Basic earnings per share	0.27	0.04	(0.02)	0.20	0.16
— Diluted earnings per share	0.24	0.04	(0.02)	0.19	0.15

(1)	The purpose of this schedule is to reflect Lucent’s statement of income for the twelve-month period ended December 31, 2005. The schedule is not intended to be a U.S. GAAP presentation of Lucent’s results and is presented to reflect twelve months of results for purposes of comparison with Alcatel’s calendar year presentation.

(2)	Certain items included in Lucent’s annual statements of income for the fiscal year ended September 30, 2005 are derived from annual calculations including the net pension and postretirement benefit credit, employee incentive awards and income taxes, among other items. This schedule does not consider the impact of how these items would have been different had the fiscal year ended on December 31, 2005.

(3)	Translated solely for convenience into euros at the average rate for the twelve-month period ended December 31, 2005 of € 1.00 = $1.2445.

Note 2 — Historical Lucent and Alcatel adjustments
Note 2-a Historical Lucent adjustments

(1) Adjustments of Lucent’s historical financial statements for differences between U.S. GAAP and IFRS
      The unaudited pro forma condensed combined financial statements include adjustments to Lucent’s historical financial statements for the following differences between U.S. GAAP and IFRS:

•	Market-Related-Value Method. Under U.S. GAAP, Lucent uses the market-related-value method for determining the expected return on plan assets. IFRS does not allow the use of the market-related-value method. A pro forma adjustment was made to Lucent’s statement of income to disallow the use of the market-related value method in determining the expected return on plan assets, as this method is not permitted under IFRS. The market-related-value, as indicated in the notes to Lucent’s audited consolidated financial statements as of September 30, 2005, incorporates asset-related gains and losses over a period of five years and differs materially from the fair value of the plan assets as of January 1, 2005. The aggregate market-related value of pension and postretirement plan assets was $35.2 billion (€29.7 billion) and $37.7 billion (€31.8 billion) as of September 30, 2005 and 2004 respectively, which exceeded the fair value of plan assets by $6 million (€5 million) and $4 billion (€3.4 billion), respectively. This adjustment reduces by €273 million the pre-tax financial results shown in the unaudited pro forma condensed combined statements of income. The use of the market-related-value method had a negative pre-tax effect of €208 million on the amount of amortization of the unrecognized gains and losses, and has also been included in the IFRS adjustments. These unrecognized gains and losses are cancelled in the pro forma adjustments, as explained in Note 3-c(13). In aggregate, adjustments for market-related value totaled € 481 million. The amount of this adjustment is not necessarily the amount that would have been reflected had Lucent actually adopted IAS 19.

•	Minimum Liability Adjustment. Under U.S. GAAP, Lucent is required to make a minimum liability adjustment when its accumulated benefit obligations exceed the fair value of its plan assets. This adjustment is not permitted under IFRS, and accordingly, a pro forma adjustment was made to Lucent’s balance sheet to comply with IFRS requirements. This adjustment had been accounted for directly by Lucent in other accumulated comprehensive loss, as disclosed in Note 9 — Employee Benefit Plan (pages F-59 to F-65) to Lucent’s audited consolidated financial statements as of September 30, 2005, which are included in Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated into this proxy statement/prospectus by reference.

•	Asset Ceiling. Under IFRS, plan assets are limited to the lower of: (i) the value resulting from applying IAS 19 Employee benefits, which is referred to as IAS 19, and (ii) the net total present value of any available refund from the plan or reduction in future contributions to the plan. This limitation, known as an asset ceiling, is not permitted under U.S. GAAP. The net impact on equity of these two adjustments is an increase of €674 million, consisting of a decrease of €2,146 million in prepaid pension costs and a decrease of € 2,820 million of pensions, retirement indemnities and other post-retirement benefits.
      The calculation of this impact assumes, among other things, that $1.6 billion is available to be transferred through a Section 420 transfer from Lucent’s pension plan assets to fund its annual retiree health care benefits (see page F-30 of Lucent’s current report on Form 8-K, dated May 5, 2006, and the section entitled “Risk Factors” in this proxy statement/prospectus). The $1.6 billion of excess pension assets available for a Section 420 transfer is in the process of being updated as of January 1, 2006, and is expected to be significantly higher. However, the final amounts to be considered in the asset ceiling calculation will depend on the fair value of pension plan assets upon completion of the merger, as well as potential changes resulting from possible changes in legislation that could alter the manner in which the obligations are determined. As a result, the ultimate amount of the asset ceiling could be higher or lower upon completion of the merger.

•	Deferred Taxes. The deferred tax impact of the above adjustments has been computed at an estimated tax rate of 39%, and represents a decrease in equity as of December 31, 2005 of € 263 million

(which is accounted for under the line item “other non-current liabilities”) and an increase of net income of € 188 million for the twelve months ended December 31, 2005.

      The adjustments related to pensions are based on available information as of September 30, 2005, Lucent’s most recent fiscal year end. These adjustments are an estimation of the impact that will be calculated by actuaries once all information has been obtained for subsequent periods. Due to the material amounts of plan assets and pension and other post-retirement obligations of Lucent, differences between the estimated adjustments included in the unaudited pro forma condensed combined financial statements and their actual effect could be material.
      Alcatel has not prepared a complete reconciliation of Lucent’s financial statements to IFRS. Such reconciliations are complex and are expected to take several months to complete. No pro forma adjustments other than those referred to above related to differences between IFRS and U.S. GAAP have been included in the unaudited pro forma condensed combined financial statements because Alcatel believes that, in the aggregate, no such adjustments would have a material impact on the pro forma information presented in this proxy statement/prospectus. However, no assurance can be given that other reconciling items will not be material upon completion of a comprehensive review.

(2) Reclassifications of specific line-items in the balance sheet and statement of income of Lucent under IFRS
      Certain items included on Lucent’s historical balance sheet prepared in accordance with U.S. GAAP have been reclassified in the IFRS unaudited pro forma condensed combined balance sheet to conform with Alcatel’s presentation and conform with IFRS for pro forma purposes. The deferred tax assets (representing an amount of €269 million) that are considered as non-current under IFRS have been accordingly reclassified from current and non-current assets (in the amounts of €205 million and €64 million, respectively), and are presented as a specific line-item on the IFRS unaudited pro forma condensed combined balance sheet. Minority interests that are considered part of equity under IFRS have also been reclassified in an amount of €26 million from other non-current liabilities on a specific line-item. Capitalized software (for internal use and marketed software) has been reclassified as an intangible asset in the IFRS unaudited pro forma condensed combined balance sheet from its classification as “other non-current assets” under U.S. GAAP, representing an amount of €319 million. Provisions for an amount of €969 million are presented on a specific line-item under IFRS, whereas they are included in current liabilities (for an amount of €559 million) and non-current liabilities (for an amount of € 410 million) in the historical U.S. GAAP accounts of Lucent.
      Certain reclassifications on the IFRS unaudited pro forma condensed combined statements of income are related to other income (expenses) of Lucent (in an amount of €196 million) that have been allocated to the “financial result”, “minority interests” and “administrative and selling expenses” line-items presented on the IFRS unaudited pro forma condensed combined statement of income (in amounts of €161 million, €4 million and €31 million, respectively). Due to the specific and material nature of the Winstar litigation, as disclosed in Lucent’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2005, a charge has been set forth on a specific line-item, “litigation and settlement,” in the statement of income (in an amount of €223 million) and reclassified from “administrative and selling expenses” to this specific caption. Another reclassification is related to the amortization of capitalized software (marketed software) which is presented in research and development expense under IFRS and as “cost of sales” for an amount of €193 million in Lucent’s historical statements of income. Share-based payments have also been reclassified under IFRS in “other operating income (expenses)” in an amount of €40 million from “cost of sales”, “R&D expenses” and “selling and administrative expenses” in the amounts of €2 million, €8 million and €30 million, respectively. The other main reclassification is related to the pension and other post-retirement benefit net credit. As indicated in Alcatel’s 2005 20-F, the expense resulting from the change in net pension and other post-retirement obligations is recorded in income (loss) from operating activities or in other financial income (loss) depending upon the nature of the underlying obligation. The financial portion of the pension and other post-retirement benefit net credit of Lucent has been reclassified from income (loss) from operating activities (of which €209 million is in “cost of sales”, €249 million is in “R&D expenses” and €215 million is in “administrative and selling expenses”) to the financial result representing, a credit of € 673 million.

      As a result of the reclassifications described above, cost of sales increased by €14 million, administrative and selling expenses decreased by €69 million, R&D expenses increased by €434 million, litigation and settlement expenses increased by €223 million, other operating income (expenses) decreased by €40 million, financial result increased by €834 million, other income (expense) decreased by €196 million and minority interests decreased by € 4 million.
Note 2-b Historical Lucent U.S. GAAP reclassification

(3) Minority Interests
      Minority interests of €26 million have been reclassified as a specific line-item to conform to the presentation used by Alcatel in its balance sheet.
Note 2-c Historical Alcatel U.S. GAAP adjustments

(4) Homogenization of U.S. GAAP standards applied
      As a foreign private issuer and in accordance with regulations of the SEC with respect to the use of the proportionate consolidation method, Alcatel discloses summarized financial information with respect to Alcatel’s proportion of the balance sheet, statement of income and cash flow data of consolidated entities in Alcatel’s 2005 Form 20-F, but entities consolidated using proportionate consolidation under IFRS are not adjusted in Alcatel’s condensed balance sheet under U.S. GAAP, as disclosed in Alcatel’s 2005 Form 20-F.
      Upon completion of the Thales transaction, certain of Alcatel’s businesses will no longer be accounted for using the proportionate method of consolidation under IFRS and U.S. GAAP using the accommodation referred to above. Further, under U.S. GAAP, Lucent accounts for its interests in joint ventures using the equity method of accounting. For the purposes of presenting the unaudited pro forma condensed combined financial statements under U.S. GAAP, the amounts related to Alcatel’s interest in its joint ventures have been adjusted to the equity method of accounting.
      The tables below reflect the impact of these adjustments on the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income.

Proportionate
consolidation adjustment

(in millions of euros)
ASSETS
Cash and cash equivalents	(77)
Other debtors and assets held for sale	(100)
Trade receivables and related accounts, net	(525)
Inventories, net	(116)

Current assets	(818)

Other investments and other non-current assets, net	(208)
Share in net assets of equity affiliates	995
Property, plant and equipment, net	(179)
Acquisition goodwill	(717)
Other intangible assets, net	(182)

Non-current assets	(291)

TOTAL ASSETS	(1,109)

Proportionate
consolidation adjustment

(in millions of euros)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Other current liabilities	(195)
Trade payables	(321)
Accrued contract costs and other accrued liabilities	(114)
Customer deposits and advances	(247)
Short term financial debt	(69)

Current liabilities	(946)

Other long-term liabilities	(89)
Bonds and notes issued and other financial debt — long-term part	(1)
Accrued pensions and retirement obligations	(73)

Non-current liabilities	(163)

Minority interests	—
Shareholders’ equity	—

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	(1,109)

Proportionate
consolidation adjustment

(in millions of euros)
Net sales	(565)
Cost of sales	373

Gross profit	(192)

Administrative and selling expenses	66
R&D expenses and purchased in-process R&D	97
Restructuring costs	6

Income (loss) from operations	(23)

Interest expense on notes mandatorily redeemable for shares and other interest expenses	6
Gain on sale of stocks in subsidiaries	32

Income before amortization of goodwill, tax and discontinued operations	15

Share in net income (losses) of equity affiliates	39
Income tax	(54)
Minority interests	—

Income (loss) from continuing operations	—

Income (loss) from discontinued operations	—
NET INCOME (LOSS)	—

      “Minority interests” (€35 million) and “interest income and other financial income, net” (€114 million) have been reclassified in “other income (expenses)” to be consistent with Lucent’s presentation, for an amount of € 79 million.
      “Other reserves” have been reclassified in the amount of €470 million in “other long-term liabilities”. “Prepaid pension costs” have been reclassified in the amount of € 76 million from “other investments and other non-current assets, net”.

      No other U.S. GAAP homogenization adjustments related to historical Alcatel financial data have been made in the U.S. GAAP unaudited pro forma condensed combined financial statements.
Note 3 — Pro forma adjustments
Note 3-a — Purchase Price Computation and Allocation
      The following is a preliminary estimate of the value of the purchase price under both IFRS and U.S. GAAP:

Purchase price computation

Number of Lucent common stock outstanding as of March 31, 2006	4,476,628,861
Treasury stock as of March 31, 2006	—

Exchange ratio per share (1,952 Alcatel ordinary shares exchanged for 10,000 Lucent ordinary shares tendered)	0.1952

Total number of Alcatel ordinary shares to be issued	873,837,954

Multiplied by Alcatel’s average stock price (in euros) for the period beginning two days before and ending two days after the April 2, 2006 announcement of the merger, as an approximation for the stock price at the effective date of the merger	13.045

Fair value of Alcatel ordinary shares issued (in millions of euros)	11,399
Fair value of outstanding warrants (in millions of euros)	105
Fair value of outstanding stock options and similar equity awards (in millions of euros)	215

Estimated transaction costs (in millions of euros)	50

Estimated purchase price (in millions of euros)	11,769

      Alcatel’s estimated direct transaction costs amount to €50 million under both IFRS and U.S. GAAP (Lucent’s costs are expensed as incurred). These amounts are before tax. The estimated cost of issuing Alcatel ADSs has not been taken into account (these costs are estimated to be € 2 million, and are accounted for as a reduction of the proceeds from the issuance of Alcatel ADSs).

Purchase price allocation

	As of December 31,	As of December 31,
	2005	2005
	IFRS	U.S. GAAP

	(in millions of euros)
Book value of net assets acquired as of December 31, 2005	660	249

Allocation of purchase price:
— Acquired technologies and other intangible assets	4,000	4,000
— In-process research and development	600	600
— Equity component of convertible debt	437	—
— Write-off of existing other intangible assets (excluding goodwill)	(259)	(259)
— Write-off of historical goodwill	(316)	(316)
— Write-up of finished goods and work in progress	344	344
— Adjustments on pension and other post-retirement benefits	(4,625)	(1,805)
— Deferred taxes on the above adjustments	(194)	(889)
— Deferred compensation	102	25
— Goodwill (residual balance not allocated)	11,020	9,820

Estimated purchase price	11,769	11,769

      Under both IFRS and U.S. GAAP, goodwill is not amortized, but is tested for impairment at least annually.
      The fair value of Lucent’s technologies, customer relationships and IPR&D is based upon the preliminary estimates of Lucent and Alcatel managements. A valuation performed in accordance with IFRS and U.S. GAAP would entail determining the fair value of Lucent’s technologies, IPR&D and customer relationships acquired in business combinations based on different valuation techniques, such as projection of discounted cash flows derived from income statement projections. The revenue projection used to value IPR&D would be based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Lucent and its competitors. Future net cash flows from such projects are based on the estimates of Lucent and Alcatel managements of such projects’ cost of sales, operating expenses and income taxes.
      With respect to inventories, a portion of the purchase price has been tentatively allocated to the fair value of finished goods and work in progress. The amount allocated has been determined based upon available information and corresponds to Alcatel’s and Lucent’s best estimate at the date of this proxy statement/ prospectus of the difference between the selling prices less the sum of (i) costs to complete the work in progress, and (ii) a reasonable profit allowance after completing work in progress and the selling effort (for both finished goods and work in progress) based on profit for similar goods. No assurance can be given that the definitive purchase price allocation will confirm Alcatel’s and Lucent’s estimates.
      Lucent’s pension and post-retirement assets and liabilities have not been adjusted to take into account Alcatel’s actuarial assumptions. It has been assumed that the expected return rate on plan assets used by Lucent (8.50%, to be compared with a rate of 5.37% used by Alcatel for North America) was justified by an allocation of plan assets that differs materially from the allocation of assets chosen by Alcatel in the same geographical area. Furthermore, Alcatel and Lucent have assumed that the return on assets will approximate the expected return, based on the assumptions used by Lucent. The pro forma adjustments related to pension and other post-retirement benefits take into account the cancellation of unrecognized actuarial gains and losses, the Minimum Liability Adjustment (“MLA”) under U.S. GAAP and the asset ceiling under IFRS.
      These adjustments are based on information for Lucent as of September 30, 2005, Lucent’s most recent fiscal year end. These adjustments are an estimation of the impact that will be calculated by actuaries once all information has been obtained. Due to the material amounts of plan assets and pension and other post-

retirement obligations related to Lucent, differences between the estimated adjustments taken into account in the pro forma condensed combined financial statements and the actual effects could be material.
      No fair value of contingent liabilities has been taken into account in the purchase price allocation.
Note 3-b — Pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2005 under IFRS

(5) Allocation of purchase price
      The allocation of the estimated purchase price has been adjusted to reflect the difference between the estimated IFRS adjusted book value and the fair value of Lucent net assets, and also the accrual of estimated direct transaction costs of € 50 million before tax. To account for the differences between the estimated IFRS adjusted book value and the fair value of Lucent net assets, adjustments have been made to:

•	Record identifiable intangible assets at fair value for an amount of €4,341 million (consisting of the recognition of €4,600 million and the write-off of existing intangible assets (mainly capitalized marketed software) in the amount of -€ 259 million).

•	Increase benefit liability to the funded status (elimination of unrecognized actuarial gains and losses and unrecognized prior service costs) as of September 30, 2005 as disclosed in Note 9 — Employee Benefit Plan (pages F-59 to F-65) to the audited consolidated financial statements contained in Lucent’s current report on Form 8-K, dated May 5, 2006: -€4,625 million (of which €1,302 million is a decrease of prepaid pension costs and € 3,323 million is an increase of pensions, retirement indemnities and other post-retirement benefits).

•	Increase inventories and work in progress for an amount corresponding to the estimated difference between (a) selling prices less the sum of (i) the cost to complete work in progress, (ii) the cost of disposal and (iii) a reasonable profit allowance for the completing and selling effort and (b) the carrying amount: € 344 million.

•	Account for the equity component calculated on the date of completion of the merger of the convertible bonds issued by Lucent that were outstanding as of December 31, 2005. If a financial instrument contains both a liability and an equity component, such components must be classified separately as financial liabilities or equity instruments under IAS 32 Financial Instruments: Disclosure and Presentation, which is referred to as IAS 32. These requirements differ from those of U.S. GAAP. The impact on the unaudited pro forma condensed combined balance sheet is an increase in equity and a decrease in debt for an estimated amount of € 437 million.

•	Record additional goodwill corresponding to the transaction: €10,704 million (of which €11,020 was the residual balance not allocated and € 316 million was a write-off of historical goodwill).

•	Compute deferred taxes on the above adjustments: -€ 194 million (see comments in Note 3-c(15)).
      Accounting treatment of convertible bonds issued by Lucent. Alcatel and Lucent performed a preliminary analysis regarding the convertible bonds of Lucent outstanding as of December 31, 2005 and reached the conclusion that an equity component should be classified separately in accordance with the provisions of IAS 32, which states that financial instruments that contain both liability and equity components shall be accounted for separately as financial liabilities and equity instruments (split accounting). These IFRS requirements differ from those of U.S. GAAP. Because the convertible bonds are initially convertible into shares of Lucent common stock and following the effective date of the merger will entitle the holders to receive Alcatel ADSs, Alcatel and Lucent made the assumption that it was part of a new contract and applied the split accounting treatment as of the effective date of the merger.
      Based on the respective fair values of those components, the impact to the balance sheet is an increase in equity and a corresponding decrease in the liability component of the convertible bonds of an estimated amount of € 437 million. The increase in equity related to the equity component of the convertible debt of Lucent has been estimated based upon pricing of these compound financial instruments made as of March 31,

2006. The definitive effect will be determined at the effective date of the merger and could differ from the estimated effect depending on the rating of these convertible bonds at the effective date of the merger.
      This policy may be subject to change following any interpretations to be issued or other decisions to be taken by the International Financial Reporting Interpretations Committee (IFRIC) or IASB in this regard and may have a significant impact on the definitive accounting treatment.

(6)	Adjustments to shareholders’ equity
      Adjustments in the aggregate amount of € 11,366 million have been made to adjust the shareholders’ equity for the following purposes:

•	to remove the historical balance of Lucent: € 249 million decrease;

•	to record the fair value of all vested stock options and similar equity-based compensation (see comments below in the section entitled “Share-based payment adjustments”): € 113 million increase;

•	to record the fair value of outstanding warrants: € 105 million increase; the outstanding warrants have not been included in determining the number of Alcatel ordinary shares and Alcatel ADSs to be issued as purchase price under the assumption that they will not be exercised upon completion of the merger;

•	to record the estimated fees related to the issuance of new Alcatel ADSs by Alcatel: € 2 million decrease; and

•	to record the amounts related to the issuance of Alcatel ADSs by Alcatel in the merger (€ 11,399 million increase), excluding the amount allocated to the transaction costs.

(7)	Estimated transaction costs and issuance fees
      To record in cash the €50 million (before tax) estimated costs related to the merger and the € 2 million of estimated fees with respect to the issuance of Alcatel ADSs in the merger.

(8)	Share-based payment adjustments
      As indicated in the merger agreement, each outstanding option to purchase shares granted under Lucent’s compensation or benefit plans or agreements pursuant to which shares may be issued (excluding the Lucent 2001 employee stock purchase plan), whether vested or not vested, will be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the effective date of the merger, the number of Alcatel ordinary shares determined by multiplying the number of stock options granted by Lucent by the exchange ratio, at an exercise price per Alcatel ordinary shares equal to the product of (a) the quotient of (i) the U.S. dollar exercise price per share otherwise purchasable pursuant to such Lucent stock option, divided by (ii) the exchange ratio, multiplied by the (b) euro exchange rate. The euro exchange rate shall equal the noon buying rate for euros as announced by the Federal Reserve Bank of New York on the date of completion of the merger.
      As prescribed by IFRS 2 Share-based Payment, which is referred to as IFRS 2, and IFRS 3 Business Combination, which is referred to as IFRS 3, unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be considered to be part of the purchase price for the acquiree, and the fair value (at the effective time of the merger) of the new (acquirer) awards shall be included in the purchase price. However, as service is required subsequent to the effective time of the merger in order to vest the new awards granted, a portion of this fair value is allocated to unearned compensation (reflected in equity) and recognized as compensation expense over the remaining vesting period. These entries will therefore increase equity at the effective date of the merger for an amount corresponding to the fair value of vested replacement awards, and a similar increase of goodwill.
      The fair value of the replacement awards used in the unaudited pro forma condensed combined financial statements has been determined as of the date of the announcement of the merger with assumptions related to Alcatel ordinary shares and information set forth in the notes to the audited financial statements of Lucent as of September 30, 2005 and unaudited interim financial statements of Lucent as of December 31, 2005, using a

Cox Ross and Rubinstein valuation model. As some of the parameters used in the valuation, such as the implied volatility, differ materially between Lucent and Alcatel ordinary shares, the fair value determined and the future impact on compensation costs could differ materially from information disclosed in Lucent’s current report on Form 8-K, dated May 5, 2006 or in Lucent’s statement of income for the three-month period ended December 31, 2005, as disclosed in Lucent’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2005.
      Under IFRS, the estimated fair value of outstanding stock awards at the date of the announcement of the merger amounts to €215 million, consisting of €113 million for vested options and €102 million for unvested options. Of the €102 million, €57 million have been taken into account in the unaudited pro forma condensed combined statement of income, as they represent options that vest in 2005. All compensation costs related to stock options or similar equity based compensation included in the historical Lucent financial statements used in the unaudited pro forma condensed combined statement of income (representing an amount of €40 million) have been cancelled, as the fair value of the replacement awards has been taken into account in place of the prior Lucent awards. The net adjustment is a compensation expense of
€ 17 million recorded in the “other operating income (expenses)” line item of the unaudited pro forma condensed combined statement of income.
Note 3-c — Pro forma adjustments on the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 under IFRS

(9) Amortization of intangible assets (acquired technologies, IPR&D and customer relationships) at fair value
      An adjustment has been made to record the amortization expense related to the value of identifiable intangible assets from the purchase price for approximately € 868 million for the year ended December 31, 2005. This adjustment has been reflected as research and development costs. The classification of the amortization may ultimately change based on the nature of the fair value assigned to the intangible assets in the final purchase price allocation upon completion of the merger.

(10)	To record the interest costs related to the financing of the estimated transaction costs
      An adjustment has been made to record the interest costs related to the financing of the estimated transaction costs, which were computed using an effective interest rate of 3.56%, for an amount of approximately € 2 million for the year ended December 31, 2005. The interest rate corresponds to the interest rate that will be applied on incremental borrowing by Alcatel.

(11)	Share-based payment adjustments
      As described above in Note 3-b(8), the net pro forma adjustment related to share-based payments is a compensation expense of € 17 million recorded in the “other operating income (expenses)” line item of the unaudited pro forma condensed combined statement of income.

(12)	Impact of the allocation of the purchase price to the inventories and work in progress
      As described above in Note 3-b(5), part of the purchase price has been allocated to inventories and work in progress, to take into account the difference between the selling price of these assets less the reasonable costs of completion and a reasonable profit allowance for the completion and remaining selling efforts and their carrying amount. It is likely that this part of the allocation of the purchase price will be reversed in the statement of income during the first year following the effective time of the merger (under the assumption that such inventories will be sold within one year), resulting in an increase in cost of sales of €327 million, before tax. The amount net of tax represents a charge of
€ 199 million that will be fully recognized in the first year following the effective time of the merger and will have no further effect on following years.

(13)	Cancellation of the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs
      As the pension and other post-retirement benefits assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs accounted for in the historical Lucent statements of income and adjusted due to the use of market-related value that is not permitted under IFRS (see comment in Note 2-a above) have been cancelled in the pro forma adjustments, representing a positive impact of €302 million on the financial result and a positive impact of €6 million, €7 million and € 7 million in cost of sales, administrative and selling expenses and research and development costs, respectively.

(14)	Amortization of equity component of convertible debt
      The impact on interest expense in the statement of income from the amortization of the equity component of convertible debt until its maturity has been taken into account in the unaudited pro forma condensed combined statement of income. The impact is an increase in interest expense of € 23 million.

(15)	Deferred taxes impact
      The effect on deferred taxes of the pro forma adjustments, computed using a rate of 39%, is a net increase of € 350 million in net income.
      No deferred tax asset related to the carry-forward of unused tax losses of Alcatel or Lucent that have not been recognized in their respective historical financial statements have been included in the pro forma adjustments, as it is not possible to assess whether the utilization of such tax losses in the future is probable. In its historical financial statements for the year ended September 30, 2005, Lucent has recorded an income tax benefit of $357 million (€287 million) from the reversal of a portion of its valuation allowance. Similar amounts attributed to the twelve months ending December 31, 2005 are $264 million (€ 212 million). For the purposes of preparing the unaudited pro forma condensed combined information, this income tax benefit has not been eliminated from the historical financial statements of Lucent in arriving at pro forma net income, as the adjustment is not directly affected by the merger.
      As prescribed by IFRS and U.S. GAAP, Alcatel has a twelve-month period beginning from the effective time of the merger to complete the purchase price allocation and determine if some deferred tax assets related to the carry-forward of unused tax losses of Lucent that have not been recognized in historical Lucent financial statements should be recognized in the financial statements of the combined company.
      If any deferred tax assets related to the merger are recognized in the future actual financial statements of the combined company, the impact will be accounted for in the statement of income (for the combined company’s tax losses not yet recognized) but the goodwill will be impaired accordingly (for Lucent’s tax losses not yet recognized only).
      As indicated in paragraph 67 of IAS 12 Income taxes, which is referred to as IAS 12, as a result of a business combination, an acquirer may consider it probable that it will recover its own deferred tax asset that was not recognized before a business combination. For example, an acquirer may be able to utilize the benefit of its unused tax losses against the future taxable profit of the acquiree. In such cases, the acquirer recognizes a deferred tax asset, but does not include it as part of the accounting for the business combination, and therefore does not take it into account in determining the goodwill or the amount of any excess of the acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over the cost of the combination. In addition, paragraph 68 of IAS 12 provides that if the potential benefit of the acquiree’s income tax loss carry-forwards or other deferred tax assets does not satisfy the criteria in IFRS 3 for separate recognition when a business combination is initially accounted for, but is subsequently realized, the acquirer shall recognize the resulting deferred tax income in profit or loss. In addition, the acquirer shall:

•	reduce the carrying amount of goodwill to the amount that would have been recognized if the deferred tax asset had been recognized as an identifiable asset from the acquisition date; and

•	recognize the reduction in the carrying amount of goodwill as an expense.
Note 3-d — Pro forma adjustments on the unaudited pro forma condensed combined balance sheet as of December 31, 2005 under U.S. GAAP

(16)	Allocation of purchase price
      The allocation of the estimated purchase price has been adjusted to reflect the difference between the U.S. GAAP book value and the fair value of Lucent net assets, and also the estimated direct transaction costs of € 50 million before tax. To account for the differences between the U.S. GAAP book value and the fair value of Lucent net assets, adjustments have been made to:

•	record identifiable intangible assets at fair value in an amount of €4,000 million and to writeoff existing intangible assets in an amount of -€259 million, of which € 224 million related to capitalized marketed software recorded in other non-current assets;

•	increase benefit plan liability to fair value (cancellation of unrecognized actuarial gains and losses and unrecognized prior service costs, net of the related impact on the additional minimum liability adjustment), as disclosed in Note 9 — Employee Benefit Plan (pages F-59 to F-65) to the audited consolidated financial statement contained in Lucent’s current report on Form 8-K, dated May 5, 2006: -€1,805 million (of which €1,302 million is a decrease of prepaid pension costs and € 503 million is an increase of accrued pensions and retirement obligations);

•	increase inventories and work in progress for an amount corresponding to the estimated difference between (a) selling prices less the sum of (i) the cost to complete work in progress, (ii) the cost of disposal and (iii) a reasonable profit allowance for the completing and selling effort and (b) the carrying amount: € 344 million;

•	record additional goodwill corresponding to the transaction: €9,504 million (of which €9,820 was the residual balance not allocated and € 316 was a write-off of historical goodwill); and

•	compute deferred taxes on the above adjustments: -€ 889 million (see comments in Note 3-e(25)).

(17)	To adjust shareholders’ equity
      Adjustments in the aggregate amount of € 10,843 million have been made to adjust shareholders’ equity for the following purposes:

•	to eliminate the historical balance of Lucent: € 249 million decrease;

•	to record the preliminary estimate of the fair value of in-process research & development: € 600 million decrease;

•	to record the fair value of all outstanding stock options and similar equity-based compensation less the intrinsic value of the unvested portion (see comments in Note 3-d(19)): € 190 million increase;

•	to record the fair value of outstanding warrants: €105 million increase; the outstanding warrants have not been included in determining the number of Alcatel ordinary shares and Alcatel ADSs to be issued as purchase price under the assumption that they will not be exercised upon completion of the merger. Assuming that all of the outstanding warrants are exercised prior to the completion of the merger, it would increase the purchase price by € 402 million;

•	to record the estimated fees related to the issuance of new Alcatel ADSs: € 2 million decrease; and

•	to record the issuance of Alcatel ADSs (€ 11,399 million increase) in the merger, excluding the amount allocated to transaction costs.

(18)	Estimated transaction costs and issuance fees
      To record in cash the €50 million (before tax) estimated costs related to the merger and the € 2 million of estimated issuance fees.

(19)	Share-based payment adjustments
      As indicated in the merger agreement, each outstanding option to purchase shares granted under Lucent’s compensation or benefit plans or agreements pursuant to which shares may be issued (excluding the Lucent 2001 employee stock purchase plan), whether vested or not vested, will be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent stock option prior to the effective date of the merger, the number of Alcatel ordinary shares determined by multiplying the number of stock options granted by Lucent by the exchange ratio, at an exercise price per Alcatel ordinary shares equal to the product of (a) the quotient of (i) the U.S. dollar exercise price per share otherwise purchasable pursuant to such Lucent stock option, divided by (ii) the exchange ratio, multiplied by (b) the euro exchange rate. The euro exchange rate shall equal the noon buying rate for euros as announced by the Federal Reserve Bank of New York for the closing date.
      As prescribed by FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be considered to be part of the purchase price for the acquiree, and the fair value (at the effective time of the merger) of the new (acquirer) awards shall be included in the purchase price. However, as service is required subsequent to the effective time of the merger in order to vest the new awards granted, a portion of the intrinsic value (if any) of the unvested awards shall be allocated to unearned compensation (in the equity) and recognized as compensation costs over the remaining vesting period. These entries will therefore increase the equity at the consummation date of the merger in an amount corresponding to the fair value of vested replacement awards, together with a corresponding increase in goodwill.
      Under U.S. GAAP, the estimated fair value of outstanding stock awards at the date the merger was announced amounts to €215 million and the intrinsic value of unvested replacement awards amounts to €25 million as of December 31, 2005 and €81 million as of January 1, 2005, representing a compensation cost included in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 of €57 million. All compensation costs related to stock options or similar equity-based compensation included in the historical Lucent financial statement used in the unaudited pro forma condensed combined statement of income (representing an amount of €28 million) have been cancelled, as the intrinsic value of the replacement awards is included in place of the prior Lucent awards. The net adjustment is a compensation cost of €29 million recorded in cost of sales, administrative and selling expenses and R&D expenses for €2 million, €21 million and € 6 million, respectively.
      The statement of income pro forma adjustment has been calculated based upon the intrinsic value of replacement awards vested during the period and not the fair value, due to the fact that both Lucent and Alcatel were applying APB Opinion No. 25, Accounting for Stock Issued to Employees, which is referred to as APB Opinion No. 25, as of January 1, 2005, the date at which the merger is assumed to be completed in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005.
Note 3-e — Pro forma adjustments in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 under U.S. GAAP

(20) Amortization of intangible assets (acquired technologies and customer relationship) and expensing of IPR&D at fair value
      An adjustment has been made to record the amortization expense related to the value of identifiable intangible assets from the purchase price allocation, which are being amortized in “research and development costs” over their estimated useful life (five years), for approximately € 748 million for the year ended December 31, 2005, and to expense the IPR&D accounted for in the purchase price allocation for an amount of € 600 million. The amortization of intangible assets has been reflected as research and development costs. The classification of the amortization may ultimately change based on the nature of the fair value assigned to the intangible assets in the final purchase price allocation upon completion of the merger.

(21)	To record interest expense related to the financing of the estimated transaction costs
      An adjustment has been made to record the interest expense related to the financing of the estimated transaction costs, which were computed using an effective interest rate of 3.25%, in an amount of approximately € 2 million for the year ended December 31, 2005.

(22)	Share-based payment adjustments
      As described above, the net pro forma adjustment related to share-based payment is recorded as a compensation expense of €29 million, and included in cost of sales, administrative and selling expenses and R&D expenses for €2 million, €21 million and € 6 million, respectively.

(23)	Follow-up of the allocation of the purchase price to inventories and work in progress
      As described above, part of the purchase price has been allocated to the fair value of inventories and work in progress, to take into account the difference between the selling price of these assets less reasonable costs of completion, a reasonable profit allowance for the completion and remaining selling efforts and their carrying amounts. It is expected that this portion of the allocation of the purchase price will be reversed in the statement of income during the first year following the effective time of the merger, representing a pre-tax reduction in cost of sales of €327 million. The amount net of tax represents a charge € 199 million that will be fully recognized in the first year following the effective time of the merger and will have no further effect on the following years.

(24)	Cancellation of the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs
      As the pension and other post-retirement benefit assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the amortization of unrecognized actuarial gains and losses and unrecognized prior service costs accounted for in the historical Lucent statements of income have been eliminated in the pro forma adjustments, representing a positive impact of €35 million, €42 million and €37 million in cost of sales, administrative and selling expenses and research and development costs, respectively.

(25)	Adjustment of expected return on plan assets due to the use of the market-related-value method
      As described in Note 2-a(1), Lucent uses the market-related-value method for determining the expected return on plan assets under U.S. GAAP. As the pension and other post-retirement benefit assets and liabilities have been accounted for at fair value in the allocation of the purchase price, the effect of the use of market-related value in the historical Lucent statements of income have been eliminated in the pro forma adjustments, representing a negative impact of €84 million, €101 million and € 88 million in cost of sales, administrative and selling expenses, and research and development costs, respectively.

(26)	Deferred taxes impact
      The effect on deferred taxes of the pro forma adjustments, computed using a rate of 39%, is a net increase of € 527 million in net income.
      No reversal of valuation allowances on deferred tax assets related to the carry forward of unused tax losses of Alcatel or Lucent that have been accounted for in their respective historical financial statements, have been included in the pro forma adjustments, as it is not possible to assess whether the utilization of such tax losses in the future is more likely than not. In its historical financial statements for the year ended September 30, 2005, Lucent has recorded an income tax benefit of $357 million (€ 287 million) from the reversal of a portion of its valuation allowance. Similar amounts attributed to the twelve months ending December 31, 2005 are $264 million (€212 million) . For the purposes of preparing the unaudited pro forma condensed combined information, this income tax benefit has not been eliminated from the historical financial statements of Lucent in arriving at pro forma net income, as the adjustment is not directly affected by the merger.
      As prescribed by IFRS and U.S. GAAP Alcatel has up to a twelve-month period from the effective time of the merger to complete the purchase price allocation and determine if any of the deferred tax assets related to carry forward of unused tax losses of Lucent that have not been recognized in historical Lucent financial statements should be recognized.
      If any reversal of allowances on deferred tax assets related to the merger is recognized in the future financial statements of the combined company, the impact will be accounted for as a reduction of goodwill (for the combined company’s allowances on tax losses that could be reversed) in accordance with the requirements of FASB Statement No. 109, Accounting for Income Taxes.
Note 4 — Items directly attributable to the merger and excluded from pro forma adjustments
      No restructuring expense that could result from the merger has been taken into consideration in the pro forma adjustments.
      The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies which may result from the merger between Alcatel and Lucent or the effect of asset dispositions, if any, that may be required by regulatory authorities.
      The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to contractual change-of-control provisions.
      The unaudited pro forma condensed combined financial statements do not include any deferred tax assets related to loss carry forwards not recognized in historical Alcatel’s financial statements under IFRS and for which valuation allowances have been accounted for in both Lucent’s and Alcatel’s consolidated financial statements under U.S. GAAP (see Notes 3-c(15) and 3-d(25) above).
Note 5 — Pro forma adjustments reflecting the proposed Thales transaction
      On April 5, 2006, Alcatel announced that the board of directors of Thales had approved in principle the acquisition of Alcatel’s satellite subsidiaries, its railway signaling business and its non-telecommunications related integration and services activities for security systems in exchange for Thales ordinary shares and cash.
Note 5-a — Description of the Thales transaction
      Under the terms of the Thales transaction as currently contemplated, Alcatel would contribute the following assets to Thales:

•	Alcatel’s 67% interest in the capital of Alcatel Alenia Space. Alcatel Alenia Space constructs satellites for both civil and military use, particularly for communications satellite operators, the armed forces and institutional European bodies such as the European Space Agency, the Centre National d’Etudes Spatiales, France’s national space agency, and the Agenzia Spaziale Italiana, Italy’s national space agency. Finmeccanica would retain its 33% stake in the joint venture.

•	Alcatel’s 33% interest in the capital of Telespazio. Telespazio Holdings provides services related to satellite activities. Finmeccanica would retain its 67% interest in Telespazio.

•	Alcatel’s Transport Solutions division, which provides control and signaling system products and services for trains and subways worldwide.

•	Alcatel’s operations relating to non-telecommunications related services activities for security systems, a part of Alcatel’s Systems Integration division.

      In Alcatel’s fiscal year ended December 31, 2005, the revenues generated by the assets to be contributed to Thales in the proposed Thales transaction were approximately € 1.9 billion in the aggregate.
      In exchange for Alcatel’s contribution of the assets listed above, Alcatel would receive:

•	Approximately 26.7 million newly issued Thales ordinary shares;

•	Approximately € 673 million in cash, subject to adjustment; and

•	The potential for an earn-out payment in 2009 based on a valuation of the contributed equity of Alcatel Alenia Space.
Note 5-b — Accounting treatment of the proposed transaction under IFRS and U.S. GAAP

Under IFRS
      If the proposed Thales transaction is completed, current standards provide that Alcatel’s ownership in Thales will be accounted for using the equity method, and that Thales will remain an associate of Alcatel as defined by IAS 28 Investments in Associates, which is referred to as IAS 28.
      The proposed Thales transaction will be analyzed as a disposal of certain Alcatel assets and the acquisition of an incremental interest in Thales, an entity that is currently treated as an associate of Alcatel, and accordingly will be accounted for using the equity method. The net result related to the disposal will be the difference between the cash received plus the market value of Thales ordinary shares issued to Alcatel in exchange for the contributed assets and the carrying value of those assets. The acquisition of this incremental interest will be accounted for as prescribed by IAS 28 and by analogy with IFRS 3 requirements related to step-by-step acquisitions. This means that the difference between the purchase price (computed as the market value of the Thales ordinary shares issued at the acquisition date) and Alcatel’s incremental portion of the net fair value of Thales’ identifiable assets, liabilities and contingent liabilities will be accounted for as goodwill. The adjustment of the fair values relating to the previously held interests in Thales will be treated as a revaluation, and will be accounted for directly in equity.
      The portion of the disposal gain that is considered as inter-company (as Thales is accounted for using the equity method) will be eliminated.

Under U.S. GAAP
      As under IFRS, the merger will be analyzed as a disposal of certain Alcatel assets and the acquisition of an incremental interest in Thales. With respect to the asset disposal, consistent with the U.S. accounting literature that applies to transfers of equity method investments, Alcatel will account for the transfer at fair value. This will result in a gain, and the portion of the disposal gain that corresponds to the ownership in Thales will be eliminated.
      Alcatel will account for its increase in Thales ownership as the acquisition of an incremental interest in an associate, accounted for under the equity method. Therefore, Alcatel will record at fair value the additional net assets acquired, but the original 9.5% equity interest held by Alcatel in Thales will remain recorded at its carrying amount. The latter differs from the IFRS treatment referred to above. Thales will remain accounted for as an equity investee.
Note 5-c — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined balance sheet as of December 31, 2005 under IFRS

(1) Determination of net assets contributed and allocation of purchase price
      The businesses to be contributed by Alcatel to Thales in the proposed Thales transaction are described in Note 5-a above. Of these businesses, the net assets of Alcatel Alenia Space and Telespazio are located in separate legal entities, the net assets of the Transportation Solutions business are located in subsidiaries of Alcatel that will not be contributed, and the net assets of the systems integration activities consist mainly of contracts and all related net assets and workforce.

      Depending on the activities involved, the carrying value of net assets to be contributed as of December 31, 2005 that has been taken into account in the pro forma adjustments has been determined based upon the following information:

•	Alcatel Alenia Space and Telespazio: the value of the net assets of these businesses for purposes of the pro forma adjustments will be the carrying amounts of these assets as recorded in the audited consolidated financial statements of Alcatel under IFRS.

•	Transport Solutions: as this business is reported as a business division of Alcatel, information available on the carrying amounts of the net assets associated with this business relates mainly to working capital, property, plant and equipment, goodwill and intangible assets. Information reported has been used for the purpose of the pro forma adjustments. An estimated amount of the pension reserves has also been taken into account. Cash, financial debt and other operating and non-operating assets and liabilities have been excluded from the pro forma adjustments.

•	System integration activities: the value of assets and liabilities included in the pro forma adjustments is the estimated working capital associated with the contracts that will be contributed to Thales.
      The purchase price of the incremental interest in Thales has been fully allocated to goodwill, as Alcatel’s management had no supportable and reliable information to determine the fair value of the net assets of Thales at the acquisition date.

(2)	Impact on share in net assets in equity affiliates
      The pro forma adjustments related to the share in the net assets of equity affiliates and other non-current financial assets amounts to
€ 670 million, which consists of:

•	a decrease of € 80 million in other non-current financial assets related to businesses that will be contributed;

•	an increase of € 980 million related to the incremental interest in Thales corresponding to the market value of Thales ordinary shares that will be issued in exchange for the contributed assets; and

•	a decrease of € 230 million corresponding to the elimination of the inter-company result on the disposal of assets contributed by Alcatel to Thales, which will continue to be accounted for using the equity method after the proposed Thales transaction

(3)	Cash and cash equivalents
      The amount indicated as a pro forma adjustment to cash and cash equivalents reflecting the proposed Thales transaction amounts to €548 million and corresponds to the € 673 million of cash that will be received by Alcatel as part of the exchange for the assets contributed to Thales, less (i) the estimated impact of the adjustment of the purchase price related to the enterprise value of businesses contributed, as discussed in Note 1 and (ii) the cash related to the activities contributed.

(4)	Shareholders’ equity impact
      The pro forma adjustment related to shareholders’ equity is € 651 million, and is the result of the estimated net gain after tax on the disposal of the contributed assets to Thales, including the associated cumulative translation adjustments.

Note 5-d — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 under IFRS

(5)	Determination of the revenues, expenses and income related to the net assets contributed
      The statement of income items related to the activities to be contributed to Thales that have been included in the pro forma adjustments have been determined based upon the following information:

•	Alcatel Alenia Space and Telespazio: the statement of income items of the legal entities included in the audited consolidated financial statements of Alcatel under IFRS.

•	Transport Solutions: as this business is reported as a business division of Alcatel, information relating to the income and expenses of this business included in “income from operating activities” in the audited consolidated financial statements of Alcatel under IFRS. As no information is available on financial result and tax income (charge) for this business division, no adjustment for these statement of income items has been made in the pro forma adjustments.

•	System integration activities: estimated revenues and operating expenses related to the contracts that will be contributed. No income or expenses below income from operating activities have been taken into account in the pro forma adjustments.
      The impact of the disposed businesses on the management fees paid by these activities to contribute to overhead functions has been included in the adjustments, representing a net increase in administrative and selling expenses of € 30 million.

(6)	Income tax
      The statement of income items related to Alcatel Alenia Space and Telespazio that have been taken into account in the pro forma adjustments include a non-recurring tax credit in the amount of € 54 million. This tax credit is related to deferred tax assets that have been recognized in the activities of Alcatel Alenia Space and Telespazio following the business combination that occurred in 2005 with Finmeccanica and the exit from the French tax group of certain legal entities. This credit has been more than offset by a valuation allowance on deferred tax assets accounted for in the French tax group (in the Alcatel parent company).

(7)	Share in net income of equity affiliates
      The pro forma adjustment reflecting the Thales transaction related to the share in net income of equity affiliates amounts to € 63 million, which consists of:

•	€ 36 million corresponding to Alcatel’s incremental interest in Thales’ net income less the estimated impact of the interest costs associated with the cash proceeds that will be paid to Alcatel; and

•	€ 27 million corresponding to 21.6% of the net income attributable to the activities contributed by Alcatel to Thales and that will be accounted for using the equity method as part of Thales Group.
      The difference between the purchase price of the incremental interest in Thales and the corresponding share of the net assets of Thales has been accounted for as goodwill in the pro forma adjustments. The definitive purchase price allocation will require an allocation of a portion of this difference to intangible assets or other balance sheet items, and will therefore have an impact on the future net income of Thales. No tax-related impact has been taken into account in the determination of the 21.6% of the net result of the activities contributed by Alcatel to Thales.

(8)	Impact of the cash proceeds on financial result
      The impact of the cash proceeds that will be received by Alcatel in the proposed Thales transaction has not been taken into account in the pro forma adjustments. This impact can be estimated as an income before tax of € 22 million. The impact on Thales of the interest costs associated with this cash payment has been taken into account for the corresponding share held by Alcatel after completion of the proposed Thales transaction.

Note 5-e — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined balance sheet as of December 31, 2005 under U.S. GAAP
      As the accounting treatment of the proposed Thales transaction, as described in Note 5-b above, is the same under U.S. GAAP and IFRS, the pro forma adjustments reflecting the proposed Thales transaction on the balance sheet as December 31, 2005 under U.S. GAAP are the same as the pro forma adjustments reflecting the proposed Thales transaction on the balance sheet as December 31, 2005 under IFRS as described above in Note 5-c. Nevertheless, as both the carrying values of the businesses contributed to Thales and the carrying value of the interest in Thales currently held by Alcatel before the proposed transaction are different under IFRS and under U.S. GAAP, the impact of the proposed Thales transaction on the balance sheet as of December 31, 2005 under U.S. GAAP is different than the impact under IFRS.

(9)	Determination of net assets contributed and allocation of purchase price
      The methodology applied and the assumptions made to determine the carrying values of net assets contributed to Thales is described in Note 5-c(1) above. The carrying values of the businesses contributed by Alcatel to Thales are different under IFRS and U.S. GAAP due mainly to the differences between the accounting standards described in Note 6-1(1)(b) and (c) below.
      The allocation of purchase price for the incremental interest in Thales acquired is described in Note 5-c(1) above.

(10)	Impact on share in net assets in equity affiliates
      The pro forma adjustment related to the share in net assets of equity affiliates and other non-current financial assets amounts to a decrease of € 199 million, which consists of:

•	a decrease of € 966 million in the share in net assets of equity affiliates and other non-current financial assets related to businesses that will be contributed;

•	an increase of € 980 million related to the incremental value in Thales based on the market value of Thales ordinary shares that will be issued in exchange for the contributed assets; and

•	a decrease of € 213 million corresponding to the elimination of the inter-company result on the disposal of assets contributed by Alcatel to Thales, which will continue to be accounted for using equity method after the transaction.

(11)	Cash and cash equivalents
      The amount indicated as a pro forma adjustment to cash and equivalents reflecting the proposed Thales transaction amounts to €624 million and corresponds to the € 673 million of cash that will be received by Alcatel as part of the exchange for the assets contributed to Thales, less the estimated impact of the adjustment of the purchase price related to the enterprise value of businesses contributed as noted in Note 1 above.

(12)	Shareholders’ equity impact
      The pro forma adjustment related to the shareholders’ equity amounts to € 590 million related to the estimated net gain after tax on the disposal of the contributed assets to Thales, including associated cumulative translation adjustments.
Note 5-f — Pro forma adjustments reflecting the proposed Thales transaction on the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 under U.S. GAAP
      As the accounting treatment of the proposed transaction, as described in Note 5-b above, is the same under U.S. GAAP and IFRS, the pro forma adjustments reflecting the proposed Thales transaction on the statement of income for the year ended December 31, 2005 under U.S. GAAP are the same as the pro forma adjustments reflecting the proposed Thales transaction on the statement of income for the year ended

December 31, 2005 under IFRS as described above in Note 5-d. Nevertheless, the impact on the statement of income under U.S. GAAP is different from the impact described in Note 5-d above due mainly to the following:

•	revenues, expenses and income related to the businesses contributed are different under IFRS and U.S. GAAP due to the differences in accounting principles described in Note 6-1(1) below; and

•	as described in Note 2-c above, Alcatel Alenia Space and Telespazio have been accounted for under the equity method in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 under U.S. GAAP, as compared with the use of the proportionate consolidation method under IFRS for the six-month period ended December 31, 2005.

(13)	Determination of the revenues, expenses and income related to the net assets contributed
      The methodology applied and the assumptions made to determine the carrying values of the revenues, expenses and income related to the net assets contributed to Thales is described in Note 5-d(1) above. The revenues, expenses and income of the businesses contributed by Alcatel to Thales is different under IFRS and U.S. GAAP due mainly to the differences between IFRS and U.S. GAAP described in Note 6-1(1)(b) and (c) below.

(14)	Income tax included in share of equity affiliates (related to Alcatel Alenia Space and Telespazio)
      The statement of income items related to Alcatel Alenia Space and Telespazio that have been taken into account in the pro forma adjustments include a non-recurring tax credit in the amount of € 54 million. It is related to deferred tax assets that have been recognized in the activities of Alcatel Alenia Space and Telespazio following the business combination that occurred in 2005 with Finmeccanica and the exit from the French tax group of certain legal entities. This credit has been more than offset by a valuation allowance on deferred tax assets accounted for in the French tax group (in the Alcatel parent company).

(15)	Share in net income of equity affiliates
      The pro forma adjustment reflecting the proposed Thales transaction related to the share in net income of equity affiliates amounts to an increase of € 27 million, which consists of:

•	an increase of € 35 million relating to the incremental increase in Alcatel’s interest in Thales’ net results, net of Alcatel’s interest in the interest expense incurred by Thales on the cash proceeds that will be paid to Alcatel;

•	a decrease of € 28 million relating to the share in net income of Alcatel Alenia Space and Telespazio, entities which will be contributed to Thales; and

•	an increase of € 20 million relating to the 21.6% of the net income under U.S. GAAP of the activities contributed by Alcatel to Thales that will be accounted for using the equity method as part of Thales Group.

(16)	Impact of the cash proceeds on financial result
      The impact of the cash proceeds that will be received by Alcatel in the proposed Thales transaction has not been taken into account in the pro forma adjustments. This impact can be estimated as an increase in net income before tax of € 22 million. The impact on Thales of the interest costs associated with this cash payment has been taken into account for the corresponding interest in Thales held by Alcatel after completion of the proposed Thales transaction.

Note 6 — Significant Differences Between IFRS and U.S. GAAP
6.1     Reconciliation of 2005 combined pro forma net income and shareholders’ equity
      Alcatel prepared its 2005 consolidated financial statements in accordance with IFRS, which differs in certain significant respects from U.S. GAAP. The effects of the application of U.S. GAAP on the pro forma adjustments, and ultimately on the combined pro forma net income and shareholders’ equity, are set out in the following tables.
      Historical U.S. GAAP adjustments for Alcatel for the year ended, and as of, December 31, 2005 have been derived from Alcatel’s audited consolidated financial statements included in Alcatel’s 2005 Form 20-F, which have been incorporated into this proxy statement/prospectus by reference (see Notes 39 to 42 to Alcatel’s 2005 Form 20-F).
      IFRS adjustments for Lucent have been determined for pro forma purposes as described in Note 2-a above.
      Because the purchase method views a merger from the acquirer’s perspective, it assumes that one of the parties to the transaction can be identified as the acquirer.
      Under IFRS 3, the acquirer is the combining entity that obtains control of the other combining entity. Paragraph 19 of IFRS 3 provides that control is the power to govern the financial and operating policies of an entity or business so as to obtain benefits from its activities, and that the combining entity shall be presumed to have obtained control of another combining entity when it acquires more than one-half of that other entity’s voting rights, unless it can be demonstrated that such ownership does not constitute control. Following the effective time of the merger, the current holders of Alcatel ordinary shares (including Alcatel ordinary shares represented by Alcatel ADSs) will own approximately 61% of the share capital and approximately 62% of the voting rights of the combined company, and the former holders of Lucent common stock will own approximately 39% of the share capital and approximately 38% of the voting rights of the combined company, based upon the number of ordinary shares of Alcatel outstanding as of December 31, 2005. Based on the foregoing, Alcatel will be presumed to have obtained control of Lucent in the merger under IFRS. The analysis of other factors defined by IFRS as indications of which party is the acquirer in a business combination transaction, such as the relative fair value of the two entities involved, or who will issue equity interests in the business combination, have also been taken into consideration.
      Based on the foregoing analysis, the management teams of Alcatel and Lucent have concluded that, under IFRS, Alcatel is considered the acquirer and Lucent the acquiree. With respect to the accounting treatment under U.S. GAAP, Alcatel and Lucent management have carefully considered all of the factors in paragraph 17 of SFAS No. 141, Business Combinations, and, in particular: the relative weight of the former Alcatel shareholders and Lucent stockholders in the combined company upon completion of the merger as discussed above; that the combined company will be incorporated in France, with executive offices located in Paris; that the North American operating headquarters of the combined company will be based in New Jersey, U.S.A., and Bell Laboratories will remain headquartered in New Jersey; that the board of directors of the combined company will be composed of 14 members and will have equal representation from each company, including Serge Tchuruk as non-executive chairman of the board of directors and Patricia Russo as the new chief executive officer, five of Alcatel’s current directors and five of Lucent’s current directors; and that the board will also include two new independent directors (one French and one European) to be mutually agreed upon.
      Based on this analysis, Alcatel and Lucent management have concluded that, under U.S. GAAP, the transaction would also be treated as an acquisition of Lucent by Alcatel.
      Under IFRS, the purchase price in the merger is to be obtained by multiplying the number of Alcatel ADSs issued in the merger by the market price of Alcatel ADSs as of the effective time of the merger. Under U.S. GAAP, the purchase price is to be obtained by multiplying the number of Alcatel ADSs issued in the merger by the average market price of Alcatel ADSs for the period beginning two days before and ending two days after the April 2, 2006, announcement date of the transaction. However, the actual measurement date for the value of the Alcatel ADSs will occur after both Alcatel’s and Lucent’s shareholders have approved the terms of the merger and the merger is completed. For the purpose of the unaudited pro forma condensed combined financial statements, under both IFRS and U.S. GAAP, the average stock price for the period beginning two days before and ending two days after April 2, 2006, the date of execution of the merger agreement (that is, € 13.05 per share), has been used in calculating the purchase price.

Combined unaudited pro forma net income reconciled from IFRS to U.S. GAAP

	Year ended December 31, 2005		Year ended December 31, 2005

	Before Thales	After Thales	Before Thales	After Thales
	Transaction	Transaction	Transaction	Transaction

	(Unaudited)		(Unaudited)
	(In millions of euros)		(In millions of dollars) (1)
Combined unaudited pro forma net income before non-recurring charges or credits directly attributable to the merger, as determined under IFRS	801	710	949	842

Differences between IFRS and U.S. GAAP, as they relate to Alcatel	(102)	(102)	(121)	(121)
Differences between IFRS and U.S. GAAP, as they relate to Lucent	481	481	570	570
Differences between IFRS and U.S. GAAP, as they relate to proposed Thales transaction		28		33
Market-related-value impact on amortization of unrecognized losses (see Note 6.1(4)(a))	(208)	(208)	(246)	(246)
Market-related-value impact on expected return on an asset (see note 6.1(4)(a))	(273)	(273)	(323)	(323)
Equity component of convertible debt (see Note 6.1(4)(b))	23	23	27	27
IPR&D expensed under U.S. GAAP and amortized under IFRS	(480)	(480)	(569)	(569)
Share-based payment	(12)	(12)	(15)	(15)
Income tax effect on the above adjustments and differences:
- on Alcatel	(65)	(65)	(77)	(77)
- on Lucent	(188)	(188)	(223)	(223)
- on purchase accounting	177	177	210	210
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—	—	—

Combined unaudited pro forma net income before non-recurring charges or credits directly attributable to the transaction, as determined under U.S. GAAP	154	91	182	108

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

Combined unaudited pro forma shareholders’ equity reconciled from IFRS to U.S. GAAP

	As of December 31, 2005		As of December 31, 2005

	Before Thales	After Thales	Before Thales	After Thales
	Transaction	Transaction	Transaction	Transaction

	(Unaudited)		(Unaudited)
	(in millions of euros)		(in million of dollars (1))
Combined unaudited pro forma shareholders’ equity attributable to equity holders of the parent according to IFRS	17,849	18,500	21,137	21,908

Differences between IFRS and U.S. GAAP, as they relate to Alcatel	2,485	2,485	2,943	2,943
Differences between IFRS and U.S. GAAP, as they relate to Lucent	(674)	(674)	(798)	(798)
Differences between IFRS and U.S. GAAP, as they relate to proposed Thales transaction		(61)		(72)
Pension - minimum liability adjustment (see note 6.1(4)(a))	2,820	2,820	3,339	3,339
Equity component of convertible debt (see note 6.1(4)(b))	(437)	(437)	(517)	(517)
Goodwill adjustment	(1,200)	(1,200)	(1,421)	(1,421)
In-process Research and Development	(600)	(600)	(711)	(711)
Income tax effect on the above adjustments and differences:
- on Alcatel	—	—	—	—
- on Lucent	263	263	312	312
- on purchase accounting	(695)	(695)	(824)	(824)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes

Combined unaudited pro forma shareholders’ equity according to U.S. GAAP	19,811	20,401	23,460	24,159

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

(1)	Differences between IFRS and U.S. GAAP, as they relate to Alcatel

	Year Ended	Year Ended
	December 31, 2005	December 31, 2005

	(in millions of	(in millions of
	euros)	dollars(1))
Net income attributable to equity holders of the parent as reported in the Consolidated Statements of Income according to IFRS	930	1,101

-a & b- Business combinations	(100)	(118)
-c- Capitalization of development costs	23	27
-d- Restructuring plans	(52)	(62)
-e- Sale and leaseback transactions	(2)	(3)
-f- Compound financial instruments	(27)	(32)
-g- Share-based payment	69	82
-h- Pensions and other post-retirement benefits	(9)	(11)
Other adjustments	(4)	(4)
Income tax effect on the above adjustments	(65)	(77)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income (loss) according to U.S. GAAP	763	903

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

	Year Ended
	December 31,	Year Ended
	2005	December 31, 2005

	(in millions	(in millions of
	of euros)	dollars(1))
Shareholders’ equity attributable to the equity holders of the parent according to IFRS	6,234	7,382

-a & b- Business combinations and amortization of goodwill	3,265	3,867
-c- Capitalization of development costs	(194)	(230)
-d- Restructuring plans	60	71
-e- Sale and leaseback transactions	(195)	(231)
-f- Compound financial instruments	(116)	(137)
-h- Pensions and other post-retirement benefits	(427)	(506)
Other adjustments	92	109
Income tax effect on the above adjustments	—	—
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Shareholders’ equity according to U.S. GAAP	8,719	10,325

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

(a)	Business combinations
      From January 1, 1999, in connection with the change in French accounting principles, Alcatel accounted for its acquisition of DSC Communications Corporation, which is referred to as DSC, under the French pooling of interests accounting method: The assets and liabilities of DSC were accounted for on a carryover basis at the acquisition date, adjusted to Alcatel’s accounting method. The difference resulting from the application of the pooling of interests accounting method remained in shareholders’ equity.
      The stock-for-stock acquisitions of Genesys Telecommunications Laboratories and Newbridge Networks Corporation made during the first half of 2000, the stock-for-stock acquisition of Kymata Ltd. made during the second half of 2001, the stock-for-stock acquisitions of Astral Point Communications Inc. and Telera Corp. made during 2002 and the stock-for-stock acquisition of TiMetra Networks Inc. made during 2003 have been accounted for using the pooling-of-interests accounting method under French generally accepted accounting principles, which are referred to as French GAAP.
      Under IFRS, these business combinations have not been restated to conform with IFRS 3 requirements, as permitted by the exemption authorized by Alcatel’s election under paragraph 13(a) of IFRS 1 First-Time Adoption of International Financial Reporting Standards, which is referred to as IFRS 1.
      The part of the purchase price allocated under U.S. GAAP to intangible assets with definite useful lives, such as acquired technologies, continues to be amortized over the estimated useful life under U.S. GAAP. There is no amortization of these intangible assets under IFRS, as the difference between the purchase price and the net equity of the businesses acquired has been accounted for directly to equity, and no intangible assets have been accounted for.

(b)	Amortization and impairment of goodwill
      Under French GAAP, goodwill was generally amortized over its estimated life, not to exceed 20 years.
      As business combinations consummated before January 1, 2004 have not been restated to conform with IFRS 3 requirements, as permitted by the exemption authorized by Alcatel’s election under paragraph 13(a) of IFRS 1, accumulated amortization of goodwill as of December 31, 2003 accounted for in accordance with French GAAP was maintained in the IFRS consolidated financial statements.
      Beginning January 1, 2002, for the purpose of preparing the U.S. GAAP reconciliation, Alcatel adopted SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is no longer amortized but rather tested for impairment at the adoption date and on an annual basis or whenever indicators of impairment arise.
      Additionally, goodwill on equity method investments is no longer amortized. However, it continues to be tested for impairment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.
      Amortization charges of goodwill for fiscal years 2002 and 2003 accounted for in Alcatel’s previous French GAAP consolidated financial statements are restated in Alcatel’s U.S. GAAP consolidated financial statements and specific U.S. GAAP impairment losses have been accounted for related to business combinations recorded under the French pooling-of-interests method that were not restated under IFRS.

(c)	Capitalization of development expenses related to Research and Development efforts
      Under IAS 38, expenses related to the development phase of a research and development project must be capitalized if certain criteria are met:

•	technical feasibility of completing the project so that it will be available for use or sale;

•	intention to complete the project;

•	ability to use or sell the intangible asset arising from the project;

•	capacity to generate probable future economic benefits;

•	availability of adequate resources to complete the development; and

•	ability to measure the expenditures attributable to the project.
      Under U.S. GAAP, software development costs would be similarly capitalized in accordance with SFAS No. 86 Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,

which is referred to as SFAS No. 86. However, in accordance with SFAS No. 2, non-software development costs must be charged to expense when incurred.

(d)	Liability recognition for certain employee termination benefits and other costs associated with restructuring plans, such as anticipated termination of leases
      The main difference between IFRS and U.S. GAAP relates to voluntary termination benefits. Under IAS 19 Employee benefits, benefits are recognized when the entity is demonstrably committed to providing those benefits. This definition differs from the requirements of SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, pursuant to which the liability is recognized when incurred (that is, when the employee accepts the employer’s offer of voluntary termination of employment).
      Another difference is related to the accounting method for onerous contracts which, in the context of restructurings, is relevant with respect to leases for premises that will be vacated. Under IAS 37 Contingent Liabilities and Contingent Assets (which is referred to as IAS 37), an “onerous contract” is a contract in which the unavoidable costs of meeting an entity’s obligations exceed the economic benefits its expects to receive under the contract. Pursuant to IAS 37, Alcatel must recognize a provision concerning an obligation essentially as soon as it determines that it will probably have to effect payments without receiving any value in return. In the specific case of an onerous operating lease, the provision may have to be recognized before Alcatel ceases to use the premises concerned.
      Under SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (which is referred to as SFAS No. 146), a liability for a cost to terminate a contract before the end of its term is recognized at fair value when the entity terminates the contract. If the contract is an operating lease, the provision must be recognized at the time the entity actually ceases to use the leased premises. The fair value of the liability at the cease-use date is determined based on the remaining lease rentals.
      Under SFAS No. 146, the provision is reduced by the estimated sublease rental income that could be reasonably obtained, even if the entity does not intend to enter into a sublease. Under IFRS, sublease rental income is taken into account in the computation of the provision only if the entity enters into a sublease.

(e)	Leases and sale-leaseback transactions
      SFAS No. 13, Accounting for leases, which is referred to as SFAS No. 13, requires that in a sale-leaseback transaction with a lease classified as an operating lease, any profit or loss on the sale shall be deferred and amortized in proportion to the rental payments over the period of time that the asset is expected to be used. Under IAS 17 Leases, which is referred to as IAS 17, the profit corresponding to the disposal of the asset is not deferred if the transaction was made with a selling price and rental payments that correspond to the market conditions at the time of the transaction.
      IAS 17 and SFAS No. 13 prescribe similar lease accounting approaches based on whether a lease transfers substantially all of the risks and rewards related to ownership of the leased asset. However, SFAS No. 13 provides quantitative criteria to determine if a lease is an operating lease or a capital lease, whereas IAS 17 requires subjective determinations to be made. This could lead in certain rare instances to considering a lease as an operating lease under U.S. GAAP and as a finance lease under IAS 17, and vice versa.

(f)	Compound financial instruments
      If a financial instrument contains both a liability and an equity component, such components shall be classified separately as financial liabilities or equity instruments under IAS 32.
      This is the case with the bonds issued by Alcatel in 2003 (which are referred to as Oceane — Obligation Convertible ou Echangeable en Actions Nouvelles ou Existantes, bonds convertible into or exchanged for new or existing shares) and 2002 (which are referred to as Orane — Obligation Remboursable en Actions Nouvelles ou Existantes, bonds mandatorily redeemable for new or existing shares).

      These requirements differ from those of U.S. GAAP. The Oceane (bonds convertible into or exchanged for new or existing shares) are accounted for as financial debt and presented as long-term financial debt in the U.S. GAAP balance sheet.

(g)	Share-based payment
      Accounting for stock option plans under IFRS 2 leads to recognition of a compensation expense. Equity-settled share-based payment, such as stock options plans, are measured at fair value. Fair value is determined at the date of grant using an appropriate valuation model. Only options issued after November 7, 2002 and not fully vested at January 1, 2005 are accounted for using IFRS principles. Other stock options do not lead to recognition of a compensation expense.
      Under U.S. GAAP, Alcatel accounts for those plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. Stock-based employee compensation cost is reflected in net income based on the intrinsic value of the stock options granted.

(h)	Pension and post-retirement benefits other than pension plans
      Under U.S. GAAP, when the unfunded accumulated benefit obligation (being the actuarial present value of benefits attributed by the pension benefit formula to employee service rendered prior to that date and based on current and past compensation levels) exceeds the fair value of plan assets, an additional minimum liability must be recognized in accordance with SFAS No. 87, Employers’ Accounting for Pensions. If this liability exceeds the unrecognized prior service cost, the excess is recorded as a reduction of shareholders’ equity. Under IFRS (IAS 19), there is no such requirement.
      To comply with U.S. GAAP, Alcatel applies SFAS No. 106, Employers’ Accounting for Post-retirement Benefits other than Pensions. These post-retirement benefits, primarily life insurance and health care, cover most of Alcatel’s U.S. employees.
      Starting on January 1, 2004, Alcatel was required to comply with IAS 19. The actuarial gains and losses linked to experience adjustments and to the effects of changes in actuarial assumptions that were recorded at January 1, 2004, have been recorded in shareholders’ equity. Under U.S. GAAP those actuarial gains and losses will be recognized over the expected average remaining working lives of the employees.

(2)	Differences between U.S. GAAP and IFRS as they relate to Lucent
      Alcatel has not prepared a complete reconciliation of Lucent’s financial statements to IFRS. Such reconciliations are complex and are expected to take several months to complete. No pro forma adjustments other than those referred to below related to differences between IFRS and U.S. GAAP have been included in the unaudited pro forma condensed combined financial statements because Alcatel believes that, in the aggregate, no such adjustments would have a material impact on the pro forma information presented in this proxy statement/prospectus. However, no assurance can be given that other reconciling items will not be material upon completion of a comprehensive review.

	Year ended	Year ended
	December 31, 2005	December 31, 2005

		(In millions of
	(In millions of euros)	dollars(1))
Net income (loss) under U.S. GAAP for the twelve-month period ended December 31, 2005	729	863

-a- Pensions and other post-retirement benefits	(481)	(570)
Other adjustments	—	—
Income tax effect on the above adjustments	188	223
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Net income attributable to equity holders of the parent according to IFRS	436	516

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

	Year ended	Year ended
	December 31, 2005	December 31, 2005

		(In millions of
	(In millions of euros)	dollars(1))
Shareholders’ equity according to U.S. GAAP as reported	249	295

-a- Pensions and other post-retirement benefits:
- asset ceiling	(2,146)	(2,541)
- minimum liability adjustment	2,820	3,339
Income tax effect on the above adjustments	(263)	(312)
Elimination of discontinued operations, extraordinary items, or the cumulative effects of accounting changes	—	—

Shareholders’ equity attributable to the holders of the parent entity according to IFRS	660	781

(1)	Translated solely for convenience into dollars at the noon buying rate of € 1.00 = $1.1842 on December 31, 2005.

(a)	Pension and other post-retirement benefits
      The use of the market-related value to determine the expected return on plan assets is not permitted under IFRS. The estimated impact on 2005 results has been adjusted accordingly.
      Market-related value consists of two components: the first is the fair value of the plan assets, and the second is an adjustment for the unrecognized portion of previous years’ market gains or losses that are being amortized.
      The Minimum Liability Adjustment corresponding to the additional minimum liability required when the accumulated benefit obligation exceeds the fair value of the plan assets, that has been accounted for directly by Lucent in other accumulated comprehensive loss in accordance with U.S. GAAP requirements (as disclosed in Lucent’s current report on Form 8-K, dated May 5, 2006), has been adjusted, as such adjustment is not compliant with IFRS requirements. On the other hand, the impact of the IFRS asset ceiling rules has been applied in the IFRS unaudited pro forma condensed combined balance sheet. Under IFRS, plan assets are limited to the lower of: (i) the assets resulting from applying the standard (IAS 19) and (ii) the net total of the present value of any available refunds from the plan or reduction in future contributions to the plan. The net impact on equity of these two adjustments is an increase of € 589 million.

(3)	Differences between IFRS and U.S. GAAP, as they relate to the proposed Thales transaction
      The differences between IFRS and U.S. GAAP as they relate to the proposed Thales transaction are mainly due to the differences described in Note 1(b) and (c) above.

(4)	Differences between IFRS and U.S. GAAP relating to purchase accounting entries

(a)	Pension and other post-retirement benefits
      The market-related-value effect on amortization of unrecognized losses and expected return on plan assets as described in Note 2(a) and Note 3(e) respectively, as well as the minimum liability adjustment as described in Note 6.1(2)(a) must be reversed in purchase accounting, due to the cancellation of outstanding unrecognized actuarial gains and losses discussed in Note 3-d(10).

(b)	Compound financial instruments
      As noted earlier, if a financial instrument contains both a liability and an equity component, such components shall be classified separately as financial liabilities or equity instruments under IAS 32. This is the case with the convertible bonds issued by Lucent (the 2.75% Series A and B convertible debentures, the 7.75% convertible securities and the 8% convertible securities) as disclosed in Note 8 — Debt Obligations and Early Extinguishment of Debt, in pages F-57 to F-59 of Lucent’s audited consolidated financial statements contained in Lucent’s current report on Form 8-K, dated May 5, 2006, which has been incorporated by reference into this proxy statement/prospectus. The equity component is amortized over the life of the related debt. These requirements differ from those of U.S. GAAP. The convertible debentures and securities are accounted for as financial debt and presented as long term financial debt in the U.S. GAAP classified balance sheet.
Note 7 — Pro forma information on discontinued activities
      The proposed contribution of Alcatel assets to Thales will not qualify as a discontinued operation under U.S. GAAP because Thales is accounted for under the equity method of accounting and because of Alcatel’s continuing involvement in Thales.
      There is no concept of continuing involvement under IFRS. Thus, the assets contributed to Thales would qualify as a discontinued operation under IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, which is referred to as IFRS 5.
      With respect to the proposed Thales transaction, Alcatel has concluded that for the purpose of presenting on April 27, 2006 its quarterly financial statements for the three-month period ended March 31, 2006 under IFRS, the criteria set forth in paragraphs 7 and 8 of IFRS 5 were not met at the closing date of the period (that is, as of March 31, 2006).
      However, Alcatel believes that the above-mentioned criteria were met during April 2006, when the board of directors of Thales approved the transaction in principle (on April 4, 2006) and when the board of directors of Alcatel approved the Thales transaction, subject to final documentation (on April 26, 2006); therefore, the businesses contributed to Thales will be presented as discontinued operations in future quarterly and annual financial statements. Further, Alcatel believes that the assets contributed to Thales meet the definition of a disposal group of assets as defined by paragraphs 7 and 8 of IFRS 5, and therefore qualify as discontinued operations under IFRS as of the date of this proxy statement/prospectus.
      As a result, pro forma financial information for Alcatel for the year ended 2004 under IFRS is provided in the following section, which reflects the operations related to the assets to be contributed to Thales as a discontinued operation.
      As indicated above, the contributed assets will not be treated as discontinued activities under U.S. GAAP and therefore, no similar pro forma information related to past historical financial statements under U.S. GAAP will be provided.

ALCATEL PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED
DECEMBER 31, 2004 UNDER IFRS ADJUSTED FOR DISCONTINUED ACTIVITIES

	Year Ended December 31, 2004

	Historical		Pro Forma
	Alcatel	Discontinued	Alcatel
	IFRS	Activities	IFRS

	(in millions of euros, except per share
	data)
Revenues	12,244	(1,985)	10,259
Cost of sales	(7,631)	1,483	(6,148)

Gross profit	4,613	(502)	4,111

Administrative and selling expenses	(1,944)	167	(1,777)
Research and development costs	(1,490)	185	(1,305)

Operating profit (loss)	1,179	(150)	1,029

Restructuring costs	(324)	10	(314)
Impairment of goodwill and other intangibles	(88)		(88)
Gain/(loss) on disposal of consolidated shares	—		—
Other operating income (expenses)	(60)	2	(58)

Income (loss) from operating activities	707	(138)	569

Financial result	(107)	50	(57)
Share in net income (losses) of equity affiliates	(61)	—	(61)

Income before tax and discontinued operations	539	(88)	451

Income tax expense	(36)	3	(33)

Income (loss) from continuing operations	503	(85)	418

Income (loss) from discontinued operations	142	85	227

NET INCOME (LOSS)	645	—	645

Attributable to:
— Equity holders of the parent	576	—	576
— Minority interests	69	—	69

Net income per share (in euros)
— Basic earnings per share	0.43	—	0.43
— Diluted earnings per share	0.42	—	0.42

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER
Board of Directors of the Combined Company Following the Effective Time of the Merger
      The Alcatel board of directors will nominate fourteen individuals for election by the Alcatel shareholders to the board of directors of the combined company effective as of, and conditioned upon, the occurrence of the effective time of the merger. Nominees to the combined company’s board of directors will be comprised of:

•	five members designated by Alcatel from Alcatel’s current board of directors;

•	five members designated by Lucent from Lucent’s current board of directors;

•	Serge Tchuruk, the current chairman of the board of directors and chief executive officer of Alcatel, and Patricia F. Russo, the current chairman of the board of directors and chief executive officer of Lucent; and

•	two persons (one French and one European) who will qualify as independent directors and who will be mutually agreed upon by Alcatel and Lucent.
Except to the extent set forth above, the identities of these individuals have not yet been determined.
      For a one-year period following the completion of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company and the nominating committee would be required to fill any vacancy on the board of directors.
      The amendment of the articles of association and bylaws (statuts) of Alcatel to effect the foregoing is a condition to the completion of the merger.
Executive Positions
      As of the effective time of the merger, Serge Tchuruk, Alcatel’s current chairman of the board of directors and chief executive officer, will be appointed as non-executive chairman of the board of directors of the combined company, and Patricia F. Russo, Lucent’s current Chairman of the board of directors and chief executive officer will be appointed as chief executive officer of the combined company, in accordance with the articles of association and bylaws (statuts) of the combined company in effect as of the effective time of the merger. The non-executive chairman of the combined company will be responsible for the proper functioning of the governing bodies of the combined company and organizing the work of the board of directors of the combined company. He shall have no casting vote. The chief executive officer will have broad powers and responsibilities for the day-to-day operations of the combined company. If either appointee is unwilling or unable to serve as of the effective time of the merger, the combined company’s board of directors will name another appointee in accordance with the articles of association and bylaws (statuts) of the combined company in effect as of the effective time of the merger.
      For a three-year period following the completion of the merger, at least a 66 2/3 % vote of the entire board of directors of the combined company would be required to remove the chairman or the chief executive officer of the combined company and to decide on any replacement.
      The amendment of the articles of association and bylaws (statuts) of Alcatel to effect the foregoing is a condition to the completion of the merger.

CONTRACTS BETWEEN LUCENT AND ALCATEL PRIOR TO THE MERGER
      From time to time in the ordinary course of business, Alcatel or its subsidiaries enter into contracts with Lucent or its subsidiaries. These contracts include license agreements, non-disclosure agreements, cooperation agreements and other commercial agreements. Many of these contracts have been substantially performed, but have confidentiality, indemnity or other continuing obligations. Neither Alcatel nor Lucent views any of these contracts as material.
      In addition, Alcatel, Lucent and certain of their respective subsidiaries are party to agreements with Deutsche Telekom AG pursuant to which they have agreed to supply Deutsche Telekom with hardware, software and services in connection with its “Platform 2000.” Platform 2000 is a Deutsche Telekom project for its transport network, including a network management system. Alcatel and Lucent are both suppliers for this project and have separate supply agreements with Deutsche Telekom. To ensure cooperation within the project, Alcatel SEL AG, Lucent Technologies Network System GmbH and Deutsche Telekom AG entered into a trilateral agreement dated February 24, 2000, pursuant to which they are obligated to cooperate with each other on the project. This cooperation includes disclosure, development and testing of open interfaces, information sharing and coordination, participation in the joint project steering committee meetings and other integration work necessary to ensure interoperability of the components each supplier delivers for the network. In addition, under the trilateral agreement, Alcatel SEL AG and Lucent Technologies Network Systems GmbH entered into a cooperation agreement dated February 13, 2003, which further details their mutual cooperation and support obligations within Platform 2000.

COMPARISON OF RIGHTS OF LUCENT STOCKHOLDERS AND ALCATEL SHAREHOLDERS
      The rights of Lucent stockholders are governed by the Delaware General Corporation Law and the provisions of Lucent’s certificate of incorporation and bylaws. The rights of Alcatel shareholders (including holders of Alcatel ADSs) are governed by the French Commercial Code and by the provisions of Alcatel’s articles of association and bylaws (statuts). In connection with the merger, Alcatel shareholders will vote on a proposal to amend the provisions of Alcatel’s articles of association and bylaws at the meeting of Alcatel shareholders convened to vote on the issuance of Alcatel ordinary shares required under the merger agreement. An English translation of Alcatel’s articles of association and bylaws (giving effect to the proposed amendments to be voted on by Alcatel shareholders) is attached to this proxy statement/ prospectus as Annex B. Approval of the proposed amendments to Alcatel’s articles of association and bylaws by the Alcatel shareholders is a condition to the completion of the merger. The following is a summary of the material differences between the rights of Lucent stockholders and Alcatel shareholders, assuming approval of the proposed amendments to Alcatel’s articles of association and bylaws by the Alcatel shareholders. These differences arise from differences between the Delaware General Corporation Law and the French Commercial Code and between Lucent’s certificate of incorporation and bylaws and Alcatel’s articles of association and bylaws, assuming approval of the proposed amendments to Alcatel’s articles of association and bylaws by the Alcatel shareholders. Upon completion of the merger, the rights of Lucent stockholders who become holders of Alcatel ADSs will be governed by the French Commercial Code, Alcatel’s articles of association and bylaws including the proposed amendments, as approved by the Alcatel shareholders, and by the deposit agreement concerning the Alcatel ADSs described in the section entitled “Description of ADSs” in Alcatel’s 2005 Form 20-F, which has been incorporated by reference into this proxy statement/ prospectus. For more complete information, you should read Lucent’s certificate of incorporation and bylaws and the English translation of Alcatel’s proposed articles of association and bylaws, as amended, as well as the relevant provisions of the Delaware General Corporation Law and the French Commercial Code.
      Lucent’s certificate of incorporation and bylaws and Alcatel’s existing articles of association and bylaws may be obtained without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information.”
Size and Qualification of the Board of Directors; Committees

Lucent
      Under the Delaware General Corporation Law, the certificate of incorporation or bylaws of a corporation may specify the number of directors. Lucent’s certificate of incorporation and bylaws provide that the number of directors shall be fixed by resolution adopted by a majority of the total number of directors that the company would have if there were no vacancies, but the number of directors shall not be less than three. As of the date of this proxy statement/ prospectus, Lucent has ten directors. Lucent’s bylaws provide that the directors shall be elected at an annual meeting of the holders of the voting stock of Lucent. The Lucent board of directors is not classified, and directors hold office for one-year terms.
      The Delaware General Corporation Law provides that directors must be natural persons. Neither the Delaware General Corporation Law nor Lucent’s certificate of incorporation or bylaws requires board members to have any specific qualifications.
      Lucent’s board of directors has three committees: a corporate governance and nominating committee, a leadership development and compensation committee and an audit and finance committee.

Alcatel
      The organizational documents of the combined company will provide that the board of directors will have no less than six and no more than fourteen members, each of whom shall be elected by the shareholders at an ordinary shareholders meeting. The merger agreement is conditioned on the election of the following persons to the combined company’s board of directors as of and following the effective time of the merger: (i) the current chief executive officer of Alcatel and the current chief executive officer of Lucent; (ii) five members designated by Alcatel from Alcatel’s current board of directors in addition to the current chief executive officer; (iii) five members designated by Lucent from Lucent’s current board of directors in addition to the current chief executive officer; (iv) two persons (one French and one European) who will qualify as independent directors and who will be mutually agreed upon by Alcatel and Lucent.
      Alcatel’s articles of association and bylaws provide that a director must own at least 500 ordinary shares of Alcatel and that directors be elected for a four-year term. In addition, no more than one-third of the directors may be older than 70 years of age. If the number of directors over 70 years of age should exceed one-third of the number of directors on the Alcatel board of directors, the oldest director(s) shall automatically be deemed to have retired at the ordinary shareholders meeting called to approve the financial statements for the fiscal year in which the proportion of the directors over 70 years of age was exceeded, unless the permitted proportion was re-established in the interim. As amended, Alcatel’s articles of association and bylaws provide that when the roles of the chairman and the chief executive officer are held by separate persons, the age limit applicable to the chairman of the board of directors will be that applied to all of the directors of Alcatel.
      The French Commercial Code provides that directors can be individuals or entities, including corporations. If an entity is a director, it must appoint an individual to act as its permanent representative.
      Alcatel’s proposed articles of association and bylaws and proposed board rules (règlement intérieur) to be in effect as of the effective time of the merger will provide that each committee of the board of directors will have no less than three directors with an equal number of Alcatel designees and Lucent designees, and the number of committees for which an Alcatel designee has been appointed chairman will equal the number of committees for which a Lucent designee has been appointed chairman. The proposed board rules will also provide that the combined company will have four committees: a corporate governance and nominating committee, a compensation committee, an audit committee and a strategic planning and finance committee.
Removal of Directors and Vacancies

Lucent
      Pursuant to Lucent’s certificate of incorporation and bylaws, any director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock of Lucent then outstanding, voting together as a single class.
      Under Lucent’s certificate of incorporation and bylaws, newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders.

Alcatel
      Each of the nominees elected at the Alcatel shareholders meeting shall be elected for a term of four years. Under Alcatel’s proposed articles of association and bylaws and board rules to be in effect as of the effective time of the merger, for a period of three years following the effective time of the merger, at least a two-thirds vote of the board of directors then in office will be required to remove the chairman or chief executive officer and to decide any replacement.
      In addition, any vacancy on the board of directors following the death or resignation of one or more directors, shall be temporarily filled by the appointment of a replacement director by the Alcatel board of directors, such appointment being subject to approval at the next shareholders meeting. Moreover, the appointment of a replacement director in the event of a vacancy by reason of death or resignation would require the affirmative vote of at least two-thirds of the directors then in office until one year after the effective time of the merger, and thereafter the affirmative vote of the majority of the directors present or represented.
      A member of the Alcatel board of directors, including the chief executive officer and the chairman of the board of directors, may be removed prior to the expiration of such director’s term by a majority vote of Alcatel’s shareholders. Under the French Commercial Code, removal of a member of the Alcatel board of directors will not subject a company to liability unless the removed director shows that the removal was done in an injurious or vexatious manner.
      A director appointed to replace another director will hold office only for the remainder of his predecessor’s term.
Duties of the Board of Directors and Liability of Directors

Lucent
      The Delaware General Corporation Law provides that the board of directors of a Delaware corporation has ultimate responsibility for managing the corporation’s business and affairs. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders. Delaware courts have held that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them.
      A director of a Delaware corporation, in the performance of such director’s duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.
      The Delaware General Corporation Law does not contain any statutory provision permitting the board of directors, committees of the board or individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders. In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by a derivative action or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.
      Lucent’s certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. Thus, a Lucent director is not personally liable to the corporation or its stockholders for monetary damages resulting from a breach of a fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Alcatel
      Alcatel directors may be held civilly liable, either individually or jointly, as applicable, to the company or to third parties for breaches of statutory or regulatory provisions applicable to public limited companies, for violations of Alcatel’s organizational documents and for mismanagement. Mismanagement is broadly defined as any act, intentional or unintentional, contrary to the interest of the company. If mismanagement results in a company’s bankruptcy, the directors, in their individual capacities, may be liable for part or all of the excess of the liabilities of the company over its assets, or may be subject to bankruptcy proceedings.
      Directors are generally jointly and severally liable for misconduct arising from the board acting collectively, and individually for misconduct that can be specifically attributed to certain directors. In particular, all of a company’s directors will be jointly and severally liable for actions taken by the company’s board of directors unless individual directors can prove that they were against the action, made their opposition known and such opposition was recorded in the minutes, and that they took all steps available to them to prevent the action from being taken. Third parties bringing suit against one or more directors, including a company’s shareholders, must prove that they have suffered a loss, either personally or through the company, and that the directors’ action caused the loss.
      Directors can incur criminal liability for violating certain provisions of the French Commercial Code and other laws and regulations, including employment and securities laws, as well as regulations specific to a company’s business. In particular, the French Commercial Code provides that a company’s directors can be fined and/or sentenced to prison if they, in bad faith and for their own direct or indirect benefit, use the company’s assets or credit for purposes which they know are not to the company’s benefit.
      The French Commercial Code prohibits a company from providing for any limitation to director liability in the company’s organizational documents.
Transactions With Interested Parties

Lucent
      The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if:

•	the material facts as to the director’s or officer’s relationship or interest are disclosed and a majority of disinterested directors consent to the transaction;

•	the material facts are disclosed as to the director’s or officer’s relationship or interest and the holders of a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time that it is authorized by the board of directors, a committee of the board of directors or the stockholders.
      As a U.S. public company, however, Lucent is prohibited from directly or indirectly extending or maintaining credit, or arranging for the extension of credit or renewing any extension of credit, in the form of a personal loan to or for any directors or executive officers under U.S. federal securities laws.

Alcatel
      Under the French Commercial Code, any transaction directly or indirectly between a company and a member of its board of directors and/or its chief executive officer or any deputy executive officers or one of its shareholders holding more than 10% of the total voting rights (or, if such shareholder is a legal entity, the entity’s parent), if any, that cannot be reasonably considered to be in the ordinary course of business of the company and is not at arm’s length, is subject to the prior consent of the board of directors. Any such transaction entered into without the prior consent of the board of directors can be nullified if it causes prejudice to the company, unless it is subsequently approved at the next shareholders meeting, upon presentation of a report of the statutory auditors explaining the reasons why the prior consent of the board has not been properly sought or given. The statutory auditors must be informed of the transaction within one month following its conclusion and must prepare the report to be submitted to the shareholders for approval at their next meeting. In the event that the transaction is not ratified by the shareholders, it will remain enforceable by third parties against the company, but the company may in turn hold the interested member of the board of directors, the concerned executive officer, and, in some circumstances, the other members of the board of directors, liable for any damages it may suffer as a result. In addition, the transaction may be canceled if it is fraudulent. Moreover, certain transactions between a company and a member of its board of directors who is a natural person and/or its chief executive officer or any deputy executive officers, if any, are disallowed by the French Commercial Code.
      The French Commercial Code enjoins corporations from granting any loan, caution or aval (guarantees) to any individual member of the board of directors or their dependents. Any such transaction must be nullified. In addition, as a company with securities registered under the Exchange Act, Alcatel is prohibited from directly or indirectly extending or maintaining credit, or arranging for the extension of credit or renewing any extension of credit, in the form of a personal loan to or for any directors or executive officers under U.S. federal securities laws.

Indemnification

Lucent
      Lucent’s certificate of incorporation requires indemnification of its past and present directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent involved in a third-party action or agreeing at the request of the corporation to serve, serving or formerly serving as an officer, director, employee or agent of the corporation, against expenses, judgments, fines and settlement amounts paid in the third party action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation. However, no indemnification for expenses in derivative actions is permitted where the person has been adjudged liable to the corporation, unless a court finds him entitled to indemnification. If a person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under the Delaware General Corporation Law.
      The statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Furthermore, under the DGCL, a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.
      The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Lucent and its subsidiaries and in any indemnification agreements of Lucent and its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to such effective time. See “The Merger Agreement — Covenants and Agreements — Directors’ and Officers’ Liability.”

Alcatel
      Under French law, sociétés anonymes may generally indemnify, contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liabilities cannot be indemnified under French law, whether directly by the company or through liability insurance.
      Sociétés anonymes are generally allowed to advance expenses incurred by their officers and directors in defending any civil or criminal action. They may also indemnify those directors and officers for their expenses, provided that they acted in good faith and in their capacities as directors or officers of the company.
Stockholders Meetings, Voting and Quorum

Lucent
      The Delaware General Corporation Law and Lucent’s bylaws provide for annual and special meetings. Lucent is required to hold an annual meeting of stockholders on a date set by resolution of the board of directors. Annual meetings are currently held on the third Wednesday in the month of February of each year. A special meeting may be held for any purpose or purposes, such as the approval and adoption of a merger, charter amendment, sale of substantially all of the assets of the company or any other matter requiring stockholder approval; however, the business transacted at any special meeting of stockholders is limited to the purposes stated in the notice of special meeting.

      Pursuant to Lucent’s bylaws, a special meeting may be called at any time by (i) the board of directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors that Lucent would have if there were no vacancies, or (ii) by the chairman of the board of directors.
      Written notice of date, time, place and purposes of each meeting of the stockholders must be given either personally or by mail not less than 10 days nor more than 60 days before the date of such meeting to each stockholder of record entitled to vote at such meeting. However, meetings may be held without notice at all if all stockholders entitled to vote are present, or if notice is waived by those not present.
      Under Lucent’s certificate of incorporation, holders of Lucent common stock have one vote with respect to each share of Lucent common stock held by them upon all proposals presented to the stockholders on which the holders of common stock are entitled to vote. There is currently no outstanding shares of Lucent preferred stock, although Lucent’s certificate of incorporation contains a provision designating 25,000,000 shares as Series A Junior Participating Preferred Stock (which is referred to as the Series A Preferred Stock).
      Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. However, holders of Series A Preferred Stock have no special voting rights and their consent shall not be required for taking any corporate action.
      Lucent’s bylaws provide that, except as otherwise provided by applicable law or by Lucent’s certificate of incorporation, the holders of a majority of the voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a stockholders meeting. When specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class for the transaction of such business. However, Lucent’s certificate of incorporation provides that the holders of Series A Preferred Stock and the holders of common stock and any other capital stock having general voting rights shall vote together as one class on all matters submitted to a vote of the corporation.

Alcatel
      French companies may hold either ordinary or extraordinary general meetings of shareholders. Ordinary meetings are required for matters that are not specifically reserved by law to extraordinary general meetings. These matters include the election of the members of the board of directors, the appointment of statutory auditors, the approval of annual accounts, the declaration of dividends and the issuance of bonds. Extraordinary general meetings are required to approve, among other things, amendments to a company’s articles of association and bylaws, modifications to shareholders’ rights, mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issuance of securities convertible or exchangeable into shares and the sale or transfer of substantially all of a company’s assets.
      Alcatel’s board of directors is required to convene an annual general meeting of shareholders for approval of the annual financial statements. This meeting must be held within six months from the end of Alcatel’s fiscal year, unless the chief judge of the Paris Commercial Court (Président du Tribunal de Commerce de Paris) orders an extension of this six-month period. Alcatel has received an extension of this six-month period through September 15, 2006, in connection with its annual meeting following the end of the 2005 fiscal year. Alcatel may convene other ordinary and extraordinary meetings at any time during the year. Meetings of shareholders may be convened by the Alcatel board of directors or by its statutory auditors or by a court-appointed agent. A shareholder or shareholders holding at least 5% of Alcatel’s capital stock, or another interested party, may request that the court appoint an agent to convene the shareholders meeting. The notice of a meeting must state the agenda for the meeting.
      French law requires that a preliminary notice of the general shareholders meeting of a company that is listed on a French stock exchange be published in the official French journal of mandatory legal notices (Bulletin d’annonces légales obligatoires, which is referred to as the BALO), by electronic means, at least 30 days prior to the meeting. A copy of the preliminary notice is usually first sent to the AMF with an indication of the date on which it is to be published. The preliminary notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to a shareholders’ vote.
      A second notice of the general shareholders meeting (avis de convocation), which includes any resolutions submitted by the company’s shareholders and the recommendation of the company’s board of directors with respect to the resolutions, must be sent by mail at least 15 days before the meeting to all holders of registered shares who have held their shares for more than one month. However, where a quorum is not present and the original meeting is adjourned, this time period is reduced to six days for any subsequent reconvening of the shareholders meeting. Notice of the adjourned meeting must also be published with the BALO, as well as with another French journal of legal notices, usually after having first being sent to the AMF. The notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to a shareholders’ vote to the extent that the resolutions have changed since the original notice.
      Under French law, shares held by entities controlled, directly or indirectly, by Alcatel are not entitled to voting rights. There is no requirement that a shareholder own a minimum number of shares in order to be able to attend or be represented at a general shareholders meeting.
      Under French law, ordinary general shareholders meetings and extraordinary general shareholders meetings called to decide a share capital increase by capitalization of reserves, profits or share premium, generally require the presence, in person or by proxy, of shareholders holding outstanding shares representing at least 20% of the voting rights. A quorum of at least 25% of the outstanding shares entitled to vote is required for all other extraordinary general meetings. If a quorum is not reached, the meeting must be adjourned. No quorum is required when an ordinary general meeting is reconvened, but only questions that were on the agenda of the adjourned meeting may be considered. A quorum of at least 20% of the shares entitled to vote is required when an extraordinary shareholders meeting is reconvened, except where the reconvened meeting is considering a share capital increase by capitalization of reserves, profits or share premium, in which case no quorum is required. If no quorum is reached at a reconvened extraordinary shareholders meeting requiring a 20% quorum, then the meeting may be adjourned to a date within a period not to exceed two months.
      One voting right is attached to each Alcatel ordinary share (including Alcatel ordinary share underlying Alcatel ADSs) at all shareholders meetings. However, double voting rights are attached to all fully paid up registered ordinary shares (including Alcatel ordinary shares underlying Alcatel ADSs) that are registered in the name of the same holder for at least three years. Double voting rights are cancelled for any share that is converted into a bearer share or whose ownership is transferred.
      Under Alcatel’s ADS deposit agreement, because ADS holders are entitled to exercise voting rights pertaining to the ordinary shares represented by their ADSs, they are also entitled to double voting rights if the Alcatel ordinary shares represented by their ADSs are held in registered form for at least three years. In general, the Alcatel ordinary shares represented by the Alcatel ADSs are held in bearer form unless the holder of the ADS notifies the depositary in writing that the ordinary shares should be held in registered form.
      Regardless of the number of shares that a shareholder possesses, directly and/or indirectly, a shareholder may not cast, as single votes in his own name or as a proxy, more than 8% of the votes attached to the shares present or represented at the shareholders meeting. This limit may be exceeded if such shareholder is further entitled to double voting rights, in his own name or as a proxy, taking into account such additional voting rights only. However, the total number of cast votes may not under any circumstances exceed 16% of the votes attached to the shares present or represented at the shareholders meeting unless the shareholder holds at least 66 2/3 % of the total number of shares as a result of a public tender offer.
Stockholder Proposals

Lucent
      Lucent’s current bylaws establish procedures that must be followed for a stockholder to submit a proposal to be voted on by the stockholders of Lucent at its annual meeting of stockholders and a substantially similar procedure to be followed for the nomination and election of directors. No business may be proposed by a stockholder at the annual meeting of stockholders without giving written notice to the secretary of Lucent between 45 and 75 days prior to the scheduled date of the meeting. In the event, however, that the number of directors to be elected is increased and there is no public announcement by Lucent naming all of the nominees for director or specifying the size of the increased board of directors at least 55 calendar days prior to the first anniversary of the record date for the preceding year’s annual meeting, a stockholder’s notice shall be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the secretary of Lucent not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the corporation.
      No nomination may be proposed by a stockholder at a special meeting of stockholders held for the purpose of electing directors without giving written notice not earlier than the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
      To properly bring business before the annual meeting of Lucent stockholders, a stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder;

•	the name and record address of such stockholder; and

•	the class or series and number of shares of Lucent capital stock that are owned beneficially or of record of such stockholder.
      In addition, stockholders’ notices relating to director nominations must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director, if elected, and must include:

•	the name, age, business address and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the class or series and number of shares of capital stock of Lucent that are owned beneficially or of record by the nominee;

•	any other information relating to the nominee that is required to be disclosed in proxy solicitations for director elections pursuant to Section 14 of the Exchange Act; and

•	certain other specified information relating to the stockholder making the nomination.
      In addition, pursuant to Rule 14a-8 under the Exchange Act, a stockholder may have his proposal disclosed in a company’s proxy materials and presented to stockholders for a vote, provided that the stockholder follows the procedures set forth in Rule 14a-8 and provided, further, that the proposal is not substantively excludable under the SEC’s stockholder proposal rules.

Alcatel
      Under the French Commercial Code, shareholders can nominate individuals for election to a company’s board of directors at an ordinary general shareholders meeting if the election of directors is part of the agenda for the shareholders meeting. However, shareholders cannot elect a new director at an ordinary general shareholders meeting if the agenda for the meeting does not include the election of directors, unless such nomination is necessary to fill a vacancy due to the previous removal of a director. In either case, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, if any, the occupation within the company, as well as the number of the company’s shares owned by such candidate, if any. This information must be made available to shareholders by the company’s board of directors no less than 15 days before the meeting. If the agenda of a shareholders meeting includes the election of members of the board of directors, any shareholder is entitled to be a candidate for election to the board at that shareholders meeting, even though such shareholder has not complied with established nomination procedures.
      Under the French Commercial Code, shareholders representing, individually or collectively, a specified percentage determined on the basis of a formula related to capitalization, which in any event may not exceed 5% of a company’s capital stock, may request that a resolution, which they propose for adoption at a shareholders meeting, be included in the agenda. This request must be made within 10 days of the publication of the initial notice of the shareholders meeting in the BALO and may specify the reasons for the resolution. Properly submitted requests will be considered at the meeting. The French Commercial Code requires a company’s board of directors to respond at the meeting to any questions submitted in writing by any shareholder.
      As a foreign private issuer, the requirements set forth in Rule 14a-8 of the Exchange Act requiring the inclusion of certain stockholder proposals in a company’s proxy materials do not apply to Alcatel.
Approval of Extraordinary Actions

Lucent
      Under the DGCL, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation’s assets, dissolutions, and amendments to the certificate of incorporation) as well as certain other actions, require the approval of the holders of not less than a majority of the shares entitled to vote.
      Lucent’s certificate of incorporation further provides that the amendment of the provisions relating to stockholder action (addressing the prohibition on the stockholders’ ability to act by written consent or call stockholders meetings), the board of directors, or the bylaws of the company requires the affirmative vote of no less than 80% of the voting power of all issued and outstanding stock.
      The certificate of incorporation may not be amended in any manner which would materially alter rights of the holders of Series A Preferred Stock so as to adversely affect them without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
      Lucent’s bylaws provide for their amendment, alteration or repeal upon the affirmative vote of (a) a majority of the total number of directors that the company would have if there were no vacancies or (b) the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at any annual or special meeting of stockholders. However, any proposed alteration or repeal of, or the adoption of any bylaw inconsistent with specific provisions relating to stockholders and the board of directors require the affirmative vote of the holders of no less than 80% of the voting power of all voting stock then outstanding, voting together as a single class.

Alcatel
      Under the French Commercial Code, the following fundamental actions require the approval of at least two-thirds of the votes cast at an ordinary or extraordinary meeting of shareholders; as the case may be:

•	amendments to the organizational documents;

•	transfers of the company’s registered office to a non-neighboring department;

•	increases or decreases of the company’s registered capital;

•	eliminations of shareholders’ pre-emptive rights with respect to any transactions that either immediately or with the passage of time would result in an increase in the registered capital;

•	authorizations of employee stock option and/or purchase plans; and

•	authorizations of mergers, spin-offs, dissolutions and dispositions of all or substantially all of the company’s assets if the disposition would entail a modification of the company’s corporate purpose.

      Furthermore, the transformation of a société anonyme into another type of legal entity requires, depending on the type of entity into which the company seeks to transform, a unanimous vote, a three-fourths majority vote or a two-thirds majority vote of the votes cast.
Certain Rights of Preferred Stockholders

Lucent
      Lucent’s certificate of incorporation provides for shares of Series A Preferred Stock, but no shares of Series A Preferred Stock are outstanding. If issued, the Series A Preferred Stock would rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Lucent’s preferred stock. Under Lucent’s certificate of incorporation, the common stock shall be subject to the express terms of the preferred stock and any series thereof.
      Under Lucent’s certificate of incorporation, the shares of Series A Preferred Stock shall not be redeemable. Furthermore, Lucent’s certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Alcatel
      None of the Alcatel ordinary shares are entitled to any preferential distribution.
Stockholder Action By Written Consent

Lucent
      Lucent’s certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon the vote of the stockholders at an annual or special meeting duly called, and may not be taken by written consent of the stockholders.

Alcatel
      The French Commercial Code does not allow shareholders of a société anonyme to act by written consent.
Disclosures of Interests

Lucent
      Under federal securities laws, stockholders of Lucent reaching certain stock ownership levels must disclose that fact and provide extensive background information in filings with the SEC.
      Under federal securities laws, every officer or director of Lucent, as well as every person owning more than 10% of any class of Lucent’s securities registered under the Exchange Act, must file with the SEC and the NYSE, an initial report of its holdings of all of such securities, and a further report after there has been any change in such holdings.
      In addition, Lucent must furnish the following information with respect to any person, including any group, who is known to the company to be the beneficial owner of more than five percent of any class of its voting securities: (1) title of class; (2) the name and address of the beneficial owner; (3) amount and nature of beneficial ownership; and (4) percent of class owned.
      Under federal securities laws, Lucent has a duty to describe any arrangements known to it, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of the company.

Alcatel
      Under French law, any individual or entity, acting alone or in concert with others, who becomes the owner of more than 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% or 95% of Alcatel’s outstanding share capital or voting rights (including through Alcatel ADSs), or whose holdings subsequently fall below any of these thresholds, must notify both Alcatel and the AMF of the number of shares and Alcatel ADSs that it holds within five trading days from the date the relevant threshold was crossed.
      Furthermore, Alcatel’s articles of association and bylaws provide that:

•	any individual or legal entity which at any time comes to hold a number of shares representing 2% of the total number of shares of the company, or comes to cross any further 1% threshold, or whose holding falls below these thresholds, must, within five trading days from the date it crossed a threshold, notify Alcatel of the total number of shares that it owns; and

•	any individual or legal entity which at any time comes to hold a number of shares representing 3% of the total number of shares of the company, or comes to cross any further 1% threshold, must request the conversion of its shares into registered form within five trading days from the date on which it crossed a threshold. This registration obligation applies to all shares already held by a shareholder, as well as to the shares it may come to hold beyond the threshold;
      Failure to provide timely written notice to Alcatel may, upon petition of one or more shareholders representing 3% or more of Alcatel’s share capital, result in the loss of the voting rights attached to the shares in excess of the relevant threshold.
      French corporate law and the regulations of the AMF impose additional reporting requirements on any person or persons acting alone or in concert who acquire more than 10% or 20% of Alcatel’s share capital or voting rights. Any purchaser exceeding these thresholds must file a statement with Alcatel and the AMF. The notice must specify the acquirer’s intentions for the twelve-month period following the acquisition of its 10% or 20% stake, including whether or not it intends to (a) increase its stake, (b) acquire a controlling interest in Alcatel or (c) seek the election of nominees to Alcatel’s board of directors, and whether it is acting alone or in concert with other shareholders. The statement must be filed within five trading days from the date either of these thresholds was crossed. The statement is published by the AMF. Similar reporting requirements must be complied with if the purchaser’s intentions have changed due to subsequent events.
      Under French law and the regulations of the AMF, any person or persons, acting alone or in concert, who enter into an agreement containing stipulations granting preferential treatment with respect to the sale of shares, voting rights, or otherwise, for shares representing 0.5% or more of Alcatel’s share capital or voting rights, must file such stipulations with the AMF within five trading days from the date of the agreement.
      Moreover, under French law and the regulations of the AMF, and subject to limited exemptions provided for therein, any person or persons, acting alone or in concert, who acquires shares representing more than one-third of Alcatel’s share capital or voting rights must initiate a public tender offer for the balance of Alcatel’s share capital and all other outstanding securities that are convertible into or exchangeable for Alcatel’s share capital or voting rights.
      If a shareholder (including a holder of Alcatel ADSs) fails to comply with these notification requirements, the shareholder will be deprived of voting rights attached to the shares it holds in excess of the relevant threshold. The shareholder will be deprived of its voting rights at all shareholders meetings held until the end of a two-year period following the date on which the shareholder has complied with the notification requirements. Furthermore, any shareholder who fails to comply with these requirements, including the notification requirements of Alcatel’s organizational documents, may have all or part of its voting rights (and not only with respect to the shares in excess of the relevant threshold) suspended for up to five years by court decree at the request of Alcatel’s chairman, any of Alcatel’s shareholders or the AMF. Such shareholder may also be subject to criminal liability.
      In order to allow shareholders to give appropriate notice in accordance with French law and the articles of association and bylaws of the company, Alcatel is required to publish in the BALO, no later than 15 calendar days from its annual ordinary shareholders meeting, information with respect to the total number of votes available as of the date of the meeting. In addition, in the future, Alcatel shall disclose the allocation of available shares and voting rights on a monthly basis if those shares and voting rights have varied since their last disclosure. The means of such disclosure will be specified in a stock exchange regulation which is expected to be enacted in the near future.
Payment of Dividends

Lucent
      Under the Delaware General Corporation Law, dividends may be declared by the board of directors of a corporation. The DGCL generally permits dividends to be paid out of any surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors, which cannot be less than the aggregate par value of all issued shares of capital stock. The DGCL also permits a dividend to be paid out of the net profits of the current or the preceding fiscal year, or both, unless net assets are less than the capital represented by any outstanding preferred shares. Lucent’s certificate of incorporation provides that the holders of Series A Preferred Stock shall be entitled to receive quarterly dividends payable in cash prior to the payment of any cash dividend to holders of common stock. Dividends are paid to the holder of record on the record date of the dividend.

Alcatel
      Under French law, the board of directors is entitled to propose the distribution of dividends at the ordinary shareholders meeting. The holders of a majority of the voting rights present or represented at the meeting must then approve the distribution. The aggregate amount of dividends a company is entitled to distribute for a certain fiscal year may not exceed the amount of so-called distributable amounts (sommes distribuables) for that year. In any fiscal year, the company’s distributable amounts will equal the sum of the following:
      The company’s profits for the fiscal year, less

•	the company’s losses for the fiscal year, less

•	any required contribution to the company’s legal reserve fund under French law, plus

•	any additional profits that the company reported, but did not distribute in its prior fiscal years, less

•	any loss carryforward from prior fiscal years, plus

•	any reserves available for distribution.
      Except in case of a decrease in the share capital, no distribution may be made to shareholders if, as a result of such distribution, the shareholders’ equity would fall below the amount of the share capital increased by those reserves that may not be distributed according to applicable legal provisions or the company’s organizational documents. The methods of payment of dividends are determined by the shareholders at their general meeting.
      If the company has made a profit since the end of the preceding fiscal year, as shown on an interim balance sheet certified by the company’s statutory auditors, the board of directors is entitled, subject to the provisions of the French Commercial Code and other regulations, to distribute interim dividends prior to the approval of the annual accounts by the shareholders. The amount of these interim dividends may not exceed the amount of the so-called “distributable profit” (bénéfice distribuable) resulting from the following formula:

•	the profit of the company for the fiscal year, less

•	the aggregate amount of losses the company may have incurred prior to the last fiscal year, less

•	any required contribution to the company’s legal reserve fund under French law, plus

•	any additional profits the company reported, but did not distribute during the last fiscal year.

      Consistent with past practice, the holders of Alcatel ordinary shares issued between the first day of each fiscal year and the record date for payment of dividends, if any, in that fiscal year are not entitled to such dividends unless otherwise provided in the decision to issue such shares. For all other shares, the dividend is paid at a date determined by the shareholders meeting to holders of Alcatel ordinary shares who held such shares at the close of business on the date preceding the date on which the dividend is to be paid, as determined by the shareholders’ meeting (or at the close of business on the date preceding the date of payment of an interim dividend decided by the board of directors of Alcatel).
Preferential Subscription Rights

Lucent
      Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or for any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The Lucent certificate of incorporation does not provide for pre-emptive rights.

Alcatel
      Under the French Commercial Code, if a corporation issues shares or other securities that carry a right, directly or indirectly, to purchase equity securities issued by the corporation for cash, current shareholders have preferential rights to purchase those securities on a pro rata basis. Those rights entitle the individual or entity that holds them to subscribe in an offering of any securities that may increase the company’s share capital for consideration consisting of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. The rights are listed on Euronext Paris for the same period.
      Preferential subscription rights with respect to any particular offering can be waived upon the affirmative vote of two-thirds of the shareholders present or represented at an extraordinary shareholders meeting. French law requires a company’s board of directors and independent auditors to present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the offering must be completed within the period prescribed by the law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe for the new securities during a limited period of time. Shareholders may also waive their own preferential subscription rights with respect to any particular offering.
Anti-Takeover Provisions

Lucent
      Section 203 of the Delaware General Corporation Law imposes, with some exceptions, a three-year ban on certain transactions and business combinations between a corporation (or its majority-owned subsidiaries) and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof.
      The three-year ban does not apply if:

•	either (1) the proposed business combination or (2) the transaction by which the 15% stockholder became a 15% stockholder is approved by the board of directors of the corporation prior to completion;

•	if the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation, without regard to those shares owned by the corporation’s officers and directors or certain employee stock plans, or

•	if the transaction or business combination is approved by the board of directors of the corporation and, at an annual or special meeting, by the holders of at least 66 2/3 % of the outstanding voting stock of the corporation not owned by the 15% stockholder.

      A corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law. Neither Lucent’s certificate of incorporation nor its bylaws contain this election. Therefore, Lucent is governed by Section 203 of the Delaware General Corporation Law, and the provisions requiring supermajority approval apply to Lucent with respect to business combinations with interested stockholders.

Alcatel
      Under applicable French stock exchange regulations, when an individual or legal entity, acting alone or in concert, comes to hold, directly or indirectly, more than one-third of the shares or voting rights of a listed company, such person or legal entity is required to inform the AMF thereof and make a tender offer for all the capital stock of the company and for all other securities convertible into, or exchangeable or otherwise exercisable for, the capital stock or voting rights of the company. The offer must be on terms and conditions that are acceptable to the AMF and must remain open for 25 trading days.
      The same provisions apply to:

•	any individual or legal entity acting alone or in concert that holds directly or indirectly between one-third and one-half of the shares or voting rights of a company and has increased its interest in the capital or voting rights of such company by more than 2% within less than 12 consecutive months;

•	any individual or legal entity acting alone or in concert that, as a result of a merger or asset contribution, comes to hold more than one-third of a company’s shares or voting rights, where such shares represent an essential part of the assets of the entity absorbed or contributed; or

•	any company holding more than one-third of the share capital or voting rights of a listed company, where such interest constitutes an essential part of the company’s assets and (i) a third party acquires “control” (as defined under the French Commercial Code) of the company; or (ii) a group of persons acting in concert acquires control of the company, unless one or more of those persons already exercised control over the company and remain predominant, and as long as the balance of respective interests is not altered significantly.
      French stock exchange regulations provide that the AMF may grant certain exemptions to the obligation to make a mandatory offer.
      Under French stock market regulations, a shareholder who comes to hold, alone or in concert with others, at least 95% of the voting rights of a listed company may initiate a withdrawal offer (offre publique de retrait) to acquire the shares of the remaining shareholders and, subject to the initiator’s decision at the time of the offer launch, the withdrawal offer may be followed by a mandatory squeeze-out (retrait obligatoire) of the remaining minority shareholders. The majority shareholder may also reserve its right to initiate a squeeze-out until the withdrawal offer has been completed. In the event that a majority shareholder or group of shareholders holds 95% of a company’s voting rights, any minority holder of voting equity securities is entitled to solicit the AMF to request that the majority shareholder or group of shareholders file a withdrawal offer to acquire the minority shares. The consideration paid to minority shareholders in a squeeze-out cannot be inferior to the consideration paid in the preceding withdrawal offer (and may be required to be higher if any event that would have an impact on the value of the company’s securities occurs after the withdrawal offer has been declared receivable by the AMF). Also, it must be appraised by an independent expert.
      French law and Alcatel’s articles of association and bylaws also require notification if a shareholder’s ownership of shares exceeds certain thresholds and provide the loss of voting rights in the event that such timely notice is not provided. See above under “— Disclosure of Interests.” In addition, no shareholder may cast 8% (or 16%, in certain limited circumstances) of the votes attached to the shares present or represented at any shareholder meeting, unless the shareholder holds at least 66 2/3 % of the total number of shares as a result of a public tender offer. See above under “Stockholders Meetings, Voting and Quorum.”
      On March 31, 2006, legislation took effect in France allowing companies to issue warrants that are convertible into shares at a discounted price in response to the receipt of a takeover proposal from certain potential acquirers. Approval by holders of a majority of a company’s outstanding shares is required for adoption of the resolution concerning the issuance of the warrants and the conditions for their use, including the maximum amount of the share capital increase that could result from the warrants being exercised and the maximum number of warrants to be issued.
Stockholder Suits

Lucent
      Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain a derivative suit only if he was a stockholder at the time of the transaction which is the subject of the suit or his stock was transferred to him, her or it by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless the demand would be futile.

Alcatel
      The French Commercial Code allows a shareholder or shareholders, irrespective of the percentage of share capital he owns, or a group of shareholders owning a specified percentage of the share capital who designate one or more among them to represent them, to initiate a derivative lawsuit (action sociale) against one or more directors. The purpose of such lawsuit is to recover the damages that the company incurred as a result of the director’s actions.
Inspection of Books and Records

Lucent
      Under the Delaware General Corporation Law, every stockholder, upon proper written demand stating the purpose, may inspect the corporate books and records as long as the inspection is for a “proper purpose” and during normal business hours. Furthermore, every stockholder of the corporation may make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A “proper purpose” is any purpose reasonably related to the interest of the inspecting person as a stockholder.

Alcatel
      Under the French Commercial Code, shareholders or their proxies may examine a number of corporate records pertaining to the last three fiscal years, including:

•	inventory lists;

•	annual financial statements;

•	consolidated financial statements, if any;

•	reports of the board of directors and the statutory auditors;

•	proposed resolutions;

•	information regarding candidates for the board of directors;

•	the total overall compensation paid to the corporation’s ten highest-paid employees;

•	the total amount of charitable deductions made by the corporation, certified by the statutory auditors;

•	minutes of shareholders meetings;

•	attendance sheets of shareholders meetings;

•	a list of transactions with related parties;

•	report on employment-related matters (bilan social); and

•	a list of the corporation’s directors and statutory auditors.
      Shareholders may consult the documents listed above at any time at the company’s registered office. Shareholders are also entitled to make one copy of the documents available for examination with the exception of inventory lists.
      Shareholders have special inspection rights before a shareholders meeting. They can request additional information, including:

•	the agenda for the meeting;

•	a table showing the results of operations for the last five years;

•	summary of the company’s financial situation over the last fiscal year;

•	the proposed resolutions to be presented at the meeting;

•	a proxy card and a form for voting by mail; and

•	a form for requesting documents at later meetings.
      Between the date of publication of the meeting notice and the date of the meeting shareholders or their proxies may inspect, at the company’s registered office, any of the above documents, as well as a list of the company’s shareholders, which must be finalized by the company 15 calendar days before the meeting.
Reporting Requirements

Lucent
      As a U.S. reporting company, Lucent must file with the SEC, among other reports and notices:

•	an annual report on Form 10-K within 60 days after the end of each fiscal year;

•	quarterly reports on Form 10-Q within 40 days after the end of each of the first three quarters of the fiscal year; and

•	current reports on Form 8-K upon the occurrence of specified corporate events.
      In addition to the foregoing, federal securities laws require Lucent to mail the following documents to its stockholders in advance of each annual meeting:

•	an annual report containing audited financial statements; and

•	a proxy statement that complies with the requirements of the Exchange Act.

Alcatel
      As a French société anonyme, Alcatel is required to file the following documents with the Paris Commercial Court within one month from the annual ordinary shareholders meeting:

•	annual financial statements;

•	management report;

•	report of the statutory auditors on the annual financial statements;

•	the proposed allocation of the results submitted to the shareholders; and

•	the resolution on the allocation of the company’s results approved by the shareholders.

      As a French société anonyme and the parent company of a group, Alcatel is required to file the following documents with the Paris Commercial Court within one month from its annual ordinary shareholders meeting:

•	consolidated financial statements;

•	group management report; and

•	report of the statutory auditors on the consolidated financial statements.
      As a company listed on a regulated market, Alcatel is also required to:

•	attach to its annual financial statements an inventory of the securities listed in the corporate portfolio as of the close of the fiscal year;

•	publish annually in the BALO, within four months from the end of the fiscal year and at least 15 days prior to the annual ordinary shareholders meeting, the following documents:

•	annual financial statements;

•	the proposed allocation of results, in table format required pursuant to the French general accounting principles; and

•	consolidated financial statements;
with a clear statement, on the face thereof, that those documents have not been reviewed by the company’s statutory auditors;

•	publish, within 45 days from the annual ordinary shareholders meeting, a separate BALO entry of the following documents:

•	approved annual financial statements;

•	the decision of the allocation of the result; and

•	consolidated accounts reviewed by the statutory auditors;

•	publish, within four months from the end of the first semester, a table of activity and results and a report on the semester’s activity; and

•	publish, within 45 days from the end of each quarter, a breakdown per branch of activity of its quarterly turnover and, if applicable, its turnover for previous quarters, a comparison of those figures with the figures of the previous fiscal year, as well a consolidated statement of its net turnover.
      As a foreign private issuer in the United States, Alcatel is required to file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year. Furthermore, Alcatel must furnish reports on Form 6-K with respect to any material information which is required to be publicly disclosed in France or filed with Euronext Paris SA, or regarding information distributed or required to be distributed by Alcatel to its shareholders.

ADDITIONAL INFORMATION
Stockholder Proposals
      The 2007 annual meeting of Lucent stockholders will not be held if the merger is completed. Therefore, Lucent reserves the right to postpone or cancel its 2007 annual meeting. If the 2007 annual meeting is held, Lucent stockholders may submit proposals on matters appropriate for stockholder action at meetings of Lucent’s stockholders in accordance with Rule 14a-8 under the Exchange Act. If a Lucent stockholder wants Lucent to include such a proposal in its proxy statement for presentation at its 2007 annual meeting of stockholders, the proposal must be received by Lucent’s Corporate Secretary, at 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974, no later than September 5, 2006, and all applicable requirements of Rule 14a-8 must be satisfied. If the stockholder submitting the proposal is not the holder of record, the stockholder will need to submit to Lucent proof of ownership for at least one year. This can generally be obtained from the broker or other nominee holding the shares. Lucent is not required to include any proposal received after September 5, 2006 in its proxy materials for the 2007 annual meeting.
      A stockholder may also nominate directors or have other business brought before the 2007 annual meeting by submitting the nomination or proposal to Lucent on or after October 5, 2006, and on or before November 4, 2006, in accordance with Section 2.7 of Lucent’s bylaws. The nomination or proposal must be delivered to Lucent’s Corporate Secretary, 600 Mountain Avenue, Room 3C-536, Murray Hill, New Jersey 07974, and meet all the requirements of Lucent’s bylaws.
Legal Matters
      The legality of the Alcatel ordinary shares offered by this proxy statement/ prospectus will be passed upon for Alcatel by Mr. Pascal Durand-Barthez, general counsel to Alcatel. Mr. Durand-Barthez is regularly employed by Alcatel, owns Alcatel ordinary shares and holds options to purchase additional Alcatel ordinary shares.
Experts
      The consolidated financial statements of Alcatel and its subsidiaries as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, which have been incorporated into this proxy statement/ prospectus by reference to Alcatel’s 2005 Form 20-F, have been audited by Deloitte & Associés (Neuilly-sur-Seine, France), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The audited historical financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in Exhibit 99.1 of Lucent’s current report on Form 8-K dated May 5, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where You Can Find More Information
      Alcatel and Lucent file reports and other information with the SEC. You may read and copy these reports, statements or other information filed by either Alcatel or Lucent at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC filings of Alcatel and Lucent are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.
      Alcatel has filed a registration statement on Form F-4 to register with the SEC the Alcatel ordinary shares underlying the Alcatel ADSs to be issued to Lucent stockholders in the merger. This proxy statement/ prospectus forms a part of that registration statement and constitutes a prospectus of Alcatel, in addition to being a proxy statement of Lucent for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Alcatel and Lucent. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
      The SEC allows Alcatel and Lucent to “incorporate by reference” information into this proxy statement/ prospectus. This means that Alcatel and Lucent can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/ prospectus, except for any information that is superseded by information that is included directly in this proxy statement/ prospectus or incorporated by reference subsequent to the date of this proxy statement/ prospectus. Neither Alcatel nor Lucent incorporate the contents of their websites into this proxy statement/ prospectus.
      This proxy statement/ prospectus incorporates by reference the documents listed below that Alcatel and Lucent have previously filed with or furnished to the SEC. They contain important information about Alcatel and Lucent and the financial condition of each company.

Alcatel SEC Filings (File No. 001-11130)	Period and/or Date Filed or Date Furnished

Annual Report on Form 20-F	Fiscal year ended December 31, 2005, filed on March 31, 2006
Reports on Form 6-K	Furnished on April 3, 2006 and April 6, 2006

Lucent SEC Filings (File No. 001-11639)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended September 30, 2005, filed on December 14, 2005
Quarterly Report on Form 10-Q	Quarterly period ended December 31, 2005, filed on February 8, 2006
Current Reports on Form 8-K	Filed on: December 22, 2005 (under Item 1.01 only); January 13, 2006 (under Item 5.02 only); January 20, 2006; February 28, 2006; March 27, 2006; April 3, 2006; and May 5, 2006
Proxy Statement on Schedule 14A for Lucent’s 2006 Annual Meeting of Shareowners	Filed on January 3, 2006
      In addition, Alcatel and Lucent incorporate by reference additional documents that they may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus and the date of the Lucent special meeting. These documents include periodic reports, such as annual reports on Form 20-F or on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 6-K or Form 8-K.
      Alcatel and Lucent also incorporate by reference the merger agreement attached to this proxy statement/ prospectus as Annex A, and the English translation of Alcatel’s articles of association and bylaws (giving effect to the proposed amendments to be voted on by Alcatel shareholders) attached to this proxy statement prospectus as Annex B.
      Alcatel has supplied all information contained in or incorporated by reference into this proxy statement/ prospectus relating to Alcatel and Merger Sub, and Lucent has supplied all information contained in this proxy statement/ prospectus relating to Lucent.
      You can obtain any of the documents that Alcatel and Lucent have filed with the SEC through Alcatel or Lucent, as the case may be, or from the SEC through the SEC’s website at http://www.sec.gov. These documents are available from Alcatel and Lucent without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/ prospectus.

Alcatel shareholders and Lucent stockholders may request a copy of such documents by contacting the applicable department at:

Alcatel	Lucent Technologies Inc.
54, rue La Boétie	600 Mountain Avenue
75008 Paris, France	Murray Hill, New Jersey 07974
Attention: Investor Relations	Attention: Investor Relations
      In order for you to receive timely delivery of the documents in advance of the Lucent special meetings, Alcatel or Lucent, as applicable, should receive your request no later than [ •  ], 2006.
      Alcatel and Lucent have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that have been incorporated into this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained in this proxy statement/ prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of
April 2, 2006
by and among
LUCENT TECHNOLOGIES INC.
ALCATEL
and
AURA MERGER SUB, INC.

A-i

A-ii

A-iii

INDEX

Page

1933 Act	7
ADS	3
Affected Employees	46
Agreement	1
Alcatel	1
Alcatel Acquisition Proposal	48
Alcatel Balance Sheet	29
Alcatel Balance Sheet Date	29
Alcatel CEO	9
Alcatel Change in Recommendation	45
Alcatel Circular	29
Alcatel Disclosure Letter	26
Alcatel Employee Plan	32
Alcatel Initial Fee	63
Alcatel Necessary Corporate Documents	45
Alcatel Ordinary Share	3
Alcatel SEC Documents	28
Alcatel Securities	27
Alcatel Shareholder Approval	25
Alcatel Shareholder Meeting	45
Alcatel Stock Option Plans	27
Alcatel Subsidiary Securities	28
Alcatel Superior Proposal	48
Alcatel Termination Fee	63
Alcatel Vendor Financing	35
AMF	12
Appropriate Assets	10
Book-Entry Shares	4
Certificates	3
CFIUS	55
Cleanup	21
Closing	2
Closing Date	2
Code	1
Common Shares Trust	8
Confidentiality Agreement	52
Delaware Law	1
Depository	3
Detriment	56
EC Merger Regulation	12
Effective Time	2
End Date	58
Environmental Claim	22
Environmental Laws	22
ERISA	19
Excess Shares	7
Exchange Act	12
Exchange Agent	3
Exchange Ratio	2
Exon-Florio Act	12
Filed Alcatel SEC Documents	24
Filed Lucent SEC Documents	10
Form F-4	29
Form F-6	29
Hazardous Materials	22
HSR Act	12
IFRS	29
Indemnitees	44
Intellectual Property	22
Lien	12
Lucent	1
Lucent Acquisition Proposal	40
Lucent Balance Sheet	16
Lucent Balance Sheet Date	16
Lucent CEO	9
Lucent Change in Recommendation	39
Lucent Convertible Debt	7
Lucent Disclosure Letter	6
Lucent Employee Plan	19
Lucent Initial Fee	62
Lucent Proxy Statement	16
Lucent SEC Documents	15
Lucent Securities	13
Lucent Stock Option	5
Lucent Stock Option Plans	5
Lucent Stock-Based Account	6
Lucent Stockholder Approval	11
Lucent Stockholder Meeting	38
Lucent Subsidiary Securities	14
Lucent Superior Proposal	40
Lucent Termination Fee	62
Lucent Vendor Financing	24
Lucent Warrants	6
Major Pension Plans	57

A-iv

Page

Material Adverse Effect	11
Merger	1
Merger Consideration	3
Merger Subsidiary	1
Multiemployer Plans	19
New Alcatel By-Laws	9
NYSE	7
Person	3
Plan Asset Measurement Date	57
Plan Assets	57
Qualifying Amendment	51
Release	22
Rule 145	8
Sarbanes-Oxley Act	15
SEC	7
Shares	2
Subsidiary	3
Surviving Corporation	1
Tax Returns	19
Taxes	18
Trade Secrets	23
Transition Committee	52
US GAAP	15
Warrant Agreement	6

A-v

EXHIBITS
      Exhibit A — Amended and Restated Articles of Association and By-laws of Alcatel (statuts)
      Exhibit B — Amended and Restated Board Rules of Alcatel (Règlements intérieurs)
      Exhibit C — Certificate of Incorporation and Bylaws of Surviving Company
      Exhibit D — Form of Affiliate Letter

A-vi

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 2, 2006, by and among Lucent Technologies, Inc., a Delaware corporation (“Lucent”), Alcatel, a société anonyme organized under the laws of the Republic of France (“Alcatel”), and Aura Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Alcatel (“Merger Subsidiary”).
W I T N E S S E T H:
      WHEREAS, the respective Boards of Directors of Merger Subsidiary and Lucent have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into Lucent on the terms and conditions set forth herein, and the Board of Directors of Lucent has determined to recommend the Merger to the stockholders of Lucent;
      WHEREAS, the Board of Directors of Alcatel has approved this Agreement, and deems it in the best interest of Alcatel to consummate the merger of Merger Subsidiary with and into Lucent on the terms and conditions set forth herein and has determined to recommend the Merger to the shareholders of Alcatel; and
      WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify (i) as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 368 of the Code.
      NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
The Merger
      Section 1.01     The Merger. (a) At the Effective Time (as defined in Section 1.01(b)), upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary shall be merged (the “Merger”) with and into Lucent in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), whereupon the separate existence of Merger Subsidiary shall cease, and Lucent shall be the surviving corporation in the Merger (the “Surviving Corporation”).
      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Lucent and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the “Effective Time”).
      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, obligations and duties of Lucent and Merger Subsidiary, all as provided under Section 259 of Delaware Law.
      (d) The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled by actions taken at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other place and time or on such other date as Lucent and Alcatel may agree in writing (the “Closing Date”).

      Section 1.02     Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of any holder of capital stock thereof:

(i) each share of Common Stock, par value $0.01 per share, of Lucent (the “Shares”) held by Lucent as treasury stock or held by Alcatel or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive 0.1952 (the “Exchange Ratio”) of an ADS (as defined below).
      (b) All ADSs issued as provided in this Section 1.02 shall be of the same class and shall have the same terms as the currently outstanding ADSs. The Alcatel Ordinary Shares underlying the ADSs that are issued in connection with the Merger shall be of the same class and shall have the same terms as the currently outstanding Alcatel Ordinary Shares with all rights attached or accrued to them to any distribution occurring after the Closing Date (including without limitation, interim dividends or distributions out of retained earnings or issuance or merger premium). Alcatel or Lucent shall, following the Closing, except as provided in Section 1.03(c), pay all stamp duties, if any, imposed in connection with the issuance or creation of the ADSs (and the underlying Alcatel Ordinary Shares) in connection with the Merger.
      (c) From and after the Effective Time, each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except, in the case of holders of Shares converted in accordance with Section 1.02(a)(iii), the right to receive the Merger Consideration (as defined below) and any dividends payable pursuant to Section 1.03(f), in each case without interest thereon. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).
      (d) The ADSs to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional ADSs as specified below) is referred to herein as the “Merger Consideration.”
      (e) In accordance with Section 262 of Delaware Law, no appraisal rights shall be available to the holders of Shares in connection with the Merger.
      (f) For purposes of this Agreement:

“ADS” means an American Depository Share of Alcatel representing one (1) Alcatel Ordinary Share.

“Alcatel Ordinary Share” means an ordinary share, nominal value € 2.00 per share, of Alcatel.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the capital securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors (or comparable governing body or person), is directly owned or controlled by such first Person or by any one or more of its Subsidiaries.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
      Section 1.03     Surrender and Payment. (a) Prior to the Effective Time, Alcatel shall appoint The Bank of New York or an agent mutually agreed by Alcatel and Lucent (the “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to Alcatel and Lucent for the purpose of exchanging certificates representing Shares (the “Certificates”) for the Merger Consideration and any dividends payable pursuant to Section 1.03(f). At the Effective Time, Alcatel shall: (i) deposit, or cause to be deposited, with Société Générale, as custodian and agent of The Bank of New York, as depositary for the ADSs, or any successor depositary thereto (the “Depository”), a number of Alcatel Ordinary Shares equal to the aggregate number of ADSs to be issued as Merger Consideration; and (ii) deposit, or cause to be deposited, with the Exchange Agent the receipts representing such aggregate number of ADSs, in each of cases (i) and (ii), for the benefit of the holders of Shares which are converted into the right to receive ADSs pursuant to Section 1.02(a)(iii) of this Agreement. To the extent required, Alcatel shall cause the Exchange Agent to requisition from the Depository, from time to time, such number of ADSs as are issuable in respect of Shares to be properly delivered to the Exchange Agent. Promptly after the Effective Time, Alcatel will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Lucent and Alcatel may reasonably agree, for use in effecting delivery of Shares to the Exchange Agent. Following the Effective Time, Alcatel agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 1.03(f). At and after the Effective Time, Alcatel will take all actions necessary to cause the delivery of Alcatel Ordinary Shares or ADSs, as applicable upon the exercise or conversion at or after the Effective Time of any option referred to in Section 1.04, any Lucent Warrant, any Lucent Stock-Based Account or Lucent Convertible Debt.
      (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate representing Shares (or effective affidavits of loss in lieu thereof in accordance with the procedures set forth in Section 1.08) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of such Shares (including cash payable in lieu of fractional shares pursuant to Section 1.06), and any dividends payable pursuant to Section 1.03(f). Until a Certificate is so surrendered, such Certificate shall, after the Effective Time, only represent the right to receive such Merger Consideration and any dividends payable pursuant to Section 1.03(f) (in each case without interest thereon).
      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Alcatel or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, and any dividends payable pursuant to Section 1.03(f), in accordance with the provisions of this Article I. In no event shall any interest be payable with respect to the Merger Consideration or any such dividends.
      (e) Any portion of the Merger Consideration, or dividends payable pursuant to Section 1.03(f), made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Alcatel, upon demand, and any such holder who has not exchanged his Shares for Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Alcatel for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Alcatel shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity)

shall, to the extent permitted by applicable law, become the property of Alcatel free and clear of any Liens (as defined in Section 3.04), claims or interest of any Person previously entitled thereto.
      (f) No dividends or other distributions with respect to ADSs (or the underlying Alcatel Ordinary Shares) issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 1.03. Subject to applicable law, following such surrender, there shall be paid, without interest, to the record holder of the ADSs issued in exchange for such Certificates or Book-Entry Shares (i) at the time of such surrender, all dividends and other distributions payable in respect of such ADSs with a record date after the Effective Time and a payment date on or prior to the date of such surrender and which were not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such ADSs with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of ADSs, all ADSs to be issued pursuant to the Merger (excluding ADSs (and underlying Alcatel Ordinary Shares) issuable upon exercise of options which are issued pursuant to Section 1.04 unless such options are actually exercised prior to the Effective Time, or upon exercise of Lucent Warrants, Lucent Stock-Based Awards or Lucent Convertible Debt) shall be entitled to dividends pursuant to the immediately preceding sentence as if such ADSs were issued and outstanding as of the Effective Time.
      Section 1.04     Stock Options and Other Stock-Based Awards. (a) Except as otherwise mutually agreed by Alcatel and Lucent, at the Effective Time, each outstanding option to purchase Shares (a “Lucent Stock Option”) granted under Lucent’s compensation or benefit plans or agreements pursuant to which Shares may be issued (collectively, the “Lucent Stock Option Plans”) (excluding any option granted under the Lucent 2001 Employee Stock Purchase Plan (the “ESPP”)), whether vested or not vested, shall be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Alcatel Ordinary Shares determined by multiplying (x) the number of Shares subject to such Lucent Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per Alcatel Ordinary Shares expressed in Euros equal to the product of (A) the quotient of (x) the U.S. dollar exercise price per Share otherwise purchasable pursuant to such Lucent Stock Option, divided by (y) the Exchange Ratio, multiplied by (B) the Euro Exchange Rate, rounding the resulting exercise price up to the nearest euro cent. The “Euro Exchange Rate” shall equal the Noon Buying Rate for euros as announced by the Federal Reserve Bank of New York for the Closing Date, which for the avoidance of doubt shall be computed as euros per one U.S. dollar. In addition, prior to the Effective Time (but effective as of the Effective Time), Lucent will make any amendments to the terms of Lucent Stock Option Plans that are necessary to give effect to the transactions contemplated by this Section. Lucent has identified in Section 1.04(a) of the separate disclosure letter delivered by Lucent to Alcatel dated as of the date of this Agreement (the “Lucent Disclosure Letter”) each of the Lucent Stock Option Plans. Lucent has not taken, and shall not take, any action causing any option holder to have the right to receive a “change in control cash-out” described in Section 11(b) of the Lucent 2003 Long Term Incentive Program, Section 10(b) of the Lucent 2000 Stock Option Plan or any similar provision of any other Lucent Stock Option Plan. The rights to exercise for Alcatel Ordinary Shares into which the Lucent Stock Options will be converted will have exercise features (including without limitation net cashless exercise features) comparable to those provided generally to holders of Alcatel stock options employed in the same jurisdiction.
      (b) At the Effective Time, each award (“Lucent Stock-Based Account”) that has been established under any employee incentive or benefit plan, program or arrangement or under any non-employee director plan maintained by Lucent on or prior to the date of this Agreement which provides for equity-based awards shall be amended or converted into an award with respect to Alcatel Ordinary Shares for individuals domiciled outside the United States and denominated in ADSs with respect to individuals domiciled in the United States, with the number of ADSs or Alcatel Ordinary Shares in each case determined by multiplying (x) the number of Shares subject to such Lucent Stock-Based Account immediately prior to the Effective Time by (y) the Exchange Ratio. The other terms and conditions of Lucent Stock-Based Accounts, and the plans or agreements under which they were established, shall continue to apply in accordance with their terms and conditions. Lucent represents that all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Lucent Stock-Based Accounts have been established are disclosed in Section 1.04(c) of the Lucent Disclosure Letter.
      (c) Pursuant to Section 11(c)(2) of the ESPP, Lucent shall make reasonable efforts to provide that no later than the earlier of (x) the Closing Date and (y) the final date of the first six-month ESPP cycle to commence following the date hereof (such earlier date, the “ESPP Termination Date”), all then-outstanding Options (as defined in the ESPP) shall be exercised, and that no Options shall be granted on or following the ESPP Termination Date.
      (d) Alcatel shall take all corporate action necessary to, and shall, make available for issuance or delivery such number of Alcatel Ordinary Shares and ADSs that may be issued or delivered on and after the Effective Time (i) pursuant to the terms set forth in this Section 1.04, (ii) in respect of the warrants of Lucent (“Lucent Warrants”) outstanding as of immediately prior to the Effective Time issued pursuant to the warrant agreement, dated as of December 10, 2004 (the “Warrant Agreement”), between Lucent and The Bank of New York, as warrant agent, (iii) in respect of the debentures, notes and securities outstanding as of immediately prior to the Effective Time issued pursuant to (1) the Indenture, dated as of March 19, 2002, by and between Lucent and The Bank of New York, as trustee, for the 7.75% Convertible Subordinated Debentures of Lucent, due 2017, (2) the Indenture, dated as of June 4, 2003, by and between Lucent and The Bank of New York, as trustee, as supplemented by the First Supplemental Denture, dated as of June 4, 2003, by and between Lucent and The Bank of New York, as trustee, for the 2 3/4% Series A Convertible Senior Debentures due 2023 and for the 2 3/4% Series B Convertible Senior Debentures of Lucent due 2025 and (3) the Indenture, dated as of November 24, 2003, by and between Lucent and The Bank of New York, as Trustee, for the 8.00% Convertible Subordinated Debentures of Lucent Due 2031 (collectively, the “Lucent Convertible Debt”).
      (e) At the Effective Time, Alcatel shall file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the “1933 Act”), with respect to the ADSs (and, if required, the underlying Alcatel Ordinary Shares), subject to options and other equity-based awards issued pursuant to this Section 1.04, and subject to Lucent Warrants, Lucent Stock-Based Accounts and Lucent Convertible Debt, and for purposes of satisfying 401(k) plan obligations, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such options or other equity-based awards, Lucent Warrants, Lucent Stock-Based Accounts or Lucent Convertible Debt remain outstanding.
      (f) The parties will make good faith efforts to make any equitable adjustments necessary to ensure that the conversions of Lucent Stock Options and Lucent Stock-Based Accounts contemplated by this Section 1.04 comply with Section 409A of the Code.
      Section 1.05     Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Alcatel or Lucent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement. Nothing in this Section 1.05 shall be construed to permit Alcatel to take any action that is otherwise prohibited or restricted by any other provision of this Agreement. Prior to the Effective Time, Alcatel shall not take any action, including amending the deposit agreement between Alcatel and Depositary that would cause each ADS to represent more or less than one Alcatel Ordinary Share.
      Section 1.06     Fractional Shares. (a) No fractional ADSs shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional ADS will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.06, a cash payment in lieu of such fractional ADS representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of ADSs delivered to the Exchange Agent by Alcatel pursuant to Section 1.03(a) over the aggregate number of whole ADSs to be distributed to the holders of Certificates pursuant to Section 1.03(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of cash consideration in lieu of issuing fractional ADSs was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional ADSs. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares shall sell the Excess Shares at then-prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in the following paragraph.
      (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional ADSs, shall be executed on the NYSE through one or more member organizations of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Alcatel. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional ADS interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional ADS interests to which all holders of Shares would otherwise be entitled.
      (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional ADSs, the Exchange Agent shall make available such amounts to such holders of Shares (without interest thereon).
      Section 1.07     Withholding Rights. Each of the Surviving Corporation and Alcatel shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Alcatel, as the case may be, such withheld amounts shall be treated for all purposes under this Agreement and otherwise as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Alcatel, as the case may be.
      Section 1.08     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article.
      Section 1.09     Shares Held by Lucent Affiliates. Anything to the contrary herein notwithstanding, any ADSs and, upon exchange therefor, the underlying Alcatel Ordinary Shares (and, in either case, any receipts, certificates or evidences of Book-Entry Shares therefor) issued to “affiliates” (as such term is used in Rule 145 promulgated under the 1933 Act (“Rule 145”)) of Lucent pursuant to Section 1.03, shall be subject to the restrictions described in Rule 145.
ARTICLE II
Certain Governance Matters
      Section 2.01     Corporate Name and Executive Offices. (a) Promptly following the Effective Time, Alcatel’s name shall be changed to a name mutually agreed by the parties prior to the Effective Time, which name shall not be solely “Alcatel” or “Lucent.” In connection with the name change, Alcatel and Lucent shall mutually agree on a stock trading symbol prior to the Effective Time.

      (b) As of and after the Merger, (i) the executive offices of Alcatel shall be located in Paris, France, and (ii) the offices of the business of Lucent currently known as “Bell Laboratories” (which shall be the Global Research and Development headquarters of Alcatel) and the U.S. operating headquarters of Alcatel shall be located in the State of New Jersey, USA.
      Section 2.02     Alcatel Board of Directors and Management. (a) At the meeting of Alcatel’s shareholders to obtain the Alcatel Shareholder Approval (as defined in Section 4.02(a)), Alcatel’s Board of Directors shall nominate fourteen (14) individuals for election to the Board of Directors of Alcatel effective as of, and conditioned upon, the occurrence of the Effective Time. Such nominees (the “Board Designees”) shall be comprised of: (i) five persons designated by Alcatel from Alcatel’s current Board of Directors, (ii) five persons designated by Lucent from Lucent’s current Board of Directors, (iii) the Chief Executive Officer of Alcatel as of the date of this Agreement (the “Alcatel CEO”) and the Chief Executive Officer of Lucent as of the date of this Agreement (the “Lucent CEO”), and (iv) two persons who qualify as independent directors of Alcatel’s Board of Directors mutually agreed upon by Alcatel and Lucent, consistent with Schedule 2.02(a) of the Lucent Disclosure Letter. Each nominee elected to the Board of Directors in such meeting of Alcatel’s shareholders shall be elected for a term of four years.
      (b) Alcatel’s Board of Directors shall cause the Lucent CEO to be appointed as Chief Executive Officer of Alcatel, and cause the Alcatel CEO to be appointed as the non-executive Chairman of the Board of Directors of Alcatel, in each case, effective as of the Effective Time. In the event that the Lucent CEO is unwilling or unable to serve as the Chief Executive Officer of Alcatel as of the Effective Time, the Board of Directors of Alcatel (constituted pursuant to Section 2.02(a)) shall appoint a Chief Executive Officer of Alcatel in accordance with the articles of association and by-laws (statuts) of Alcatel as in effect as of the Effective Time. In the event that the Alcatel CEO is unwilling or unable to serve as the non-executive Chairman of the Board of Directors of Alcatel as of the Effective Time, the Board of Directors of Alcatel (constituted pursuant to Section 2.02(a)) shall appoint a non-executive Chairman of the Board of Directors of Alcatel in accordance with the articles of association and by-laws (statuts) of Alcatel as in effect as of the Effective Time.
      Section 2.03     Articles of Association and By-laws of Alcatel. The articles of association and by-laws of Alcatel (statuts) in effect immediately prior to the Effective Time shall be amended so that as of the Effective Time, the articles of association and by-laws of Alcatel (statuts) shall read in their entirety as set forth in Exhibit A hereto (the “New Alcatel By-Laws”).
      Section 2.04     Board Rules of Alcatel. The Board Rules (Règlements intérieurs)of Alcatel in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit B hereto, effective as of the Effective Time.
      Section 2.05     Certificate of Incorporation of the Surviving Corporation. Subject to Section 6.03, the certificate of incorporation of Lucent in effect immediately prior to the Effective Time, as amended and restated in its entirety to read as set forth in Exhibit C hereto, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.
      Section 2.06     By-laws of the Surviving Corporation. Subject to Section 6.03, the by-laws of Merger Subsidiary in effect immediately prior to the Effective Time, as set forth in Exhibit C hereto, shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.
      Section 2.07     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Surviving Corporation shall be mutually selected by Alcatel and Lucent.
      Section 2.08     Governance of Bell Laboratories and Certain Government Contracts. Alcatel, Lucent, the entity holding certain appropriate assets (including certain government contracts consistent with Section 2.08 of the Lucent Disclosure Letter), (the “Appropriate Assets”) and any intermediate entities shall enter into the appropriate form of agreement, effective as of the Effective Time and mutually acceptable to the parties acting in accordance with Section 7.01, with respect to the Appropriate Assets, pursuant to which the sole equityholder of the entity holding the Appropriate Assets shall provide three special directors (which special directors shall be citizens and residents of the United States eligible to obtain personnel security clearance from the U.S. Department of Defense) with certain governance rights over the entity holding the Appropriate Assets to ensure the independence of such entity from its parent entities and to protect the confidentiality of classified information.
ARTICLE III
Representations and Warranties of Lucent
      Except as set forth in any Lucent SEC Document (as defined in Section 3.07(a)), filed and publicly available prior to the date of this Agreement (the “Filed Lucent SEC Documents”), excluding any disclosure in such Filed Lucent SEC Document set forth in any risk factor section and in any section relating to forward-looking statements, and except as set forth in the Lucent Disclosure Letter (subject to Section 10.11(b)), Lucent represents and warrants to Alcatel that:
      Section 3.01     Corporate Existence and Power. Lucent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Lucent has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Lucent. Lucent is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. For purposes of this Agreement, a “Material Adverse Effect” with respect to any Person means any events, facts, changes or circumstances which are, have resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, or annual results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent arising or resulting from, or caused by any of the following, in which case, they shall be excluded from consideration: (i) any changes or developments in United States, European or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the financial or securities markets in the United States, Europe or elsewhere in the world, (ii) any changes or developments involving the communications systems, software and products industries in general and not materially disproportionately affecting such Person (and its Subsidiaries) relative to other participants in such industries generally, (iii) any changes in applicable law, US GAAP (as herein defined), IFRS (as herein defined) or other accounting standards, (iv) any changes or developments directly resulting from the execution, delivery, existence of, or compliance with, this Agreement or announcement of the transactions contemplated hereby (provided that the exception in this clause (iv) shall not apply to the representations and warranties contained in Section 3.04 or 4.04 to the extent that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.04 or 4.04). Lucent has heretofore made available to Alcatel true and complete copies of Lucent’s certificate of incorporation and by-laws as currently in effect.
      Section 3.02     Corporate Authorization. (a) The execution, delivery and performance by Lucent of this Agreement and the consummation by Lucent of the transactions contemplated hereby are within Lucent’s corporate powers and, except for the Lucent Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Lucent and, assuming that this Agreement constitutes the valid and binding agreement of each of Alcatel and Merger Subsidiary, constitutes a valid and binding agreement of Lucent enforceable against Lucent in accordance with its terms.
      (b) Lucent’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Lucent’s stockholders, (ii) duly and validly approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved (subject to Section 5.02) to recommend to its stockholders the adoption of this Agreement.
      (c) The affirmative vote of the holders of a majority of the Shares outstanding on the record date (the “Lucent Stockholder Approval”) set for the Lucent Stockholder Meeting (as defined in Section 5.02) to adopt this Agreement is the only vote of the holders of any class or series of Lucent’s capital stock necessary under applicable law to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.
      Section 3.03     Governmental Authorization. The execution, delivery and performance by Lucent of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by Lucent require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), (d) compliance with any applicable requirements of any other foreign antitrust laws or regulations, (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (f) compliance with any applicable requirements of the 1933 Act, (g) compliance with French securities regulatory requirements, including of the Autorité des Marchés Financiers (the “AMF”), (h) compliance with any applicable requirements of the Exon-Florio Amendment to the Defense Protection Act of 1998 (the “Exon-Florio Act”) and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.
      Section 3.04     Non-Contravention. Except as set forth on Section 3.04 of the Lucent Disclosure Letter, the execution, delivery and performance by Lucent of this Agreement and the consummation by Lucent of the transactions contemplated hereby do not and will not (a) assuming receipt of the Lucent Stockholder Approval, contravene or conflict with the certificate of incorporation or by-laws or equivalent organizational documents of Lucent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Lucent or any of its Subsidiaries, (c) constitute a violation of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Lucent or any of its Subsidiaries or to a loss of any benefit to which Lucent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Lucent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Lucent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Lucent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. For purposes of this Agreement, the term “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance, (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Alcatel Balance Sheet (as defined in Section 4.08) or Lucent Balance Sheet (as defined in Section 3.08), as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business. Except as disclosed in Section 3.04 of the Lucent Disclosure Letter, neither Lucent nor any Subsidiary of Lucent is a party to any agreement that expressly limits the ability of Lucent or any Subsidiary of Lucent, or would limit Alcatel or any Subsidiary of Alcatel after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Lucent and its Subsidiaries, taken as a whole, or, following the Effective Time, to Alcatel and its Subsidiaries, taken as a whole.
      Section 3.05     Capitalization of Lucent. The authorized capital stock of Lucent consists of 10,000,000,000 Shares and 250,000,000 shares of preferred stock, par value $1.00 per share (of which

25,000,000 shares are designated as Series A Junior Participating Preferred Stock). As of the close of business on February 28, 2006, (i) there were 4,470,843,920 Shares issued and outstanding, and (ii) there were no shares of preferred stock of Lucent issued and outstanding. As of the close of business on February 28, 2006, (i) there were 375,904,163 Shares issuable assuming that all options outstanding as of such date issued under the Lucent Stock Option Plans were exercisable as of such date (of which options to purchase an aggregate of 282,901,542 Shares were exercisable as of such date), (ii) there were Lucent Stock-Based Accounts with respect to (a) 25,172,796 full stock units for employees and (b) 236,232 non-employee director Shares (including deferred Share grants to non-employee directors); (iii) there were 816,454,426 Shares issuable assuming the conversion of all of the outstanding Lucent Convertible Debt as of such date and (iv) there were 199,372,885 Shares issuable assuming that all of the Lucent Warrants outstanding as of such date were converted into Shares as of such date. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.05 and except for changes since the close of business on February 28, 2006 resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted as permitted by Section 5.01, there are outstanding (a) no shares of capital stock or other voting securities of Lucent, (b) no securities of Lucent convertible into or exchangeable for shares of capital stock or voting securities of Lucent, and (c) no options, warrants or other rights to acquire from Lucent, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Lucent, obligating Lucent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Lucent or obligating Lucent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to in this Agreement collectively as the “Lucent Securities”). There are no outstanding obligations of Lucent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Lucent Securities.
      Section 3.06     Subsidiaries. (a) Each Subsidiary of Lucent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (to the extent such concepts exist in such jurisdictions), has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. Each Subsidiary of Lucent is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.
      (b) Except for Liens in respect of the Collateral Agreements as provided therein and except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Lucent are owned by Lucent, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, there are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Lucent or (ii) options, warrants, preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Lucent, obligating Lucent or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Lucent or obligating Lucent or any Subsidiary of Lucent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (i) and (ii) of this sentence being referred to in this Agreement collectively as the “Lucent Subsidiary Securities”). Except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, there are no outstanding obligations of Lucent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Lucent Subsidiary Securities. No non-wholly owned Subsidiary of Lucent owns any Shares.

      For purposes of this Agreement, the term “Collateral Agreements” means (i) the Amended and Restated Letter of Credit Issuance and Reimbursement Agreement among Lucent Technologies Inc. and several banks and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of October 1, 2004, as amended; (ii) the Amended and Restated External Sharing Debt Agreement among Lucent Technologies Inc., several banks and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of October 1, 2004, as amended; (iii) the First Amendment, dated as of April 8, 2005, to the (a) the Amended and Re-stated Letter of Credit Issuance and Reimbursement Agreement, dated as of October 1, 2004, among Lucent Technologies Inc., the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) the Amended and Restated External Sharing Debt Agreement, dated as of October 1, 2004, among Lucent Technologies Inc., the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; (iv) the Amended and Restated Guarantee and Collateral Agreement made by Lucent Technologies Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as collateral agent, dated as of October 1, 2004 (“Guarantee and Collateral Agreement”), and (v) the Amended and Restated Collateral Sharing Agreement made by Lucent Technologies Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as collateral agent, dated October 1, 2004; and (vi) the Amended and Restated Cash Collateral Agreement Dated as of October 1, 2004.
      Section 3.07     SEC Filings. (a) Lucent has made available to Alcatel (i) its annual reports on Form 10-K for its fiscal years ended September 30, 2003, 2004 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after September 30, 2005, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Lucent held since September 30, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 2005 (the documents referred to in this Section 3.07(a) being referred to in this Agreement collectively as the “Lucent SEC Documents”).
      (b) As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Lucent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the 1933 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
      (c) As of its filing date, or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Lucent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      (d) Each registration statement constituting a Lucent SEC Document, as amended or supplemented, if applicable, filed with the SEC by Lucent pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
      (e) Lucent has established and maintains a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles (“US GAAP”), consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Lucent’s assets. As of September 30, 2005, (x) there were no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) and (y) there was no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that was reasonably likely to collectively represent a “material weakness” in the design or operation of Lucent’s internal controls. Since September 30, 2005, neither Lucent nor any of its Subsidiaries nor, to Lucent’s knowledge, Lucent’s independent auditors, have identified or been made aware of (A) any material weakness in the system of internal controls utilized by Lucent and its Subsidiaries, (B) any fraud, whether or not material, that involves Lucent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Lucent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.
      (f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Lucent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Lucent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Lucent’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Lucent to make the certifications required under the Exchange Act with respect to such reports.
      Section 3.08     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Lucent (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q, in each case referred to in Section 3.07, fairly present in all material respects, in conformity with US GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). For purposes of this Agreement, “Lucent Balance Sheet” means the consolidated balance sheet of Lucent as of December 31, 2005 set forth in Lucent’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005 and “Lucent Balance Sheet Date” means December 31, 2005.
      Section 3.09     Disclosure Documents. (a) Subject to the last sentence of this Section 3.09(a), neither the proxy statement of Lucent (the “Lucent Proxy Statement”) to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date on which the Lucent Proxy Statement or any such amendment or supplement is first mailed to stockholders of Lucent or at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Lucent Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Lucent in this Section 3.09(a) with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Alcatel or Merger Subsidiary for inclusion or incorporation by reference in Lucent Proxy Statement.
      (b) None of the information supplied or to be supplied by or on behalf of Lucent for inclusion or incorporation by reference in the Alcatel Circular (as defined in Section 4.09) or in the Form F-4 (as defined in Section 4.09) or any amendment or supplement thereto will, at the date on which the Alcatel Circular or any such supplement or amendment thereto is first mailed to the shareholders of Alcatel or at the time such shareholders vote on the matters constituting the Alcatel Shareholder Approval (as defined in Section 4.02) or at the time the Form F-4 or any such amendment or supplement becomes effective under the 1933 Act, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 3.10     Absence of Certain Changes. (a) Except as set forth on Section 3.10 of the Lucent Disclosure Letter, from the Lucent Balance Sheet Date to the date of this Agreement, Lucent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(i) any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Lucent; or

(ii) any action taken by Lucent or any Subsidiary of Lucent that, if taken on or after the date of this Agreement, would conflict with or constitute a violation of Section 5.01 (other than clauses (c) or (g) of Section 5.01).
      (b) Since the date of this Agreement, there shall not have been any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Lucent.
      Section 3.11     No Undisclosed Material Liabilities. There are no material liabilities of Lucent or any Subsidiary of Lucent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed or provided for in Lucent Balance Sheet or in the notes thereto;

(b) liabilities incurred in the ordinary course of business since the Lucent Balance Sheet Date which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

(c) liabilities disclosed in the Filed Lucent SEC Documents or set forth on Section 3.11(c) of the Lucent Disclosure Letter; and

(d) liabilities arising, or expressly permitted to be incurred, under this Agreement (including Section 5.01).
      Section 3.12     Investigation; Litigation. Except as set forth on Section 3.12 of the Lucent Disclosure Letter, as of the date of this Agreement, (a) there is no investigation or review pending or, to the knowledge of Lucent, threatened by any governmental body, agency or official with respect to Lucent or any of its Subsidiaries; and (b) there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Lucent, threatened against or affecting Lucent or any of its Subsidiaries or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official, in each of cases (a) and (b) which would, individually or in the aggregate, have a Material Adverse Effect on Lucent.
      Section 3.13     Taxes. (a) Except as set forth in the Lucent SEC Documents (including the notes thereto) or as otherwise set forth on Section 3.13 of the Lucent Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Lucent: (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have been filed in accordance with all applicable laws and, as of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Lucent and its Subsidiaries; (ii) Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely and duly paid all Taxes required to be paid by any of them; (iii) Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over; (iv) Lucent and its Subsidiaries have made provision for all Taxes payable by Lucent and its Subsidiaries for which no Tax Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to Lucent and its Subsidiaries reflected on the Lucent Balance Sheet are adequate under US GAAP to cover the Tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to Lucent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vii) neither Lucent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. § 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Lucent is the common parent; (viii) neither Lucent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or similar agreement or arrangement; (ix) Lucent is not and has not been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code; and (x) there are no liens for Taxes upon any asset of Lucent or any of its Subsidiaries except for liens for Taxes not yet due.

      (b) Except as disclosed in Section 3.13(b) of the Lucent Disclosure Letter, and except as to matters the substance and maximum potential liability for Taxes in respect of which both have been (1) previously disclosed to Alcatel and (2) fully and independently reserved for on the Lucent Balance Sheet, neither Lucent nor any of its Subsidiaries has participated in any material “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 for any taxable year as to which the statute of limitations has not expired.
      (c) Neither Lucent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Lucent to recognize gain pursuant to Section 367(a)(1) of the Code other than any such stockholder that would be a “five-percent transferee shareholder” of Alcatel (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b).
      For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
      Section 3.14     Employee Benefit Plan; Employment and Labor Matters. (a) For purposes of this Agreement, “Lucent Employee Plan” shall mean each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Lucent or any of its Subsidiaries and each material plan or arrangement, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Lucent or any of its Subsidiaries and covers any employee or director or former employee or director of Lucent or any of its Subsidiaries, or under which Lucent or any of its Subsidiaries has any liability, other than statutorily mandated plans or “multiemployer plans,” as defined in Section 3(37) of ERISA (“Multiemployer Plans”). Except as set forth on Section 3.14(a) of the Lucent Disclosure Letter, neither Lucent nor any of its Subsidiaries contributes to a Multiemployer Plan in the United States.
      (b) Except as set forth on Section 3.14(b) of the Lucent Disclosure Letter, each Lucent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.
      (c) Neither Lucent nor any affiliate of Lucent has incurred a material liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Lucent or any affiliate of Lucent of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
      (d) Except as set forth on Section 3.14(d) of the Lucent Disclosure Letter, with respect to each Lucent Employee Plan which is intended to be qualified under Section 401(a) of the Code either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service.
      (e) Except as set forth on Section 3.14(e) of the Lucent Disclosure Letter, and except for liabilities that are statutorily mandated, or that would not, on an individual basis, exceed $500,000, no director or officer or other employee of Lucent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including enhanced eligibility for severance benefits, eligibility for enhanced severance benefits, any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Lucent) as a result of the transactions contemplated hereby (either alone or as a result of a termination of employment benefit which is a “change of control” benefit).
      (f) Section 3.14(f) of the Lucent Disclosure Letter lists each material United States collective bargaining agreement to which Lucent or any of its Subsidiaries is a party or which is otherwise applicable to any of their respective employees. The consummation of the transactions contemplated by this Agreement will not give rise to any obligation to pay any amounts under, or permit any union or similar labor organization to open negotiations with respect to the terms of, any such United States collective bargaining agreement.
      (g) Except for such matters which would not have, individually or in the aggregate, a Material Adverse Effect on Lucent, or as set forth on Section 3.14(g) of the Lucent Disclosure Letter, (i) as of the date of this Agreement, (1) there are no strikes or lockouts with respect to any employees of Lucent or any of its Subsidiaries, (2) to the knowledge of Lucent, there is no union organizing effort pending or threatened against Lucent or any of its Subsidiaries, (3) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Lucent, threatened against Lucent or any of its Subsidiaries, and (4) there is no slowdown, or work stoppage in effect or, to the knowledge of Lucent, threatened with respect to any employees of Lucent or any of its Subsidiaries and (ii) Lucent and its Subsidiaries are in compliance with all applicable laws respecting employment, employment practices, labor, occupational safety and health and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations and laws concerning unfair labor practices.
      Section 3.15     Compliance with Laws. (a) Since January 1, 2003, Lucent and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances, rules, judgments, orders, decrees or regulations, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Lucent. No personal loan or other extension of credit by Lucent or any of its Subsidiaries to any of their respective executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002. This Section 3.15 does not relate to Taxes, which are the subject of Section 3.13, to environmental matters, which are the subject of Section 3.16, or to matters relating to Intellectual Property, which are the subject of Section 3.17.
      (b) Except as set forth on Section 3.15(b) of the Lucent Disclosure Letter, from January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Lucent and its Subsidiaries, and their respective officers, directors, employees and agents have not corruptly made, promised, offered, or authorized any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.
      (c) From January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Lucent and its Subsidiaries have not caused any of their respective consultants, joint venture partners and/or representatives (including resellers), in connection with its relationship with Lucent or any of its Subsidiaries, to corruptly make, promise, offer, or authorize any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.
      Section 3.16     Environmental Matters.
      (a) Except as set forth on Section 3.16 of the Lucent Disclosure Letter:

(i) Lucent is in compliance with all applicable Environmental Laws (which compliance includes the possession by Lucent of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

(ii) there is no Environmental Claim pending or threatened against Lucent or, to the best knowledge of Lucent, against any Person whose liability for any Environmental Claim Lucent has or may have retained or assumed either contractually or by operation of law, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

(iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against Lucent or, to the best knowledge of Lucent, against any Person whose liability for any Environmental Claim Lucent has or may have retained or assumed either contractually or by operation of law which would, individually or in the aggregate, have a Material Adverse Effect on Lucent; and

(iv) there is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Lucent, except for such Cleanups which would not, individually or in the aggregate have a Material Adverse Effect on Lucent.
      (b) For purposes of this Agreement:

(i) “Cleanup” means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(ii) “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Lucent or Alcatel, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iii) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(iv) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

(v) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

      Section 3.17     Intellectual Property. (a) For purposes of this Agreement, the term “Intellectual Property” means all registered and unregistered service marks, trademarks, trade names, corporate names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all U.S. and foreign patents, patent applications, and patent disclosures (and all rights related thereto, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions, or renewals of any of the foregoing); all copyrights, and all applications, registrations, and renewals in connection therewith; all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any web site; all confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively “Trade Secrets”); and any licenses to use any of the foregoing.
      (b) Except as set forth on Section 3.17(b) of the Lucent Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Lucent:

(i) Lucent, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use, sell or license all Intellectual Property used in the present conduct of the businesses of Lucent and its Subsidiaries, free and clear of all Liens other than Liens in respect of the Collateral Agreements;

(ii) no claims or, to the knowledge of Lucent, threat of claims have been asserted by any Person related to the use of any Intellectual Property in the conduct of the businesses of Lucent and its Subsidiaries;

(iii) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict Lucent’s or any Subsidiary’s rights in and to any Intellectual Property, other than the granting of a license or a covenant not to sue;

(iv) it is the policy of Lucent and its Subsidiaries to not knowingly infringe any valid Intellectual Property right of any Person, and Lucent and its Subsidiaries have, to Lucent and its Subsidiaries’ knowledge, abided by their policy of not knowingly infringing any valid Intellectual Property right of any Person;

(v) to the knowledge of Lucent, no third party is infringing or otherwise violating any Intellectual Property owned by Lucent or its Subsidiaries;

(vi) Lucent and its Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets. To the knowledge of Lucent, no Trade Secret of Lucent or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects Lucent’s and its Subsidiaries’ proprietary interests in and to such Trade Secrets;

(vii) the consummation of the transactions as specified herein will not result in the loss or impairment of Lucent’s and its Subsidiaries’ rights to own or use any of the Intellectual Property nor will such consummation require the consent of any third party in respect of any such Intellectual Property; and

(viii) Lucent and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances and regulations relating to, or in respect of, Intellectual Property.
      Section 3.18     Vendor Financing. Section 3.18 of the Lucent Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, of (i) all financing arrangements (including loans, deferred payment arrangements in excess of one year and equity-linked arrangements) to customers

(including distributors to customers) or vendors of Lucent or any of its Subsidiaries which have been provided by Lucent and/or any of its Subsidiaries or are guaranteed (including by guarantee to an institution providing such loan), secured or supported in any respect by Lucent and/or any of its Subsidiaries (collectively, “Lucent Vendor Financing”) with an aggregate principal amount of financing or available commitment greater than $25,000,000 and (ii) all contracts, agreements, commitments and other arrangements relating to Lucent Vendor Financing with an aggregate principal amount of financing or available commitment greater than $25,000,000.
      Section 3.19     Takeover Statutes. The Board of Directors of Lucent has taken the necessary action to make inapplicable to this Agreement, the Merger and the other transactions contemplated hereby Section 203 of the Delaware Law and any other applicable antitakeover or similar statute or regulation.
      Section 3.20     Finders’ or Advisors’ Fees. Except for J.P. Morgan Securities Inc. and Morgan Stanley & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Lucent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
      Section 3.21     Opinions of Financial Advisors. Lucent has received the opinion of each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares (other than Alcatel or any of its Subsidiaries or affiliates).
ARTICLE IV
Representations and Warranties of Alcatel
      Except as set forth in any Alcatel SEC Document (as defined in Section 4.07(a)), filed and publicly available prior to the date of this Agreement (the “Filed Alcatel SEC Documents”), excluding any disclosure in such Filed Alcatel SEC Document set forth in any risk factor section and in any section relating to forward-looking statements, and except as set forth in the Alcatel Disclosure Letter (subject to Section 10.11(b)), Alcatel represents and warrants to Lucent that:
      Section 4.01     Corporate Organization. Alcatel is a société anonyme duly organized, validly existing and in good standing under the laws of the Republic of France. Alcatel has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Merger Subsidiary. Alcatel is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Alcatel has made available to Lucent true and complete copies of Alcatel’s articles of association and by-laws as currently in effect and Merger Subsidiary’s certificate of incorporation and by-laws as currently in effect.
      Section 4.02     Corporate Authorization. (a) The execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby are within the powers of Alcatel and Merger Subsidiary and have been duly authorized by all necessary corporate or other action, except for the affirmative vote of the holders representing more than 50% (in the case of clause (iv) below) or two-thirds (in the case of clauses (i)-(iii) below), as applicable, of the voting rights attached to the Alcatel Ordinary Shares cast at the Alcatel Shareholder Meeting (as defined in Section 6.04), authorizing and approving: (i) the issuance of Alcatel

Ordinary Shares in connection with the Merger pursuant to L225-148 of the French Commercial Code, (ii) the issuance of ADSs and Alcatel Ordinary Shares for delivery upon the exercise or settlement of Lucent Stock Options or instruments, and upon exercise or conversion of Lucent Warrants, Lucent Convertible Debt and Lucent Stock-Based Accounts, (iii) the adoption of the New Alcatel By-Laws, and (iv) the election of the members of the Board of Directors contemplated by Section 2.02(a) (collectively, the “Alcatel Shareholder Approval”). This Agreement has been duly and validly executed and delivered by each of Alcatel and Merger Subsidiary and, assuming that this Agreement constitutes the valid and binding agreement of Lucent, constitutes a valid and binding agreement of each of Alcatel and Merger Subsidiary enforceable against such party in accordance with its terms. The ADSs and the underlying Alcatel Ordinary Shares issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid (and, with respect to the ADSs nonassessable), and not subject to preemptive rights.
      (b) Alcatel’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Alcatel, (ii) duly and validly approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved (subject to Section 6.04) to recommend to its shareholders the approval of the matters constituting the Alcatel Shareholder Approval.
      (c) The Alcatel Shareholder Approval is the only vote of the holders of any class or series of Alcatel’s capital stock necessary under applicable law to approve and adopt the matters constituting the Alcatel Shareholder Approval.
      Section 4.03     Governmental Authorization. The execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of any other foreign antitrust laws or regulations, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the 1933 Act, (g) compliance with French securities regulatory requirements, including those of the AMF, (h) compliance with any applicable requirements of the Exon-Florio Act and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.
      Section 4.04     Non-Contravention. Except as set forth on Section 4.04 of the separate disclosure letter delivered by Alcatel to Lucent dated as of the date of this Agreement (the “Alcatel Disclosure Letter”), the execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) assuming receipt of Alcatel Shareholder Approval, contravene or conflict with or constitute a violation of the articles of association and by-laws of Alcatel or the certificate of incorporation or by-laws or equivalent organizational documents of any of its Subsidiaries (including Merger Subsidiary), (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Alcatel or any of its Subsidiaries, (c) constitute a violation of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Alcatel or any of its Subsidiaries or to a loss of any benefit to which Alcatel or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Alcatel or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Alcatel or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Alcatel or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Except as disclosed in Section 4.04 of the Alcatel Disclosure Letter, neither Alcatel nor any Subsidiary of Alcatel is a party to any agreement that expressly limits the ability of Alcatel or any Subsidiary of Alcatel to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Alcatel and its Subsidiaries, taken as a whole.
      Section 4.05     Capitalization of Alcatel. As of February 24, 2006, the issued capital stock of Alcatel consists of 1,429,278,636 shares with a nominal value of €2 per share, all of which are Alcatel Ordinary Shares. As of the close of business on February 24, 2006, (i) there were 143,700,120 ADSs representing an aggregate of 143,700,120 Alcatel Ordinary Shares issued and outstanding, (ii) there were 115,539,007 Alcatel Ordinary Shares that could be issued pursuant to Alcatel’s stock option incentive plans and share subscription options set forth on Section 4.05 of the Alcatel Disclosure Letter (collectively, the “Alcatel Stock Option Plans”), (iii) there were 2,719,130 Alcatel Ordinary Shares that could be issued upon redemption of bonds issued by a subsidiary of Alcatel and redeemable for Alcatel Ordinary Shares, and (iv) there were 63,192,019 Alcatel Ordinary Shares that could be issued upon conversion of convertible bonds issued by Alcatel. All outstanding shares of capital stock of Alcatel have been duly authorized and validly issued and are fully paid. Except as set forth in this Section 4.05 and except for changes since the close of business on February 24, 2006, resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted thereafter and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Alcatel, (b) no securities of Alcatel convertible into or exchangeable for shares of capital stock or voting securities of Alcatel, and (c) no options, warrants or other rights to acquire from Alcatel, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Alcatel, obligating Alcatel to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Alcatel or obligating Alcatel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to collectively as the “Alcatel Securities”). There are no outstanding obligations of Alcatel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Alcatel Securities.
      Section 4.06     Subsidiaries. (a) Each Subsidiary of Alcatel is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions), has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Each Subsidiary of Alcatel is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.
      (b) Except as set forth on Section 4.06(b) of the Alcatel Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Alcatel are owned by Alcatel, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Alcatel, and (ii) options, warrants, preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Alcatel, obligating Alcatel or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Alcatel or obligating Alcatel or any Subsidiary of Alcatel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (i) and (ii) of this sentence being referred to in this Agreement collectively as the “Alcatel Subsidiary Securities”). There are no outstanding obligations of Alcatel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Alcatel Subsidiary Securities.

      Section 4.07     SEC Filings. (a) Alcatel has made available to Lucent (i) its annual reports on Form 20-F for its fiscal years ended December 31, 2003, 2004 and 2005, (ii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the shareholders of Alcatel held since December 31, 2004, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a) being referred to in this Agreement collectively as the “Alcatel SEC Documents”).
      (b) As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Alcatel SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the 1933 Act and the Sarbanes-Oxley Act.
      (c) As of its filing date, or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Alcatel SEC Document filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      (d) Each registration statement constituting an Alcatel SEC Document, as amended or supplemented, if applicable, filed with the SEC by Alcatel pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
      (e) Alcatel has taken all steps necessary to establish a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act). Since December 31, 2005 to the date hereof, Alcatel’s independent auditors have not notified Alcatel or any of its Subsidiaries of (A) any material weakness in the system of internal controls utilized by Alcatel and its Subsidiaries, (B) any fraud, whether or not material, that involves Alcatel’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Alcatel and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing. The report of the Chairman of the Board of Directors of Alcatel dated March 30, 2006, given pursuant to Article L.225-37 of the French Commercial Code, accurately describes the design and operation of Alcatel’s system of internal control over financial reporting for the period covered thereby.
      (f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Alcatel are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Alcatel in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Alcatel’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Alcatel to make the certifications required under the Exchange Act with respect to such reports.
      Section 4.08     Financial Statements. The audited consolidated financial statements of Alcatel (including any related notes and schedules) included in its annual reports on Form 20-F for Alcatel’s fiscal years ended December 31, 2003 and 2004 as referred to in Section 4.07(a)(i) fairly present in all material respects, in conformity with generally accepted accounting principles in France applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Alcatel and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, and such audited consolidated financial statements are reconciled to US GAAP as required by and in accordance with the requirements of the Exchange Act. The audited consolidated financial statements of Alcatel (including any notes and schedules) included in the annual report on Form 20-F for Alcatel’s fiscal year ended December 31, 2005 fairly present in all material respects, in conformity with International Financial Reporting Standards (“IFRS”) (except as may be indicated in the notes thereto), the consolidated financial position of Alcatel and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended, and such audited consolidated financial statements are reconciled to US GAAP as required by and in accordance with the requirements of the Exchange Act. For purposes of this Agreement, “Alcatel Balance Sheet” means the consolidated balance sheet of Alcatel as of December 31, 2005 set forth in Alcatel’s annual report on Form 20-F for Alcatel’s fiscal year ended December 31, 2005, and “Alcatel Balance Sheet Date” means December 31, 2005.
      Section 4.09     Disclosure Documents. (a) Subject to the last sentence of Section 4.09(b), the Registration Statement on Form F-4 of Alcatel (the “Form F-4”)and the Registration Statement on Form F-6 of Alcatel (the “Form F-6”) to be filed under the 1933 Act relating to the issuance of ADSs in the Merger and the issuance of Alcatel Ordinary Shares underlying such ADSs that may be required to be filed with the SEC, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b)), comply as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act. The circular of Alcatel (“Alcatel Circular”) to be delivered to, or put at the disposal of, Alcatel’s shareholders in connection with obtaining the Alcatel Shareholder Approval at the Alcatel Shareholder Meeting will, when provided to Alcatel’s shareholders, subject to the last sentence of Section 4.09(b), comply as to form and substance in all material respects with the applicable requirements of French securities regulations.
      (b) None of the Alcatel Circular or any amendment or supplement thereto, will, at the date on which the Alcatel Circular or any amendment or supplement thereto is first mailed to shareholders of Alcatel or at the time such shareholders vote on the matters constituting the Alcatel Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form F-4, the Form F-6 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the time of the Alcatel Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Alcatel in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Lucent for inclusion or incorporation by reference in the Alcatel Circular, the Form F-4 or the Form F-6.
      (c) None of the information supplied or to be supplied by or on behalf of Alcatel for inclusion or incorporation by reference in the Lucent Proxy Statement or any amendment or supplement thereto will, at the date on which the Lucent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Lucent or at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.10     Absence of Certain Changes. (a) From the Alcatel Balance Sheet Date to the date of this Agreement, Alcatel and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(i) any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Alcatel; or

(ii) any action taken by Alcatel or any Subsidiary that, if taken on or after the date of this Agreement, would conflict with or constitute a violation of Section 6.01 (other than clauses (c) or (g) of Section 6.01).
      (b) Since the date of this Agreement, there shall not have been any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Alcatel.

      Section 4.11     No Undisclosed Material Liabilities. There are no material liabilities of Alcatel or any Subsidiary of Alcatel of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed or provided for in the Alcatel Balance Sheet or in the notes thereto;

(b) liabilities incurred in the ordinary course of business since the Alcatel Balance Sheet Date which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

(c) liabilities disclosed in the Filed Alcatel SEC Documents or set forth on Section 4.11(c) of the Alcatel Disclosure Letter; and

(d) liabilities arising, or expressly permitted to be incurred, under this Agreement (including Section 6.01).
      Section 4.12     Investigation; Litigation. Except as set forth on Section 4.12 of the Alcatel Disclosure Letter, as of the date of this Agreement (a) there is no investigation or review pending or, to the knowledge of Alcatel, threatened by any governmental body, agency or official with respect to Alcatel or any of its Subsidiaries; and (b) there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Alcatel, threatened against or affecting Alcatel or any of its Subsidiaries or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official, in each of cases (a) and (b), which would, individually or in the aggregate, have a Material Adverse Effect on Alcatel.
      Section 4.13     Taxes. (a) Except as set forth in the Alcatel SEC Documents (including the notes thereto) or as otherwise set forth on Section 4.13 of the Alcatel Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have been filed in accordance with all applicable laws and, as of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Alcatel and its Subsidiaries; (ii) Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely and duly paid all Taxes required to be paid by any of them; (iii) Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over; (iv) Alcatel and its Subsidiaries have made provision for all Taxes payable by Alcatel and its Subsidiaries for which no Tax Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to Alcatel and its Subsidiaries reflected on the Alcatel Balance Sheet are adequate under IFRS to cover the Tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to Alcatel or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vii) neither Alcatel nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. § 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the group of which Alcatel is the common parent; (viii) neither Alcatel nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or similar agreement or arrangement; and (ix) there are no liens for Taxes upon any asset of Alcatel or any of its Subsidiaries except for liens for Taxes not yet due.
      (b) Except as disclosed in Section 4.13(b) of the Alcatel Disclosure Letter, and except as to matters the substance and maximum potential liability for Taxes in respect of which both have been (1) previously disclosed to Lucent and (2) fully and independently reserved for on the Alcatel Balance Sheet, neither Alcatel nor any of its Subsidiaries has participated in any material “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 for any taxable year as to which the statute of limitations has not expired.
      (c) Neither Alcatel nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Lucent to recognize gain pursuant to Section 367(a)(1) of the Code, other than any such stockholder that would be a

“five-percent transferee shareholder” of Alcatel (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation
Section 1.367(a) — 8(b).
      Section 4.14     Employee Benefit Plans; Employment and Labor Matters. (a) For purposes of this Agreement, “Alcatel Employee Plan” shall mean each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Alcatel or any of its Subsidiaries and each material plan or arrangement, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Alcatel or any of its Subsidiaries and covers any employee or director or former employee or director of Alcatel or any of its Subsidiaries, or under which Alcatel or any of its Subsidiaries has any liability, other than statutorily mandated plans or Multiemployer Plans. Neither Alcatel nor any of its Subsidiaries contributes to a Multiemployer Plan in the United States.
      (b) Each Alcatel Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.
      (c) Neither Alcatel nor any affiliate of Alcatel has incurred a material liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Alcatel or any affiliate of Alcatel of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
      (d) Each Alcatel Employee Plan which is intended to be qualified under Section 401(a) of the Code either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service.
      (e) Except for liabilities that are statutorily mandated, or that would not, on an individual basis, exceed $500,000, no director or officer or other employee of Alcatel or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including enhanced eligibility for severance benefits, eligibility for enhanced severance benefits, any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Alcatel) as a result of the transactions contemplated hereby (either alone or as a result of a termination of employment benefit which is a “change of control” benefit).
      (f) Section 4.14(f) of the Alcatel Disclosure Letter lists each material United States collective bargaining agreement to which Alcatel or any of its Subsidiaries is a party or which is otherwise applicable to any of their respective employees. The consummation of the transactions contemplated by this Agreement will not give rise to any obligation to pay any amounts under, or permit any union or similar labor organization to open negotiations with respect to the terms of, any such United States collective bargaining agreement.
      (g) Except for such matters which would not have, individually or in the aggregate, a Material Adverse Effect on Alcatel, (i) as of the date of this Agreement, (1) there are no strikes or lockouts with respect to any employees of Alcatel or any of its Subsidiaries, (2) to the knowledge of Alcatel, there is no union organizing effort pending or threatened against Alcatel or any of its Subsidiaries, (3) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Alcatel, threatened against Alcatel or any of its Subsidiaries, and (4) there is no slowdown, or work stoppage in effect or, to the knowledge of Alcatel, threatened with respect to any employees of Alcatel or any of its Subsidiaries and (ii) Alcatel and its Subsidiaries are in compliance with all applicable laws respecting employment, employment practices, labor, occupational safety and health and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations and laws concerning unfair labor practices.
      Section 4.15     Compliance with Laws. (a) Since January 1, 2003, Alcatel and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances, rules, judgments, orders, decrees or regulations, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Alcatel. No personal loan or other extension of credit by Alcatel or any of its Subsidiaries to any of their respective executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002. This Section 4.15 does not relate to Taxes, which are the subject of Section 4.13, to environmental matters, which are the subject of Section 4.16, or to matters relating to Intellectual Property, which are the subject of Section 4.17.
      (b) Except as set forth on Section 3.15(b) of the Alcatel Disclosure Letter, from January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Alcatel and its Subsidiaries, and their respective officers, directors, employees and agents have not corruptly made, promised, offered, or authorized any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.
      (c) From January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Alcatel and its Subsidiaries have not caused any of their respective consultants, joint venture partners and/or representatives (including resellers), in connection with its relationship with Alcatel or any of its Subsidiaries, to corruptly make, promise, offer, or authorize any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.
      Section 4.16     Environmental Matters. (i) Alcatel is in compliance with all applicable Environmental Laws (which compliance includes the possession by Alcatel of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

(ii) there is no Environmental Claim pending or threatened against Alcatel or, to the best knowledge of Alcatel, against any Person whose liability for any Environmental Claim Alcatel has or may have retained or assumed either contractually or by operation of law, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

(iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Alcatel, or to the best knowledge of Alcatel, against any Person whose liability for any Environmental Claim Alcatel has or may have retained or assumed either contractually or by operation of law which would, individually or in the aggregate, have a Material Adverse Effect on Alcatel; and

(iv) there is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Alcatel, except for such Cleanups which would not, individually or in the aggregate have a Material Adverse Effect on Alcatel.

      Section 4.17     Intellectual Property. Except as set forth on Section 4.17 of the Alcatel Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel:

(i) Alcatel, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use, sell or license all Intellectual Property used in the present conduct of the businesses of Alcatel and its Subsidiaries, free and clear of all Liens;

(ii) no claims or, to the knowledge of Alcatel, threat of claims have been asserted by any Person related to the use of any Intellectual Property in the conduct of the businesses of Alcatel and its Subsidiaries;

(iii) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict Alcatel’s or any Subsidiary’s rights in and to any Intellectual Property other than the granting of a license or a covenant not to sue;

(iv) it is the policy of Alcatel and its Subsidiaries to not knowingly infringe any valid Intellectual Property right of any Person, and Alcatel and its Subsidiaries have, to Alcatel and its Subsidiaries’ knowledge, abided by their policy of not knowingly infringing any valid Intellectual Property right of any Person;

(v) to the knowledge of Alcatel, no third party is infringing or otherwise violating any Intellectual Property owned by Alcatel or its Subsidiaries;

(vi) Alcatel and its Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets. To the knowledge of Alcatel, no Trade Secret of Alcatel or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects Alcatel’s and its Subsidiaries’ proprietary interests in and to such Trade Secrets;

(vii) the consummation of the transactions as specified herein will not result in the loss or impairment of Alcatel’s and its Subsidiaries’ rights to own or use any of the Intellectual Property nor will such consummation require the consent of any third party in respect of any such Intellectual Property; and

(viii) Alcatel and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances and regulations relating to, or in respect of, Intellectual Property.
      Section 4.18     Vendor Financing. Section 4.18 of the Alcatel Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, of (i) all financing arrangements (including loans, deferred payment arrangements in excess of one year and equity-linked arrangements) to customers (including distributors to customers) or vendors of Alcatel or any of its Subsidiaries which have been provided by Alcatel or any of its Subsidiaries or are guaranteed (including by guarantee to an institution providing such loan), secured or supported in any respect by Alcatel or any of its Subsidiaries (collectively, “Alcatel Vendor Financing”) with an aggregate principal amount of financing or available commitment greater than $25,000,000 and (ii) all contracts, agreements, commitments and other arrangements relating to Alcatel Vendor Financing with an aggregate principal amount of financing or available commitment greater than $25,000,000.
      Section 4.19     Finders’ or Advisors’ Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Alcatel, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Alcatel or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
      Section 4.20     Opinion of Financial Advisor. Alcatel has received the opinion of Goldman Sachs & Co. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Alcatel.
      Section 4.21     Takeover Statutes. The Board of Directors of Alcatel has taken the necessary action, if any, to make inapplicable to this Agreement, the Merger and the other transactions contemplated hereby any applicable antitakeover or similar statute or regulation under French law or any other applicable antitakeover law.
ARTICLE V
Covenants of Lucent
      Lucent agrees that:
      Section 5.01     Conduct of Lucent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Lucent and its Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their respective reasonable best efforts to preserve intact their respective business organizations and relationships with third parties (including employees and those Persons having business dealings with them). Without limiting the generality of the foregoing, except (i) as set forth on Section 5.01 of the Lucent Disclosure Letter, (ii) with the prior written consent of Alcatel (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required by applicable law or (iv) as expressly contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01:

(a) Lucent will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (or comparable organizational documents) or otherwise take any action to exempt any person or entity (other than Alcatel) from any applicable antitakeover law, provided that the organizational documents of Subsidiaries may be changed in a way that is not material;

(b) Lucent will not, and will not permit any Subsidiary of Lucent to, adopt, enter into or effect any plan or agreement of complete or partial liquidation, dissolution, merger (excluding acquisitions permitted under Section 5.01(i)), consolidation, spin-off, restructuring, recapitalization or other material reorganization of Lucent or any of its Subsidiaries (other than any such action between its wholly owned Subsidiaries);

(c) Lucent will not, and will not permit any Subsidiary of Lucent to, issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class or series of Lucent or its Subsidiaries, or issue, sell or transfer securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Lucent or its Subsidiaries, or materially amend the terms of any outstanding capital stock other than upon issuance of Shares upon exercise or settlement of Lucent Stock Options or Lucent Stock-Based Accounts, Lucent Convertible Debt or Lucent Warrants, and in cases other than those in connection with employee benefit and compensation matters to the extent permitted by Section 5.01 of the Lucent Disclosure Letter;

(d) (i) Lucent will not, and will not permit any Subsidiary of Lucent to, split, combine, subdivide or reclassify any of its outstanding shares of capital stock, and (ii) Lucent will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(e) Lucent will not, and will not permit any Subsidiary of Lucent to, redeem, purchase or otherwise acquire directly or indirectly any of Lucent’s capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, or (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any Lucent Stock Option Plan or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04;

(f) Lucent will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase Shares;

(g) Lucent will not, and will not permit any Subsidiary of Lucent to, make or commit to make any capital expenditure, other than capital expenditures set forth on Section 5.01 of the Lucent Disclosure Letter;

(h) Lucent will not, and will not permit any Subsidiary of Lucent to, increase the compensation or benefits of any current or former director, officer or employee, except for increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

(i) except for (1) acquisitions of assets in the ordinary course of business consistent with past practices, (2) acquisitions pursuant to existing contracts or commitments as set forth on Section 5.01(i) of the Lucent Disclosure Letter, and (3) acquisitions not in excess of $500,000,000 in the aggregate, Lucent will not, and will not permit any of its Subsidiaries to, acquire assets or stock (or similar ownership interests) of any other Person;

(j) Lucent will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license, pledge, encumber or otherwise dispose of any material (as determined with respect to Lucent and its Subsidiaries taken as a whole) assets or stock, other than (i) inventory, receivables and vendor financing loans in the ordinary course of business consistent with past practice and (ii) pursuant to existing contracts or commitments;

(k) except for any such change which is required in order to remain in compliance with US GAAP or applicable law, Lucent will not, and will not permit any Subsidiary of Lucent to, change any method of financial accounting or accounting practice used by it;

(l) Lucent will not, and will not permit any Subsidiary of Lucent to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Subsidiaries);

(m) Except as set forth in Section 5.01 of the Lucent Disclosure Letter, Lucent will not, and will not permit any of its Subsidiaries to, incur material indebtedness, other than (1) pursuant to the credit facilities of Lucent existing on the date of this Agreement, or (2) to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in aggregate than the existing indebtedness being so refinanced or extended;

(n) Lucent will not, and will not permit any of its Subsidiaries to, enter into or commit to provide any Lucent Vendor Financing not in effect as of the date of this Agreement other than in accordance with Section 5.01 of the Lucent Disclosure Letter;

(o) other than with respect to the settlement, payment, discharge or compromise in the ordinary course of business of litigation arising in the ordinary course of Lucent’s and its Subsidiaries’ business, or settlements providing solely for the payment of money damages that are (i) subject to reserves existing as of the date of this Agreement in accordance with US GAAP, (ii) covered by existing insurance policies or (iii) otherwise less than $50,000,000 in the aggregate, Lucent will not, and will not permit any of its Subsidiaries to, settle, pay, discharge or compromise any material claim (including arbitration) or litigation;

(p) Lucent will not, and will not permit any of its Subsidiaries to, (i) enter into, modify or amend any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than in the ordinary course of business, or (ii) enter into any contract or agreement which expressly limits the ability of Lucent or any Subsidiary of Lucent, or would limit Alcatel or any Subsidiary of Alcatel after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Lucent and its Subsidiaries, taken as a whole, or, following the Effective Time, to Alcatel and its Subsidiaries, taken as a whole;

(q) Lucent will not, and will not permit any of its subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(r) Lucent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.
      Section 5.02     Lucent Stockholder Meeting; Proxy Material. Lucent shall take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the “Lucent Stockholder Meeting”) on a date mutually agreed between Lucent and Alcatel, which date shall be as promptly as practicable and in no event later than sixty (60) calendar days after the Form F-4 is declared effective by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger and shall use its reasonable best efforts to cause the Lucent Stockholder Meeting to be held on the same day as the Alcatel Shareholder Meeting. Except as provided in the next sentence, the Board of Directors of Lucent shall recommend adoption of this Agreement by Lucent’s stockholders. The Board of Directors of Lucent shall be permitted to (i) not recommend to Lucent’s stockholders that they give the Lucent Stockholder Approval, (ii) withdraw or modify in a manner adverse to Alcatel its recommendation to Lucent’s stockholders that they give the Lucent Stockholder Approval or (iii) recommend any Lucent Superior Proposal (as defined in Section 5.03) other than the Merger and the transactions contemplated by this Agreement (each, a “Lucent Change in Recommendation”), but only if (1) the Board of Directors of Lucent by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the failure of the Board of Directors to effect such Lucent Change in Recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to the Lucent stockholders under applicable law and (2) in the case of 5.02(iii) only, the Board of Directors of Lucent has complied with its obligations under Section 5.03. In connection with the Lucent Stockholder Meeting, Lucent will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Lucent Stockholder Approval and will otherwise comply with all legal requirements applicable to the Lucent Stockholder Meeting. The parties agree that (in accordance with Section 146 of Delaware Law) this Agreement shall be submitted for adoption by Lucent’s stockholders at the Lucent Stockholder Meeting regardless of whether or not there is a Lucent Change in Recommendation. Lucent agrees that (i) except in order to obtain a quorum or as otherwise advisable under applicable law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Lucent Stockholder Meeting and (ii) it shall use its reasonable best efforts to obtain the requisite quorum and other approvals of Lucent’s stockholders necessary to obtain the Lucent Stockholder Approval.
      Section 5.03     Other Offers. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Lucent and its Subsidiaries will not, and Lucent will not permit any of the officers, directors, employees, investment bankers, consultants, representatives and other agents of Lucent and its Subsidiaries to (and shall instruct such Persons not to), directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage or facilitate the making of any Lucent Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations or enter into any agreement, arrangement or understanding with respect to a Lucent Acquisition Proposal, (b) disclose or provide any non-public information relating to Lucent or any Subsidiary of Lucent to any Person with respect thereto, (c) afford access to the properties, books or records of Lucent or any Subsidiary of Lucent to, any Person that has made, or to Lucent’s knowledge, is considering making, any Lucent Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to a Lucent Acquisition Proposal, or (e) propose publicly or agree to any of the foregoing relating to a Lucent Acquisition Proposal; provided that nothing contained in this Section 5.03 shall prevent Lucent, prior to the receipt of Lucent Stockholder Approval, from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Lucent Acquisition Proposal received from such Person prior to the receipt of Lucent Stockholder Approval, so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of Lucent by a majority vote determines in its good faith judgment that such Lucent Acquisition Proposal is reasonably expected to lead to a Lucent Superior Proposal (after consulting with its financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Alcatel after being notified pursuant to this Section 5.03, (ii) Lucent is not then in breach of its obligations under this Section 5.03 and (iii) Lucent enters into, and receives from such Person, an executed confidentiality agreement on terms no less favorable to Lucent than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of Lucent from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to a Lucent Acquisition Proposal; provided that Lucent shall not make any disclosure or take any action that amounts to a Lucent Change in Recommendation other than in compliance with Section 5.02. Lucent further agrees that it shall (a) promptly (and in no event later than 24 hours after receipt of any Lucent Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Lucent Acquisition Proposal and set forth the material terms thereof) Alcatel after receipt of any Lucent Acquisition Proposal, or any request for non-public information relating to Lucent or any Subsidiary of Lucent or for access to the properties, books or records of Lucent or any Subsidiary of Lucent by any Person that has made, or to Lucent’s knowledge intends to make, a Lucent Acquisition Proposal, and (b) keep Alcatel informed of the status and material terms of any such Lucent Acquisition Proposal or request (including any material amendments or proposed material amendments). Lucent and its Subsidiaries will, and Lucent will cause the officers, directors, employees, investment bankers, consultants and other agents of Lucent and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Lucent Acquisition Proposal.
      For purposes of this Agreement, “Lucent Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Lucent and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of (A) 20% or more of any class of equity securities of Lucent or (B) 50% or more of any class of equity securities of any of Lucent’s Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning (A) 20% or more of any class of equity securities of Lucent or (B) 50% or more of any class of equity securities of any of Lucent’s Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, spin-off, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lucent or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, pursuant to which the stockholders of Lucent or such Subsidiary, as applicable, immediately prior to such transaction (other than the counterparty in such transaction) would own less than 80% of any class of equity securities of the resultant entity(ies), in each case other than the transactions contemplated by this Agreement or expressly permitted by Section 5.01 (including the items set forth in Section 5.01 of the Lucent Disclosure Letter). For purposes of this Agreement, “Lucent Superior Proposal” means any bona fide Lucent Acquisition Proposal for or in respect of at least a majority of the outstanding Shares or all or substantially all of Lucent’s and its Subsidiaries’ assets, taken as a whole, on terms that the Board of Directors of Lucent determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation) and taking into account all of the terms and conditions of such Lucent Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Alcatel after being notified pursuant to this Section 5.03) are more favorable to Lucent’s stockholders than the Merger (after taking into account any such revised terms).
      Section 5.04     Shareholder Rights Plan. Lucent agrees that, in the event any Person commences a tender offer or exchange offer under the U.S. federal securities laws that constitutes a Lucent Acquisition Proposal, Lucent shall, promptly but not later than the tenth business day following the commencement of such offer, adopt a shareholder rights plan in customary form, unless the Board of Directors of Lucent by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the adoption of such rights plan would be reasonably likely to result in a breach of the directors’ fiduciary obligations to the Lucent stockholders under applicable law.

ARTICLE VI
Covenants of Alcatel
      Alcatel agrees that:
      Section 6.01     Conduct of Alcatel. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Alcatel and its Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their respective reasonable best efforts to preserve intact their respective business organizations and relationships with third parties (including employees and those Persons having business dealings with them). Without limiting the generality of the foregoing, except (i) as set forth on Section 6.01 of the Alcatel Disclosure Letter, (ii) with the prior written consent of Lucent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required by applicable law or (iv) as expressly contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01:

(a) Alcatel will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (or comparable organizational documents) or otherwise take any action to exempt any person or entity (other than Lucent) from any applicable antitakeover law, provided that the organizational documents of Subsidiaries may be changed in a way that is not material;

(b) Alcatel will not, and will not permit any Subsidiary of Alcatel to, adopt, enter into or effect any plan or agreement of complete or partial liquidation, dissolution, merger (excluding acquisitions permitted under Section 6.01(i)), consolidation, spin-off, restructuring, recapitalization or other material reorganization of Alcatel or any of its Subsidiaries (other than any such action between its wholly owned Subsidiaries);

(c) Alcatel will not, and will not permit any Subsidiary of Alcatel to, issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class or series of Alcatel or its Subsidiaries, or issue, sell or transfer securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Alcatel or its Subsidiaries, other than upon issuance of Shares upon exercise or settlement of Alcatel Stock Options or materially amend the terms of any outstanding capital stock;

(d) (i) Alcatel will not, and will not permit any Subsidiary of Alcatel to, split, combine, subdivide or reclassify any of its outstanding shares of capital stock, and (ii) Alcatel will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than the regular annual dividend approved by the Alcatel stockholders at the annual general meeting of Alcatel;

(e) Alcatel will not, and will not permit any Subsidiary of Alcatel to, redeem, purchase or otherwise acquire directly or indirectly any of Alcatel’s capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, or (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any stock option plan of Alcatel or its Subsidiaries or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04;

(f) Alcatel will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase ADSs or Alcatel Ordinary Shares;

(g) Alcatel will not, and will not permit any Subsidiary of Alcatel to, make or commit to make any capital expenditure, other than capital expenditures set forth on Section 6.01 of the Alcatel Disclosure Letter;

(h) Alcatel will not, and will not permit any Subsidiary of Alcatel to, increase the compensation or benefits of any current or former director, officer or employee, except for increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

(i) except for (1) acquisitions of assets in the ordinary course of business consistent with past practices (2) acquisitions pursuant to existing contracts or commitments as set forth on Section 6.01(i) of the Alcatel Disclosure Letter and (3) acquisitions not in excess of $500,000,000 in the aggregate, of which no individual acquisition shall exceed $300,000,000, Alcatel will not, and will not permit any of its Subsidiaries to, acquire assets or stock (or similar ownership interests) of any other Person;

(j) Alcatel will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license, pledge, encumber or otherwise dispose of any material (as determined with respect to Alcatel and its Subsidiaries taken as a whole) assets or stock, other than (i) inventory, receivables and vendor financing loans in the ordinary course of business consistent with past practice and (ii) pursuant to existing contracts or commitments;

(k) except for any such change which is required in order to remain in compliance with IFRS or applicable law, Alcatel will not, and will not permit any Subsidiary of Alcatel to, change any method of financial accounting or accounting practice used by it;

(l) Alcatel will not, and will not permit any Subsidiary of Alcatel to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Subsidiaries);

(m) Except as set forth in Section 6.01 of the Alcatel Disclosure Letter, Alcatel will not, and will not permit any of its Subsidiaries to, incur material indebtedness, other than (1) pursuant to the credit facilities of Alcatel existing on the date of this Agreement, or (2) to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in aggregate than the existing indebtedness being so refinanced or extended;

(n) Alcatel will not, and will not permit any of its Subsidiaries to, enter into or commit to provide any Alcatel Vendor Financing not in effect as of the date of this Agreement other than in accordance with Section 6.01 of the Alcatel Disclosure Letter;

(o) other than with respect to the settlement, payment, discharge or compromise in the ordinary course of business of litigation arising in the ordinary course of Alcatel’s and its Subsidiaries’ business, or settlements providing solely for the payment of money damages that are (i) subject to reserves existing as of the date of this Agreement in accordance with IFRS, (ii) covered by existing insurance policies or (iii) otherwise less than $50,000,000 in the aggregate, Alcatel will not, and will not permit any of its Subsidiaries to, settle, pay, discharge or compromise any material claim (including arbitration) or litigation;

(p) Alcatel will not, and will not permit any of its Subsidiaries to, (i) enter into, modify or amend any “material contract” ( as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than in the ordinary course of business, or (ii) enter into any contract or agreement which expressly limits the ability of Alcatel or any Subsidiary of Alcatel, or would limit Lucent or any Subsidiary of Lucent after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Alcatel and its Subsidiaries, taken as a whole, or, following the Effective Time, to Lucent and its Subsidiaries, taken as a whole;

(q) Alcatel will not, and will not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(r) Alcatel will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.
      Section 6.02     Obligations of Merger Subsidiary. Alcatel will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
      Section 6.03     Director and Officer Liability. (a) For a period of six (6) years from the Effective Time, Alcatel shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any certificate of incorporation and by-laws or similar organization documents of Lucent and its Subsidiaries in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time or in any indemnification agreements of Lucent or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and by-laws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Lucent or any of its Subsidiaries.
      (b) For a period of six years after the Effective Time, Alcatel shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Lucent or its Subsidiaries or were serving at the request of Lucent as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Lucent or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under Lucent’s certificate of incorporation and by-laws in effect on the date of this Agreement (including with respect to the advancement of expenses). Alcatel shall, and shall cause the Surviving Corporation to, honor all indemnification agreements with the Indemnitees (including under Lucent’s by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. Lucent represents that it has made available to Alcatel all such indemnification agreements prior to the date of this Agreement.
      (c) For six years after the Effective Time, Alcatel shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Lucent’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by Lucent and its Subsidiaries as of the date of this Agreement for such insurance, then Alcatel shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.
      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Alcatel shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.03.
      (e) The provisions of this Section 6.03 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives. Alcatel shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.03, provided that such indemnitee is successful in enforcing any such enforcement claim.
      Section 6.04     Alcatel Shareholder Meeting; Form F-4. Alcatel shall take in accordance with applicable law and its articles of association and by-laws, all action necessary to convene an extraordinary meeting of its shareholders (the “Alcatel Shareholder Meeting”) on a date mutually agreed between Lucent and Alcatel, which date shall be as promptly as practicable and in no event later than sixty (60) calendar days after the Form F-4 is declared effective by the SEC for the purpose of approving the matters constituting the Alcatel Shareholder Approval and shall use its reasonable best efforts to cause the Alcatel Shareholder Meeting to be held on the same day as the Lucent Stockholder Meeting. The resolutions proposed at the Alcatel Shareholder Meeting, together with all other corporate documents provided by applicable law (including expert reports, if required) (the “Alcatel Necessary Corporate Documents”), shall be sufficient for the valid approval of the issuance of the Alcatel Ordinary Shares in accordance with this Agreement. Except as provided in the next sentence, the Board of Directors of Alcatel shall recommend approval of the matters constituting the Alcatel Shareholder Approval. The Board of Directors of Alcatel shall be permitted to (i) not recommend to Alcatel’s shareholders that they give the Alcatel Shareholder Approval, (ii) withdraw or modify in a manner adverse to Lucent its recommendation to Alcatel’s shareholders that they give the Alcatel Shareholder Approval or (iii) recommend any Alcatel Superior Proposal (as defined in Section 6.07) other than the Merger and the transactions contemplated by this Agreement (each, a “Alcatel Change in Recommendation”), but only if (1) the Board of Directors of Alcatel by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the failure of the Board of Directors to effect such Alcatel Change in Recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to Alcatel or the Alcatel shareholders under applicable law and (2) in the case of 6.02(iii) only, the Board of Directors of Alcatel has complied with its obligations under Section 6.07. In connection with the Alcatel Shareholder Meeting, Alcatel will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Alcatel Shareholder Approval and will otherwise comply with all legal requirements applicable to the Alcatel Shareholder Meeting. Alcatel shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of ADSs in connection with the Merger. The parties agree that the Alcatel Shareholder Meeting to obtain the Alcatel Shareholder Approval shall be duly called and held regardless of whether or not there is an Alcatel Change in Recommendation. Alcatel agrees that (i) except in order to obtain a quorum or as otherwise advisable under applicable law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Alcatel Shareholder Meeting and (ii) it shall use its reasonable best efforts to obtain the requisite quorum and other approvals of Alcatel’s shareholders necessary to obtain the Alcatel Shareholder Approval.
      Section 6.05     Stock Exchange Listing. Alcatel shall use its reasonable best efforts to (a) cause the ADSs (and, if required, the underlying shares of Alcatel Ordinary Shares) to be issued in connection with the Merger and made available for issuance pursuant to Section 1.04 to be listed on the NYSE, subject to official notice of issuance and (b) obtain the approval (visa) of the AMF on the prospectus relating to the Alcatel Ordinary Shares and the approval of Euronext Paris SA to the listing of the Alcatel Ordinary Shares, in each case to be issued on the Effective Date (so that the listing of the Alcatel Ordinary Shares takes place at the Effective Time, or as soon as practicable thereafter) as part of the transactions contemplated by this Agreement or made available for issuance pursuant to Section 1.04 subject to official notice of issuance.
      Section 6.06     Employee Benefits. (a) At least through December 31, 2007, Alcatel shall provide or cause to be provided to individuals who are employed as of the Effective Time by Lucent and its Subsidiaries or by Alcatel and its Subsidiaries and who remain employed by Alcatel or any Subsidiary of Alcatel (collectively, the “Affected Employees”) (i) base salary no less favorable than the base salary provided the applicable Affected Employee immediately prior to the Effective Time and (ii) aggregate employee benefits (including, but not limited to, retirement and health and welfare plans, but excluding any equity-based programs) that are no less favorable than those provided to the applicable group of Affected Employees immediately prior to the Effective Time (including, but not limited to, retirement and health and welfare plans, but excluding any equity-based programs). It is the intention of the parties that (x) the compensation and employee benefits provided to Affected Employees following the Closing Date be within industry-competitive ranges and that similar compensation and employee benefit programs be provided to similarly situated Affected Employees notwithstanding whether such employees were historical employees of Alcatel and its Subsidiaries or Lucent and its Subsidiaries. Following the Effective Time, Alcatel shall maintain or cause to be maintained in effect pursuant to their terms (including any provision on amendment and termination) all severance plans, programs, and policies of Lucent and its Subsidiaries and of Alcatel and its Subsidiaries that are in effect as of the Effective Time, provided, that, in no event shall any amendments to, or terminations of, any such plans, policies, and programs that are adverse to covered employees be made prior to the second anniversary of the Effective Time. Notwithstanding the foregoing, the provisions of this Section 6.06(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.
      (b) From and after the Effective Time, Alcatel shall, and shall cause its Subsidiaries to, recognize service with Alcatel and Lucent and their respective Subsidiaries prior to the Effective Time (to the same extent recognized under the corresponding Alcatel Employee Plan or Lucent Employee Plan, as applicable) for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits, and severance) under any benefit plans of Alcatel or its Subsidiaries in which the applicable Affected Employee participates; provided, however, that such credit need not be provided for purposes of benefit accrual under defined benefit plans and that the foregoing shall not result in any duplication of benefits. Alcatel will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any copayments and deductibles paid in the applicable plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.
      (c) From and after the Effective Time, Alcatel and its Subsidiaries shall honor in accordance with their terms all Lucent Employee Plans and Alcatel Employee Plans. Subject to Section 6.06(a), no provision of this Section 6.06 shall be construed as a limitation on the right of Alcatel and its Subsidiaries to amend or terminate any specific Lucent Employee Plan or Alcatel Employee Plan which Lucent or Alcatel would otherwise have under the terms of such Lucent Employee Plan or Alcatel Employee Plan.
      (d) Without limiting the generality of Section 10.10, no provision of this Section 6.06 shall be construed to create a right in any employee or beneficiary of such employee under a Lucent Employee Plan or Alcatel Employee Plan.
      Section 6.07     Other Offers. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Alcatel and its Subsidiaries will not, and Alcatel will not permit any of the officers, directors, employees, investment bankers, consultants, representatives and other agents of Alcatel and its Subsidiaries to (and shall instruct such Persons not to), directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage or facilitate the making of any Alcatel Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations or enter into any agreement, arrangement or understanding with respect to an Alcatel Acquisition Proposal, (b) disclose or provide any non-public information relating to Alcatel or any Subsidiary of Alcatel to any Person with respect thereto, (c) afford access to the properties, books or records of Alcatel or any Subsidiary of Alcatel to, any Person that has made, or to Alcatel’s knowledge, is considering making, any Alcatel Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to an Alcatel Acquisition Proposal or (e) propose publicly or agree to any of the foregoing relating to an Alcatel Acquisition Proposal; provided that nothing contained in this Section 6.07 shall prevent Alcatel, prior to the receipt of the Alcatel Shareholder Approval, from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Alcatel Acquisition Proposal received from such Person prior to Alcatel Shareholder Approval, so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of Alcatel by a majority vote determines in its good faith judgment that such Alcatel Acquisition Proposal is reasonably expected to lead to an Alcatel Superior Proposal (after consulting with its financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Lucent after being notified pursuant to this Section 6.07, (ii) Alcatel is not then in breach of its obligations under this Section 6.07 and (iii) Alcatel enters into, and receives from such Person, an executed confidentiality agreement on terms no less favorable to Alcatel than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of Alcatel from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any non-United States equivalent) with regard to an Alcatel Acquisition Proposal; provided that Alcatel shall not make any disclosure or take any action that amounts to an Alcatel Change in Recommendation other than in compliance with Section 6.04. Alcatel further agrees that it shall (a) promptly (and in no event later than 24 hours after receipt of any Alcatel Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Alcatel Acquisition Proposal and set forth the material terms thereof) Lucent after receipt of any Alcatel Acquisition Proposal, or any request for non-public information relating to Alcatel or any Subsidiary of Alcatel or for access to the properties, books or records of Alcatel or any Subsidiary of Alcatel by any Person that has made, or to Alcatel’s knowledge intends to make an Alcatel Acquisition Proposal, and (b) keep Lucent informed of the status and material terms of any such Alcatel Acquisition Proposal or request (including any material amendments or proposed material amendments). Alcatel and its Subsidiaries will, and Alcatel will cause the officers, directors, employees, investment bankers, consultants and other agents of Alcatel and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Alcatel Acquisition Proposal.
      For purposes of this Agreement, “Alcatel Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Alcatel and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of (A) 20% or more of any class of equity securities of Alcatel or (B) 50% or more of any class of equity securities of any of Alcatel’s Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning (A) 20% or more of any class of equity securities of Alcatel or (B) 50% or more of any class of equity securities of any of Alcatel’s Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, spin-off, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alcatel or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, pursuant to which the shareholders of Alcatel or such Subsidiary, as applicable, immediately prior to such transaction (other than the counterparty in such transaction) would own less than 80% of any class of equity securities of the resultant entity(ies), in each case other than the transactions contemplated by this Agreement or expressly permitted by Section 6.01 (including the items set forth in Section 6.01 of the Alcatel Disclosure Letter). For purposes of this Agreement, “Alcatel Superior Proposal” means any bona fide Alcatel Acquisition Proposal for or in respect of at least a majority of the outstanding Alcatel Ordinary Shares or all or substantially all of Alcatel’s and its Subsidiaries’ assets, taken as a whole, on terms that the Board of Directors of Alcatel determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation) and taking into account all of the terms and conditions of such Alcatel Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Lucent after being notified pursuant to this Section 6.07), are more favorable to Alcatel’s shareholders than the Merger (after taking into account any such revised terms).
      Section 6.08     Business in Sanctioned Countries. Alcatel covenants and agrees to take all such actions as may be necessary to ensure that from and after the Effective Time, the operations and governance of Alcatel and its Subsidiaries will comply with and be permissible under applicable United States laws relating to the transaction of business involving Sanction-Subject Persons. The term “Sanction-Subject Persons” means any country, entity or individual that is designated as a target of United States economic sanctions implemented by the United States Department of the Treasury’s Office of Foreign Assets Control under 31 CFR Chapter V.

ARTICLE VII
Covenants of Alcatel and Lucent
      The parties hereto agree that:
      Section 7.01     Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement and applicable law, Lucent and Alcatel shall each cooperate with the other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws (including under HSR Act, EC Merger Regulation, other competition laws and the Exon-Florio Act) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable under this Agreement and applicable laws (including under HSR Act, EC Merger Regulation, other competition laws and the Exon-Florio Act) to consummate the Merger and the other transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions set forth in this Agreement and applicable law, Alcatel and Lucent will (1) promptly notify the other party of any communication to that party from any governmental authority in respect of any filing, investigation or inquiry concerning this Agreement or Merger; (2) if practicable, permit the other party the opportunity to review in advance all the information relating to Lucent and its Subsidiaries or Alcatel and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (3) not participate in any substantive meeting or discussion with any governmental authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend; (4) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the transaction or internal financial information may be redacted; and (5) use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity or authority with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible. The parties agree that, subject to the last sentence of this Section 7.01, the use of “reasonable best efforts” shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of either party or its Subsidiaries or affiliates and (y) restrictions, or actions that after the Closing Date would limit Alcatel’s or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the Closing. For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of

1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including any antitrust, competition or trade regulation laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation. Notwithstanding anything else contained herein, the provisions of this Section 7.01 shall not be construed to (i) require either party to undertake any efforts, or to take or consent to any action if such efforts, action or consent would be reasonably likely to result in a Detriment or (ii) take or consent to any action inconsistent with Article II hereof. The parties acknowledge that, without limitation, (i) any requirement to divest a significant portion of the assets of Bell Laboratories other than the assets referred to in Section 2.08 of the Lucent Disclosure Letter, (ii) any material loss of control over Lucent that would materially affect Alcatel’s ability to manage Lucent’s business or (iii) any material loss of control over the business of Alcatel in the United States that would materially affect Alcatel’s ability to manage its business in the United States, shall be deemed a Detriment.
      Section 7.02     Preparation of Proxy Statement/ Prospectus; Form F-4, Form F-6. (a) Lucent and Alcatel shall cooperate with one another (a) in connection with the preparation of the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 and the Form F-6, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Lucent Proxy Statement, the Alcatel Circular, the Form F-4 and the Form F-6 and seeking timely to obtain any such actions, consents, approvals or waivers. The Lucent Proxy Statement will be included as part of the Form F-4. Each of Lucent and Alcatel shall use reasonable best efforts to have the Lucent Proxy Statement cleared by the SEC and the Form F-4 and Form F-6 declared effective by the SEC as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Lucent and Alcatel shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 and the Form F-6 received by any governmental body or authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 prior to filing such documents with any governmental body or authority, and will provide each other with a copy of all such filings made with any governmental body or authority.
      (b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 shall be made without the approval of both Lucent and Alcatel, which approval shall not be unreasonably withheld or delayed; provided that Lucent, in connection with a Lucent Change in Recommendation, and Alcatel, in connection with an Alcatel Change in Recommendation, may amend or supplement the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, the right of approval set forth in this Section 7.02(b) shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions to be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Lucent Proxy Statement, Form F-4 or the Alcatel Necessary Corporate Documents (including by incorporation by reference) to the extent that it contains (i) a Lucent Change in Recommendation or an Alcatel Change in Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Lucent or Alcatel (as the case may be) for making such Lucent Change in Recommendation or Alcatel Change in Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing.

      (c) Lucent will advise Alcatel, and Alcatel will advise Lucent, promptly after it receives notice thereof, of the times when the Form F-4 and Form F-6 have become effective, when the Alcatel Circular obtains the “visa” of the AMF, the issuance of any stop order, the suspension of the qualification of the ADSs or Alcatel Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction or any request by any governmental body or authority for amendment of the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6.
      (d) Alcatel shall file the opinion described in Section 8.03(d) with the SEC on a post-effective amendment to the Form F-4, unless requested otherwise by Lucent prior to the Effective Time.
      Section 7.03     Access to Information; Compliance Program; Transition Committee.
      (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 9.01, to the extent permitted by applicable law, Lucent and Alcatel will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of Lucent or Alcatel, as the case may be; provided that no investigation of the other party’s business shall affect any representation or warranty given by either party hereunder, and no party shall be required to afford such access if it would cause a significant risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party. Lucent agrees to comply with the provisions of Section 7.03(a) of the Lucent Disclosure Letter with respect to access to certain information. All information obtained by Alcatel or Lucent pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated February 9, 2006 between Alcatel and Lucent (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
      (b) The parties will work together in order to develop a mutually acceptable compliance program, in general based on the current compliance program of Lucent, to address the combined company’s compliance following the Effective Time with its obligations under the Foreign Corrupt Practices Act, OECD rules and other relevant laws. This policy will include: (i) key policies and procedures; (ii) training, education and communication; (iii) approval system for gifts, expenses and similar items; and (iv) auditing, monitoring and reporting.
      (c) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.01, and subject to applicable law, Lucent and Alcatel will cooperate with each other in implementing the plan and procedures set forth in Section 7.03(c) of the Alcatel Disclosure Letter. In connection with this obligation, Lucent and Alcatel shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as coordinators for this purpose.
      (d) Alcatel and Lucent shall create a special transition committee (the “Transition Committee”) that shall be co-chaired by the Chief Executive Officer of Alcatel and the Chief Executive Officer of Lucent and shall be composed of such chief executive officers and an even number of designees, half of whom shall be designated by each of Alcatel and Lucent. After the date of this Agreement and prior to the Effective Time, the Transition Committee shall examine various alternatives regarding the manner in which to best organize and manage the business of Alcatel and its Subsidiaries (including Lucent) after the Effective Time, subject to applicable law.
      Section 7.04     Tax Treatment. (a) Each of Alcatel and Lucent will use its reasonable best efforts, and each agrees to cooperate with the other and provide the other with such documentation, information and materials as may be reasonably necessary, proper or advisable to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 8.03(d), (ii) avoid gain recognition to the stockholders of Lucent pursuant to Section 367(a)(1) of the Code and (iii) enable the parties to obtain, prior to the Closing Date, any rulings from the IRS relating to the Merger, including any rulings under Section 367 of the Code that are referred to in Section 8.03(d) of this Agreement. If Lucent notifies Alcatel that Lucent desires to seek a ruling from the IRS relating to the Merger, then the parties shall jointly submit the request for such a ruling and work together in good faith in the preparation of such request. Alcatel shall not make any submission or representation to the IRS in connection with the Merger, including in connection with a ruling request, without the approval of Lucent. Neither Alcatel nor Lucent will take or fail to take (and, following the Merger, Alcatel will cause Lucent not to take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause stockholders of Lucent to recognize gain pursuant to Section 367(a)(1) of the Code, other than any such stockholder that would be a “five-percent transferee shareholder” of Alcatel (within the meaning of US Treasury Regulation Section 1.367(a)-3(c) (5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367 (a)-8(b). With respect to the Merger, Alcatel will (and following the Merger will cause Lucent to) file all required information with its Tax Returns and maintain all records required for Tax purposes, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6).
      (b) Alcatel shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz a certificate substantially in the form attached hereto as Section 7.04(b) to the Alcatel Disclosure Letter. Lucent shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz a certificate substantially in the form attached hereto as Section 7.04(b) to the Lucent Disclosure Letter.
      (c) Alcatel will make arrangements with each five-percent transferee shareholder, as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), if any, to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such person’s gain recognition agreement entered into under Treasury Regulation Section 1.367(a)-8.
      Section 7.05     Public Announcements. Alcatel and Lucent will consult with each other and provide each other with the opportunity to review and comment upon any press release or any public statement with respect to this Agreement or the transactions contemplated hereby prior to the issuance of such press release or the making of such public statement unless otherwise required by applicable law or any listing agreement with any national securities exchange. Alcatel and Lucent agree to issue a joint press release announcing the execution of this Agreement.
      Section 7.06     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Lucent or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Lucent or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Lucent acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
      Section 7.07     Notices of Certain Events. (a) Each of Lucent and Alcatel shall promptly notify the other party of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.
      (b) Lucent and Alcatel shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.
      (c) Prior to the Effective Time, Lucent shall cause to be delivered to Alcatel a letter identifying, to the best of Lucent’s knowledge, all Persons who are, at the time of the Lucent Stockholder Meeting, “affiliates” of

Lucent for purposes of Rule 145 under the 1933 Act. Lucent shall furnish such information and documents as Alcatel may reasonably request for the purpose of reviewing such list. Lucent shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Alcatel on or prior to the Effective Time a letter agreement substantially in the form of Exhibit D to this Agreement.
      Section 7.08     Payment of Dividends. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.01, Alcatel and Lucent will coordinate with each other regarding the declaration of dividends in respect of the shares of Alcatel Ordinary Shares and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and the shares of Alcatel Ordinary Shares any holder of Shares receives in exchange therefor in connection with the Merger.
ARTICLE VIII
Conditions to the Merger
      Section 8.01     Conditions to the Obligations of Each Party. The obligations of Lucent, Alcatel and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) the Lucent Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) the Alcatel Shareholder Approval shall have been obtained in accordance with applicable French law;

(c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(d) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market;

(e) the parties shall (i) have received all required governmental antitrust and/or competition approvals and consents (excluding those specified in foregoing paragraphs (c) and (d)), and (ii) have made all requisite filings, notices or notifications, other than, in the case of each of clauses (i) and (ii), those the absence of which would not result in a Material Adverse Effect on Lucent or Alcatel;

(f) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

(g) the Form F-4 shall have been declared effective by the SEC under the 1933 Act, and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and the approval (visa) of the registration statement by the AMF relating to the Alcatel Ordinary Shares to be issued on the Effective Date as part of the transactions contemplated by this Agreement shall have been obtained;

(h) ADSs (and, if required, the underlying shares of Alcatel Ordinary Shares) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance and the AMF and the Euronext Paris SA shall have approved the listing of the Alcatel Ordinary Shares to be issued on the Effective Date as part of the transactions contemplated by this Agreement;

(i) at or prior to the Effective Time, the Committee on Foreign Investment in the United States (“CFIUS”) shall have notified Alcatel in writing that it has determined not to investigate the transactions contemplated by this Agreement (including the Merger) pursuant to the powers vested in it by the Exon-Florio Act or, in the event that CFIUS has undertaken such an investigation, CFIUS has terminated such investigation or the President of the United States has determined not to take any action that would result in a Detriment;

(j) there shall not be instituted or pending any action, litigation or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation by Alcatel or any Subsidiary of Alcatel of all or any material portion of the business or assets of Lucent or any of its Subsidiaries or of Alcatel or any of its Subsidiaries or to compel Alcatel or any Subsidiary of Alcatel to dispose of or hold separate all or any material portion of the business or assets of Lucent or any of its Subsidiaries or of Alcatel or any of its Subsidiaries, or (ii) seeking divestiture of any Shares (or shares of stock of the Surviving Corporation) or seeking to impose or confirm limitations on the ability of Alcatel or any Subsidiary of Alcatel effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including the right to vote any Shares (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders, in the case of clause (i) or clause (ii) which would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its Subsidiaries taken as a whole or Alcatel and its Subsidiaries taken as a whole (any such matter described in clauses (i) or (ii) of this Agreement being referred to in this Agreement as a “Detriment”);

(k) there shall not be any statute, rule, regulation, injunction, order or decree or decision, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that is reasonably likely, directly or indirectly, to result in a Detriment;
      Section 8.02     Conditions to the Obligations of Alcatel and Merger Subsidiary. The obligations of Alcatel and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) Lucent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Lucent contained in this Agreement that are qualified by a “Material Adverse Effect” qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); (ii) the representations and warranties of Lucent contained in this Agreement that are not qualified by a “Material Adverse Effect” qualification (other than the representations and warranties of Lucent contained in the second sentence of Section 3.05) shall be true in all respects when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent, and (iii) the representation and warranty of Lucent contained in the second sentence of Section 3.05 shall be in true in all material respects as of the date specified in such representation and warranty;

(c) Alcatel shall have received a certificate of Lucent, signed by a senior executive officer of Lucent, certifying to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied; and

(d) The fair market value of the Plan Assets as of the Plan Asset Measurement Date shall not be less than the Plan Asset Target. For purposes of this Section 8.02(d): (i) “Plan Assets” shall mean assets held under the Major Pension Plans, less the amount of all contributions to such plans following September 30, 2005; (ii) “Major Pension Plans” shall mean those pension plans maintained by Lucent or any of its Subsidiaries and reflected in “major plans” under the column headed “pension benefits September 30, 2005” on page 61 of Lucent’s annual report on Form 10-K for its fiscal year ended September 30, 2005; (iii) “Plan Asset Measurement Date” shall mean the last day of the month last ending prior to the Closing Date and (iv) “Plan Asset Target” shall mean $28,600,000,000 if the Plan Measurement Date is on or prior to September 30, 2006, reduced by $200,000,000 as of the first day of each calendar month thereafter through December 2006, but in no event less that $28,000,000,000.

      Section 8.03     Conditions to the Obligations of Lucent. The obligation of Lucent to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) Alcatel shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Alcatel contained in this Agreement that are qualified by a “Material Adverse Effect” qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); (ii) the representations and warranties of Alcatel contained in this Agreement that are not qualified by a “Material Adverse Effect” qualification (other than the representations and warranties of Lucent contained in the first sentence of Section 4.05) shall be true in all respects when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel, and (iii) the representation and warranty of Alcatel contained in the first sentence of Section 4.05 shall be in true in all material respects as of the date specified in such representation and warranty;

(c) Lucent shall have received a certificate of Alcatel, signed by a senior executive officer of Alcatel, certifying to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied; and

(d) Lucent shall have received an opinion of Wachtell, Lipton, Rosen & Katz in form and substance reasonably satisfactory to Lucent, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, dated the Effective Time, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Alcatel, Merger Subsidiary and Lucent will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) each transfer of Shares to Alcatel by a stockholder of Lucent pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon (among other things) (x) and require certain representations of officers of Alcatel and Lucent reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Section 7.04(b) of the Alcatel Disclosure Letter and Lucent Disclosure Letter, respectively, and (y) any rulings received by the parties from the IRS with respect to the Merger (and any representations of Alcatel or Lucent made in connection therewith), including any ruling received by the parties to the effect that the Merger will not be subject to section 367(a)(1) of the Code (and any representations of Alcatel or Lucent made in connection therewith). The opinion may assume that all applicable reporting requirements have been satisfied and that any stockholder who is a “five-percent transferee shareholder” with respect to Alcatel within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner file the agreement described in United States Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B). After receipt of Lucent Stockholder Approval, Lucent shall not waive receipt of a tax opinion from Wachtell, Lipton, Rosen & Katz as a condition to closing unless further approval of the shareholders of Lucent is obtained with appropriate disclosure.

ARTICLE IX
Termination
      Section 9.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger and this Agreement by the stockholders of Lucent or any approval of the matters constituting the Alcatel Shareholder Approval by the shareholders of Alcatel):

(a) by mutual written consent of Lucent and Alcatel;

(b) by either Lucent or Alcatel,

(i) if the Effective Time shall not have occurred on or before December 31, 2006 (the “End Date”); provided that if (x) the Effective Time has not occurred by December 31, 2006 solely by reason of non-satisfaction of one or more of the conditions set forth in Sections 8.01(c), 8.01(d), 8.01(e) or 8.01(h) and (y) all other conditions in Article VIII have been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be extended one or more times up to and including March 31, 2007; provided further that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before December 31, 2006, in the case of a failure prior to that date, or March 31, 2007, in the case of any such failure after December 31, 2006;

(ii) if the Lucent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Lucent Stockholder Meeting or any adjournment thereof;

(iii) if the Alcatel Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Alcatel Shareholder Meeting or any adjournment thereof;

(iv) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Alcatel or Lucent from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(c) by Alcatel, if (i) there is a Lucent Change in Recommendation or (ii) the Lucent Stockholder Meeting shall not have been called and held as required by Section 5.02;

(d) by Lucent, if (i) there is an Alcatel Change in Recommendation or (ii) the Alcatel Shareholder Meeting shall not have been called and held as required by Section 6.04.

(e) by Lucent, if Alcatel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or 8.03, and (B) is incapable of being cured by Alcatel or is not cured by Alcatel within 60 days following receipt of written notice from Lucent of such breach or failure to perform;

(f) by Alcatel, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or 8.02, and (B) is incapable of being cured by Lucent or is not cured by Lucent within 60 days following receipt of written notice from Alcatel of such breach or failure to perform;
      The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01, specifying the provision of this Agreement pursuant to which such termination is effected.
      Section 9.02     Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.02, in Article X, in the last sentence of Section 7.03, and in the

Confidentiality Agreement shall survive the termination of this Agreement and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.
ARTICLE X
Miscellaneous
      Section 10.01     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Alcatel or Merger Subsidiary, to:

Alcatel
54, rue La Boétie
75008 Paris, France
Facsimile No.: +33 1 40 76 14 35

Attn:	Pascal Durand-Barthez General Counsel

with a copy to:

Roger S. Aaron
Stephen F. Arcano
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile No.: (212) 735-2000

if to Lucent, to:

Lucent Technologies, Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
Facsimile No.: (908) 582 4640

Attn:	William Carapezzi, Jr., Esq. Senior Vice President, General Counsel and Corporate Secretary

with a copy to:

David A. Katz
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile No.: (212) 403-2000
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.
      Section 10.02     Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.
      Section 10.03     Amendments; No Waivers. (a) Any provision of this Agreement (including the Exhibits hereto and the Lucent Disclosure Letter and the Alcatel Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lucent, Alcatel and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Lucent, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Lucent, (ii) any term of the articles of association and by-laws of Alcatel or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Lucent.
      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      Section 10.04     Expenses. (a) Except as otherwise specified in this Section 10.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense; provided that all liability for transfer taxes (other than transfer taxes to be paid by Alcatel in connection with the issuance and creation of ADSs and the underlying Alcatel Ordinary Shares in the Merger, as provided in Section 1.02(b)) incurred by Lucent or Lucent’s stockholders in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Alcatel.
      (b) If
      (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(ii) or if Alcatel terminates this Agreement pursuant to Section 9.01(c)(ii) and (B) prior to the Lucent Stockholder Meeting (in the case of a termination pursuant to Section 9.01(b)(ii)) or the date of termination (in the case of a termination pursuant to Section 9.01(c)(ii)), a Lucent Acquisition Proposal was made known to Lucent or was made known directly to the stockholders of Lucent or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make a Lucent Acquisition Proposal; or
      (ii) Alcatel terminates this Agreement pursuant to Section 9.01(c)(i), then in any case described in clause (i) or (ii), Lucent shall pay to Alcatel by wire transfer of immediately available funds an amount equal to $250,000,000 (the “Lucent Initial Fee”). The Lucent Initial Fee shall be paid immediately upon termination of this Agreement. Receipt by Alcatel of the Lucent Initial Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon receipt of the Lucent Initial Fee, Lucent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Sections 9.02(b) and 10.04(c).
      (c) If:
      (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(ii), (B) prior to the Lucent Stockholder Meeting, a Lucent Acquisition Proposal was made known to Lucent or was made known directly to the stockholders of Lucent or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make a Lucent Acquisition Proposal, and (C) Lucent enters into an agreement with respect to, or consummates, any Lucent Acquisition Proposal with any Person within twelve months after such termination of this Agreement; or
      (ii) (A) if Alcatel terminates this Agreement pursuant to Section 9.01(c) and (B) Lucent enters into an agreement with respect to, or consummates, any Lucent Acquisition Proposal with any Person within twelve months after such termination of this Agreement;
then in any case described in clause (i) or (ii), Lucent shall pay to Alcatel by wire transfer of immediately available funds an amount equal to $500,000,000 (the “Lucent Termination Fee”) no later than the time of Lucent’s entering into an agreement with respect to any Lucent Acquisition Proposal with any Person or, if there is no such agreement, upon consummation of such Lucent Acquisition Proposal, and shall be offset by any amounts previously paid to Alcatel pursuant to Section 10.04(b). Acceptance by Alcatel of the Lucent Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Lucent Termination Fee, Lucent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Section 9.02(b). Lucent acknowledges that the agreements contained in Sections 10.04(b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Alcatel would not enter into this Agreement; accordingly, if Lucent fails to pay when due the amounts due pursuant to Sections 10.04(b) and (c) Alcatel shall be entitled to interest on the amounts set forth in Sections 10.04(b) and (c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      (d) If
      (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(iii) or if Lucent terminates this Agreement pursuant to Section 9.01(d)(ii) and (B) prior to the Alcatel Shareholder Meeting (in the case of a termination pursuant to Section 9.01(b)(iii)) or the date of termination (in the case of a termination pursuant to Section 9.01(d)(ii)), an Alcatel Acquisition Proposal was made known to Alcatel or was made known directly to the shareholders of Alcatel or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make an Alcatel Acquisition Proposal; or
      (ii) Lucent terminates this Agreement pursuant to Section 9.01(d)(i);
then in any case described in clause (i) or (ii), Alcatel shall pay to Lucent by wire transfer of immediately available funds an amount equal to $250,000,000 (the “Alcatel Initial Fee”). The Alcatel Initial Fee shall be paid immediately upon termination of this Agreement. Acceptance by Lucent of the Alcatel Initial Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Alcatel Initial Fee, Alcatel and Merger Subsidiary shall be fully released and discharged from any liability or obligation resulting from or under this Agreement except as otherwise provided in Sections 9.02(b) and 10.04(e).
      (e) If:
      (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(iii), (B) prior to the Alcatel Shareholder Meeting, an Alcatel Acquisition Proposal was made known to Alcatel or was made known directly to the shareholders of Alcatel or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make an Alcatel Acquisition Proposal, and (C) Alcatel enters into an agreement with respect to, or consummates, any Alcatel Acquisition Proposal with any Person within twelve months after such termination of this Agreement; or
      (ii) (A) if Lucent terminates this Agreement pursuant to Section 9.01(d) and (B) Alcatel enters into an agreement with respect to, or consummates, any Alcatel Acquisition Proposal with any Person within twelve months after such termination of this Agreement;
then in any case described in clause (i) or (ii), Alcatel shall pay to Lucent by wire transfer of immediately available funds an amount equal to $500,000,000 (the “Alcatel Termination Fee”), which shall be paid no later than the time of Alcatel’s entering into an agreement with respect to any Alcatel Acquisition Proposal with any Person or, if there is no such agreement, upon consummation of such Alcatel Acquisition Proposal, and shall be offset by any amounts previously paid to Lucent pursuant to Section 10.04(d). Acceptance by Lucent of the Alcatel Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Alcatel Termination Fee, Alcatel and Merger Subsidiary shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Section 9.02(b). Alcatel acknowledges that the agreements contained in Sections 10.04(d) and (e) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Lucent would not enter into this Agreement; accordingly, if Alcatel fails to pay when due the amounts due pursuant to this Section 10.04(d) and (e), Lucent shall be entitled to interest on the amounts set forth in this Section 10.04(d) and (e) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      Section 10.05     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.
      Section 10.06     Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.
      Section 10.07     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
      Section 10.08     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 10.09     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received (by telecopy or otherwise) counterparts of this Agreement signed by all of the other parties hereto.
      Section 10.10     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the Lucent Disclosure Letter and the Alcatel Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and thereof. Except for the provisions of Section 1.02 (which shall be for the benefit of the holders of Shares as of immediately prior to the Effective Time) and Section 6.03 (which shall be for the benefit of the Indemnitees), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.
      Section 10.11     Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement.

If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
      (b) Any matter disclosed in the Alcatel Disclosure Letter or the Lucent Disclosure Letter, as the case may be, in respect of any representation or covenant made by such party shall be deemed to be disclosed for purposes of the other representations and covenants made by such party to the extent that such disclosure (in light of its form and substance) would reasonably be expected to be pertinent to such other representation(s) and covenant(s).
      Section 10.12     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUCENT TECHNOLOGIES, INC.

By:	/s/ Patricia F. Russo ______________________________________ Patricia F. Russo Chairman and Chief Executive Officer

ALCATEL

By:	/s/ Serge Tchuruk ______________________________________ Serge Tchuruk Chairman and Chief Executive Officer

AURA MERGER SUB, INC.

By:	/s/ Jean-Pascal Beaufret ______________________________________ Jean-Pascal Beaufret President

ANNEX B
ARTICLES OF ASSOCIATION AND BY-LAWS
As amended through [       ●       ] [       ●       ], 2006

THIS DOCUMENT IS A TRANSLATION FROM FRENCH INTO ENGLISH, DELIVERED AT THE REQUEST OF THE RECIPIENT AND HAS NO OTHER VALUE THAN AN INFORMATIVE ONE. SHOULD THERE BE ANY DIFFERENCE BETWEEN THE FRENCH AND THE ENGLISH VERSION, ONLY THE TEXT IN FRENCH LANGUAGE SHALL BE DEEMED AUTHENTIC AND BINDING.
ARTICLES OF ASSOCIATION AND BY-LAWS
Article 1 — Legal Form
      The Company, made up of holders of existing shares and shares that may be issued in the future, is in the form of a “societe anonyme” governed by the statutory and regulatory provisions in force at present and in the future and by the present Articles of association and by-laws.
Article 2 — Purpose
      The purpose of the Company in all countries shall be:
      1. The study, the manufacture, the development and the business of all devices, equipment and software relating to domestic, industrial, civilian or military applications and other applications related to electricity, telecommunications, data processing, electronics, space industry, nuclear power, metallurgy and generally to all means of production and transmission of power or communications (cables, batteries and other components) and all possible activities related to operations and services in connection with the above-mentioned means.
      2. The acquisition, the use and the sale or transfer of all patents, licenses, royalties, manufacturing processes and secrets, knack, patterns, trademarks or software related to the devices and equipment mentioned in the above paragraph.
      3. The creation, the acquisition, the use, the transfer, the leasing of all industrial or commercial premises, factories, buildings, equipment and machines of any kind, necessary or useful for the implementation of its objects.
      4. The acquisition of equity participations in any company, association, partnership, French or other, irrespective of its legal form, object and activity.
      5. The management of shares and securities, investment by any means whatsoever, and in particular by acquisition, increase in capital, take-over or merger.
      6. The creation, the acquisition, the taking of lease or granting, the management of all companies, French or others, whatever their activities, and in particular in the financial, industrial, commercial, mining, agricultural fields or connected to the activities described in paragraph 1.
      7. The management of its own assets, fixed or moveable, and of any assets, irrespective of their structure.
      The above shall be carried out by the Company, directly or indirectly, by way of forming companies, contributions, subscription or purchase of securities or corporate rights, merger, take-over, capital investment by a silent partner, partnerships or in any other way.
      In general, the Company may carry out all industrial, commercial, financial operations, fixed or moveable property, connected, directly or indirectly, wholly or in part, to the above-mentioned object and to similar or related objects.
Article 3 — Name
      The name of the Company is: [Name of combined company].

Article 4 — Registered Office
      The registered office is at 54, rue La Boétie, 75008 Paris.
Article 5 — Duration
      Except in the case of an early termination or extension agreed by an extraordinary Shareholders’ Meeting, the duration of the Company shall be ninety nine years as of July 1, 1987.
Article 6 — Capital
      The share capital is set at EUR 2 857 083 280. It is made up of 1 428 541 640 shares with a nominal value of EUR 2 each, wholly paid up.
Article 7 — Form, Registration, Holders, Thresholds of Shares
      Shares shall be registered until fully paid up.
      Fully paid-up shares shall be registered or bearer shares as the Shareholder chooses, subject to the provisions of (2) below. Further to the statutory requirement to notify the Company of certain percentage share holdings, any Shareholder, natural or legal person holding a number of Company shares equal to or in excess of:

1.	2% of the total number of the shares must, within a period of five trading days from the date on which this share ownership threshold is reached, inform the Company of the total number of shares that he owns, by letter or fax. This notification shall be renewed under the same conditions each time a further threshold of 1% is reached.

2.	3% of the total number of the shares must, within a period of five trading days from the date on which this share ownership threshold is reached, request the registration of his shares. This obligation to register shares shall apply to all the shares already held as well as to any which might be acquired subsequently in excess of this threshold. The copy of the request for registration, sent by letter or fax to the Company within fifteen days from the date on which this share ownership threshold is reached, shall be deemed to be a notification that the threshold has been reached. A further request shall be sent in the same conditions each time a further threshold of 1% is reached, up to 50%.
      Calculation of the thresholds in (1) and (2) above shall include indirectly held shares and shares equivalent to existing shares as defined in Article L. 233-7 and seq. of the Commercial Code.
      Shareholders must certify that all securities owned or held as defined in the preceding paragraph are included in each such declaration and must also indicate the date(s) of acquisition.
      Should Shareholders not comply with the provisions set forth in (1) and (2) above, voting rights for shares exceeding the declarable thresholds shall, at the request of one or more Shareholders holding at least 3% of share capital, be withdrawn under the conditions and within the limits laid down by law. Any shareholder whose shareholding falls below either of the thresholds provided for in (1) and (2) above must also inform the Company thereof, within the same period of five days and in the same manner.
      Shares shall be materialized by registration in the owner’s name in the books of the issuing Company or of an authorized intermediary.
      Transfers of registered securities shall be made from one account to another. The registration, transfer and disposal of securities shall be carried out in accordance with the laws and regulations in force.
      Where the parties are not exempted from such formalities by law, the Company may require certification of signed declarations, transfer or assignment orders in accordance with the laws and regulations in force.

      The Company may, in accordance with the laws and regulations in force, request from all organizations or authorized intermediaries any information concerning Shareholders or holders of securities with immediate or future voting rights, their identity, the number of securities they hold and the possible limitations imposed on them.
Article 8 — Paying-Up of the Shares
      The total amount of the shares issued by way of increase in capital and to be paid-up in cash is payable under the conditions set out by the Board of Directors. The calling-up of capital is notified to the subscribers and Shareholders at least ten days before the date fixed for each payment, by a notice inserted in a legal journal appearing in the place where the registered office of the Company is situated, or by individual recorded delivery. Any delay in the payment of sums due shall incur, in itself, and without the need for any formalities, the payment of interest at the legal rate, on a daily basis, starting from the date of the demand for payment without prejudice to the personal action that the Company can exercise against the defaulting Shareholder and the means of enforcement provided for by law.
Article 9 — Rights and Obligations of Shares
      Each share shall give entitlement to Company assets and distribution of profits in the proportions set out in Articles 24 and 25 below, with the exception of rights attached to shares of different categories that may be created. Tax charges shall be levied as a whole on all shares without distinction, such that each share in a same Class shall give entitlement to payment of the same net amount on any distribution or reimbursement made during the Company’s term or on liquidation.
      Shareholders shall be liable only up to the nominal amount of each share held. Any call to pay in capital in excess of such amount is prohibited. Dividends and income from shares issued by the Company shall be paid under the conditions authorized or provided for by the regulations in force and in such a way as the Shareholders’ Meeting or, failing that, the Board of Directors, shall decide.
      Rights and obligations shall remain attached to a share regardless of who holds the share.
      Ownership of a share entails as of right acceptance of the Company’s Articles of association and by-laws and of resolutions of the Shareholders’ Meeting.
      Shares are indivisible with regard to the Company; joint owners of shares must be represented by a single person. Shares with usufruct must be identified as such in the share registration.
Article 10 — Creditors of Shareholders
      Creditors of a Shareholder may not, by whatsoever means, cause the goods or assets of the Company to be placed under seal, divided or sold by auction and may not interfere in any way with the Company’s management. In the exercise of their rights they must rely on Company records and resolutions of Shareholders’ Meeting.
Article 11 — Issuance of Securities Representing Debt
      The Company may contract borrowings as and when needed by means of the issuance of securities representing debt, under the conditions provided by law.
Article 12 — Management
      The Company shall be managed by a Board of Directors consisting of no less than six and no more than fourteen members.
      Each director must hold at least 500 Company shares.

      If there exists any vacancy on the Board of Directors following the decease or resignation of one or more directors, the Board of Directors shall temporarily appoint for each vacancy one replacement director, such appointment being subject to approval at the next Shareholders’ Meeting. The appointment of a replacement director in the event of a vacancy by reason of decease or resignation requires the affirmative vote of at least two-thirds of the directors then in office until [date that reflects the first anniversary of the Closing of the Merger to be inserted], and thereafter requires the affirmative vote of the majority of the directors present or represented.
Article 13 — Term of Office and Maximum Age of Director
      Directors shall be elected for a four-year term. Directors may be re-elected subject to the conditions below. A director appointed to replace another director shall hold office only for the remainder of his predecessor’s term of office.
      The maximum age for holding a directorship shall be 70. This age limit does not apply if less than one third, rounded up to the nearest whole number, of serving directors have reached the age of 70. No director over 70 may be appointed if as a result more than one third of the serving directors rounded up as defined above, are over 70.
      If for any reason whatsoever the number of serving directors over 70 should exceed one third as defined above, the oldest director(s) shall automatically be deemed to have retired at the ordinary Shareholders’ Meeting called to approve the accounts of the financial year in which the proportion of directors over 70 years was exceeded, unless the proportion was re-established in the interim. Directors representing legal persons shall be taken into account when calculating the number of directors to which the age limit does not apply. Directors representing legal persons must replace any 70 year old representative at the latest at the ordinary Shareholders’ Meeting called to approve the accounts of the financial year in which such representative reached the age of 70.
      The age limitations set forth in this Article shall apply to any Chairman of the Board of Directors, provided that such Chairman is not also the Chief Executive Officer of the Company, in which case the age limitation set forth in Article 18 shall apply.
Article 14 — Non-Voting Observers
      On the Chairman’s recommendation, the Board of Directors may submit to the ordinary Shareholders’ Meeting the appointment of one or two observers. The number of observers may not exceed six.
      The observers shall be called to meetings of the Board of Directors and shall participate in a consultative capacity. They shall be appointed for a six year term which may be renewed or revoked at any time.
      They may or may not be Shareholders and may receive a remuneration set annually by the ordinary Shareholders’ Meeting and distributed by the Board of Directors.
Article 15 — Board Meetings
      1. The Board shall meet as often as required in the interest of the Company at the corporate headquarters or any other location, either in France or abroad, as determined by the Chairman in consultation with the Chief Executive Officer. The meeting is called by the Chairman as stipulated by law, by any means, even verbally, and may be called at the request of the Chief Executive Officer or at least one-third of the directors.
      An agenda clearly stating matters to be discussed shall be attached to each notice of meeting.
      In the event the Chairman and the Vice-Chairman or Chairmen cannot attend, the Chairman or, if he does not do so, the Board may designate for each meeting the director who shall chair the meeting.
      2. Any director, whether a natural person or the standing representative of a legal person, may give another director power of attorney to represent him at a board meeting; the authorized agent must show proof of his power of attorney at the start of the meeting. Directors may hold only one power of attorney per meeting which shall be valid for a specific meeting only.
      Except where prohibited by law, directors who participate in the board meeting through video-conferencing methods, the type and use of which are defined by current regulations, shall be deemed present at the meeting for the calculation of quorum and majority.
      3. Except as stipulated in Article 12 above, for resolutions governing the appointment of directors to fill any vacancy following the decease or resignation of any director, Paragraphs 2 and 3 of Article 16 below, for resolutions governing the choice of management, in Paragraphs 1 and 2 of Article 17 below, for resolutions governing the appointment and removal of the Chairman and the Chief Executive Officer, resolutions shall be adopted under the quorum and majority laid down by law. In the event of a tie, neither the Chairman nor any director acting as Chairman shall have a casting vote.
      4. The minutes of the meetings shall be drawn up and copies shall be certified and delivered in accordance with the law.
      5. On the Chairman’s proposal, the Board may authorize members of management or third parties to attend Board meetings; they shall not have a vote.
Article 16 — Powers and Responsibilities of the Board
      1. The Board of Directors is vested with complete authority granted to it by the legislation in effect.
      The Board shall determine the business strategies of the Company and shall ensure their implementation.
      Subject to the authority expressly reserved for the Shareholders, and within the limits of the corporate purpose, the Board of Directors shall deal with any question that affects the Company’s operations, and governs the affairs of the Company through its deliberations.
      2. The Board of Directors shall decide whether the management of the Company will be performed by the Chairman of the Board of Directors or by a Chief Executive Officer.
      3. Until [date that reflects the third anniversary of the Closing of the Merger to be inserted], management of the Company will be performed by the Chief Executive Officer unless the Board of Directors decides, by the affirmative vote of at least two-thirds of the directors then in office, that management of the Company will be performed by the Chairman of the Board of Directors.
      4. From and after [date that reflects the third anniversary of the Closing of the Merger to be inserted], the Board of Directors may deliberate on the matter of whether management of the Company shall be performed by the Chief Executive Officer or the Chairman of the Board of Directors only if at least two-thirds of its current members are present. When it has been unable to deliberate because the required quorum is not present, the Board of Directors must meet a second time to deliberate again within a maximum period of ten days. The Board’s decision with respect to the management method of the Company shall be made by a two-thirds majority of the directors present or represented, and shall remain valid until a new decision from the Board.
      5. Each director shall receive all of the information necessary to perform the duties of his office and may obtain any document he deems useful.
      6. Notwithstanding statutory provisions, particularly those concerning the Chairman of the Board of Directors or the Chief Executive Officer, if he is a director, directors do not in the exercise of their management enter into any personal or joint undertaking with regard to the Company’s commitments; within the limits set by the laws in force, they shall only be liable for performance of their appointed duties.

Article 17 — Chairman, Vice-Chairmen, Chief Executive Officer, Senior Executive Vice Presidents, and Secretary « President, Vice-President, Directeur General, Directeurs Generaux Delegues et Secretaire »
      1. The Board of Directors shall appoint from among its members, upon the affirmative vote of at least two-thirds of the directors in office until [date that reflects the third anniversary of the Closing of the Merger to be inserted], and thereafter upon the affirmative vote of the majority of the directors present or represented, a Chairman for a term not to exceed the term of his/her position as a director. The Board of Directors may remove the Chairman at any time, upon the affirmative vote of at least two-thirds of the directors in office until [date that reflects the third anniversary of the Closing of the Merger to be inserted], and thereafter upon the affirmative vote of the majority of the directors present or represented
      The Chairman of the Board of Directors shall perform the missions assigned to him by law; in particular, he shall ensure the proper functioning of the Company’s governing bodies. He shall chair meetings of the Board of Directors, organize the work of the Board, and ensure that the directors are able to fulfill their mission.
      The Board of Directors shall appoint, if it so wishes, one or more Vice-Chairman from among its members, and shall set their term of office which may not exceed their term as director. The Vice-Chairman, or the most senior Vice-Chairman, shall perform the duties of the Chairman when he is unable to do so.
      2. If the Board of Directors does not assign the general management of the Company to the Chairman, the Board of Directors shall appoint, whether among its members or outside the board, upon the affirmative vote of at least two-thirds of the directors in office until [date that reflects the third anniversary of the Closing of the Merger to be inserted], and thereafter upon the affirmative vote of a majority of the directors present or represented, a Chief Executive Officer for a term, determined by the Board of Directors at the time of such appointment, not to exceed, if applicable, the term of his/her position as a director. The Board of Directors may remove the Chief Executive Officer at any time, upon the affirmative vote of at least two-thirds of the directors in office until [date that reflects the third anniversary of the Closing of the Merger to be inserted], and thereafter upon the affirmative vote of a majority of the directors present or represented.
      3. The Chief Executive Officer is invested as of right with the fullest power to act in all circumstances as the Company’s behalf, within the limits of the corporate purpose and subject to the powers expressly invested in Shareholders’ Meetings by law and the powers specifically invested in the Board of Directors.
      The Chief Executive Officer shall represent the Company in its relations with third parties. He shall represent the Company in the courts. When the Chairman of the Board of Directors assumes the management of the Company, the provisions of this Article and the law governing the Chief Executive Officer shall apply to him.
      4. On the proposal of the Chief Executive Officer, the Board of Directors may authorize one or more persons to assist him, who shall have the title of Deputy Executive Officers (Directeur Général Délégué).
      A maximum of five Deputy Executive Officers may be appointed. The scope and duration of the powers delegated to Senior Executive Vice-Presidents shall be determined by the Board of Directors in agreement with the Chief Executive Officer.
      Deputy Executive Officers have the same authority as the Chief Executive Officer with respect to third persons.
      In the event the office of Chief Executive Officer becomes vacant, the duties and powers of the Deputy Executive Officers shall continue until the appointment of a new Chief Executive Officer, unless otherwise decided by the Board of Directors.
      5. The Board of Directors on the recommendation of the Chairman or the Chief Executive Officer, the Chairman or the Chief Executive Officer themselves and the Senior Deputy Executive Officers, may, within the limits set by law, delegate such powers as they or he deem fit, either for the management or conduct of the Company’s business or for one or more specific purposes, to all authorized agents, whether members of the board or not or member of the Company or not, individually or as committees. Such powers may be standing or temporary and may or may not be delegated to deputies. All or some of such authorized agents may also be authorized to authenticate all copies or extracts of all documents for which certification procedures are not laid down by law, and in particular all powers of attorney, Company accounts and Articles of association and by-laws, and to issue all certificates pertaining thereto.
      Powers of attorney granted by the Board of Directors, the Chairman, the Chief Executive Officer or the Deputy Executive Officers pursuant to the present Articles of association and by-laws shall remain effective should the terms of office of the Chairman, the Chief Executive Officer, the Deputy Executive Officers, or directors expires at the time such powers of attorney were granted.
      6. The Board shall appoint a secretary and may also appoint a deputy secretary under the same terms.
Article 18 — Age Limit for Chief Executive Officer
and Deputy Executive Officers
      Subject to the provisions respecting removal and appointment of the Chief Executive Officer in Article 17, the Chief Executive Officer and deputy executive officers may hold office for the period set by the Board of Directors, but this period shall not exceed their term of office as directors, if applicable, nor in any event shall such period extend beyond the date of the ordinary Shareholders’ Meeting called to approve the financial statements for the fiscal year in which they shall have reached 68 years of age, subject to the decision of the extraordinary shareholders’ meeting of the Company to postpone this age limit to a later date under exceptional circumstances. The same age limit shall apply to the Chairman when he/she is also the Chief Executive Officer.
      When the Chairman does not also occupy the position of Chief Executive Officer, he may hold the office of Chairman for the period set by the Board of Directors, but this period shall not exceed his/her term of office as director, subject to the terms set forth in Article 13.
Article 19 — Remuneration of Corporate Officers and Directors
      1. The remuneration for the Chairman of the Board of Directors, the Chief Executive Officer, and the Senior Executive Vice-President or Vice-Presidents shall be set by the Board of Directors. Said remuneration may be fixed and/or proportional.
      2. The Shareholder’s Meeting may award and set directors’ fees which shall remain unchanged until amended by a new resolution. The board shall distribute said amount among the directors as it sees fit and as required by law.
      Directors may not receive from the Company any remuneration, permanent or not, other than those specified by the law or nor contrary to it.
Article 20 — Statutory Auditors
      The ordinary Shareholders’ Meeting shall appoint at least two statutory auditors to undertake the duties required by law. The auditors may be reappointed. The Shareholders’ Meeting shall appoint as many deputy auditors as statutory auditors pursuant to paragraph 1 above.
Article 21 — Shareholders’ Meetings
      1. Ordinary and Extraordinary Shareholder’s Meetings shall be convened and held according to the rules and procedures laid down by law.
      The duly constituted Shareholders’ Meeting shall represent all the Shareholders.
      Its decisions are binding on all Shareholders, including those not present or dissenting.

      2. Meetings shall take place at the registered office or at any other place specified in the notice of Meeting.
      3. Any Shareholder may attend in person or be represented by proxy at the Meeting, on justification of his identity and of ownership of his shares either by a registration of his ownership or by depositing bearer shares with the holder at the places mentioned in the notice of the Meeting; these formalities should be completed at least three days before the Meeting, unless the Board of Directors decides otherwise.
      Subject to the terms and conditions defined by regulations and the procedures defined by the Board of Directors, Shareholders may participate and vote in all Ordinary or Extraordinary Shareholders’ Meetings by video-conferencing or any telecommunications method that allows identification of the Shareholder.
      4. Subject to the conditions defined by regulations, Shareholders may send their proxy or mail voting form for any Ordinary or Extraordinary Meeting either in paper form or, on the decision of the Board of Directors published in the notices of Meetings, by remote transmission.
      In order to be considered, all necessary forms for votes by mail or by proxy must be received at the Company’s registered offices or at the location stated in the notice of the Meeting at least three days before any Shareholders’ Meeting. This time limit may be shortened by decision of the Board of Directors. Instructions given electronically that include a proxy or power of attorney may be accepted by the Company under the conditions and within the deadlines set by the regulations in effect.
      5. The Meeting may be rebroadcast by video-conferencing or remote transmission. If applicable, this will be mentioned in the notice of Meeting.
      6. Any Shareholder who has demonstrated his intention to attend the Shareholders’ Meeting, issued a mail vote, or given a proxy by producing a certificate of non-transferability issued by the custodian of the shares may transfer all or part of the shares for which he has made known his intention to attend the Meeting, transmitted his vote or proxy, provided that he notifies the representative authorized by the Company so as to allow his vote or proxy to be canceled or the number of shares and corresponding votes to be changed, under the conditions and within the deadlines stipulated by law and regulations.
      7. The Shareholders’ Meeting shall be chaired either by the Chairman or Vice Chairman of the Board of Directors, or by a director appointed by the Board of Directors or by the Chairman.
      Shareholders shall appoint the officers of the Meeting made up of the Chairman, two tellers and a secretary.
      The tellers shall be the two members of the Meeting representing the largest number of votes or, should they refuse, those who come after in descending order until the duties are accepted.
      8. Copies or extracts of the minutes may be authenticated by the Chairman of the Board of Directors, the secretary of the Shareholders’ Meeting, or the director appointed to chair the Meeting.
Article 22 — Voting Rights
      Without prejudice to the following provisions, each member of the Shareholders’ Meeting has as many votes as shares that he owns or represents. However, double voting rights are attached to all fully paid up registered shares, registered in the name of the same holder for at least three years.
      Double voting rights shall be cancelled as of right for any share that is converted into a bearer share or whose ownership is transferred. However, the period set here above shall not be interrupted, nor existing rights cancelled, where ownership is transferred, the shares remaining in registered form, as a result of intestate or testamentary succession, the division between spouses of a common estate, or donation inter vivos in favor of a spouse or heirs.
      Whatever number of shares a Shareholder possesses, directly and/or indirectly, he may not cast, as single votes in his own name or as a proxy, more than 8% of the votes attached to the shares present or represented when any motion at a Shareholders’ Meeting is put to the vote. This limit may be exceeded if such

Shareholder is further entitled to double votes, in his own name or as a proxy, taking into account such additional voting rights only. However, the total number of votes cast may not under any circumstances whatsoever exceed 16% of the votes attached to the shares present or represented. Indirectly held shares and shares treated in the same way as owned shares as defined by the provisions of Articles L 233-7 et seq. of the Commercial Code shall be taken into account when applying the above mentioned limit.
      The limitation instituted in the preceding paragraph automatically becomes null and void from that time when an individual or a legal entity, acting alone or in concert with one or more individuals or legal entities, comes to hold at least 66.66% of the total number of the Company’s shares, as the result of a public offering to purchase or exchange relating to all of the Company’s shares. The Board of Directors agrees that at the announcement of such offerings, such invalidation will take effect.
      The limitation instituted in paragraph 4 above does not apply to the Chairman of the Shareholders’ Meeting casting a vote pursuant to proxies received in accordance with the legal obligation deriving from Article L. 225-106 al.7 of the Commercial Code.
      Voting rights in all ordinary, extraordinary or special Shareholders’ Meetings belong to the usufructuary.
Article 23 — Financial Year
      The financial year shall begin on January 1st and end on December 31st.
Article 24 — Allocation of Profits
      The difference between the proceeds and the expenses of the financial year, after provisions, constitutes the profits or the losses for the financial year. From the profits, minus previous losses, if any, shall be deducted the sum of 5% in order to create the legal reserves, until such legal reserves are at least equal to 1/10th of the share capital. Additional contributions to the legal reserves will be required if the legal reserves fall below, for any reason, that fraction.
      The distributable profits shall be the profits for the financial year minus the previous losses and the above-mentioned deduction plus income carried over. The Shareholders’ Meeting, on a proposal of the board, may decide to carry over some or all of the profits, to allocate them to reserve funds of whatever kind or to distribute them to the Shareholders as a dividend.
      Besides, the Shareholders’ Meeting may decide the distribution of sums deducted from the optional reserves, either as initial or additional dividends or as special distribution. In this case, the decision indicates clearly the items from which the said sums are deducted. However, the dividends are deducted first from the distributable profits of the financial year.
      The ordinary Shareholders’ Meeting may grant each Shareholder, for all or part of the dividend distributed or the interim dividend, the option to receive payment of the dividend or interim dividend in cash or in shares. The Shareholders’ Meeting or the Board of Directors, in the case of an interim dividend, fix the date from which the dividend shall be distributed.
Article 25 — Dissolution and Liquidation
      The Shareholders’ Meeting, under the quorum and majority conditions laid down by law, may, at any time and for any reason whatsoever, decide the early dissolution of the Company. When the Company reaches its due date, or in the event of early dissolution, the Shareholders’ Meeting shall decide the manner of liquidation, appoint one or more liquidators and set their powers, their terms of office and their remuneration. In the event of the death, resignation or indisposition of the liquidators the ordinary Shareholders’ Meeting, called under the condition laid down by law, shall take steps to replace them.
      The Shareholders’ Meeting shall retain the same powers during liquidation as in the Company’s course of business.

      On completion of the liquidation the Shareholders shall be called to approve the liquidator’s accounts and discharge him and to record the closing of the liquidation.
      The liquidator(s) shall carry out their duties under the conditions laid down by law. In particular, they shall realize all the Company’s movable and fixed assets, including by private treaty, and extinguish all its liabilities. They may also, with the authorization of the extraordinary Shareholders’ Meeting, transfer the Company’s entire assets or contribute them to another Company, in particular by way of a merger.
      Assets remaining after all liabilities have been extinguished shall first be used to pay Shareholders a sum equal to the paid up and non-redeemed capital. Any surplus shall constitute profits and shall be divided between all the Shareholders, subject to rights related to shares of different classes, if any.
Article 26 — Disputes
      Any disputes that may arise during the Company’s term or at its liquidation, whether between Shareholders and the Company or between Shareholders themselves where they concern Company matters, shall be subject to the jurisdiction of the competent courts.

ANNEX C
Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB
Tel: 020 7774 1000 | Telex: 94015777 | Cable: goldsachs london
Authorised and regulated by the Financial Services Authority
PERSONAL AND CONFIDENTIAL
April 2, 2006
Board of Directors
Alcatel
54, rue La Boétie 75008
Paris, France
Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Alcatel (the “Company”) of the exchange ratio of 0.1952 of an American Depositary Share (the “Company ADS”), each representing one ordinary share, nominal value € 2.00 per share (the “Company Common Stock”), of the Company (the “Exchange Ratio”), to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “Lucent Common Stock”), of Lucent Technologies, Inc. (“Lucent”), pursuant to the Agreement and Plan of Merger, dated as of April 2, 2006 (the “Agreement”), by and among the Company, Merger Sub, a wholly owned subsidiary of the Company, and Lucent.
Goldman Sachs International and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a substantial portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-managing underwriter of a public offering of 20,125,000 shares of Nexans, the cable and components segment of the Company, in June 2001. We also may provide investment banking services to the Company and Lucent in the future. In connection with the above-described services we have received, and may receive, compensation.
Goldman Sachs International is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs International and its affiliates may provide such services to the Company, Lucent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Lucent and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Forms 20-F and 10-K of the Company and Lucent for the five fiscal years ended December 31, 2005 and September 30, 2005, respectively; certain interim reports to stockholders of Alcatel and certain interim reports and Quarterly Reports on Form 10-Q for Lucent; certain other communications from the Company and Lucent to their respective stockholders; the Document de Référence for Alcatel; certain internal financial analyses and forecasts for Lucent prepared by its management, certain internal financial analyses and forecasts for the Company and Lucent prepared by the Company’s manage-

Board of Directors
Alcatel
April 2, 2006
Page Two
ment (the “Forecasts”), including certain cost savings and operating synergies projected by the management of the Company and Lucent to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior management of the Company and Lucent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Lucent. In addition, we have reviewed the reported price and trading activity for the Company ADSs and Company Common Stock and the Lucent Common Stock, compared certain financial and stock market information for the Company and Lucent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax, pension and other post employment benefit obligations and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts and Synergies prepared by the managements of the Company and Lucent have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Lucent. We also have assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Lucent or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Lucent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which the Company ADSs or shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company ADSs or Common Stock should vote with respect to such Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.
Very truly yours,
/s/ Goldman Sachs International

GOLDMAN SACHS INTERNATIONAL

ANNEX D
April 1, 2006
The Board of Directors
Lucent Technologies, Inc.
600 Mountain Avenue
Murray Hill, NJ 07974
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Lucent Technologies, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Alcatel S.A. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and a subsidiary of the Merger Partner (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Company as treasury stock or held by the Merger Partner or the Merger Sub, will be converted into the right to receive 0.1952 (the “Exchange Ratio”) of an American Depositary Share of the Merger Partner (the “Merger Partner ADS”), with each Merger Partner ADS representing one Ordinary Share of the Merger Partner, nominal value € 2.00 per share.
In arriving at our opinion, we have (i) reviewed a draft dated March 30, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner ADS and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any waiver of any condition to the completion of the Merger contained in the Merger Agreement.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner ADS will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We note that on March 23, 2006, the parties publicly confirmed that they were in discussions regarding a potential business combination transaction.
We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided investment banking and commercial banking services from time to time to the Company, the Merger Partner and their respective affiliates. Such past services include (i) acting as joint bookrunner, mandated lead arranger and documentation agent for the refinancing of a revolving credit facility for the Merger Partner in 2004, (ii) acting as lead dealer manager of a bond exchange offer for the Merger Partner in 2004, (iii) acting as financial advisor to the Company on its acquisition of Riverstone Networks in 2006, (iv) acting as bookrunner and administrative agent of a secured credit facility for the Company in 2006 and providing loan commitments thereunder, and (v) providing treasury services to the Company and its affiliates from time to time. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.
This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company (as well as in any prospectus or registration statement of Merger Partner containing any such proxy or information statement) but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. Morgan Securities Inc.

J.P. MORGAN SECURITIES INC.

ANNEX E
April 1, 2006
Board of Directors
Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974
Members of the Board:
      We understand that Lucent Technologies Inc. (“Lucent” or the “Company”), Alcatel (“Alcatel”) and Aura Merger Sub, Inc., a wholly owned subsidiary of Alcatel (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary with and into Lucent. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Alcatel, and each outstanding share of common stock, par value $0.01 per share (the “Lucent Common Stock”), of the Company, other than shares held in treasury or shares owned by Alcatel or Merger Subsidiary, will be converted into the right to receive 0.1952 shares (the “Exchange Ratio”) of an American Depository Share of Alcatel (the “Alcatel ADS”). Each Alcatel ADS is equivalent to one ordinary share, nominal value € 2.00 per share (“Alcatel Ordinary Share”), of Alcatel. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of Lucent Common Stock (other than Alcatel or any of its subsidiaries or affiliates).
For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of Alcatel and the Company, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning Alcatel and the Company, respectively;

(c)	reviewed certain financial projections prepared by the managements of Alcatel and the Company, respectively;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Alcatel and the Company, respectively;

(e)	discussed the past and current operations and financial condition and the prospects of Alcatel, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Alcatel;

(f)	discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

(g)	reviewed the pro forma impact of the Merger on the Company’s, Alcatel’s and the combined company’s earnings per share, cash flow, consolidated capitalization and other financial ratios;

(h)	reviewed the reported prices and trading activity for Alcatel Ordinary Shares, the Alcatel ADS and the Lucent Common Stock;

(i)	compared the financial performance of Alcatel and the Company and the prices and trading activity of Alcatel Ordinary Shares, the Alcatel ADS and the Lucent Common Stock with that of certain other publicly-traded companies comparable with Alcatel and the Company, respectively, and their securities;

(j)	participated in discussions among representatives of Alcatel and the Company and their financial and legal advisors;

(k)	reviewed the Merger Agreement draft dated March 31, 2006, and certain related documents; and

(l)	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by Alcatel and the Company for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Alcatel and the Company. We have relied without independent verification, upon the assessment by the managements of the Company and of Alcatel the timing and risks associated with the integration of the Company and Alcatel, their ability to retain key employees of the Company and Alcatel, respectively, and the validity of, and risks associated with, Lucent and Alcatel’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

      Morgan Stanley has also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger no delays, limitations, conditions or restrictions will be imposed that would cause a failure of any condition to either party’s obligation to complete the proposed Merger. We are not legal or tax advisors and have relied upon, without independent verification, the assessment of the Company with respect to legal and tax matters.
      We have not made any independent valuation or appraisal of the assets or liabilities of Alcatel, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof, may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company. We note that on March 23, 2006, the parties publicly confirmed that they were in discussions regarding a potential business combination transaction.
      We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the transaction. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and Alcatel and have received fees in connection with such services. Morgan Stanley and its affiliates may also seek to provide such services to Alcatel and its affiliates in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Alcatel or any other company or any currency or commodity that may be involved in this transaction.
      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission (the “SEC”) in connection with this transaction or in any filing Alcatel is required to make with the SEC that contains or includes any proxy statement, information statement or similar document of the Company. In addition, this opinion does not in any manner address the prices at which the Lucent Common Stock, the Alcatel ADS or Alcatel Ordinary Shares will trade following consummation of the transaction or at any other time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Alcatel should vote at the shareholders’ meetings to be held in connection with the transaction.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of the Lucent Common Stock (other than Alcatel or any of its subsidiaries or affiliates).

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Robert L. Eatroff ______________________________________ Robert L. Eatroff Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Under French law, Alcatel may generally indemnify, contract for and maintain liability insurance against civil liabilities incurred by any of its directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Under French law, Alcatel may not indemnify directors and officers for criminal liabilities, either directly or through liability insurance.
      Under French law, Alcatel is generally allowed to advance expenses incurred by its officers and directors in defending any civil or criminal action. Alcatel may also indemnify those directors and officers for their expenses, provided that they acted in good faith and in their capacities as directors or officers of Alcatel.
      Alcatel maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules
      (a) See Exhibit Index.

Item 22.	Undertakings
      (A) The undersigned registrant hereby undertakes as follows:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed or throughout a continuous offering.
      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (E) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, Alcatel has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Paris, France on May 9, 2006.

ALCATEL

By:	/s/ Jean-Pascal Beaufret ______________________________________ Jean-Pascal Beaufret Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean-Pascal Beaufret and Pascal Durand-Barthez, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Serge Tchuruk Serge Tchuruk	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2006

/s/ Jean-Pascal Beaufret Jean-Pascal Beaufret	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2006

/s/ Daniel Bernard Daniel Bernard	Director	May 9, 2006

/s/ Philippe Bissara Philippe Bissara	Director	May 9, 2006

/s/ W. Frank Blount W. Frank Blount	Director	May 9, 2006

/s/ Jozef Cornu Jozef Cornu	Director	May 9, 2006

/s/ Jean-Pierre Halbron Jean-Pierre Halbron	Director	May 9, 2006

/s/ David Johnston David Johnston	Director	May 9, 2006

Signature	Title	Date

/s/ Daniel Lebègue Daniel Lebègue	Director	May 9, 2006

/s/ Pierre-Louis Lions Pierre-Louis Lions	Director	May 9, 2006

/s/ Peter Mihatsch Peter Mihatsch	Director	May 9, 2006

/s/ Marc Viénot Marc Viénot	Director	May 9, 2006

/s/ Steven Sherman Steven Sherman	Authorized Representative in the United States	May 9, 2006

EXHIBIT INDEX

Exhibit No.		Description

#2	.1	Agreement and Plan of Merger, dated as of April 2, 2006, by and among Lucent Technologies Inc., Alcatel and Aura Merger Sub, Inc. (included as Annex A to the proxy statement/ prospectus forming a part of this registration statement).
*4	.1	Form of Deposit Agreement, dated as of March 1, 1991 and amended and restated as of May 15, 1992, as amended by Amendment No. 1 dated January 3, 1997, and as further amended and restated as of March 10, 1997, and as further amended and restated as of May 10, 2000, and as further amended and restated as of May 22, 2000, and as further amended and restated as of March 19, 2003, and as further amended and restated as of [ • ], 2006, among Alcatel, the Bank of New York as Depositary, and all Holders of American Depositary Receipts issued thereunder.

*5	.1	Opinion of Pascal Durand-Barthez regarding the legality of the securities being registered.

*8	.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters.

23.1		Consent of Deloitte & Associés.

23.2		Consent of PricewaterhouseCoopers LLP.

*23	.3	Consent of Pascal Durand-Barthez (included in Exhibit 5.1).

*23	.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

24.1		Power of Attorney (included on the signature page to the proxy statement/ prospectus forming a part of this registration statement).

99.1		Consent of Goldman Sachs International.

99.2		Consent of J.P. Morgan Securities Inc.

99.3		Consent of Morgan Stanley & Co. Incorporated.

*	To be filed by amendment.

#	The registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.